Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-155579

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF PANTHEON CHINA ACQUISITION CORP.
AND PROSPECTUS FOR ORDINARY SHARES, WARRANTS AND UNITS
OF PANTHEON CAYMAN ACQUISITION CORP.

Proxy Statement/Prospectus dated May 29, 2009
and first mailed to stockholders and warrantholders on or about June 1, 2009

Dear Stockholders and Warrantholders:

The stockholders of Pantheon China Acquisition Corp., or “Pantheon,” a Delaware corporation, are cordially invited to attend the special meeting of the stockholders relating to the acquisition agreement dated as of November 3, 2008, or the “Acquisition Agreement,” by and among Pantheon, Pantheon Arizona Corp., a corporation incorporated in the State of Arizona and a wholly-owned subsidiary of Pantheon, or “Pantheon Arizona,” China Cord Blood Services Corporation, an exempted company incorporated in the Cayman Islands, or “CCBS,” Golden Meditech Company Limited, an exempted company incorporated in the Cayman Islands, or “Golden Meditech,” and each shareholder of CCBS named in Schedule I thereto and indicated as a “selling shareholder” for the purposes of the Acquisition Agreement, which as of the date hereof hold 93.94% of the outstanding shares of CCBS and the other related proposals. We refer to the shareholders of CCBS listed on Schedule I of the Acquisition Agreement each as a selling shareholder and collectively the selling shareholders. The issuance of shares of Pantheon Cayman to the selling shareholders is being consummated on a private placement or offshore basis, pursuant to Section 4(2) of, or in accordance with Regulation S promulgated under, the Securities Act of 1933, as amended, as appropriate. The aggregate value of the consideration to be paid by Pantheon in the business combination is approximately $317.9 million (based on 54,345,104 shares to be issued to the selling shareholders at a market value of $5.85 per share, the most recent closing price of Pantheon’s common stock as of May 28, 2009). This valuation is based on a historical trading price at a time when only approximately 5.7% of Pantheon’s shares were trading publicly and does not take into account any potential dilution that may result from the issuance of the unregistered shares. The transactions contemplated under the Acquisition Agreement, including the corporate redomestication of Pantheon and the business combination with CCBS are referred to in this proxy statement/prospectus as the Acquisition. Following consummation of the business combination, Pantheon will be reorganized into a Cayman Islands exempted company, or “Pantheon Cayman.”

Pantheon China Acquisition Corp. is a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the People’s Republic of China. Pantheon’s efforts in identifying a prospective target business were not limited to a particular industry.

As of May 28, 2009, there was approximately $28,858,647 in the Trust Account, or approximately $5.99 per outstanding share issued in the initial public offering. If the holders of 20% or more of the shares of Pantheon’s common stock issued in the initial public offering vote against the Acquisition and exercise their conversion rights, Pantheon will not complete the Acquisition. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can elect conversion in connection with the business combination.

Each stockholder’s vote is very important. Whether or not you plan to attend the Pantheon special meeting in person, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the Pantheon special meeting. The proxy statement/prospectus constitutes a proxy statement of Pantheon and a prospectus of Pantheon Cayman for the securities of Pantheon Cayman that will be issued to the securityholders of Pantheon.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 21.

Pantheon’s board of directors unanimously recommends that Pantheon stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Acquisition or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

/s/ Mark D. Chen
Mark D. Chen
Chairman of the Board of Directors of
Pantheon China Acquisition Corp.

May 29, 2009

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Pantheon that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Pantheon with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Pantheon China Acquisition Corp.
Suite 10-64 #9 Jianguomenwai Avenue
Chaoyang District, Beijing, China
100600
Tel: 86-10-85322720

If you would like to request documents, please do so no later than June 22, 2009 to receive them before Pantheon’s special meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Pantheon and CCBS. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Acquisition. Neither Pantheon nor CCBS has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/ prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless the context indicates otherwise, all references to “CCBS” in this proxy statement/prospectus refer to China Cord Blood Services Corporation and its consolidated subsidiaries, including China Stem Cells Holdings Limited, or “CSC,” Beijing Jiachenhong Biological Technologies Co., Limited (including Beijing Cord Blood Bank, the cord blood bank operated by it), or “Jiachenhong,” and Guangzhou Municipality Tianhe Nuoya Bio-engineering Co. Ltd. (including Guangdong Cord Blood Bank, the cord blood bank operated by it), or “Nuoya”. Unless the context indicates otherwise, all references to “China” refer to the People’s Republic of China. All references to “provincial-level regions” or “regions” include provinces as well as autonomous regions and directly controlled municipalities in China, which have an administrative status equal to provinces, including Beijing. Penetration rates referenced in this proxy statement/prospectus represent a measurement of the demand for cord blood banking services calculated by dividing the number of subscribers for cord blood banking services over the total number of newborns in a particular region over a given period.

All references to “Renminbi,” “RMB” or “yuan” are to the legal currency of the People’s Republic of China and all references to “U.S. dollars,” “dollars,” “$” are to the legal currency of the United States. This proxy statement/prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of September 30, 2008, which was RMB6.7899 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On May 29, 2009, the cash buying rate announced by the People’s Bank of China was RMB6.8143 to $1.00.

PANTHEON CHINA ACQUISITION CORP.
Suite 10-64, #9 Jianguomenwai Avenue
Chaoyang District, Beijing, China
100600

NOTICE OF SPECIAL MEETING OF
PANTHEON CHINA ACQUISITION CORP. STOCKHOLDERS
To Be Held on June 26, 2009

To Pantheon Stockholders:

A special meeting of stockholders of Pantheon China Acquisition Corp., a Delaware corporation, or Pantheon, will be held at Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on June 26, 2009, at 9:00 a.m., for the following purposes:

1.	The corporate reorganization of Pantheon, to be accomplished through a merger and conversion and continuation as described in the Acquisition Agreement, that would result in holders of Pantheon securities holding securities in a Cayman Islands exempted company rather than a Delaware corporation. The reorganization involves two steps. First, Pantheon, the current Delaware corporation, will effect a short-form merger, or the “merger”, pursuant to which it will merge with and into Pantheon Arizona, its wholly-owned Arizona subsidiary, with Pantheon Arizona surviving the merger. Second, after the merger, Pantheon Arizona will become a Cayman Islands exempted company, Pantheon Cayman Acquisition Corp., or “Pantheon Cayman,” pursuant to a conversion and continuation procedure, or the “conversion,” under Arizona and Cayman Islands law, following which and upon the consummation of the business combination (or defined below) Pantheon Cayman will change its name to China Cord Blood Corporation. The reorganization will change Pantheon’s place of incorporation from Delaware to the Cayman Islands. We refer to the merger and the conversion transactions as the redomestication. This proposal is called the Redomestication Proposal and consists of the merger of Pantheon into Pantheon Arizona, the authorization for the Pantheon Arizona board of directors to complete the conversion and the authorization of the Pantheon Arizona board of directors and shareholders to complete the continuation of Pantheon Arizona to the Cayman Islands as the entity Pantheon Cayman. Holders of Pantheon’s common stock as of the record date are entitled to vote on the Redomestication Proposal.
2.	The authorization for the Pantheon Cayman board of directors to complete the share exchange included in the Acquisition Agreement, or the “share exchange”, which will only take place if the Redomestication Proposal is approved. We refer to the share exchange transaction as the business combination. This proposal is called the Business Combination Proposal. Holders of Pantheon’s common stock sold in the IPO as of the record date are entitled to vote on the Business Combination Proposal.
3.	The adoption of the China Cord Blood Corporation 2009 Share Option Scheme, or the “Incentive Plan,” which provides for the grant of the right to purchase up to 9,062,324 ordinary shares of Pantheon Cayman, representing up to 10.3% of Pantheon Cayman’s share capital on a fully-diluted basis upon the completion of the business combination, to directors, officers, employees and/or consultants of Pantheon Cayman and its subsidiaries. In addition, in voting to approve the adoption of the Incentive Plan, a stockholder will be voting to refresh the limit of shares available for grant under the Incentive Plan, meaning that existing options held by CCBS employees will not be counted against the 9,062,324 options available for grants mentioned above. This proposal is called the Incentive Plan Proposal.
4.	The adjournment of the special meeting in the event Pantheon does not receive the requisite stockholder vote to approve the business combination. This proposal is called the Adjournment Proposal.

As of March 31, 2009, there were 6,070,387 shares of Pantheon common stock with a par value of $0.0001 issued and outstanding and entitled to vote. Only Pantheon stockholders who hold shares of record as of the close of business on June 16, 2009 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the business combination will require the affirmative vote of the holders of a majority of the shares of Pantheon common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 20% or more of the shares purchased in the IPO vote against approval of the business combination and demand conversion then the Acquisition will not be completed. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. Abstentions and broker non-votes will have the same effect as a vote against the approval of the business combination, except that you will not be able to convert your shares into a pro rata portion of the Trust Account.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

The transactions contemplated under the Acquisition Agreement, including the reorganization and the business combination, are referred to in this proxy statement/prospectus as the Acquisition. Holders of Pantheon’s common stock will not be entitled to any appraisal rights under the Delaware corporate law or dissenters rights under Arizona corporate law in connection with the Acquisition.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to Pantheon at Suite 10-64, #9 Jianguomenwai Avenue, Chaoyang District, Beijing, China, 100600, that is received by us before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Pantheon’s board of directors unanimously recommends that Pantheon stockholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors,
/s/ Mark D. Chen Mark D. Chen Chairman of the Board of Directors of Pantheon China Acquisition Corp.

May 29, 2009

PANTHEON ARIZONA CORP.

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Page
Index to Financial Statements	F-1

Appendix A –

Agreement and Plan of Merger, Conversion and Share Exchange by and Among Pantheon China Acquisition Corp., Pantheon Arizona Corp., China Cord Blood Services Corporation, Golden Meditech Company Limited, and the Selling Shareholders named in Schedule I thereto

A-1
Appendix B – China Cord Blood Corporation 2009 Share Option Scheme	B-1
Appendix C – Form of Pantheon Cayman Memorandum and Articles of Association	C-1
Appendix D – Pantheon Arizona Articles of Incorporation	D-1
Appendix E – Pantheon Arizona Bylaws	E-1
Appendix F – Pantheon Arizona Articles of Amendment of Articles of Incorporation	F-1
Appendix G – Pantheon Arizona Articles of Amendment of Articles of Incorporation	G-1

QUESTIONS AND ANSWERS ABOUT THE PANTHEON SPECIAL MEETING

Q:	What is the purpose of this document?
A:	This document serves as Pantheon’s proxy statement and as the prospectus of Pantheon Cayman. As a proxy statement, this document is being provided to Pantheon stockholders because the Pantheon board of directors is soliciting their proxies to vote to approve, at a special meeting of stockholders, the Acquisition.
Q:	What is being voted on?
A:	You are being asked to vote on four proposals:
•	The redomestication of Pantheon to the Cayman Islands by means of the merger and the conversion, resulting in it becoming Pantheon Cayman. This proposal is called the Redomestication Proposal.
•	The proposed share exchange resulting in CCBS becoming a subsidiary of Pantheon Cayman. This proposal is called the Business Combination Proposal.
•	The approval of the Incentive Plan. This proposal is called the Incentive Plan Proposal.
•	The approval of any adjournment of the special meeting for the purpose of soliciting additional proxies. This proposal is called the Adjournment Proposal.
Q:	Why is Pantheon proposing the redomestication?
A:	Pantheon is proposing redomesticating the company under the laws of the Cayman Islands because it has concluded doing so will permit greater flexibility and possibly improved economics in structuring acquisitions as Pantheon expands. Pantheon believes that potential target shareholders would view being a shareholder in a publicly-traded Cayman Islands exempted company more favorably than being a shareholder in a U.S. corporation. See “The Redomestication Proposal” below.
Q:	When and where is the special meeting of Pantheon stockholders?
A:	The special meeting of Pantheon stockholders will take place at Loeb & Loeb LLP, 345 Park Avenue, New York, New York on June 26, 2009, at 9:00 a.m.
Q:	Who may vote at the special meeting?
A:	Only holders of record of shares of Pantheon common stock as of the close of business on June 16, 2009 may vote at the special meeting. As of March 31, 2009, there were 6,070,387 shares of Pantheon common stock with a par value of $0.0001 outstanding and entitled to vote.
Q:	What is the quorum requirement for the special meeting?
A:	Stockholders representing a majority of the Pantheon common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of Pantheon common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.
Q:	What vote is required to approve the business combination?
A:	Approval of the business combination will require the affirmative vote of the holders of a majority of the shares of Pantheon common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 20% or more of the shares purchased in the IPO vote against approval of the business combination and demand conversion then the Acquisition will not be completed. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. Abstentions and broker non-votes will have the same effect as a vote against the approval of the business combination, except that you will not be able to convert your shares into a pro rata portion of the Trust Account.

Q:	Do I have conversion rights in connection with the Acquisition?
A:	Yes. In order to exercise conversion rights, a stockholder must vote against the Business Combination Proposal and elect to exercise conversion rights on the enclosed proxy card. If a stockholder votes against the Business Combination Proposal but fails to properly exercise conversion rights, such stockholder will not be entitled to have its shares converted to cash. Any request for conversion, once made, may be withdrawn at any time up to the date of the special meeting. The actual per share conversion price will be equal to the amount in the Trust Account (which includes $345,000 in deferred underwriting discounts and commissions) as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of outstanding shares sold in the IPO. For illustrative purposes, based on funds in the Trust Account on March 31, 2009, the estimated per share conversion price would have been $5.98. Please see “Special Meeting of Pantheon Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.
Q:	Has the board of directors of Pantheon recommended approval of the Business Combination Proposal and the other proposals?
A:	Yes. Pantheon’s board of directors has unanimously recommended to its stockholders that they vote “FOR” the approval of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals at the special meeting. After careful deliberation of the terms and conditions of these proposals, Pantheon’s board of directors has unanimously determined that the Acquisition and related proposals are fair to, and in the best interests of, Pantheon and its stockholders. Pantheon’s directors have interests in the Acquisition that may be different from, or in addition to, your interests as a stockholder of Pantheon. For a description of such interests, please see “The Business Combination Proposal — Interests of Certain Persons in the Acquisition.”
Q:	How can I vote?
A:	Please vote your shares of Pantheon common stock as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.
Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?
A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.
Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?
A:	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Business Combination Proposal but will be counted for purposes of determining if a quorum is present and will have the same effect as a vote “against” the other proposals.
Q:	Can I change my vote after I have mailed my proxy card?
A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the special meeting. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

Pantheon China Acquisition Corp.
Suite 10-64, #9 Jianguomenwai Avenue
Chaoyang District, Beijing, China
100600
Tel: 86-10-85322720

Q:	Should I send in my stock certificates now?
A:	Yes. Pantheon shareholders who intend to have their shares converted, by electing to have those shares converted to cash on the proxy card at the same time they vote against the Business Combination Proposal, should send their certificates prior to the special meeting. Please see “Special Meeting of Pantheon Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.
Q:	When is the Acquisition expected to occur?
A:	Assuming the requisite stockholder approval is received, Pantheon expects that the Acquisition will occur during the second quarter of 2009.
Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?
A:	Under applicable Delaware and Arizona corporate law, you do not have appraisal rights or dissenter rights with respect to your shares.
Q:	What happens if the Acquisition is not consummated?
A:	If Pantheon does not consummate the Acquisition by September 30, 2009 then pursuant to Article 6 of its amended and restated certificate of incorporation, Pantheon’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate Pantheon as soon as reasonably practicable. Pursuant to the Put and Call Option Agreements entered into by Pantheon, Mark D. Chen, Modern Develop Limited, an independent third party, and certain institutional investors relating to shares of its common stock that have been purchased through negotiated private transactions, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to exercise of either the put or call option or if Modern elects not to extend the period of the call options. Following dissolution, Pantheon will no longer exist as a corporation. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of shares of Pantheon common stock who acquired such shares of common stock in Pantheon’s initial public offering or in the aftermarket. If the Acquisition is not effected by September 30, 2009, the warrants will expire worthless. The estimated consideration that each share of Pantheon common stock would be paid at liquidation would be $5.98 per share, based on amounts on deposit in the Trust Account as of March 31, 2009. The most recent closing price of Pantheon’s common stock on the OTCBB as of May 28, 2009 was $5.85 per share. Holders of shares issued prior to Pantheon’s initial public offering have waived any right to any liquidation distribution with respect to such shares.
Q:	What happens to the funds deposited in the Trust Account following the Acquisition?
A:	Following the closing of the Acquisition, funds in the Trust Account will be released to Pantheon. Pantheon stockholders exercising conversion rights will receive their per share conversion price. The balance of the funds will be utilized to fund the Acquisition.
Q:	Who will manage Pantheon Cayman after the Acquisition?
A:	Effective the closing date, the board of directors of Pantheon Cayman will consist of five members. The members will include Ting Zheng and Albert Chen of CCBS, Mark Chen and Jennifer Weng of Pantheon, and Dr. Ken Lu, a nominee of CCBS, of whom Mr. Mark Chen, Ms. Jennifer Weng and Dr. Ken Lu are independent non-executive directors. Simultaneously therewith, all other current directors of Pantheon will resign as directors of the Pantheon Cayman Board.

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Q:	What is the anticipated dividend policy after the Acquisition?
A:	Pantheon Cayman intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of CCBS’s current business, application for new cord blood banking licenses, acquisition of other licensed cord blood bank operators in China and for other purposes, as determined by Pantheon Cayman’s management and board of directors. Pantheon Cayman’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. Pantheon Cayman’s objectives are to increase distributable cash flows per share through the growth of CCBS’s current business, application for new cord blood banking licenses and acquisition of existing licensed cord blood bank operators in China. The declaration and payment of dividends are not guaranteed or assured. The board of directors will continually review its dividend policy and make adjustments that it believes appropriate.
Q:	Which accounting standard will Pantheon Cayman prepare its financial statements in accordance with after the Acquisition?
A:	Pantheon Cayman intends to continue providing its investors with financial statements prepared in accordance with generally accepted accounting principles in the United States and the relevant securities laws.
Q:	Will the Pantheon stockholders be taxed as a result of the merger, conversion or the share exchange?
A:	Generally, for U.S. federal income tax purposes, stockholders of Pantheon should not recognize any gain or loss as a result of the merger, conversion or share exchange. We urge you to consult your own tax advisors with regard to your particular tax consequences of the merger, conversion or share exchange.
Q:	Will Pantheon be taxed on the merger?
A:	Pantheon should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.
Q:	Will Pantheon Arizona be taxed on the conversion?
A:	Pantheon Arizona should recognize gain, but not loss, for U.S. federal income tax purposes as a result of the conversion equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. For this purpose, the valuation of Pantheon Arizona’s assets at the time of conversion may take into account a variety of factors, including possibly the fair market value of Pantheon Arizona’s shares immediately prior to the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Pantheon Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Pantheon Arizona as a result of such gain should become a liability of Pantheon Cayman by reason of the conversion.
Q:	Will Pantheon Cayman be taxed on the share exchange?
A:	Pantheon Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement attached as Appendix A. Please read these documents carefully as they are the legal documents that govern the Acquisition and your rights in the Acquisition. Unless the context otherwise requires, references to “Pantheon,” “we,” “us” or “our” in this proxy statement/prospectus refers to Pantheon China Acquisition Corp., including its consolidated subsidiaries, before the consummation of the Acquisition and to Pantheon Cayman, including its consolidated subsidiaries, after the consummation of the Acquisition.

The Parties

Pantheon

Pantheon China Acquisition Corp.
Suite 10-64, #9 Jianguomenwai Avenue
Chaoyang District, Beijing, China
100600
Telephone: 86-10-85322720

Pantheon China Acquisition Corp. is a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the People’s Republic of China. Pantheon’s efforts in identifying a prospective target business were not limited to a particular industry.

On December 20, 2006, Pantheon consummated its initial public offering, or IPO, of 5,750,000 units, including 750,000 subject to an over-allotment option, with each unit consisting of one share of common stock and two warrants, each to purchase one share of common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $34,500,000. Simultaneously with the consummation of the IPO, Pantheon consummated the private sale of 2,083,334 warrants at a price of $0.60 per warrant, generating total proceeds of $1,250,000, to Christina Jun Mu and Kevin Kezhong Wu, each an officer and director of Pantheon, Francisco A. Garcia and Hunter S. Reisner, each a special advisor of Pantheon, Easton Capital Corp. Defined Benefit Plan, an entity of which John H. Friedman, one of Pantheon’s special advisors, is trustee, and Pantheon China Acquisition Limited, an entity owned by Mark D. Chen, the chief executive officer and president of Pantheon. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Pantheon from the public offering and the private sale were approximately $33,153,914, of which $32,747,500 was deposited into a Trust Account and the remaining became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Included in the amount deposited into the Trust Account was $345,000 of underwriting discounts and commissions payable to the underwriters, the payment of which was deferred unless and until Pantheon completes a business combination. In addition, Pantheon is allowed and did withdraw approximately $5.6 million to convert certain of its outstanding shares of common stock to cash and $300,000 from the Trust Account for working capital purposes. Through March 31, 2009, Pantheon has used approximately $1,050,000 of the net proceeds that were not deposited into the Trust Account and amounts allowed to be withdrawn from Trust Account to pay such conversion amounts and general and administrative expenses. As of May 28, 2009, there was $28,858,647 held in the Trust Account.

On December 10, 2008, Pantheon entered into a Put and Call Option Agreement with Modern Develop Limited (“Modern”), Mark D. Chen and YA Global Investments, L.P. (“YA Global”) and a separate Put and Call Option Agreement with Modern, Mark D. Chen, Victory Park Credit Opportunities Master Fund, Ltd (“VPCO”) and Victory Park Special Situations Master Fund, Ltd (“VPSS” and together with VPCO, “Victory Park”). Modern, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stock of Pantheon in the aggregate through negotiated private transactions brokered by Rodman & Renshaw LLC, a financial intermediary, at approximately $5.97 per share. Pantheon believes that the purchase prices reflected a

$0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount, depending on, among other things, when the shares where transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Under the agreements with Pantheon’s selling stockholders, Pantheon’s representatives were granted such selling stockholders’ irrevocable proxy in voting for the Extension Amendment (defined below).

Pursuant to the Put and Call Option Agreements, Modern has the right to purchase an aggregate of 4,547,399 shares of common stock of Pantheon (representing approximately 79.09% of the shares sold in the initial public offering) from YA Global and Victory Park at an exercise price of $5.97 per share. Modern’s call options have an initial term commencing on the date of the Agreements and ending on June 30, 2009, and may be extended to September 30, 2009 or on the record date of a business combination if not exercised sooner. Modern paid an option fee of $2,501,070 in the aggregate for the initial term and in the event Modern elects to extend the call options it will be required to pay an additional extension option fee of $1,931,280 in the aggregate to YA Global and Victory Park, in each case pro rata to the number of shares held by the two investors. The option fee of $2,501,070 in the aggregate for the initial term is equivalent to approximately $0.55 per share. If Modern chooses to exercise its call option on or before June 30, 2009, Modern will pay a total of $29,649,042 for the 4,547,399 shares which is equivalent to approximately $6.52 per share. If Modern chooses to pay an additional extension option fee of $1,931,280 (which is equivalent to approximately $0.42 per share) and exercise the call options during the extension period, Modern will pay a total of $31,580,322 for the 4,547,399 shares or $6.94 per share. Due to the fact that none of YA Global, Victory Park nor Modern are obligated to vote in favor of the Redomestication or Business Combination, stockholders should not view these arrangements as indicative that the Redomestication or Business Combination will be approved, although such arrangements were intended to ensure approval of an extension to the deadline by when Pantheon had to complete a business combination and enable potential long term investors in CCBS the opportunity to consider investing in the business by approving the business combination as a stockholder of Pantheon. The percentage of the IPO shares remaining outstanding subject to the Put and Call Option Agreements is approximately 94.3%, which correspondingly gives each of YA Global, Victory Park or Modern (to the extent it exercises its call option with YA Global or Victory Park) the ability to block the Redomestication and Business Combination should any of them seek to convert more than 1,149,999 of the shares subject to the Put and Call Option Agreements, and only 272,988 IPO shares remain outstanding that are not subject to such agreements. While Pantheon believes that it is unlikely that Modern would allow its pre-paid options to expire unexercised, and expects the transactions under the Put and Call Agreements will be consummated, it cannot predict whether Modern would vote in favor of the proposals to be considered at the Special Meeting or seek conversion if such transactions are consummated. Given the interest Modern has expressed in the business of CCBS, however, and the likelihood of Modern’s exercise of its options with YA Global and Victory Park, Pantheon does not expect Golden Meditech to be required to make any purchases of its stock pursuant to the obligation to do so contained in the Acquisition Agreement (as defined below). Stockholders will be promptly informed by supplemental materials to this Proxy Statement/Prospectus of any further developments regarding these matters.

Pursuant to the Put and Call Option Agreements, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to the exercise of the call options or if Modern elects not to extend the period of the call options.

On December 14, 2008, Pantheon, following approval by its stockholders, amended its certificate of incorporation (the “Extension Amendment”), to extend the time in which it must complete a business combination before it is required to be liquidated and grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. A total of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) were converted in connection with the shareholder approval of the Extension Amendment.

Pantheon’s stockholders should be aware that because Pantheon’s IPO prospectus stated that Pantheon would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination by December 14, 2008 as required by its certificate of incorporation, such stockholders may have securities law claims against Pantheon. Even if you do not pursue such claims, others may do so. The Extension Amendment also resulted in Pantheon incurring additional transaction expenses, and may also result in securities law and other claims against Pantheon whose holders might seek to have the claims satisfied from funds in the trust account. If adopting the Extension Amendment results in Pantheon incurring material liability as a result of potential securities law claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims, that are not fully indemnified by Mark D. Chen. A consequence might be that holders of public shares who did not elect conversion at the time of the Extension Amendment vote but elect to convert their shares in connection with the proposed business combination vote will receive a lesser amount in respect to their pro rata share of the trust account.

The shares of Pantheon’s common stock, warrants and units are traded on the Over-The-Counter Bulletin Board, or the “OTCBB,” under the symbols “PCQC,” “PCQCW” and “PCQCU,” respectively. Each of Pantheon’s units consists of one share of common stock and two warrants, each to purchase an additional share of Pantheon’s common stock for consideration of $5.00 per share. Pantheon’s units commenced to trade on the OTCBB on December 15, 2006. Pantheon’s common stock and warrants commenced to trade separately on January 17, 2007. Following consummation of the business combination, Pantheon will be reorganized into a Cayman Islands exempted company, or “Pantheon Cayman.” It is contemplated that an application will be made for the Pantheon Cayman securities to become listed on the New York Stock Exchange, or the “NYSE,” or elsewhere at an appropriate time. The listing application will be made only when Pantheon Cayman has satisfied the relevant listing requirements. Such listing will be unrelated to, and is not a condition for or requirement of, the business combination or the Acquisition Agreement.

CCBS

China Cord Blood Services Corporation
48th Floor, Bank of China Tower
1 Garden Road
Central
Hong Kong S.A.R.
Telephone: (852) 3605 8180

CCBS was incorporated as an exempted company with limited liability under the Companies Law (2007 Revision) of the Cayman Islands on January 17, 2008 as the holding company for its business operations in China. CCBS has two operating subsidiaries in China: Jiachenhong and Nuoya. CCBS holds an indirect 100.0% interest in Jiachenhong and an indirect 90.0% interest in Nuoya. In addition, CCBS holds an indirect 18.9% interest in CordLife, a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

CCBS is a leading provider of cord blood banking services in China. Expectant parents pay CCBS to process and store the cord blood of their children at birth for potential future use in medical treatment of the children or their family members. CCBS generates substantial upfront cash inflows from initial processing fees as well as steady continuing cash inflows from annual storage fees. CCBS enters into 18-year contracts with its subscribers and charges an initial processing fee at birth and a storage fee each year. The contracts can be terminated early by the parents or further extended, at the option of the children, after the children reach adulthood. CCBS expects annual storage fees to contribute an increasing proportion of its revenue as the number of its subscribers accumulated over the years continues to grow. In addition to its fee-based commercial services, CCBS also preserves cord blood units donated by the public and charges fees for matching units with patients in need of transplants. This revenue accounts for a small percentage of its total revenue.

The PRC government authorities have been following a “one license per region” policy, allowing each licensee, including CCBS, to operate within its own region without competition. The application process for a cord blood banking license takes several years, during which time the applicant usually incurs a substantial amount of initial investments, including constructing cord blood bank facilities to demonstrate to the government authorities that it is capable of meeting the stringent application requirements. This licensing process may deter newcomers with fewer resources and less experience from competing for licenses with established cord blood banking operators in China.

CCBS’s management team successfully pioneered the commercialization of cord blood banking services in China. Jiachenhong, its Beijing-based subsidiary with operations dating back to 2002, was the operator of the first licensed cord blood bank in China. CCBS has also developed a hospital network consisting of over 90 major hospitals in Beijing to perform cord blood collection services for its subscribers. To expand the geographic coverage of its business, CCBS acquired the right to operate in Guangdong through the acquisition of Nuoya in May 2007. The acquisition enabled CCBS to significantly increase the size of the market that it can address. CCBS believes it will be able to apply the experience it gained in its successful operation in Beijing to its more recently commenced operation in Guangdong. As of September 30, 2008, CCBS had capacity to store an additional 226,000 units, and it believes it has the ability to further expand its capacity to meet increasing market demand.

Currently, CCBS is the sole cord blood banking licensee in Beijing and Guangdong. So far, cord blood banking licenses have been issued for only six of China’s 31 regions, with another four licenses expected to be issued by 2010. CCBS expects to continue to grow its business through existing market penetration and geographical expansion. CCBS’s existing operations cover an aggregate population of approximately 110 million, including 94 million in Guangdong, which is larger than all but 12 countries in the world. According to the National Bureau of Statistics of China, there were 1.2 million newborns in Beijing and Guangdong in 2007. As the PRC government authorities issue cord blood banking licenses in more regions, CCBS believes that there will be significant growth opportunities in China. China has a population of approximately 1.3 billion. According to the National Bureau of Statistics of China, there were 15.9 million newborns in China in 2007, representing approximately 12.0% of newborns worldwide. In addition to the large number of newborns in China, we expect increased demand for CCBS’s services to be driven by a number of factors, including increasing disposable income in urban areas; greater attention to health issues as people become more financially secure; emphasis on children under China’s one-child policy; and heightened public awareness of the benefits associated with cord blood storage.

Golden Meditech, a public company traded with its shares listed on the Growth Enterprise Market of the Hong Kong Stock Exchange, or “Hong Kong Stock Exchange GEM,” indirectly holds a 50.25% interest in CCBS through Golden Meditech Stem Cells (BVI) Company Limited, “Golden Meditech Stem Cells,” a

wholly-owned subsidiary of Golden Meditech, and the remaining 49.75% interest in CCBS is held by various institutional investors. As such, Golden Meditech is the parent company of CCBS and has control over its operations.

As of September 30, 2008, CCBS had an authorized share capital of $10,000,000 consisting of 1,000,000,000 ordinary shares with a par value $0.01 per share, and the issued share capital consisted of 161,898,000 ordinary shares fully paid or credited as fully paid. Included in the 161,898,000 ordinary shares issued and outstanding are (i) 24,200,000 redeemable ordinary shares, which will be redeemable at the request of the holders in the event a qualified initial public offering implying a total market capitalization, without giving effect to the receipt of offering proceeds, of no less than $240 million does not occur by November 21, 2008; and (ii) 16,698,000 redeemable ordinary shares, which will be redeemable at the request of the holders in the event a qualified initial public offering implying a total market capitalization, without giving effect to the receipt of offering proceeds, of no less than $400 million does not occur by January 14, 2009. The selling shareholders have entered into written resolutions, acknowledging that they have waived their redemption rights with respect to CCBS’s redeemable ordinary shares through June 30, 2009.

The Acquisition and the Acquisition Agreement

Redomestication to the Cayman Islands

Pursuant to the Acquisition Agreement, upon stockholder approval, Pantheon will complete a corporate reorganization that would result in holders of Pantheon securities holding securities in Pantheon Cayman, a Cayman Islands company rather than in Pantheon, a Delaware corporation. The reorganization involves two steps. First, Pantheon, the current Delaware corporation, will effect a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Pantheon Arizona, its wholly-owned Arizona subsidiary, with Pantheon Arizona surviving the merger. Second, after the merger, Pantheon Arizona will become Pantheon Cayman, a Cayman Islands company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change Pantheon’s place of incorporation from Delaware to the Cayman Islands. We refer to the entire two-step transaction as the redomestication.

The redomestication will result in all of Pantheon’s issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of Pantheon Cayman, and all units, warrants and other rights to purchase Pantheon’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Pantheon Cayman. The shares of Pantheon Cayman will continue to be quoted on the OTCBB or such other public trading market on which its shares may be trading at such time. Pantheon will cease to exist and Pantheon Cayman will be the surviving corporation. In connection therewith, Pantheon Cayman will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pantheon, including any and all agreements, covenants, duties and obligations of Pantheon set forth in the Acquisition Agreement.

Business Combination With CCBS; Acquisition Consideration

Immediately following the redomestication, Pantheon Cayman will acquire all of the issued and outstanding ordinary shares of CCBS held by the selling shareholders in exchange for ordinary shares of Pantheon Cayman at a ratio of one ordinary share of Pantheon Cayman for approximately every 2.8 CCBS ordinary shares. The issuance of shares of Pantheon Cayman to the selling shareholders is being consummated on a private placement or offshore basis, pursuant to Section 4(2) of, or in accordance with Regulation S promulgated under the Securities Act of 1933, as amended, as appropriate. As of the date of this proxy statement/ prospectus, shareholders representing 93.94% of the outstanding shares of CCBS have elected to participate in the business combination by becoming selling shareholders in the Acquisition Agreement. Accordingly, the aggregate value of the consideration to be paid by Pantheon in the business combination will be approximately $317.9 million (based on 54,345,104 shares to be issued to the selling shareholders at a market value of $5.85 per share, the most recent closing price of Pantheon’s common stock as of May 28, 2009). This valuation is based on a historical trading price at a time when only approximately 5.7% of Pantheon’s shares were trading publicly and does not take into account any potential dilution that may result from the issuance of the unregistered shares. Following the redomestication and upon consummation of the business combination, Pantheon Cayman will change its name to China Cord Blood Corporation.

Immediately after the business combination, all stock options of China Stem Cells Holdings Limited, an exempted company incorporated in the Cayman Islands and wholly-owned subsidiary of CCBS, or “CSC”, will be amended such that the options will become exercisable for ordinary shares of Pantheon Cayman and thereafter become substantially equivalent securities of Pantheon Cayman, with each option to purchase one share of CSC becoming an option to purchase 35.73314 ordinary shares of Pantheon Cayman. In addition, pursuant to an earn-out provision in the Acquisition Agreement, Pantheon Cayman has agreed to issue, over a period of three years, warrants exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price of a Pantheon Cayman share on the date of issuance and has a term of five years. Both the stock option scheme of CSC and the earn-out warrants will be accounted for as compensation to the management team and employees of the combined company rather than as consideration in the Business Combination because the shares issuable under the stock option scheme of CSC and the warrants issuable pursuant to the earn-out provision of the Acquisition Agreement will be issued only to members of the combined company’s management team and employees (and not to the existing CCBS shareholders) and based on their performance as employees of Pantheon Cayman after the Business Combination. It is expected that these will result in the recognition of share-based compensation expense for these warrants as the achievement of performance conditions becomes probable over the performance period.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

Assuming that no additional selling shareholders will be included in the Acquisition Agreement, Pantheon will acquire only 93.94% interest in CCBS in the business combination, resulting in a total of 60,415,491 shares of Pantheon Cayman issued and outstanding. Pantheon’s current public shareholders will own approximately 8.0% of Pantheon Cayman, Pantheon’s current directors, officers and affiliates will own approximately 2.1% of Pantheon Cayman, Golden Meditech will own approximately 48.1% of Pantheon Cayman, and the selling shareholders (excluding Golden Meditech) will own approximately 41.8% of Pantheon Cayman. If Modern exercises all of its call options, or if YA Global and Victory Park exercise all of their put options, Modern will own approximately 7.5% of Pantheon Cayman. Upon the completion of the business combination, Pantheon Cayman is not expected to become a subsidiary of Golden Meditech. Immediately following the business combination, CCBS’s current directors and executive officers will become directors and executive officers of Pantheon Cayman, and the options of CSC currently held by them and other participants of the current stock option scheme of CSC will become options to purchase 3,573,314 ordinary shares of Pantheon Cayman.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved. Similarly, the business combination will not take place unless the redomestication is also approved. Upon consummation of the business combination, Pantheon Cayman will own 93.94% of the issued and outstanding ordinary shares of CCBS (assuming no additional CCBS shareholders become selling shareholders).

The following diagrams illustrate the corporate structure of Pantheon and CCBS immediately before and after the Acquisition:

Before the Acquisition

After the Acquisition

Conversion Rights

Pursuant to Pantheon’s Certificate of Incorporation, a holder of shares of Pantheon common stock may, if the stockholder affirmatively votes against the business combination, demand that Pantheon convert such shares into cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided, and, at the same time, ensuring your bank or broker complies with the requirements identified elsewhere herein. You will only be entitled to receive cash for these shares if you continue to hold them through the closing of the business combination.

In connection with tendering your shares for conversion into cash, you must elect either to physically tender your stock certificates to Pantheon’s transfer agent prior to the special meeting or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise such holder’s conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for it to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered its certificate. The requirement for physical or electronic delivery prior to the special meeting ensures that a converting holder’s election to convert is irrevocable once the business combination is approved. In furtherance of such irrevocable election, stockholders electing to convert will not be able to tender their shares at the special meeting.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Pantheon believes that approximately 80% of its shares are currently held in “street name.” Delivering shares physically may take significantly longer time. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Pantheon’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and the broker would determine whether or not to pass this cost on to the converting holder. It is Pantheon’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Pantheon does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that do not elect to exercise their conversion rights. Stockholders who request physical stock certificates and wish to convert may be unable to meet the deadline for tendering their shares before exercising their conversion rights and thus will be unable to convert their shares.

Certificates that have not been tendered in accordance with these procedures by the day prior to the special meeting will not be converted to cash. In the event that a stockholder tenders its shares and decides prior to the special meeting that it does not want to convert its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the business combination is not completed, these shares will not be converted to cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the business combination will not be consummated. Pantheon anticipates that a stockholder who tenders shares for conversion in connection with the vote to approve the business combination would receive payment of the conversion price for such shares soon after the completion of the business combination. Pantheon will hold the certificates of stockholders that elect to convert their shares into a pro rata portion of the funds available in the Trust Account until such shares are converted to cash or returned to such stockholders.

If properly demanded, Pantheon will convert each share of common stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the business combination. As of May 28, 2009, this would amount to approximately $5.99 per share. If you exercise your conversion rights, you will be exchanging your shares of Pantheon common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the business combination, properly demand conversion, and tender your stock certificate to Pantheon’s transfer agent prior to your vote. If the business combination is not completed, these shares will not be converted into cash. However, if Pantheon is unable to complete the business combination by September 30,

2009 (or if the CCBS business combination is abandoned prior to such date), it will be forced to liquidate and all holders of shares will receive a pro rata portion of the funds available in the Trust Account at the time of the liquidation.

The business combination will not be consummated if the holders of 20% or more of the common stock sold in the IPO (1,150,000 shares or more) exercise their conversion rights. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination.

Recommendations of the Boards of Directors and Reasons for the Acquisition

After careful consideration of the terms and conditions of the Acquisition Agreement, the board of directors of Pantheon has determined that the redomestication, the business combination and the transactions contemplated thereby are fair to and in the best interests of Pantheon and its stockholders. In reaching its decision with respect to the Acquisition and the transactions contemplated thereby, the board of directors of Pantheon reviewed various industry and financial data and the due diligence and evaluation materials provided by CCBS. The board of directors did not obtain a fairness opinion on which to base its assessment. Pantheon’s board of directors recommends that Pantheon stockholders vote:

•	FOR the Redomestication Proposal;
•	FOR the Business Combination Proposal;
•	FOR the Incentive Plan Proposal; and
•	FOR the Adjournment Proposal.

Interests of Certain Persons in the Acquisition

When you consider the recommendation of Pantheon’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that Pantheon’s directors and officers have interests in the Acquisition that are different from, or in addition to, your interests as a stockholder.

•	if the proposed Acquisition is not completed by September 30, 2009 (or if the business combination is abandoned prior to such date), Pantheon will be required to liquidate. In such event, the 1,250,000 shares of common stock held by Pantheon officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 2,083,334 warrants that were acquired prior to the IPO for an aggregate purchase price of $1,250,000. Such common stock and warrants had an aggregate market value of approximately $7.9 million based on the most recent closing price of $5.85 and $0.29, on the OTCBB as of May 28, 2009, respectively.
•	in connection with the IPO, Mark D. Chen agreed to indemnify Pantheon for debts and obligations to vendors that are owed money by Pantheon, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the Trust Account. If the business combination is consummated, Mr. Chen will not have to perform such obligations. As of March 31, 2009, Pantheon believes that the maximum amount of the indemnity obligation of Mr. Chen was approximately $66,000, which was computed based on the amount payable to creditors, less amounts relating to creditors for which Pantheon has received a waiver of each such creditor’s right to sue the Trust Account. Pantheon does not have sufficient funds outside of the Trust Account to pay these obligations. Therefore, if the business combination is not consummated and vendors that have not signed waivers sue the Trust Account and win their cases, the Trust Account could be reduced by the amount of the claims and Mr. Chen would be required to fulfill his indemnification obligations and he may not be able to satisfy his individual obligations to indemnify Pantheon;
•	warrants to purchase Pantheon common stock held by Pantheon’s officers and directors are exercisable only upon consummation of a business combination;
•	all rights specified in Pantheon’s certificate of incorporation relating to the right of officers and directors to be indemnified by Pantheon, and of Pantheon’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Pantheon liquidates, Pantheon will not be able to perform its obligations to its officers and directors under those provisions;
•	if the business combination with CCBS is completed, Ting Zheng and Albert Chen will serve as executive directors of Pantheon Cayman and Mark Chen and Jennifer Weng will serve as non-executive directors of Pantheon Cayman; and
•	Pantheon’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved. Any recovery of such fees and expenses by these vendors will be much more difficult in the event the business combination is not approved while such recovery is not expressly contingent on the outcome of the Pantheon stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

In addition, the exercise of Pantheon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

As of March 31, 2009, there were 6,070,387 shares of Pantheon common stock issued and outstanding. Only Pantheon stockholders who hold shares of record as of the close of business on June 16, 2009 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the business combination will require the affirmative vote of the holders of a majority of the shares of Pantheon common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 20% or more of the shares purchased in the IPO vote against approval of the business combination and demand conversion then the Acquisition will not be completed. Abstentions and broker nonvotes will have the same effect as a vote against the approval of the business combination, except that holders who abstain or do not give a voting instruction to their brokers will not be able to convert their shares into a pro rata portion of the Trust Account. As of March 31, 2009, directors, executive officers and affiliates of Pantheon held 1,250,000 shares of common stock (or approximately 20.6% of the outstanding shares of Pantheon common stock).

Holders of Pantheon common stock will not be entitled to any appraisal rights under Delaware corporate law or dissenter rights under Arizona corporate law in connection with the Acquisition. See “Special Meeting of Pantheon Stockholders — Appraisal and Dissenter Rights” below.

Certain U.S. Federal Income Tax Consequences

The merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Pantheon stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Pantheon common stock or warrants for the common stock or warrants of Pantheon Arizona.

The conversion also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Pantheon Arizona stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Pantheon Arizona common stock or warrants for the ordinary shares or warrants of Pantheon Cayman. Pantheon Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. For this purpose, the valuation of Pantheon Arizona’s assets at the time of conversion may take into account a variety of factors, including possibly the fair market value of Pantheon Arizona’s shares immediately prior to the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Pantheon Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Pantheon Arizona as a result of such gain should become a liability of Pantheon Cayman by reason of the conversion.

Pantheon Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange and certain “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended (the “Code”), should not apply to treat Pantheon Cayman as a U.S. corporation after the conversion and share exchange.

See “Material U.S. Federal Income Tax Consequences” below for further discussion of these tax consequences.

Anticipated Accounting Treatment

The Acquisition will be accounted for in accordance with U.S. generally accepted accounting principles as a capital transaction in substance. Under this method of accounting, Pantheon will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management and a majority of the board of directors of CCBS will continue as the senior management and majority of the board of directors of the combined company and CCBS shareholders retaining the majority of voting interests in the combined company. In accordance with guidance applicable to these circumstances, the Acquisition will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of CCBS issuing stock and warrants for the net assets of Pantheon, accompanied by a recapitalization. The net assets of Pantheon will be stated at fair value, which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition will be those of CCBS.

Regulatory Approvals

The business combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or “HSR Act,” except for filings with the State of Delaware and the Cayman Islands necessary to effectuate the transactions contemplated by the redomestication and the Acquisition Agreement.

CCBS SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial data, other than pro forma financial information, have been derived from the audited consolidated financial statements of CCBS as of March 31, 2007 and 2008 and for the years ended March 31, 2006, 2007 and 2008 and the unaudited financial statements of CCBS as of September 30, 2008 and for the six months ended September 30, 2007 and 2008, included elsewhere in this proxy statement/prospectus. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or “U.S. GAAP.” The consolidated statement of operations and statement of cash flow data for the years ended March 31, 2006, 2007 and 2008 and the six months ended September 30, 2007 and 2008, and CCBS’s consolidated balance sheet data as of March 31, 2007 and 2008 and September 30, 2008 are included elsewhere in this proxy statement/prospectus. The results of operations of CCBS in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement/prospectus. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCBS” included elsewhere in this proxy statement/prospectus.

	For the year ended March 31,				For the six months ended September 30,
	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands except per share and operating data)
Summary statement of operation data:
Revenues	6,032	12,722	233,081	34,328	147,438	81,935	12,067
Gross profit	882	5,087	172,346	25,383	108,553	59,760	8,801
Operating (loss)/income(1)	(24,944)	(17,038)	125,403	18,469	85,751	33,735	4,968
Net (loss)/income(2)(3)	(18,059)	(9,578)	117,010	17,233	77,262	(12,260)	(1,806)
Net (loss)/income attributable per ordinary share, basic	(0.18)	(0.11)	0.57	0.08	0.41	(0.15)	(0.02)
Net (loss)/income attributable per ordinary share, diluted	(0.18)	(0.11)	0.55	0.08	0.40	(0.15)	(0.02)
Net income attributable per redeemable ordinary share, basic	—	0.38	1.24	0.18	0.74	0.16	0.02
Net income attributable per redeemable ordinary share, diluted	—	0.38	1.22	0.18	0.73	0.16	0.02
Pro forma net (loss)/income attributable per ordinary share(4), basic	N/A*	(0.08)	0.73	0.11	0.49	(0.08)	(0.01)
Pro forma net (loss)/income attributable per ordinary share(4), diluted	N/A	(0.08)	0.71	0.10	0.47	(0.08)	(0.01)
Summary operating data:
New subscriber sign-ups	6,574	12,347	26,060		9,964	14,789
New donations accepted	1,177	1,412	693		495	227
Total units stored (end of period)(5)	17,147	30,906	58,912		42,618	73,928
Units deposited by subscribers (end of period)(5)	10,975	23,322	49,382		33,286	64,171
Units contributed by donors (end of period)(5)	6,172	7,584	9,530 (6)		9,332	9,757

*	Not applicable.

(1)	Includes:

	For the year ended March 31,				For the six months ended September 30,
	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands)
Impairment loss and other operating expenses	13,457	—	—	—	—	—	—
Share-based compensation expenses	—	2,739	3,191	470	2,051	—	—
Write-back of deferred revenue (included in revenues)	—	—	136,510	20,105	136,510	—	—
Write-back of deferred cord blood processing costs
– included in direct costs	—	—	32,946	4,852	32,946	—	—
– included in operating expenses	—	—	4,219	621	4,219	—	—
(2)	After reflecting net other income/(expenses), which includes interest income, exchange (loss)/gain and impairment loss on available-for-sale equity securities of RMB 27,598,257 ($4,064,604) and write-off of deferred offering costs of RMB 9,688,215 ($1,426,857) for the six months ended September 30, 2008.
(3)	After reflecting income tax benefit of RMB3.6 million and RMB3.4 million for the years ended March 31, 2006 and 2007 and income tax expense of RMB17.8 million, RMB11.3 million and RMB7.8 million for the year ended March 31, 2008 and the six months ended September 30, 2007 and 2008. Jiachenhong was exempt from PRC income tax for the years ended December 31, 2004 and 2005 and is entitled to 50% reduction of PRC income tax for the years ended December 31, 2006, 2007 and 2008. If Jiachenhong were not granted such income tax benefits, the amount of income tax benefits and net (loss)/income per share would have been as follows for the years ended March 31, 2006, 2007 and 2008 and for the six months ended September 30, 2007 and 2008:

	For the year ended March 31,				For the six months ended September 30,
	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands except per share data)
Income tax benefit/(expense)	3,179	1,450	(22,202)	(3,270)	(13,381)	(9,173)	(1,351)
Basic net (loss)/income attributable per ordinary share	(0.18)	(0.13)	0.54	0.08	0.40	(0.16)	(0.02)
Diluted net (loss)/income attributable per ordinary share	(0.18)	(0.13)	0.52	0.08	0.38	(0.16)	(0.02)
Basic net income attributable per redeemable ordinary share	—	0.37	1.21	0.18	0.73	0.15	0.02
Diluted net income attributable per redeemable ordinary share	—	0.37	1.19	0.18	0.72	0.15	0.02
(4)	Pro forma financial information is unaudited and assumes conversion of (i) 24,200,000 redeemable ordinary shares into ordinary shares as of the beginning of the respective periods, or date of issuance, if later. Such shares are redeemable in the event a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than $240 million has not occurred by November 21, 2008; and (ii) 16,698,000 redeemable ordinary shares into ordinary shares as of the beginning of the respective periods, or date of issuance, if later. Such shares are redeemable in the event a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than $400 million has not occurred by January 14, 2009. See “Description of Share Capital — History of Share Issuance” and Note 25 to the CCBS annual consolidated financial statements included elsewhere in this proxy statement/ prospectus. As of the date of this proxy statement/prospectus, the selling shareholders (who hold approximately 93.94% of CCBS’s outstanding shares) have entered into written resolutions, acknowledging that they have waived their redemption rights with respect to CCBS’s redeemable ordinary shares through June 30, 2009.

(5)	As of period end, “Total units stored” and “Units contributed by donors” take into account the withdrawal of donated units when CCBS is successful in providing matching services.
(6)	Includes 1,253 units received in connection with CCBS’s acquisition of Nuoya in May 2007.

	For the year ended March 31,				For the six months ended September 30,
	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	$	RMB	RMB	$
	(In thousands)
Summary statement of cash flow data:
Net cash provided by operating activities	20,870	43,930	67,980	10,012	24,803	7,980	1,175
Net cash provided by/(used in) investing activities	32,191	(27,350)	(162,853)	(23,985)	(136,408)	(35,835)	(5,278)
Net cash provided by/(used in) financing activities	(53,579)	144,945	172,002	25,332	176,858	(1,643)	(242)

	As of March 31,			As of September 30,
	2007	2008	2008	2008	2008
	RMB	RMB	$	RMB	$
	(In thousands)
Summary balance sheet data:
Cash and cash equivalents	160,997	228,787	33,695	197,422	29,076
Working capital(1)	155,283	236,002	34,758	246,831	36,353
Deferred cord blood processing costs	27,074	—	—	—	—
Total assets	388,717	644,092	94,860	650,114	95,747
Deferred revenue	130,572	86,937	12,804	89,501	13,181
Redeemable ordinary shares	159,185	361,682	53,268	374,475	55,152
Share capital	9,579	9,579	1,411	9,579	1,411
Retained (deficit)/earnings	(42,723)	48,282	7,111	23,229	3,421
Total shareholders’ equity	91,981	157,758	23,234	139,351	20,523

(1)	Working capital is calculated as current assets minus current liabilities.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

In the Acquisition Agreement dated November 3, 2008 (the “Transaction”), Pantheon will issue 54,345,104 shares of common stock to all Selling Shareholders in exchange for 93.94% equity interests in CCBS. The stock purchase transaction will result in shareholders of CCBS obtaining a majority of the voting interests in Pantheon. The Transaction will be accounted for as a capital transaction because it fails to meet the criteria to be considered as a business combination described in Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations” (“SFAS 141R”), which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pursuant to SFAS 141R, CCBS is considered the acquirer because it will obtain control of Pantheon as a result of the transaction. The determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management of the combined company and retaining the majority of voting interests. However, because Pantheon, the acquiree, does not meet the definition of a business provided in SFAS 141R, the recognition and measurement provisions of SFAS 141R do not apply. The stock purchase transaction utilizes the capital structure of Pantheon and the assets and liabilities of CCBS are recorded at historical cost. Although CCBS will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Pantheon as the surviving corporation will not change.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51, is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2008 (that is January 1, 2009 for entities with calendar year ends). The impact of applying SFAS No. 160 has been reflected in the preparation of these unaudited pro forma financial statements.

On December 14, 2008, Pantheon, following approval by its stockholders, amended its certificate of incorporation, to extend the time in which it must complete a business combination before it is required to be liquidated and grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. Pantheon also amended the threshold contained in its certificate of incorporation regarding the limit on the amount of Pantheon’s shares that may have sought conversion prior to consummating a business combination to less than 40% (consisting of less than 20% with respect to the Extension Amendment conversion rights and less than 20% with respect to the existing conversion rights in connection with a business combination). A total of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) were converted and retired in connection with the shareholder approval of the Extension Amendment. On December 30, 2008, a total of $5,561,686 was distributed from the Trust Account to these shareholders.

We have presented below selected unaudited pro forma consolidated financial information that reflects the result of the Transaction and is intended to provide you with a better picture of what our businesses might have looked like had the Transaction occurred at an earlier date. The consolidated financial information may have been different had the companies actually been combined. The selected unaudited pro forma consolidated financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma consolidated financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase.

The following selected unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The column headed “Assuming Maximum Approval,” as used here and elsewhere in this proxy statement/prospectus, shows per share information based on an assumption that no Pantheon stockholders exercise their conversion rights in connection with the Transaction to receive a pro rata share of the trust fund assets in exchange for their stock. The column headed “Assuming Minimum Approval,” as used here and elsewhere in this proxy statement/prospectus, shows per share information based on an assumption that an additional 19.99% of Pantheon’s Public Shares (5,750,000 shares issued in the IPO) are converted into a pro rata share of the trust fund assets upon consummation of the Transaction.

	Year ended December 31, 2008		Three months ended March 31, 2009
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
Revenue	$26,537,418	$26,537,418	$8,157,152	$8,157,152
Net income	2,157,087	2,008,752	1,641,026	1,637,647
Net income per share – diluted	0.02	0.02	0.02	0.02

	March 31, 2009
	Assuming Maximum Approval	Assuming Minimum Approval
Total assets	$126,299,049	$119,418,846
Total liabilities	21,569,985	21,569,985
Shareholders’ equity	99,425,381	92,545,178
Non-controlling interest	5,303,683	5,303,683
Equity	104,729,064	97,848,861

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of CCBS and Pantheon and unaudited pro forma combined per share ownership information of CCBS and Pantheon after giving effect to the Acquisition Agreement in which Pantheon will issue 54,345,104 shares of common stock to all Selling Shareholders in exchange for 93.94% equity interest in CCBS. The stock purchase transaction will result in shareholders in CCBS obtaining a majority of the voting interest in Pantheon. The stock purchase transaction will be accounted for as a recapitalization of CCBS.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of CCBS and Pantheon and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited CCBS and Pantheon pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this proxy statement/prospectus. The historical per share information was derived from the audited financial statements of CCBS as of and for the years ended March 31, 2006, March 31, 2007 and March 31, 2008 and from the unaudited financial statements of CCBS as of and for the nine months ended December 31, 2008.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of CCBS and Pantheon would have been had the companies been combined or to project the CCBS and Pantheon results of operations that may be achieved after the stock purchase.

Number of shares of common stock assumed to be issued in stock purchase:	CCBS(1)	Pantheon China Acquisition Corp(2)	Combined Company(3)
Assuming maximum approval	54,345,104	6,070,387	60,415,491
	90.0%	10.0%	100%
Assuming minimum approval	54,345,104	4,920,962	59,266,066
	91.7%	8.3%	100%
Net income (loss) per share – historical
Year ended March 31, 2008 – basic	$0.08
Year ended March 31, 2007 – basic	$(0.01)
Year ended March 31, 2006 – basic	$(0.02)
Year ended March 31, 2008 – diluted	$0.08
Year ended March 31, 2007 – diluted	$(0.01)
Year ended March 31, 2006 – diluted	$(0.02)
Nine months ended December 31, 2008, basic	$(0.02)
Nine months ended December 31, 2008, diluted	$(0.02)
Year ended December 31, 2008 – basic		$(0.17)
Year ended December 31, 2007 – basic		$0.06
Year ended December 31, 2006 – basic		$0.00
Year ended December 31, 2008 – diluted		$(0.17)
Year ended December 31, 2007 – diluted		$0.06
Year ended December 31, 2006 – diluted		$0.00
Three months ended March 31, 2009, basic		$(0.05)
Three months ended March 31, 2009, diluted		$(0.05)
Net income per share – pro forma – basic
Year ended December 31, 2008:
Maximum approval assumption			$0.02
Minimum approval assumption			$0.02
Year ended December 31, 2007:
Maximum approval assumption			$0.25
Minimum approval assumption			$0.26
Year ended December 31, 2006:
Maximum approval assumption			$(0.03)
Minimum approval assumption			$(0.03)
Three months ended March 31, 2009
Maximum approval assumption			$0.02
Minimum approval assumption			$0.02
Net income per share – pro forma – diluted
Year ended December 31, 2008:
Maximum approval assumption			$0.02
Minimum approval assumption			$0.02
Year ended December 31, 2007:
Maximum approval assumption			$0.24
Minimum approval assumption			$0.24
Year ended December 31, 2006:
Maximum approval assumption			$(0.03)
Minimum approval assumption			$(0.03)
Three months ended March 31, 2009
Maximum approval assumption			$0.02
Minimum approval assumption			$0.02
Book value per share March 31, 2008, historical	$0.19 (4)
Book value per common share December 31, 2008, historical	$0.18 (4)
Book value per share March 31, 2009, historical		$4.42
Pro forma – maximum approval assumption – basic			$1.73
Pro forma – minimum approval assumption – basic			$1.65

Notes:

(1)	Historical per share amounts for CCBS were determined after giving effect to the redesignation of shares by CCBS in February 2008.

(2)	Historical per share amounts for Pantheon were determined based upon the shares outstanding as of the periods presented.
(3)	The combined pro forma per share amounts for Pantheon and CCBS were determined based upon the number of shares to be issued under the two different levels of approval.
(4)	Redeemable ordinary shares are not included in computation of historical book value per share for CCBS.

MARKET PRICE INFORMATION

The shares of Pantheon’s common stock, warrants and units are traded on OTCBB, under the symbols “PCQC,” “PCQCW” and “PCQCU,” respectively. Each of Pantheon’s units consists of one share of common stock and two warrants, each to purchase an additional share of Pantheon’s common stock. Pantheon’s units commenced to trade on OTCBB on December 15, 2006. Pantheon’s common stock and warrants commenced to trade separately from its units on January 17, 2007.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for Pantheon’s units, common stock and warrants, respectively, as reported on the OTCBB.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2009:
Second Quarter (through May 28)	$6.50	$6.50	$6.00	$5.65	$0.40	$0.12
First Quarter	6.50	6.50	6.00	5.50	0.40	0.07
2008:
Fourth Quarter	6.20	5.70	5.91	5.67	0.16	0.03
Third Quarter	7.65	5.70	5.89	5.65	0.70	0.04
Second Quarter	7.55	7.00	5.78	5.59	0.92	0.27
First Quarter	7.14	6.50	5.70	5.57	0.70	0.45
2007:
Fourth Quarter	7.10	6.31	5.59	5.50	0.77	0.45
Third Quarter	7.11	6.40	5.60	5.42	0.77	0.53
Second Quarter	7.35	6.80	5.55	5.45	0.90	0.69
First Quarter	7.05	6.45	5.50	5.37	0.85	0.69
2006:
Fourth Quarter	6.25	6.18	N/A	N/A	N/A	N/A

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Acquisition.

Risk Factors Relating to CCBS’s Business

CCBS’s business and financial results may be materially adversely affected as a result of regulatory changes in the cord blood banking industry in China.

CCBS generates substantially all of its revenues by providing its subscribers processing services, which consist of the testing and processing of cord blood units, and storage services, which consist of the storage of cord blood units in its facilities. We sometimes refer the processing services and storage services collectively as “subscription services” in this proxy statement/prospectus. In addition, CCBS is also required by the PRC government to store donated cord blood units donated by the public and offer matching units to patients in need of transplants, which we sometimes refer to as the “matching services” in this proxy statement/prospectus. All of these revenues for the years ended March 31, 2006, 2007 and 2008 and for the six months ended September 30, 2008 were derived in China. Due to the lack of a clear, consistent and well-developed regulatory framework, operation in the cord blood banking industry in China involves significant ambiguities, uncertainties and risks. We cannot assure you that CCBS can continue to operate its business in the same manner for the following reasons:

•	The PRC Ministry of Health, or “MOH,” has been following a “one license per region” policy in its regulation of cord blood banks, which precludes more than one cord blood banking licensee from operating in the same provincial-level region. This policy may be changed at any time. If new licenses are issued in Beijing, Guangdong or any region where CCBS plans to obtain a license to operate, CCBS’s market position as the sole cord blood bank operator in the relevant region may be undermined. Further, CCBS may be required to record impairment charges in respect of some or all of the carrying value of the right to operate its cord blood bank in Guangdong if additional licenses are issued in Guangdong or if the MOH or the local departments of health, or “DOH,” takes the position that the provision of fee-based commercial cord blood banking services is not limited to operators of licensed cord blood banks. Any impairment charge that CCBS may be required to record due to changes in regulatory policies would reduce its assets and net income.
•	CCBS plans to expand its business through further strategic acquisitions. Given that CCBS holds two of six cord blood banking licenses issued within China, we cannot assure you that CCBS will not be identified as a company having dominant market position by the antitrust authorities. In the event of such circumstances, there is a possibility that the antitrust authorities would impose more stringent supervision over the operation of CCBS in China, in particular as to its ability’s setting and changing of the subscription price. There is even a risk that the subscription price would become subject to compulsory or directory guidance or other restrictions imposed by PRC government.
•	There is a possibility that the MOH or the relevant DOH takes the position that the provision of fee-based commercial cord blood banking services is not limited to operators of licensed cord blood banks. In the event that the MOH or the DOH publicly announces such a position, or clarifies such position in an implicit or explicit manner, other companies in healthcare or other related industries may begin to provide such services, in which case CCBS will face direct competition from these companies.
•	The MOH or the relevant DOH may take the position that the subscription services and the matching services shall not be operated by the same operator. In the event of such circumstances, CCBS may be required to obtain a separate or a special license, permit, or authorization for its subscription services, or may be subject to some restrictive conditions, in which case the operations of CCBS would be materially adversely affected.
•	The PRC government may adopt additional requirements for the licensing, permitting or registration of cord blood banking services. As a result of the ongoing healthcare reforms in China, CCBS’s subscription services may become subject to compulsory or directory guidance or other restrictions imposed by the PRC government. In particular, if subscription services become subject to price control in China, CCBS would be required to abide by such control and policies and it may not be able to charge its subscribers at current rates.

If CCBS loses its position as the sole provider of cord blood banking services in its existing markets, its business and prospects may be materially adversely affected.

If all or part of the demand for stem cells is met by matching cord blood units donated by the public to patients in need of transplants, expectant parents may choose not to pay for CCBS’s subscription services, and its business and financial results may be materially adversely affected.

There is no assurance that demand for CCBS’s subscription services will remain at current level for the following reasons:

•	Cord blood banking licensees in China are required to accept all cord blood donations except for a valid business or medical reason and to provide matching services to patients in need of transplants. As the cord blood bank deposits donated by the public grow in size and increase in diversity, the probability of finding matching units for a family member among the units donated by the public may increase, which may result in a decrease in market demand for CCBS’s subscription services.
•	The value of CCBS’s subscription services is related to the higher success rate of autologous cord blood transplants over unrelated ones. If medical research discovers new and more effective medical procedures that make allogeneic cord blood transplants safer and more effective, the clinical advantage of storing a child’s umbilical cord blood for his or her own future therapeutic use may significantly decline.
•	The PRC government is in the process of making reforms to healthcare in China. We cannot assure you that the PRC government will not adopt policies to encourage non-profit healthcare measures, such as matching services, while restricting or prohibiting profit-making healthcare measures, such as subscription services.

Any decrease in the demand for CCBS’s subscription services could have a material adverse effect on its business and financial results.

CCBS currently operates its business only in Beijing and Guangdong. As a result of its geographic concentration, a downturn in the local economy of these regions could impair CCBS’s growth and adversely affect its financial results.

Because CCBS operates only in Beijing and Guangdong, its target subscribers are concentrated in these two regions. Due to the lack of geographical diversity of its operations, CCBS may be unable to mitigate the effects of any adverse trends in economic development or disposable income in these two regions. In particular:

•	The successful operation and growth of CCBS’s business are primarily dependent on general economic conditions in Beijing and Guangdong, which in turn are affected by many factors, including demographic trends, the strength of the manufacturing and services industries, and foreign trade. A deterioration of current economic conditions or an economic downturn in China as a whole, or Beijing or Guangdong in particular, could result in declines in new subscriber sign-ups and impair CCBS’s growth.
•	Because cord blood banking is a precautionary healthcare measure, CCBS’s ability to sign up new subscribers generally depends on the disposable income of expectant parents. There are many factors that are likely to cause such discretionary spending to fall, such as increases in interest rates, inflation, economic recession, declines in consumer credit availability, increases in consumer debt levels, increases in tax rates, increase in unemployment, and other matters that influence consumer confidence and spending.

A major growth strategy of CCBS is to focus on penetrating its existing markets in Beijing and Guangdong. Such strategy could be risky, because adverse economic or regulatory developments in one or both of these markets may have a material adverse effect on CCBS’s business, financial condition and results of operations. We cannot assure you that CCBS can maintain or enhance its success rates in attracting new subscribers in the future.

If CCBS fails to expand through strategic acquisitions of cord blood banks in other provincial-level regions, it may not be able to expand its scope of operations or increase its revenues.

According to a policy paper published by the MOH in December 2005, MOH will not issue more than four additional licenses by 2010. The MOH has not made any public announcement regarding the regions in which licenses will be granted. In several regions where CCBS believes cord blood banking licenses may be issued in the near future, however, other cord blood banks are already in the preliminary stages of their applications, and CCBS believes that the relevant DOHs would not be receptive to an expression of interest from another entity, such as CCBS. Therefore, CCBS believes it would have to rely on strategic acquisitions to expand its operations into these regions. Expansion through strategic acquisitions is subject to a number of risks:

•	CCBS may fail to locate suitable acquisition candidates with business operations that are consistent with its growth strategy and at prices and on terms that are satisfactory. In other case, it may have to compete with other Chinese blood bank operators in bidding to acquire blood banks in regions where it expects licenses to be granted. Some of these competitors may have greater capital resources than CCBS.
•	To finance part or all of its acquisition costs, CCBS may need to issue ordinary shares, incur debt and assume contingent liabilities. Such acquisitions may also create additional expenses related to amortizing intangible assets. Any of these factors might harm its financial results and lead to volatility in the price of its shares. Further, any financing CCBS might need for future acquisitions may be available only on terms that restrict its business or impose costs that decrease its profits.
•	Even if CCBS makes a successful bid, it may be unable to obtain government approvals necessary to consummate any given proposed acquisition. Among others, if the contemplated business concentration has the effect of precluding or impeding competition, the antitrust authorities may prohibit consummation of the contemplated business concentration or impose conditions that would lessen the impact the concentration poses on competition. Further, CCBS may encounter protective measures in local markets that may preclude or impede its ability to expand into such regions through strategic acquisitions.
•	Any integration of new businesses may produce unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of CCBS’s business. Among others, CCBS may be unable to discover during due diligence all contingent liabilities and adverse issues, giving rise to unexpected delays or difficulties during integration.

CCBS’s future success depends on its ability to increase its target subscription base by expanding its geographical coverage to other provincial-level regions. If CCBS is unable to grow its operations through strategic acquisitions, its business, results of operations and financial condition could be materially and adversely affected.

CCBS may incur significant initial investments to apply for cord blood banking licenses in other provincial-level regions, and if it is unsuccessful, its operating results could be materially adversely affected.

If the MOH decides to grant new cord blood banking licenses in the future in other provincial-level regions, CCBS may attempt to apply for licenses in such regions. Applying for licenses involves a variety of risks:

•	Based on the time needed for the granting of the six existing cord blood licenses, CCBS believes that the application process for a cord blood banking license in China generally takes several years. CCBS may incur substantial costs during the application process in the construction of cord blood banks with no certainty of success. At any time during the application process, the MOH may decide not to grant a cord blood banking license in the region. Further, CCBS’s likelihood of success may not be assessed easily, for neither the MOH nor the DOH currently announces the number of prospective applicants. If an application is unsuccessful, CCBS may have to write off its significant initial investments.
•	The potential award of new licenses may attract new entrants to the industry. Some of these entrants may consist of internationally based specialists with more extensive technical capabilities and stronger brand recognition and China-based healthcare conglomerates with a large sales and distribution network.

CCBS competes with other market players for substantially the same licenses. Increased competition may result in an increase in the average cost per license. There is no assurance that CCBS will be able to acquire new licenses through the application process. If CCBS is unable to successfully acquire the new licenses to be awarded, it may not be able to maintain its market position in the cord blood banking industry. Currently, CCBS is still in an exploration stage and has neither identified any specific locations nor expressed any written interest in constructing a cord blood bank.

CCBS may face unfair competition from competitors with or without licenses in its target markets.

Laws and regulations may not be enforced in a timely manner by competent administrative or judicial organs, and provincial-level DOHs may have different attitudes and therefore have different supervision methods as they interpret the laws and regulations in relation to administration of cord blood banks. Although a decision made by a court in Shanghai demonstrates that operators that conduct cord blood collection and supply activities without licenses will be ordered to shut down by the authorities, we cannot assure you that there will not be competitors without licenses operating in CCBS’s target markets. These competitors may include medical institutions having hematology specialty, general blood stations, frozen banks for biological tissues (i.e. sperm bank), research institutions, and commercial institutions or organizations. Alternatively, there is no assurance that licensed operators in other regions (outside Beijing and Guangdong) will not compete with CCBS in its target markets, or otherwise pose competition for CCBS with other unfair methods. In Beijing and Guangdong where CCBS is currently the sole cord blood banking licensee, CCBS has not been subject to competition from unlicensed competitors or any forms of unfair competition from licensed operators in other regions. However, if the above circumstances occur, CCBS may not be able to obtain timely and effective protection from the government and has to deal with such competitions from such operators, which may result in the loss of the opportunity to explore the potential market, or even a decrease or loss of the existing market demand. Therefore, the operations and financial conditions of CCBS will be adversely affected.

CCBS may not be able to manage its expected growth and enlarged business.

CCBS is currently experiencing a period of significant growth. It anticipates that further expansion will be required in order for CCBS to capitalize on the opportunities available in the cord blood banking industry. Its growth strategy may not be successful for the following reasons:

•	CCBS’s ability to obtain additional capital for growth is subject to a variety of uncertainties, including its operating results, its financial condition, general market conditions for capital raising activities by healthcare companies, and economic conditions in China.
•	CCBS’s profitability will be adversely affected by the additional costs and expenses associated with the operation of new facilities, increased marketing and sales support activities, technological improvement projects, the recruitment of new employees, the upgrading of its management, operational and financial systems, procedures and controls, and the training and management of its growing employee base.
•	The increased scale of operation will present CCBS’s management with challenges associated with operating an enlarged business, including dedication of substantially more time and resources in operating and managing cord blood banks located in more than one geographic location in China, in ensuring regulatory compliance and in continuing to manage and grow the business.

CCBS does not know whether its revenues will grow at all or grow rapidly enough to absorb the capital and expenses necessary for its growth. Its limited operating history makes it difficult to assess the extent of capital and expenses necessary for its growth and their impact on CCBS’s operating results. Failure to manage its growth and enlarged business effectively could have a material adverse effect on CCBS’s business, financial condition and results of operations.

CCBS’s prospects may be adversely affected if there are no new developments in medical science to overcome some of the current technical and therapeutic limitations on the use of cord blood in medical treatment.

Cord blood therapy is still at an early stage of development, with the first successful cord blood transplant occurring only in 1988. Cord blood therapy needs to overcome various technical obstacles before it can become an established medical practice. Cord blood therapy currently has the following limitations:

•	Cord blood transplants may be riskier than other available treatments. Stem cells in cord blood are more primitive than those in bone marrow or peripheral blood. For this reason, the engraftment process takes longer with cord blood, leaving the patient vulnerable to a fatal infection for a longer period of time. Further, a patient’s own stem cells either “often may” or “usually would” not be the safest or most effective source of stem cells for medical treatment, especially in cases of childhood cancers or genetic disorders, potentially making it preferable to use the cord blood units donated by healthy individuals instead of the cord blood units collected upon the patient’s birth.
•	Due to the fact that cord blood therapy is a fairly new medical procedure with limited empirical data regarding its application, the long-term viability of cryogenically frozen cord blood has yet to be firmly established and the effectiveness of cord blood therapy remains to be proved. Therefore, medical practitioners may have reservations regarding the usefulness of cord blood therapy.
•	A typical cord blood harvest only contains enough stem cells to treat a large child or small adult (weighing approximately 100 pounds). Although large-sized adults have had successful cord blood transplants in clinical trials, either by growing the cells in a laboratory prior to transplant or by transplanting more than one cord blood unit at a time, such technology has not yet matured to be applied in general medical practice for commercial use.

Cord blood therapy may never become an established medical practice. If the perceived utility of cord blood therapy declines, CCBS’s prospects will be materially adversely affected.

The profitability of CCBS’s business is subject to market acceptance of cord blood banking in China.

Growing market acceptance of CCBS’s cord blood banking services is critical to its future success. It is, however, difficult to predict whether CCBS will be successful in generating additional consumer interest and confidence in the value of its services. Cord blood banking is a relatively new precautionary healthcare concept among the Chinese population. To many of CCBS’s target subscribers, its services are novel and represent a departure from conventional healthcare spending. Cord blood banking may be unattractive to some from a costs-and-benefits perspective. CCBS has made substantial capital investments in expanding its operations in Beijing and Guangdong and expect to incur substantial capital investments in its potential markets in the future. If CCBS is unable to penetrate its existing and future markets by attracting new subscribers due to lack of market acceptance of cord blood banking in China, CCBS would not be able to generate profits from its business.

Changes in the cord blood banking industry dynamics and technologies could render CCBS’s services uncompetitive or obsolete, which could cause its revenues to decline.

The cord blood banking industry is evolving and may become increasingly competitive. CCBS believes that a variety of cryopreservation technologies are under development by other companies. Its facilities may be rendered obsolete by the technological advances of others. Other cord blood banks may have better technologies than CCBS for preserving the cord blood units collected upon childbirth to facilitate future harvest of stem cells contained in the cord blood. To effectively compete in the future, CCBS may need to invest significant financial resources to keep pace with technological advances in the cord blood banking industry. Any significant capital outlay, however, may adversely affect its profitability because CCBS may not be able to pass the costs onto its existing subscribers.

To remain competitive, CCBS must continue to enhance its infrastructure to keep up with technological developments in the healthcare industry. Failure to respond rapidly to changing technologies could have a material and adverse impact on its performance and cause its revenues to decline.

If CCBS fails to maintain and strengthen its service platform, its new subscriber sign-ups may decline and its growth may be impaired.

A significant portion of CCBS’s sales and marketing activities are conducted by its own direct sales force with the support of its collaborating hospitals. CCBS has collaborative relationships with over 90 major hospitals in each of Beijing and Guangdong. It conducts a significant portion of its sales and marketing activities through these hospitals and relies on them for cord blood collection. CCBS’s ability to maintain and strengthen its relationships with these hospitals is critical to its success and will be affected by the following:

•	For the six months ended September 30, 2008, the top ten of these hospitals handled the collection procedures for approximately 47.2% of CCBS’s new subscribers, including one hospital in Beijing accounting for 14.4% of CCBS’s new subscribers. CCBS expects that a substantial portion of the collection procedures will continue to be generated by a relatively small group of collaborating hospitals that may change from year to year. There is no assurance that the hospitals will continue to collaborate with CCBS at the same levels as in prior years or that such relationships will continue.
•	Because CCBS’s operation in Guangdong only commenced in May 2007, its service platform in Guangdong remains comparatively small. As part of its growth plan, CCBS expects to significantly increase the number of collaborating hospitals in Guangdong and further strengthen its relationships with the collaborating hospitals in its existing platform. CCBS has limited experience in managing a large service platform in Guangdong. CCBS cannot assure you that it will be able to maintain or develop its relationships with various hospitals.

The expansion of CCBS’s service platform is also likely to require a significant investment of financial resources and management efforts, and the benefits, if any, that CCBS gains from such an expansion may not be sufficient to generate an adequate return on its investment. If CCBS fails to do so, its sales could fail to grow or could even decline, and its ability to grow business could be adversely affected.

CCBS’s future results of operations are not comparable to its historical results of operations.

CCBS’s operating results for the years ended March 31, 2006, 2007 and 2008 are not comparable with each other. Similarly, CCBS’s operating results for the six months ended September 30, 2007 and 2008 are not comparable with each other. CCBS generates substantially all of its revenues in the form of a one-time fee charged for its processing services, which we sometimes refer to as the “processing fee” in this proxy statement/prospectus, and an annual fee charged for its storage services, which we sometimes refer to as the “storage fee” in this proxy statement/prospectus. Prior to September 25, 2007, CCBS recognized processing fees on a straight line basis over a course of 18 years, because revenues generated from processing services and storage services were considered as a single accounting unit in accordance with U.S. GAAP, the accounting principles based on which CCBS’s accounts are prepared and presented. In contrast, other than incremental costs directly associated with the delivery of processing services, which were recognized during the same period over which processing fees were recognized, expenses were all recognized as they were incurred. This resulted in timing differences between recognition of revenues and related costs. Mainly as a result of the timing differences, CCBS recorded net losses of RMB18.1 million for the year ended March 31, 2006 and RMB9.6 million for the year ended March 31, 2007. In light of the above, CCBS’s results of operations prior to September 25, 2007 are not indicative of its results of operations after September 25, 2007.

On September 25, 2007, CCBS modified a provision in all subscription contracts to waive penalties chargeable to its subscribers who terminated their contracts prior to the end of 18 years for any reason other than termination in the event of a need for transplants by the subscriber’s child or their family members. Further, all subscription contracts dated after September 25, 2007 no longer require subscribers to pay penalties in the event of early termination. CCBS also commenced the provision of standalone storage services. As a result of these changes, since September 25, 2007, CCBS has been able to treat processing fees and storage fees payable under its subscription contracts as separate accounting units and to recognize processing fees upon completion of relevant processing services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition.” In light of the above, CCBS’s results of operations prior to September 25, 2007 are not indicative of its results of operations after September 25, 2007.

Because of the changes made on September 25, 2007, CCBS recorded net revenues of RMB147.4 million ($21.7 million) and net income of RMB 77.3 million ($11.4 million) for the six months ended September 30, 2007 and net revenues of RMB233.1 million ($34.3 million) and net income of RMB117.0 million ($17.2 million) for the year ended March 31, 2008, mainly reflecting, a non-recurring adjustment to recognize previously deferred revenues of approximately RMB136.5 million ($20.1 million), deferred processing costs of approximately RMB37.2 million ($5.5 million) and related deferred tax expense of RMB14.9 million ($2.2 million). In the absence of such changes, CCBS’s overall net revenue increase will be in line with the growth of its revenue generated from storage fees. For the years ended March 31, 2006, 2007 and 2008, new subscriber sign-ups were 6,574, 12,347 and 26,060, respectively.

CCBS’s financial condition and results of operations may be materially adversely affected if a significant number of its subscribers terminate their contracts with CCBS prior to the end of a typical contract period of 18 years.

The contracts CCBS entered into with its subscribers are typically for a period of 18 years. The contract period may be shorter than 18 years if the cord blood unit stored with CCBS is needed for transplants by the child or a family member. The contract period may also be shorter than 18 years if its subscribers terminate their contracts with CCBS prior to the end of 18 years for any reason. Since the changes made on September 25, 2007, no penalties will be imposed for early termination. This effectively results in an annual election by CCBS’s subscribers to renew their subscription contracts for storage services, which may result in more of its subscribers terminating the contract prior to the end of 18 years.

In the event of termination by its subscribers prior to the end of 18 years, CCBS is unable to continue to collect storage fees of RMB500 per subscriber on an annual basis. Although CCBS has not experienced early termination by a significant number of its subscribers in the past, there is no guarantee that all of its subscribers will fulfill their contract obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If CCBS experiences early termination by a significant number of its subscribers prior to the end of a typical contract period of 18 years, CCBS will lose revenues from storage fees payable by these subscribers for the remaining contract period. If this occurs, CCBS’s revenues will decrease and its financial condition and results of operations may be materially adversely affected.

CCBS’s limited operating history may not serve as an adequate basis to predict its future prospects and results of operations.

CCBS has a limited operating history. Although Jiachenhong obtained the license for its cord blood bank in September 2002, Jiachenhong was acquired by CCBS’s parent, Golden Meditech, in September 2003 and became a wholly-owned subsidiary of CCBS in July 2005 following a reorganization. Similarly, although Nuoya obtained the license for its cord blood bank in June 2006, Nuoya was acquired by CCBS in May 2007. As such, CCBS has a limited operating history upon which the viability and sustainability of its business may be evaluated. For example, due to the uncertainties associated with government policies in relation to granting cord blood banking licenses in China, CCBS abandoned construction of the two cord blood banks commenced by the former management of Jiachenhong and incurred an impairment loss of RMB13.5 million for the year ended March 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting CCBS’s Financial Condition and Results of Operations — Applying for Cord Blood Banking Licenses.” CCBS cannot assure you that it will not incur losses in the foreseeable future. CCBS’s future prospects should be considered in light of the risks and uncertainties it may face in managing a relatively new healthcare service in China. Some of these risks and uncertainties relate to CCBS’s ability to:

•	maintain its position as the sole cord blood licensee in Beijing and Guangdong;
•	maintain strong hospital networks with the collaborating hospitals;

•	reduce its dependence on a small geographical area and diversify its market and subscriber base;
•	respond to changes in its regulatory environment;
•	maintain effective control of its costs and expenses;
•	attract, retain and motivate qualified personnel;
•	secure necessary financing to support its business activities; and
•	respond to rapid technological advances inherent in the cord blood banking industry.

If CCBS is unsuccessful in addressing any of these risks and uncertainties, its business, financial condition and results of operations would suffer. In particular, as most of its expenses are fixed in the near future or incurred in advance of anticipated revenues, CCBS may not be able to modify its business plan in time to address any shortfall in revenues and profits.

CCBS is exposed to the risk of a deterioration or sudden dramatic decline in its reputation among its target subscribers due to failure in the performance of its cord blood banks.

CCBS’s reputation among clients and the medical community is extremely important to its success. Its future success depends on acknowledging and actively monitoring the concerns of its target subscribers, regulatory agencies, civil society groups and non-government organizations. Failure to take appropriate consideration of legitimate corporate responsibility issues in its day-to-day operations could have a material adverse impact on its reputation and business prospects. In particular:

•	To retain adequate sterility and stem cell viability, cord blood deposits in its cord blood banks are stored at minus 196 degrees Celsius continuously in liquid nitrogen tanks. To the extent the storage environment of its cord blood deposits is disrupted or impaired due to any software, hardware or equipment failure, CCBS’s target subscribers may lose confidence in its services.
•	CCBS’s subscribers and donors provide it with extensive personal data, which are stored in its database. Any leakage of such information could have a material adverse effect on its reputation and its ability to attract new subscribers and donors.

Any problems with CCBS’s services, if publicized in the media or otherwise, could negatively impact its reputation and the cord blood banking industry in China. Similarly, inappropriate or inadequate communication following a major crisis, such as a major operational incident, breach of law or ethics or leak of market-sensitive confidential information, could quickly and seriously impair its reputation. Depending on the nature of such a major crisis, effective communication may not mitigate serious damage to its reputation and may render CCBS subject to criminal and civil prosecution or class action suits by shareholders and other interested parties. Any of these risks could have a material adverse impact on CCBS’s business.

CCBS treats cord blood units abandoned by its former subscribers as donated property and releases such units to its cord blood inventory available for patients in need of transplants. This practice may subject CCBS to criticism that could damage its reputation.

In addition to subscription services, CCBS accepts and preserves cord blood donated by the general public and deliver matching cord blood units for a fee to patients in need of transplants. For subscribers who cease subscription for CCBS’s services at the end of 18 years or who fail to pay subscription fees, CCBS has the right under the subscription contracts to treat the cord blood units stored as donated property and release such units to its cord blood inventory for patients in need of transplants. Although CCBS has the right to do so, there are so far no cord blood units of CCBS’s subscribers being released to its cord blood inventory. CCBS requires its employees to fully inform all prospective subscribers of this policy, and its subscribers are required to give their consent to this policy when subscribing for CCBS’s services.

In the opinion of CCBS’s PRC counsel, JunZeJun Law Offices, a consent of this nature is enforceable under PRC law. In the event of a dispute relating to the ownership of the cord blood units abandoned by CCBS’s former subscribers, it is possible that a court may rule in favor of CCBS’s former subscribers based on considerations of fairness and equity regardless of the fact that CCBS has contractual rights under the subscription contracts to treat cord blood units abandoned by its former subscribers as donated properties and release such units to its cord blood inventory available for patients in need of transplants. If this occurs, CCBS may be forced to return the cord blood units or continue to store the cord blood units for the benefit of subscribers who do not fulfill their payment obligations. If the cord blood units are donated to patients in need of transplants and are no longer available to the newborns or their family members who are in need of transplants, CCBS may be required to pay them substantial monetary damages.

Based on information available to CCBS, treating cord blood units abandoned by former subscribers and releasing such units to cord blood bank inventory available to patients in need of transplants is a common practice followed by cord blood bank operators in China. Nonetheless, CCBS cannot assure you that it will not become the subject of negative publicity resulting from this business practice, whether due to failure by CCBS’s employees to duly notify its potential subscribers of this contract provision, ethical issues underlying this business practice or other reasons. If this business practice receives negative media attention, CCBS’s reputation and its ability to attract new subscriber sign-ups may be materially adversely affected.

CCBS’s insurance coverage may not be sufficient to cover the risks related to its business, and its insurance costs may increase significantly.

CCBS’s cord blood banks and other infrastructure in its facilities are vulnerable to damages or interruption from fire, flood, equipment failure, break-ins, typhoons and similar events. CCBS does not have back-up facilities or a formal disaster recovery plan. Consequently, CCBS could suffer a loss of some or all of the stored cord blood deposits.

Currently, CCBS maintains insurance coverage of RMB2.0 million ($0.3 million) to cover its liabilities arising from collection, testing and processing of cord blood units and an additional RMB130.1 million ($19.2 million) to cover liabilities arising from storage of cord blood units. However, CCBS does not maintain any property insurance policies covering its facilities and vehicles for losses due to fire, earthquake, flood and other disasters, nor does CCBS maintain business interruption insurance. While CCBS believes that it maintains adequate insurance, its business and prospects could nonetheless be adversely affected in the event of problems in its operations, for the following reasons:

•	Cord blood banking is an emerging business in China. CCBS could have underestimated its insurance needs and may not have sufficient insurance to cover losses above and beyond the limits on its policies. In particular, CCBS’s subscription contract limits its liability to an amount equal to twice the fees paid by the subscriber, and its insurance policies are procured with reference to this liquidated damages clause. If the enforceability of this clause is successfully challenged by a subscriber, any judgment against CCBS may exceed the policy limit of its liability insurance.
•	Depending on the severity of the incident, any damage or destruction of the cord blood deposits in CCBS’s custody could potentially expose CCBS to significant liability from its subscribers, and could affect its ability to continue to provide cord blood banking services. A substantial portion of CCBS’s losses in such a case will not be covered by its insurance.
•	The loss or damage to the cord blood units would be a potentially unique and perhaps irreplaceable potential therapeutic loss for which money damages would be difficult to quantify. The liability cap stipulated in CCBS’s subscription contracts may not be supported by PRC courts. CCBS therefore cannot be sure to what extent it could be found liable, in any given scenario, for damages suffered by a subscriber as a result of harm or loss of a cord blood unit.

Further, CCBS cannot assure you that it will be able to continue to maintain insurance with adequate coverage for liability or risks arising from any of its services on acceptable terms. Even if the insurance is adequate, insurance premiums could increase significantly which could result in higher costs to CCBS. Depending on the development of the industry, certain potential liability may be excluded from coverage under the terms of its insurance policy in the future.

If PRC regulators order licensed cord blood bank operators in China to cease their fee-based commercial cord blood banking operations, results of operations and liquidity would be materially adversely affected.

Under the Measures for Administration of Blood Stations issued by the MOH, which became effective on March 1, 2006:

•	for-profit cord blood banks and other for-profit special purpose blood stations are not approved,
•	neither collection nor supply of cord blood from donors may be conducted for the purpose of making a profit,
•	the purchase and sale of cord blood donated by the public is prohibited, and
•	cord blood banks are prohibited from collecting or providing cord blood without a duly obtained Blood Station Operation License issued by the provincial-level DOH.

The two cord blood banking licenses possessed by CCBS were issued by the relevant provincial-level DOHs after the Measures became effective on March 1, 2006. The cord blood bank operated by Jiachenhong, CCBS’s operating subsidiary in Beijing, obtained the first cord blood banking license in China from the MOH in September 2002. In June 2007, the DOH in Beijing renewed CCBS’s license for an additional three years. All licensed cord blood bank operators in China have been providing fee-based commercial cord blood banking services to fee-paying subscribers in conjunction with cord blood banking services provided to the public. CCBS believes that the MOH and the DOHs in Beijing and Guangdong are aware of its provision of fee-based commercial cord blood banking services in these regions, as they have inspected its cord blood bank facilities from time to time. In addition, CCBS’s license application materials submitted to the DOH in Beijing contained information about its subscription services to subscribers.

Although the above facts indicate that the MOH and the relevant DOHs have been continuously supervising both of CCBS’s cord blood banks, there is a lack of formal clarifications of policies or positions by the MOH and provincial-level DOHs on how they interpret, administer and enforce the regulations in light of the ambiguities under the current regulatory environment. In the event that CCBS becomes prohibited from operating a for-profit subscription business or acting as operator of cord blood banks, CCBS may have to terminate its business or change its business model. Further, if CCBS is required to apply for a special or a separate permit, license or authorization for the provision of such services, it may have to suspend its business to apply for the special or a separate permit, license or authorization. CCBS may be subject to administrative penalties and/or claims for operation without a license. There is no assurance that CCBS will be able to obtain the license. CCBS may be forced to shut down its business if CCBS is unable to obtain the license. Also, there is no assurance that CCBS will be able to apply for and obtain a new approval or license to expand its business. If any of the above circumstances occurs, CCBS’s business and financial condition would be materially adversely affected.

CCBS’s business may be materially adversely affected if it is to be prohibited from providing collection, testing, storage and matching services in connection with cord blood under the Industrial Catalogue Guiding Foreign Investment, or the “Catalogue”.

Prior to December 1, 2007, foreign investment in China was subject to regulation by the Catalogue promulgated in November 2004 by the National Development and Reform Commission, or “NDRC,” and the Ministry of Commerce, or the “MOC.” On October 31, 2007, the NDRC and the MOC revised the Catalogue, which became effective on December 1, 2007. Under the Catalogue promulgated in 2004, there were no prohibitions against investment by foreign enterprises in the cord blood banking industry in China. Under the Catalogue revised in 2007, however, foreign enterprises are prohibited from engaging in stem cell and gene diagnosis and treatment technology development and application. Since the revised Catalogue does not clearly define the scope of such prohibited business, it is uncertain whether it prohibits diagnosis and treatment technology development and application of stem cells only or it prohibits all stem-cell-related technology development and application. Therefore, it is unclear whether CCBS’s cord blood banking services will be construed as a prohibited business under the Catalogue revised in 2007.

Although the Catalogue revised in 2007 has no retroactive force and foreign enterprises approved to operate in China before their business becomes prohibited under the Catalogue revised in 2007 should be able to continue with their business in accordance with the approval they previously obtained, there is no assurance that such enterprises will continue to be able to renew their licenses in the future if the government authorities consider that renewal of their licenses would contravene the Catalogue revised in 2007. Moreover, CCBS may not be able to obtain necessary approvals for its business expansion or acquisitions from the government authorities under the Catalogue revised in 2007. CCBS also may not be able to extend the operating periods of its existing PRC subsidiaries. Jiachenhong, one of CCBS’s PRC subsidiaries, has an operating period of twenty years which will expire in September 2023. The contracts Jiachenhong currently enters into with its subscribers are typically for a period of 18 years. If Jiachenhong is not able to extend its operating period, its operating period will not cover the period of the contracts entered into by Jiachenhong after September 2005 and it may have to be transferred to domestic investors or go into liquidation upon the expiration of its operating period. If any of the above occurs, CCBS may be required to change its business model or otherwise cease its business operations.

CCBS’s business activities are subject to regulations that may impose significant costs and restrictions.

As the healthcare industry in China is monitored closely by regulatory authorities, CCBS’s operations are constrained in many aspects. In particular:

•	The regulatory framework on the cord blood banking industry may not be sufficiently comprehensive to address all ranges of issues in connection with operation in the cord blood banking industry and to respond to the changes and developments in the industry. Before the existing laws and regulations are amended, PRC government authorities sometimes may establish internal policy guidance and follow this guidance in practice, and this policy guidance could vary among different DOHs and be inconsistent with written regulations.
•	Stringent regulations and standards apply to various other aspects of CCBS’s operations, including workers’ safety, the maintenance of premises, and the handling and disposal of waste materials and hazardous substances. Failure to maintain the required standard s can result in fines, an order to suspend the operations of CCBS’s facilities until corrective measures are implemented or the revocation of its operating permits for such facilities or the denial of permission for their renewal. CCBS complies with these regulations. A failure in complying with these regulations may have a material adverse effect on its operation.
•	All collection devices and reagents used in CCBS’s handling of cord blood units are regulated by the State Food and Drug Administration, or “SFDA,” and CCBS requires its suppliers to comply with all applicable regulations. The SFDA could at any time require CCBS’s suppliers to obtain prior approval or clearance for the storage containers as a medical device and to cease producing the storage containers prior to further use.
•	CCBS is required by PRC law to hire professional medical waste disposal firms to collect and dispose of medical waste produced in the process of collection, transportation, testing, processing and cryopreservation of cord blood. Such compliance costs may put extra strain on its financial resources.
•	The government may change its licensing policy to require separate licenses be obtained for each type of cord blood banking services provided. If CCBS is unable to obtain such approvals, licenses or permits for any reason, it may be required to terminate the provision of the service requiring license, in which case its business may be materially adversely affected.

Regulation of cord blood banking services in China is still evolving and there are uncertainties in relation to the application and interpretation of relevant regulations. CCBS may be required to devote significant time and attention to maintaining its compliance with the applicable requirements, and its compliance costs may increase in future periods.

Unauthorized use of CCBS’s brand name by third parties may adversely affect its business.

CCBS considers its brand name critical to success. Due to the nature of its business, CCBS does not have any patents, administrative protection or trade secrets covering its use of cord blood collection, processing, storage or retrieval technologies. CCBS’s continued ability to differentiate itself from the other cord blood bank operators and other potential new entrants would depend substantially on its ability to preserve the value of its brand name.

CCBS relies on trademark law, company brand name protection policies, and agreements with its employees, subscribers and business partners to protect the value of CCBS’s brand name. In particular, CCBS has applied to register the “   ” logo as a PRC trademark. However, there can be no assurance that the measures CCBS takes in this regard are adequate to prevent or deter infringement or other misappropriation of its brand name. Among others, CCBS may not be able to detect unauthorized use of its brand name in a timely manner because its ability to determine whether other parties have infringed CCBS’s brand name is generally limited to information from publicly available sources.

In order to preserve the value of its brand name, CCBS may need to take legal actions against third parties. Nonetheless, because the validity, enforceability and scope of trademark protection in the PRC are uncertain and still evolving, CCBS may not be successful in litigation. Further, future litigation could also result in substantial costs and diversion of its resources and could disrupt its business.

CCBS’s strategic partnership with CordLife may not be successful.

In July 2007 and October 2008, CCBS paid an aggregate of A$10.4 million in exchange for shares of CordLife, a company whose shares are listed on the Australian Stock Exchange. Such shares represented 18.9% equity interests in CordLife as of October 24, 2008 and since then, CCBS has one representative in CordLife’s board of seven members and Golden Meditech has another representative. CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. CordLife is experiencing a period of significant growth and has recently entered into collaborative relationships with several foreign business partners. There are significant risks associated with CordLife’s expansion into developing countries, for it may not have the necessary experience to develop localized versions of its business model and in marketing its services to target subscribers with different demographic characteristics. CCBS may thus be unable to generate satisfactory return on its investment in CordLife.

In addition, CCBS currently has not entered into any strategic arrangement with CordLife. If CCBS fails to establish a long term strategic arrangement with CordLife, CCBS may not be able to generate satisfactory return on its investment and may eventually write off its CordLife investment, resulting in an adverse impact on CCBS’s financial performance.

CCBS’s strategic holdings in CordLife may adversely affect our financial performance.

CCBS continuously reviews and monitors its strategic investment in CordLife. Due to the decline in CordLife’s share price, CCBS reported an unrealized holding loss of RMB10.6 million ($1.6 million) in the year ended March 31, 2008 and the amount was recognized in accumulated other comprehensive loss, as CCBS believed the decline in the share price is temporary. There was a further decline in the share price of CordLife during the six months ended September 30, 2008 and CCBS reported an additional unrealized holding loss of RMB17.0 million ($2.5 million) in the six months ended September 30, 2008. To determine whether the impairment is other-than-temporary, CCBS has considered the reasons for the impairment, the severity and duration of the impairment, business performance of the investee, and the general market condition in the geographic area or industry CordLife operates in. Having considered such factors, CCBS considers the impairment on the CordLife investment was no longer temporary. As a result, total accumulated impairment loss of RMB27.6 million ($4.1 million) as of September 30, 2008 has been recognized in earnings. The share price of CordLife as of March 31, 2009 was below the carrying value of CCBS’s investment in CordLife. Should the share price of CordLife experiences a further significant decline and CCBS believes the impairment is other-than-temporary, the further write-down of investment will have to be recognized in its statement of operations and this will adversely affect CCBS’s financial performance.

If demand for CCBS matching services is significantly different from its management’s expectations, the valuation of donated cord blood units could be materially impacted, which could affect CCBS financial performance.

A significant portion of CCBS inventories, which consist of cord blood units donated by the public, consists of the handling costs attributable to the testing, processing and preservation of donated cord blood units. The handling costs include direct material costs and direct labor costs incurred in handling of donated cord blood units. CCBS does not capitalize the related overheads of its facilities used to store these units. Donated cord blood units are valued at the lower of cost or market using the weighted average cost method. Since CCBS does not expect to recognize revenue from such inventory within 12 months from the balance sheet date, it classifies donated cord blood units as non-current assets on its balance sheet. The carrying value of CCBS donated cord blood units was RMB26.0 million ($3.8 million) as of March 31, 2008, compared with RMB22.1 million as of March 31, 2007. CCBS management periodically reviews quantities of donated cord blood stored in its banks to determine if a write-down on inventory is necessary based on estimated demand for CCBS matching services and other industry knowledge. CCBS did not record any write-downs on its inventories for the years ended March 31, 2006, 2007 and 2008 and the six months ended September 30, 2008. If demand for CCBS matching services is significantly different from its management’s expectations, the valuation of donated cord blood units could be materially impacted.

As CCBS’s success depends on several key management personnel, its business may be adversely affected if it fails to retain them.

CCBS’s success is highly dependent on the retention of the principal members of its management, scientific and sales personnel. In particular, Ms. Ting Zheng, CCBS’s vice chairperson and chief executive officer, is critical to CCBS’s ability to execute its overall business strategy and will succeed Mr. Yuen Kam as CCBS’s chairperson upon the consummation of the business combination. In addition, several other employees with scientific or other skills are important to the successful development of CCBS’s business. If any of CCBS’s key employees joins a competitor or forms a competing company, it may lose some competitive advantages, and CCBS’s operating results may be adversely affected. As qualified personnel are difficult to attract and retain, CCBS will enter into new service contracts with senior executive officers. These new service contracts will become effective upon the effective time of the business combination. Each contract will be automatically renewed every three years until the death or incapacitation of the senior executive officer unless terminated by either party with notice. Although these contracts contain non-competition clauses, the restrictions imposed by the clauses may not be adequate to prohibit these key management personnel from competing against CCBS after their departure.

If there are any adverse public health developments in China, CCBS’s business and operations may be severely disrupted.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or “SARS,” or other adverse public health developments in China or other regions where CCBS has an operation or presence may have a material adverse effect on its business operations. These could include the ability of its personnel to travel or to promote its services within China or at other regions where CCBS has an operation or presence, as well as temporary closure of its facilities. In particular, there have been reports of occurrences of avian flu in various parts of China in recent years, including confirmed human cases. In response, the PRC government has authorized local governments to impose quarantine and other restrictions on movements of people and goods in the event of an epidemic. Any closures or travel or other operational restrictions would severely disrupt CCBS’s business operations and adversely affect its results of operations. CCBS has not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risk Factors Relating to Operations in China

Changes in political, economic and legal developments in China may adversely affect CCBS’s business.

As CCBS derives substantially all of its revenues in China and substantially all of its assets and operations are in China, its continued growth would depend heavily on China’s general economic condition. The Chinese economy has grown significantly in recent years, especially after China’s accession to the World Trade Organization, or “WTO,” in 2001. CCBS, however, cannot assure you that the Chinese economy will continue to grow, or that such growth will be steady or in geographic regions or economic sectors to CCBS’s benefit. A downturn in China’s economic growth or a decline in economic condition there may have material adverse effects on CCBS’s results of operations.

Further, CCBS will continue to be affected by the political, social and legal developments of China. Since the late 1970s, the PRC government has introduced a series of economic and political reforms, including measures designed to effectuate the country’s transitioning from a planned economy to a more market-oriented economy. During such economic and political reforms, a comprehensive system of laws were promulgated, including many new laws and regulations seeking to provide general guidance on economic and business practices in China and to regulate foreign investment.

In the past twenty years, the growth of the Chinese economy has been uneven across different geographic regions and different economic sectors. In order to stabilize national economic growth, the PRC government has recently adopted a series of macroeconomic policies. These policies include measures that restrict excessive growth and investment in specific sectors of the economy. CCBS cannot predict the future direction of economic reforms or the effects that any such measures may have on its business, financial condition or results of operations.

Most of CCBS’s revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

CCBS is exposed to the risks associated with foreign exchange controls and restrictions in China, as its revenues are primarily denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of Renminbi into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange, or “SAFE,” and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. CCBS cannot assure you that it is able to meet all of its foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on the CCBS investment.

Any significant revaluation of the Renminbi may have a material adverse effect on the U.S. dollar equivalent amount of CCBS’s revenues and financial condition as well as on the value of, and any dividends payable on, its ordinary shares in foreign currency terms. For instance, a decrease in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of CCBS’s financial results, the value of your investment in CCBS and the dividends CCBS may pay in the future, if any, all of which may have a material adverse effect on the prices of CCBS’s common shares. As of September 30, 2008, CCBS had cash denominated in U.S. dollars of $10.7 million. Any further appreciation of Renminbi against U.S. dollars may result in significant exchange losses.

Prior to 1994, Renminbi experienced a significant net devaluation against most major currencies, and there was significant volatility in the exchange rate during certain periods. Upon the execution of the unitary managed floating rate system in 1994, the Renminbi was devalued by 50% against the U.S. dollar. Since 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. On July 21, 2005, the People’s Bank of China announced that the exchange rate of U.S. dollar to Renminbi would be adjusted from $1 to RMB8.27 to $1 to RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi would be pegged to a basket of currencies, whose components would be adjusted based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

China’s legal system is different from those in some other countries.

China is a civil law jurisdiction. Under the civil law system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Although progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade, China’s legal system remains less developed than the legal systems in many other countries. Furthermore, because many laws, regulations and legal requirements have been recently adopted, their interpretation and enforcement by the courts and administrative agencies may involve uncertainties. Sometimes, different government departments may have different interpretations. Licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Government authorities may decline to take action against unlicensed operators which may work to the disadvantage of licensed operators such as CCBS. The PRC legal system is based in part on government policies and internal rules (some of which may not be published on a timely manner or at all) that may have a retroactive effect. CCBS may even not be aware of its violation of these policies and rules until some time after the violation. Changes in China’s legal and regulatory framework, the promulgation of new laws and possible conflicts between national and provincial regulations could adversely affect CCBS’s financial condition and results of operations. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

PRC regulations relating to the establishment of offshore companies by PRC residents may subject CCBS’s PRC resident shareholders to personal liability and limit its ability to inject capital into the PRC subsidiaries, limiting CCBS subsidiaries’ ability to distribute profits to CCBS or otherwise adversely affect CCBS.

On October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or “Notice 75,” which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, Notice 75 has retroactive effect. As a result, PRC residents who had established or acquired control of offshore companies that had made onshore investments in the PRC before promulgation of Notice 75 were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006.

To date, CCBS has not received any communications from, or had contact with, the PRC government with respect to Notice 75. Neither does CCBS have information regarding whether its shareholders who may be subject to Notice 75 have made necessary applications, filings and amendments as required under Notice 75. However, CCBS has requested its shareholders and beneficial owners who may be subject to Notice 75 to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. CCBS has advised these shareholders and beneficial owners to comply with the relevant requirements. However, CCBS cannot provide any assurance that all of its shareholders and beneficial owners who may be PRC residents will comply with CCBS’s request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. In addition, certain holders of options to purchase ordinary shares of CCBS or non-PRC subsidiaries are Chinese residents. It is unclear under Notice 75 and other related rules whether these option holders would be deemed as CCBS’s beneficial owners for the purposes of these rules as a result of holding these options. The failure or inability of CCBS’s PRC resident shareholders or beneficial owners to make any required registrations or comply with other requirements may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit its ability to contribute additional capital into or provide loans, including cash of Pantheon Cayman, to CCBS’s PRC subsidiaries, limit the ability of CCBS’s PRC subsidiaries to pay dividends or otherwise distribute profits to CCBS, or otherwise adversely affect CCBS.

On January 1, 2007, SAFE promulgated the Detailed Rules for the Implementation of the Measures for the Administration of Individual Foreign Exchange, and the Operating Rules on the Foreign Exchange Administration of the Evolvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, or “Circular 78.” Under Circular 78, where the domestic individuals are involved in the employee stock ownership plans or share option schemes of overseas listed companies, such plans or schemes shall be submitted to competent foreign exchange administration authorities for approval. In addition, the PRC employees involved shall declare the progress of such plans or schemes to the administration authorities periodically. Neither CCBS nor its subsidiaries are overseas listed companies. However, CCBS cannot assure you that the option right to purchase the common shares of CCBS or its non-PRC subsidiaries will not be treated by SAFE as the option right to purchase common shares of the overseas listed company. Therefore, there is a possibility that such PRC employees would be subject to Circular 78, or they would be required to go through relevant registration and filing formalities regarding foreign exchange. In the event that SAFE considers the share option schemes involving such PRC employees shall be carried out upon approval, or considers the PRC employees violate the above stipulations, it is possible that the employees, CCBS, its non-PRC subsidiaries or its PRC subsidiaries where such employees are hired will be imposed by administrative penalties.

In addition, the PRC employees involved in the Incentive Plan shall be subject to approval from the competent foreign exchange administration authorities and make the registrations as required under Circular 78. CCBS cannot assure you that the administration authorities would approve the Incentive Plan, or permit such PRC employees to go through the registration procedures. If this occurs, the management, operations and financial conditions of the listed company may be adversely affected.

The discontinuation of any preferential tax treatment currently available to CCBS and the increase in the enterprise income tax in the PRC could in each case result in a decrease in CCBS’s profits and materially and adversely affect its results of operations.

Prior to January 1, 2008, the basic enterprise income tax rate for foreign invested enterprises in the PRC was 33.0%, while the PRC government provided various incentives, including reduced tax rates, to foreign-invested enterprises and domestic companies operating in a national level economic and technological development zone. Jiachenhong is registered and operating in a national level economic and technological development zone, and was entitled to a preferential enterprise income tax rate of 15.0%. In addition, Jiachenhong qualifies for a tax holiday during which it is entitled to an exemption from enterprise income tax for two years commencing from its first profit-making year of operation and a 50% reduction of enterprise income tax for the following three years. In connection therewith, Jiachenhong was fully exempt from income tax in each of the years ended December 31, 2004 and 2005 and has been subject to enterprise income tax at a reduced rate of 7.5% since the year ended December 31, 2006. The tax holiday expired on December 31, 2008. CCBS cannot assure you that Jiachenhong will be able to continue to enjoy its current preferential tax treatments.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the new tax law, foreign-invested enterprises and domestic companies are subject to a uniform tax rate of 25%. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or “Circular 39.” Based on Circular 39, enterprises that enjoyed a preferential tax rate of 15% in accordance with previous laws, regulations and relevant regulatory documents are eligible for a graduated rate increase to 25% over a five-year transition period beginning January 1, 2008. For those enterprises which currently enjoy tax holidays, such tax holidays will continue until their expiration in accordance with previous tax laws, regulations and relevant regulatory documents. While the new tax law equalizes the tax rates for foreign-invested enterprises and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to those classified as high and new technology enterprises enjoying special support from the state. Following the effectiveness of the new tax law, the effective tax rate of Jiachenhong may increase, unless Jiachenhong is otherwise eligible for preferential treatment.

On April 14, 2008, the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation jointly promulgated the Administrative Measures for Determination of High-tech Enterprises, or the “Measures for Determination,” and the annex thereto (i.e. the High and New Technology Fields under the Key Support from the State). Under the Measures for Determination, the “high-tech enterprises” as mentioned in such Measures refer to the resident enterprises in sectors as listed in the High and New Technology Fields under the Key Support from the State, which have been registered for one year or longer within China (excluding Hong Kong, Macao and Taiwan regions), have incessantly devoted to the research and development as well as transformation of technological achievements, have formed their own independent core intellectual property rights and are carrying out business activities on such basis. On July 8, 2008, the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation further issued the Notice of Promulgation of the Guidelines for Determination and Administration of High-tech Enterprises (the “Guidelines”). Based on such Notice, the qualification for the enterprises which were registered both within and outside national high and new technology industries development zone (including Beijing new technology industries development experimental zone) and were classified as high-tech enterprises prior to the end of 2007 in accordance with previous laws shall remain valid if the validity period of their qualification has not expired, but such enterprises could not continue to enjoy the corresponding preferential tax treatment unless they could be redetermined as high-tech enterprises. Additionally, for high-tech enterprises which were granted tax exemption and reduction treatment for a certain period under previous laws and whose tax holiday has not expired, the abovementioned stipulations of Circular 39 shall continue to apply.

Jiachenhong has been redetermined as a high and new technology enterprise and such status will be valid till December 23, 2011. As a result, Jiachenhong is expected to be subject to a reduced tax rate of 15%. However, we cannot assure you that Jiachenhong will be redetermined as a high and new technology enterprise and thus continue to enjoy preferential tax treatment after December 23, 2011. Any further legislative changes to the tax regime could further increase the enterprise income tax rate applicable to, or provide for other adverse tax treatments for, CCBS’s principal subsidiaries in the PRC, the result of which would have a material adverse effect on CCBS’s results of operations and financial condition. In addition, on August 31, 2007, the Ministry of Finance and the State Administration of Taxation promulgated the Notice Regarding the Issue on Application of Tax Laws by Enterprises. In accordance with such notice, starting from January 1, 2008, enterprises established and registered during the period from March 17, 2007 to December 31, 2007 are required to pay enterprise income taxes at a rate of 25%. Since Nuoya was restructured as a foreign invested enterprise on August 17, 2007, a date that falls within the period from March 17, 2007 to December 31, 2007, Nuoya may be deemed as established during that period in which case it would be required to pay enterprise income tax at a rate of 25% starting from January 1, 2008. Prior to January 1, 2008, Nuoya was subject to enterprise income tax at the standard rate of 33%.

Under the EIT Law, we may be classified as a “resident enterprise” of the PRC. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that Pantheon Cayman is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, Pantheon Cayman may be subject to enterprise income tax at a rate of 25% on its worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules, dividends paid to Pantheon Cayman from its PRC subsidiaries through its sub-holding companies should qualify as “tax-exempt income,” Pantheon Cayman cannot guarantee that such dividends will not be subject to withholding tax. Finally, the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends Pantheon Cayman pays to its non-PRC shareholders and with respect to gains derived by its non-PRC shareholders from transferring Pantheon Cayman shares, if such income is considered PRC-sourced income by the relevant PRC authorities.

If any such PRC taxes apply, a non-PRC shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Changes in PRC government policy on foreign investment in China may adversely affect CCBS’s business and results of operations.

All of CCBS’s PRC subsidiaries are foreign investment enterprises. As CCBS conducts a significant portion of its businesses through foreign investment enterprises in the PRC, it is subject to restrictions on foreign investment policies imposed by the PRC law from time to time. Generally, foreign invested enterprises enjoy more favorable tax treatment in the form of tax incentives and other preferential policies but are subject to more stringent restrictions in their business operations. If CCBS cannot obtain approval from relevant approval authorities to engage in businesses that become restricted or prohibited for foreign investors, it may be forced to sell or restructure the businesses that have become restricted or prohibited for foreign investment. If CCBS is forced to adjust its business portfolio as a result of changes in government policy on foreign investment, its business, financial condition and results of operations would likely be materially adversely affected.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect CCBS’s business and results of operations.

As CCBS conducts a significant portion of its business through its subsidiaries in China, CCBS is subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, CCBS expects to incur higher labor costs, which would have an adverse impact on its business and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this transaction under a recently adopted PRC regulation, and, if required, CCBS cannot currently predict whether it will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or “CSRC,” promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This regulation, among other things, has certain provisions that purport to require offshore SPVs formed for overseas listing purposes and directly or indirectly controlled by PRC individuals or companies to obtain approval from the CSRC prior to listing their securities on an overseas stock exchange. The application of this new PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. CCBS believes, based on the advice of JunZeJun Law Offices, its PRC counsel, that although the CSRC generally has jurisdiction over overseas listing of SPVs, it is not necessary to obtain CSRC approval for this transaction because CCBS is not controlled by Chinese legal or natural persons and therefore does not constitute an SPV under the regulation. Since the regulation was promulgated, the PRC government has not issued the implementing rules, and there may be some uncertainties as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC approval is required for this transaction, CCBS may face sanctions by the CSRC or other PRC regulatory agencies. If this happens, these regulatory agencies may impose fines and penalties on CCBS’s operations in the PRC, limit its operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this transaction into the PRC, restrict or prohibit payment or remittance of dividends by its PRC subsidiaries, or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects, as well as the trading price of its ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring or advising CCBS to halt this transaction.

The regulation also established additional procedures and requirements that could make merger and acquisition activities by foreign investors in China more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, CCBS may grow its business in part by acquiring additional cord blood banks in China. Compliance with the requirements of the regulation to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit CCBS’s ability to complete such transactions, which could affect its ability to expand business.

Risk Factors Relating to Pantheon

We will be forced to liquidate if we cannot consummate a business combination. In the event of a liquidation, our public stockholders will receive less than $6.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination by September 30, 2009 (or if the CCBS business combination is abandoned prior to such date) and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of the IPO, our general and administrative expenses and the costs of seeking potential business combination candidates. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate as a result of our failure to complete a business combination.

You must tender your Pantheon shares in order to validly seek conversion at the special meeting.

In connection with tendering your shares for conversion, you must elect either to physically tender your stock certificates to Pantheon’s transfer agent prior to the special meeting or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares. The requirement for physical or electronic delivery prior to the special meeting ensures that a converting holder’s election to convert is irrevocable once the Business Combination is approved. In furtherance of such irrevocable election, stockholders electing to convert will not be able to tender their shares at the special meeting. Any failure to observe these procedures will result in your loss of conversion rights in connection with the vote on the business combination.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated certificate of incorporation provides that we will continue in existence only until September 30, 2009. If we have not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after September 30, 2009 (or if the CCBS business combination is abandoned prior to such date) and, therefore, we do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot ssure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Further, pursuant to the Put and Call Option Agreements entered into by Pantheon, Mark D. Chen, Modern Develop Limited, an independent third party, and certain institutional investors relating to shares of its common stock that have been purchased through negotiated private transactions, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the proposed CCBS business combination is abandoned prior to exercise of either the put or call option or if Modern elects not to extend the period of the call options.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public stockholders promptly after September 30, 2009 (or if the CCBS business combination is abandoned prior to such date), this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

An investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

Our warrants will become exercisable if the business combination is completed, provided, however, that no warrants held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following our completion of a business combination), we expect to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or we would register the warrants in every state (or seek another exemption from registration in such states). Accordingly, we believe holders in every state will be able to exercise their warrants as long as our prospectus relating to the common stock issuable upon exercise of the warrants is current. However, we cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

All of our officers and directors own shares of our common stock and warrants which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether the business combination is appropriate.

All of our officers and directors own an aggregate 1,155,000 shares of our common stock that were issued prior to the IPO and purchased an aggregate of 2,083,334 insider warrants upon consummation of the IPO. Such individuals have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. As of May 28, 2009, based on a market price of $5.85 per share and $0.29 per warrant, the value of these shares was approximately $6,756,750 and the value of these warrants was approximately $604,167. The shares acquired prior to the IPO, as well as the insider warrants, and any warrants purchased by our officers or directors in the IPO or in the aftermarket will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting CCBS as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the business combination are appropriate and in our stockholders’ best interest.

We may not obtain an opinion from an unaffiliated third party as to the fair market value of the target business with which we complete a business combination or that the price we are paying for the business is fair to our stockholders from a financial point of view.

We are not required to obtain an opinion from an unaffiliated third party that the target business we select has a fair market value in excess of at least 80% of our net assets. We are also not required to obtain an opinion from such an unaffiliated third party indicating that the price we are paying is fair to our stockholders from a financial point of view unless the target is affiliated with our officers, directors, special advisors, existing stockholders or their affiliates. We do not expect to obtain any such opinion in connection with the business combination. Our stockholders, therefore, will be relying on the judgment of our board of directors, whose collective experience in business evaluations for blank check companies like ours is not significant.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to the transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Golden Meditech is expected to control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

Assuming that no additional selling shareholders will be included in the Acquisition Agreement, Pantheon will acquire only 93.94% interest in CCBS in the business combination, as a result of which following our completion of business combination, Golden Meditech will own 48.1% of our issued and outstanding shares of common stock. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and Golden Meditech, because of its ownership position following the business combination, will have considerable influence regarding the outcome.

If our management requires holders of our warrants to exercise such warrants on a cashless basis, holders will receive fewer shares of common stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If we call our warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, our management will have the option to require any holder that wishes to exercise his warrant to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company. Additionally, the value of the shares of common stock received by a holder upon the cashless exercise will be less than the difference between the aggregate value of the shares of common stock and the aggregate exercise price of the warrants held by the holder if the fair market value, for purposes of determining the number of shares of common stock issuable upon a cashless exercise, is less than the market price of the common stock at the time of the notice of redemption.

If our initial stockholders exercise their registration rights with respect to their initial shares, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our initial stockholders are entitled to make a demand that we register the resale of their initial shares at any time commencing three months prior to the date on which their shares are released from escrow. If our initial stockholders exercise their registration rights with respect to all of their initial shares, then there will be an additional 1,250,000 shares of common stock (or 20.6% of the outstanding common stock) eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of completing a business combination with the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940. Since we will invest the proceeds held in the trust fund, it is possible that we could be deemed an investment company. Notwithstanding the foregoing, we do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trust agent only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940.

If we are nevertheless deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

Compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered “independent” as that term is commonly used. Such stock exchanges define “independent” as a person, other than an officer or employee of the company or any parent or subsidiary, having no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Equity ownership of non-executive directors is not relevant to the definition of independence. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the prices of our securities held by public stockholders.

Risk Factors Relating to the Acquisition

Pantheon Cayman will be and CCBS is incorporated in the Cayman Islands and the operating subsidiaries of CCBS are incorporated in China. These jurisdictions may not afford similar investor protection as afforded by jurisdictions in the United States.

Pantheon Cayman’s and CCBS’s corporate affairs are governed by their respective memorandums and articles of association and by the Companies Law (2007 Revision) and the common law of the Cayman Islands. In addition, the operating subsidiaries of CCBS are incorporated in China and governed by the laws of the People’s Republic of China. Investor rights protection and the rights and fiduciary responsibilities of officers and directors under the laws of Cayman Islands and the People’s Republic of China may not be as well established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Therefore, Pantheon Cayman’s shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because Pantheon Cayman will be and CCBS is organized under the laws of the Cayman Islands and their management members are located in China, it may be difficult to serve Pantheon Cayman, CCBS or their management members with legal process or enforce judgments against them, their directors or their management.

Pantheon Cayman will be and CCBS is organized under the laws of the Cayman Islands with substantially all of their assets located outside of the United States. Their principal executive offices will be located outside the United States and all of their directors and officers will reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against Pantheon Cayman, CCBS, their directors or their management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against Pantheon Cayman’s or CCBS’s assets or their directors and officers.

The price of Pantheon Cayman’s ordinary shares may be volatile.

Pantheon Cayman’s ordinary shares will be publicly traded on the OTCBB after the Acquisition. The price of these shares may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;
•	limited operating history;
•	acquisitions and strategic alliances in the cord blood banking industry in China;
•	market conditions in the industry;
•	changes in government regulation;
•	fluctuations in Pantheon Cayman’s quarterly revenues and earnings and those of its publicly held competitors;
•	shortfalls in Pantheon Cayman’s operating results from levels forecasted by securities analysts;
•	announcements concerning Pantheon Cayman or its competitors; and
•	the general state of the securities markets.

The cord blood banking industry in China has been highly unpredictable and volatile. The market for ordinary shares in this industry may be equally volatile.

Pantheon Cayman cannot assure you that it will pay any dividends and Pantheon Cayman’s dividend policy is subject to change at the discretion of its board of directors.

Following the effective time of the Acquisition, Pantheon Cayman will become a holding company and depend on the ability of CCBS and the operating subsidiaries of CCBS in China to distribute funds to Pantheon Cayman in order to satisfy its financial obligations and to pay dividends, which in turn affects cash available to pay dividends to Pantheon Cayman stockholders. Pantheon Cayman’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. Pantheon Cayman’s objectives are to increase distributable cash flow per share through the growth of CCBS’s current business, application for new cord blood banking licenses and acquisition of existing licensed cord blood bank operators in China. Pantheon Cayman cannot assure you that it will be successful in achieving these objectives. There can be no assurance that its actual results will be as anticipated, that its board of directors will not increase the level of reserves or otherwise change its dividend policy or that Pantheon Cayman will not have additional cash expenses or liabilities, including extraordinary expenses.

There is no assurance that Pantheon Cayman will be able to distribute or pay dividends in the future. The declaration and payment of any dividend is usually decided by shareholders, with directors having the ability to pay interim dividends out of profits and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of existing licensed cord blood bank operators, restrictions under the laws of the People’s Republic of China regarding dividend distributions to shareholders, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control. Further, its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.

Pantheon and CCBS have incurred and expect to incur significant costs associated with the Acquisition. Whether or not the Acquisition is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Pantheon Cayman if the Acquisition is completed or by Pantheon if the Acquisition is not completed.

Pantheon and CCBS expect to incur significant costs associated with the Acquisition. Whether or not the Acquisition is completed, Pantheon expects to incur approximately $1.4 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Pantheon Cayman if the Acquisition is completed or by Pantheon if the Acquisition is not completed.

Pantheon may waive one or more of the conditions to the Acquisition without resoliciting stockholder approval for the Acquisition.

Pantheon may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Acquisition, to the extent permitted by applicable laws. The board of directors of Pantheon will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Pantheon determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Pantheon has the discretion to complete the Acquisition without seeking further stockholder approval. For example, it is a condition to Pantheon’s obligations to close the Acquisition that there be no restraining order, injunction or other order restricting CCBS’s conduct of its business, however, if the board of directors of Pantheon determines that any such order or injunction is not material to the business of CCBS, then such the board may elect to waive that condition and close the Acquisition.

Pantheon Cayman may have anti-takeover provisions in its organizational documents that discourage a change of control.

Certain provisions of Pantheon Cayman’s memorandum and articles of association may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Certain of these provisions provide for:

•	having a classified board of directors with staggered three-year terms;
•	requiring a special resolution, namely the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders, generally to remove a director.
•	providing for filling vacancies on the board only by the vote of the remaining directors or by a special resolution, namely the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders in the meeting at which such directors are removed; and
•	establishing the requirements and procedures for calling special meetings of shareholders, including a provision that provides that a special meeting of the stockholders may only be called by a majority of directors, our chairman, or a special resolution, namely the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders generally to remove a director.

In addition, Pantheon Cayman will enter into new service contracts with CCBS senior executive officers, namely, Ms. Ting Zheng, Mr. Albert Chen, Dr. Feng Gao, Ms. Yue Deng, Ms. Rui Arashiyama and Ms. Xin Xu, which will become effective upon the effective time of the Acquisition. Each contract will be automatically renewed every three years until the death or incapacitation of the senior executive officer unless terminated by either party with notice. If a service contract is terminated by the relevant executive within 30 days following a change of control of Pantheon Cayman, the executive will be entitled to (i) all the salary and guaranteed bonuses actually accrued and payable to him/her; (ii) immediate vesting of all of his/her unvested options; and (iii) a severance payment in the amount of $5 million. The aggregate cost of the severance payments that would become payable at the option of the senior executive officers upon a change of control could discourage acquisition bids for Pantheon Cayman. These anti-takeover provisions could make it more difficult for a third party to acquire Pantheon Cayman, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Following completion of the business combination, Golden Meditech will own 48.1% of Pantheon Cayman’s issued and outstanding shares of common stock (assuming Pantheon acquires 93.94% of the outstanding shares of CCBS). Pantheon Cayman’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. If there is an annual meeting, as a consequence of Pantheon Cayman’s “staggered” board of directors, only a minority of the board of directors will be considered for election and Golden Meditech, because of its ownership position following the business combination, will have considerable influence regarding the outcome.

There will be a substantial number of Pantheon Cayman’s ordinary shares available for sale in the future that may adversely affect the market price of Pantheon Cayman’s ordinary shares.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

The ordinary shares to be issued in the business combination to the selling shareholders will be subject to lock-up as set forth in the Acquisition Agreement and cannot be sold for six months from the date of the Acquisition. Similarly, the amended options of China Stem Cells Holdings Limited, a wholly-owned subsidiary of CCBS, or “CSC,” will also be subject to lock-up on substantially the same terms and conditions. Assuming that all shareholders of CCBS participate in the business combination so as to receive ordinary shares of Pantheon Cayman and all holders of CSC options convert their options into ordinary shares of Pantheon Cayman after the expiration of the lock-up period, there will then be an additional 61,424,554 ordinary shares that are eligible for trading in the public market. Further, Pantheon Cayman has agreed in the Acquisition Agreement to issue to CCBS’s senior management warrants exercisable for up to 9,000,000 ordinary shares over a three-year period, assuming that certain performance targets are met. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pantheon Cayman’s ordinary shares.

Pantheon Cayman’s working capital will be reduced if Pantheon stockholders exercise their right to convert their shares into cash. This would reduce cash reserves after the Acquisition.

Pursuant to Pantheon’s certificate of incorporation, holders of shares issued in Pantheon’s initial public offering may vote against the business combination and demand that Pantheon convert their shares into cash. Pantheon will not consummate the business combination if holders of 20% or more shares of common stock issued in Pantheon’s initial public offering exercise these conversion rights. To the extent the business combination is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the Acquisition. As of December 31, 2008, assuming the Acquisition Agreement is adopted, the maximum amount of funds that could be disbursed to Pantheon’s stockholders upon the exercise of their conversion rights is approximately $6.9 million, or approximately 23.85 % of the funds then held in the Trust Account. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. Any payment upon exercise of conversion rights will reduce cash reserves after the Acquisition.

As a result of the approval of the Extension Amendment, Pantheon’s stockholders may have securities laws claims and Pantheon may incur additional transaction expenses that may deplete the funds in the Trust Account.

Pantheon’s stockholders should be aware that because Pantheon’s IPO prospectus stated that Pantheon would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination by December 14, 2008 as required by its certificate of incorporation, such stockholders may have securities law claims against Pantheon. Even if you do not pursue such claims, others may do so. The Extension Amendment will also result in Pantheon incurring additional transaction expenses, and may also result in securities law and other claims against Pantheon whose holders might seek to have the claims satisfied from funds in the Trust Account. If adopting the Extension Amendment results in Pantheon incurring material liability as a result of potential securities law claims, the Trust Account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims, that are not fully indemnified by Mark D. Chen. A consequence might be that holders of public shares who did not elect conversion at the time of the Extension Amendment vote but elect to convert their shares in connection with the proposed business combination vote will receive a lesser amount in respect to their pro rata share of the trust account.

If the Acquisition is not completed on or before June 30, 2009, certain selling shareholders will have the right to require CCBS redeem their shares.

As of September 30, 2008, CCBS’s issued share capital consisted of 161,898,000 ordinary shares fully paid or credited as fully paid. Included in the 161,898,000 ordinary shares issued and outstanding are 40,898,000 redeemable ordinary shares. Under the terms of the subscription agreements for these redeemable ordinary shares:

•	Holders of the 24,200,000 redeemable ordinary shares issued on November 22, 2006 have the right to require CSC (whether or not by CSC) to redeem all or a portion of their redeemable ordinary shares at a price equal to the original issue price of the shares plus an amount that would have accrued on the original issue price at an uncompounded annual rate of 8%, subject to adjustments.
•	Holders of the 16,698,000 redeemable ordinary shares issued on May 15, 2007 have the right to require CSC (whether or not by CSC) to redeem all or a portion of their redeemable ordinary shares at a price equal to the original issue price of the shares plus an amount that would have accrued on the original issue price at an uncompounded annual rate of 8%, subject to adjustments.

As of the date of this proxy statement/prospectus, all of CCBS’s selling shareholders (who hold approximately 93.94% of CCBS’s outstanding shares) have entered into written resolutions, acknowledging that they have authorized this transaction and waived their redemption rights with respect to CCBS’s redeemable ordinary shares through June 30, 2009. If the Acquisition is not completed by June 30, 2009, the authorization and waiver will expire, and some or all of the holders of these redeemable ordinary shares may elect to exercise their redemption rights under the subscription agreements.

CCBS intends to seek approval from the selling shareholders to extend the authorization and the validity of the waiver through September 30, 2009 when it appears likely that the Acquisition cannot be completed by June 30, 2009. There is, however, no guarantee that CCBS will be able to successfully obtain such approval. Assuming redemption of all of the redeemable ordinary shares on June 30, 2009, the amount payable would amount to RMB346.9 million ($51.1 million). The exercise of redemption rights by some or all of the holders of CCBS’s redeemable ordinary shares may result in the complete dissolution of the Acquisition.

The effects of the global financial crisis are far-reaching and difficult to predict.

Since the date of the Acquisition Agreement and the most recent audited financial statements included in this proxy statement/prospectus with respect to both Pantheon and CCBS, the international capital markets have experienced severe volatility and exhibited overall significant declines in prices of equity securities, which events taken in combination with a freezing of international credit markets and lack of availability of private capital have led to a near shutdown of private flows of capital. In addition, the alleged fraud perpetrated by Bernard Madoff has exacerbated a lack of confidence in global financial institutions and their oversight.

Government responses to these events have included partial nationalization of certain industries and enterprises, “bail-out” packages intended to provide liquidity to market participants and several high profile acquisitions and bankruptcies. Pantheon’s and CCBS’s ability to consummate the transactions contemplated by the Acquisition Agreement, including Pantheon’s obtaining shareholder approval regarding such transactions, have been materially adversely affected by these events. In addition, the effects of the global financial crisis on the industry and geographic sectors CCBS are just beginning to become apparent and it is impossible to predict the full impact they may have on CCBS, including with respect to its expansion plans and the capital required to implement such strategy.

It is also possible that the transaction structure agreed to by Pantheon and CCBS prior to the global financial crisis may be renegotiated prior to the consummation of the Acquisition. Any such renegotiation would be entered into prior to the distribution of proxy materials to the shareholders Pantheon and appropriate modifications would be made to the disclosure contained herein.

There is a risk that Pantheon Cayman could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the conversion and share exchange, which could result in significantly greater U.S. federal income tax liability to Pantheon Cayman.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then Pantheon Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and share exchange as if Pantheon Cayman were a domestic corporation.

Although Section 7874(b) should not apply to treat Pantheon Cayman as a domestic corporation for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and share exchange, this result is not entirely free from doubt. As a result, stockholders and warrant holders are urged to consult their own tax advisors on this issue. See the discussion in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Conversion — Tax Consequences to Pantheon Arizona and Pantheon Cayman.” The balance of this discussion assumes that Pantheon Cayman will be treated as a foreign corporation for U.S. federal income tax purposes.

Pantheon Arizona should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion, which would result in increased U.S. federal income tax liability to Pantheon Arizona.

As a result of the conversion, Pantheon Arizona should recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. For this purpose, the valuation of Pantheon Arizona’s assets at the time of conversion may take into account a variety of factors, including possibly the fair market value of Pantheon Arizona’s shares immediately prior to the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Pantheon Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Pantheon Arizona as a result of such gain should become a liability of Pantheon Cayman by reason of the conversion. Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the conversion. See the discussion in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Conversion — Tax Consequences to Pantheon Arizona and Pantheon Cayman.”

There is a risk that Pantheon Cayman will be classified as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of Pantheon Cayman.

Pantheon Cayman will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (including the gross income of certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (including the assets of certain 25% or more-owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If Pantheon Cayman were a PFIC for any taxable year during which a U.S. holder held its ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of Pantheon Cayman and its subsidiaries after the conversion and share exchange, we do not anticipate that Pantheon Cayman will be treated as a PFIC following the conversion and share exchange. The actual PFIC status of Pantheon Cayman for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to the status of Pantheon Cayman as a PFIC for the current taxable year or any future taxable year. U.S. holders of Pantheon’s stock and warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of Pantheon Cayman — Passive Foreign Investment Company Rules.”

The tax opinion provided to Pantheon Arizona does not provide a “will” level of comfort on the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events.

Loeb & Loeb LLP, as special United States counsel to Pantheon Arizona, has provided an opinion to Pantheon Arizona (which is attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part) that, subject to the assumptions, limitations and qualifications stated therein and herein, Loeb & Loeb LLP has confirmed and adopted as its opinion the statements of U.S. federal income tax law as set forth herein under the caption “Material U.S. Federal Income Tax Consequences” (the “tax disclosure”). Because of the absence of guidance directly on point as to how the transactions contemplated by the merger, conversion and share exchange or otherwise discussed in the tax disclosure would be treated for U.S. federal income tax purposes, it is not possible to predict what contrary positions, if any, may be taken by the Internal Revenue Service (“IRS”) or a court considering these tax issues and whether such positions would be materially different from those discussed in the tax disclosure (although the tax disclosure does describe certain possible alternative tax consequences). As a result, the word “should” and not “will” is generally used throughout the tax disclosure in order to indicate a degree of uncertainty concerning these issues that is greater than would be indicated by a “will” level of opinion, but is less than would be indicated by a “more-likely-than-not” level of opinion. In addition, the word “should” is used because the tax disclosure is a general discussion and does not address all tax issues that may be relevant to all stockholders or warrant holders (including those that are subject to special rules under the Code). Moreover, certain tax issues that are discussed in the tax disclosure are dependent on future facts or events, such as whether Pantheon Cayman will be classified as a PFIC for U.S. federal income tax purposes following the merger, conversion and share exchange, and therefore cannot be addressed by a tax opinion. Accordingly, each stockholder and warrant holder is urged to consult its own tax advisor regarding the tax issues discussed in the tax disclosure and how they may relate to the holder’s particular circumstances. See “Material U.S. Federal Income Tax Consequences,” below for further discussion of these issues.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning CCBS’s operations, cash flows, financial position, dividend policy and likelihood of success of CCBS’s expansion plans through application for new cord blood banking licenses and acquisitions of existing cord blood bank operators in China.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Dividend Policy,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of CCBS,” “The Cord Blood Banking Industry in China” and “CCBS Business” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;
•	expected market growth for cord blood banking services in China;
•	changes in government policies and regulations relating to the cord blood banking industry in China;
•	the ability of CCBS to expand its operations;
•	future payments of dividends and the availability of cash for payment of dividends;
•	CCBS’s expectations relating to dividend payments and forecasts of its ability to make such payments;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	fluctuations in general economic and business conditions in China;
•	Pantheon’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;
•	estimated future capital expenditures needed to preserve Pantheon’s capital base;
•	ability of Pantheon to effect an acquisition and to meet target returns; and
•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this proxy statement/prospectus.

DIVIDEND POLICY

Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors,” after consummation of the Acquisition, Pantheon Cayman intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of CCBS’s current business, application for new cord blood banking licenses and acquisition of existing licensed cord blood bank operators in China and the Asia Pacific region, make debt repayments and for other purposes, as determined by Pantheon Cayman’s management and board of directors. Pantheon Cayman’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. Pantheon Cayman’s objectives are to increase distributable cash flow per share through the growth of CCBS’s current business, application for new cord blood banking licenses and acquisition of existing licensed cord blood bank operators in China. Pantheon Cayman cannot assure you that it will be successful in achieving these objectives.

There is no assurance that Pantheon Cayman will be able to distribute or pay dividends in the future. The declaration and payment of any dividend is usually decided by shareholders, with directors having the ability to pay interim dividends out of profits and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of existing licensed cord blood bank operators, restrictions under the laws of the People’s Republic of China regarding dividend distributions to shareholders, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control. Further, its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.

The laws of the People’s Republic of China, the laws to which the operating subsidiaries of CCBS in China are subject, impose certain restrictions on dividend distribution. See “Risk Factors — Risk Factors Relating to the Acquisition — Pantheon Cayman cannot assure you that it will pay any dividends and Pantheon Cayman’s dividend policy is subject to change at the discretion of its board of directors.”

SPECIAL MEETING OF PANTHEON STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to the Pantheon stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of Pantheon stockholders to be held on June 26, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about June 1, 2009 in connection with the vote on the Acquisition Agreement and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held at Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on June 26, 2009, at 9:00 a.m.

Purpose of the Pantheon Special Meeting

At the special meeting, we are asking holders of Pantheon common stock to approve the following proposals:

1. The corporate reorganization of Pantheon, to be accomplished through a merger and conversion and continuation as described in the Acquisition Agreement, that would result in holders of Pantheon securities holding securities in a Cayman Islands exempted company rather than a Delaware corporation. The reorganization involves two steps. First, Pantheon, the current Delaware corporation, will effect a short-form merger, or the merger, pursuant to which it will merge with and into Pantheon Arizona, its wholly-owned Arizona subsidiary, with Pantheon Arizona surviving the “merger”. Second, after the merger, Pantheon Arizona will become a Cayman Islands exempted company, Pantheon Cayman Acquisition Corp., or “Pantheon Cayman”, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law, following which and upon the consumation of the business combination Pantheon Cayman shall change its name to China Cord Blood Corporation. The reorganization will change Pantheon’s place of incorporation from Delaware to the Cayman Islands. We refer to the merger and the continuation and conversion, or the “conversion”, transactions as the redomestication. This proposal is called the Redomestication Proposal and consists of the merger of Pantheon into Pantheon Arizona, the authorization for the Pantheon Arizona board of directors to complete the conversion and the authorization of the Pantheon Arizona board of directors and shareholders to complete the continuation of Pantheon Arizona to the Cayman Islands as the entity Pantheon Cayman. Holders of Pantheon’s common stock as of the record date, voting as a group, are entitled to vote on the Redomestication Proposal.

2. The authorization for the Pantheon Cayman board of directors to complete the share exchange included in the Acquisition Agreement, or the “share exchange” which will only take place if the Redomestication Proposal is approved. We refer to this transaction as the business combination. This proposal is called the Business Combination Proposal. Only holders of Pantheon’s common stock as of the record date are entitled to vote on the Business Combination Proposal.

3. The adoption of the China Cord Blood Corporation 2009 Share Option Scheme, or the “Incentive Plan”, which provides for the grant of the right to purchase up to 9,062,324 ordinary shares of Pantheon Cayman, representing up to 10.3% of Pantheon Cayman’s share capital on a fully-diluted basis upon the completion of the business combination, to directors, officers, employees and/or consultants of Pantheon Cayman and its subsidiaries. In addition, in voting to approve the adoption of the Incentive Plan, a stockholder will be voting to refresh the limit of shares available for grant under the Incentive Plan, meaning that existing options held by CCBS employees will not be counted against the 9,062,324 options available for grants mentioned above. This proposal is called the Incentive Plan Proposal.

4. The adjournment of the special meeting in the event Pantheon does not receive the requisite stockholder vote to approve the business combination. This proposal is called the Adjournment Proposal.

Recommendation of Pantheon Board of Directors

Our board of directors:

•	has determined that each of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals is fair to, and in the best interests of, Pantheon and its stockholders;
•	has approved the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals; and
•	recommends that Pantheon’s common stockholders vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals.

Record Date; Who is Entitled to Vote

We have fixed the close of business on June 16, 2009, as the “record date” for determining those Pantheon stockholders entitled to notice of and to vote at the special meeting. As of the close of business on May 28, 2009, there were 6,070,387 shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of March 31, 2009, Pantheon’s initial stockholders, either directly or beneficially, owned and were entitled to vote 1,250,000 shares, or approximately 20.6% of Pantheon’s outstanding common stock. With respect to the Acquisition, Pantheon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering vote in accordance with the majority of the votes cast by the holders of the shares issued in Pantheon’s initial public offering with respect to the Business Combination Proposal and related proposals. Pantheon’s initial stockholders have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of each of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals. They have indicated that they intend to vote their shares “FOR” each of the other proposals although there is no agreement in place with respect to these proposals.

Quorum

Stockholders representing a majority of the common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the OTCBB, your broker may not vote your shares on each of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals. Since a stockholder must affirmatively vote against adoption of the Business Combination Proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the Business Combination Proposal may not exercise their conversion rights. Record holders whose shares are voted against adoption of the Business Combination Proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the Business Combination Proposal may exercise their conversion rights. Please see the information set forth in “Special Meeting of Pantheon Stockholders — Conversion Rights.”

Vote of Our Stockholders Required

The adoption of the business combination will require the affirmative vote of the holders of a majority of the shares of Pantheon common stock issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 20% or more of the shares purchased in the IPO vote against the business combination and demand conversion then the business combination will not be completed. The conversion of

929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. Abstentions and broker non-votes will have the same effect as a vote against the approval of the business combination, except that you will not be able to convert your shares into a pro rata portion of the Trust Account.

Voting Your Shares

Each share of Pantheon common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your shares of Pantheon common stock are voted at the special meeting:

•	You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Acquisition Agreement and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION AGREEMENT (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF PANTHEON’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE BUSINESS COMBINATION AND DEMAND THAT PANTHEON CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE BUSINESS COMBINATION TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE ACQUISITION AND TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT PRIOR TO THE VOTE ON THE ACQUISITION. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OUR TRANSFER AGENT, PRIOR TO THE VOTE ON THE ACQUISITION.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Advantage Proxy, our proxy solicitor, at (206) 870-8565 or Pantheon at 86-10-85322720.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Acquisition Agreement and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Pursuant to Pantheon’s Certificate of Incorporation, a holder of shares of Pantheon common stock may, if the stockholder affirmatively votes against the business combination, demand that Pantheon convert such shares into cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided, and, at the same time, ensuring your bank or broker complies with the requirements identified elsewhere herein. You will only be entitled to receive cash for these shares if you continue to hold them through the closing of the business combination.

In connection with tendering your shares for conversion into cash, you must elect either to physically tender your stock certificates to Pantheon’s transfer agent prior to the special meeting or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise such holder’s conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for it to deliver its certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering its shares to the company for cancellation in consideration for the conversion price. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered its certificate. The requirement for physical or electronic delivery prior to the special meeting ensures that a converting holder’s election to convert is irrevocable once the business combination is approved. In furtherance of such irrevocable election, stockholders electing to convert will not be able to tender their shares at the special meeting.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Pantheon believes that approximately 80% of its shares are currently held in “street name.” Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Pantheon’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and the broker would determine whether or not to pass this cost on to the converting holder. It is Pantheon’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Pantheon does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that do not elect to exercise their conversion rights. Stockholders who request physical stock certificates and wish to convert may be unable to meet the deadline for tendering their shares before exercising their conversion rights and thus will be unable to convert their shares.

Certificates that have not been tendered in accordance with these procedures by the day prior to the special meeting will not be converted to cash. In the event that a stockholder tenders its shares and decides prior to the special meeting that it does not want to convert its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the business combination is not completed, these shares will not be converted to cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the business combination will not be consummated. Pantheon anticipates that a stockholder who tenders shares for conversion in connection with the vote to approve the business combination would receive payment of the conversion price for such shares soon after the completion of the business combination. Pantheon will hold the certificates of stockholders that elect to convert their shares into a pro rata portion of the funds available in the Trust Account until such shares are converted to cash or returned to such stockholders.

If properly demanded, Pantheon will convert each share of common stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the business combination. As of May 28, 2009, this would amount to approximately $5.99 per share. If you exercise your conversion rights, you will be exchanging your shares of Pantheon common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the business combination, properly demand conversion, and tender your stock certificate to Pantheon `s transfer agent prior to your vote. If the business combination is not completed, these shares will not be converted into cash. However, if Pantheon is unable to complete the business combination by September 30, 2009 (or if the CCBS business combination is abandoned prior to such date), it will be forced to liquidate and all holders of shares will receive a pro rata portion of the funds available in the Trust Account at the time of the liquidation.

The business combination will not be consummated if the holders of 20% or more of the common stock (1,150,000 shares or more) exercise their conversion rights. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination.

Appraisal and Dissenter Rights

Under applicable Delaware and Arizona corporate law, you do not have appraisal rights or dissenter rights with respect to your shares.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Advantage Proxy, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $15,000 and out-of-pocket expenses. Such fee will be paid with non-Trust Account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

Pantheon Initial Stockholders

In April 2006, we issued 1,250,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Us
Super Castle Investments Limited	350,000	Owner is Pantheon’s Chairman of the Board, Chief Executive Officer and President
Mark D. Chen	242,500	Chairman of the Board, Chief Executive Officer and President
Christina Jun Mu	231,250	Vice President and Director
Kevin Kezhong Wu	231,250	Executive Vice President and Director
Jennifer J. Weng	100,000	Chief Financial Officer and Secretary
Qiang Sean Wang	45,000	Former Special Advisor
Hunter S. Reisner	20,000	Special Advisor
Easton Capital Corp. Defined Benefit Plan	15,000	Trustee is John H. Friedman, a Special Advisor
Francisco A. Garcia	15,000	Special Advisor

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement entered into in connection with the completion of our initial public offering. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Certain of our officers, directors and special advisors (or their affiliates) purchased 2,083,334 insider warrants (for an aggregate purchase price of approximately $1,250,000) from us. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering. The insider warrants were priced in excess of their estimated fair value based on what we believe would be the market price for our warrants at the time the common stock and warrants commenced separate trading, based upon the trading prices of similar warrants of other blank check companies. The insider warrants are identical to the warrants underlying the units sold in our initial public offering, except that if we call the warrants for redemption, the insider warrants may be exercisable on a cashless basis so long as such warrants are held by such officers, directors and special advisors or their affiliates. Additionally, the purchasers have agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Acquisition and the principal terms of the Acquisition Agreement among Pantheon, CCBS, Golden Meditech and the selling shareholders, is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Appendix A, which is incorporated by reference herein.

General Description of the Business Combination

Redomestication to the Cayman Islands

Pursuant to the Acquisition Agreement, upon stockholder approval, Pantheon will complete a corporate reorganization that would result in holders of Pantheon securities holding securities in Pantheon Cayman, a Cayman Islands company rather than in Pantheon, a Delaware corporation. The reorganization involves two steps. First, Pantheon, the current Delaware corporation, will effect a short-form merger, or the “merger”, pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Pantheon Arizona, its wholly-owned Arizona subsidiary, with Pantheon Arizona surviving the merger. Second, after the merger, Pantheon Arizona will become Pantheon Cayman, a Cayman Islands company, pursuant to a conversion and continuation, or the “conversion”, procedure under Arizona and Cayman Islands law. The reorganization will change Pantheon’s place of incorporation from Delaware to the Cayman Islands. We refer to the entire two-step transaction as the redomestication.

The redomestication will result in all of Pantheon’s issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of Pantheon Cayman, and all units, warrants and other rights to purchase Pantheon’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Pantheon Cayman. The shares of Pantheon Cayman will continue to be quoted on the OTCBB or such other public trading market on which its shares may be trading at such time. Pantheon will cease to exist and Pantheon Cayman will be the surviving corporation. In connection therewith, Pantheon Cayman will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pantheon, including any and all agreements, covenants, duties and obligations of Pantheon set forth in the Acquisition Agreement.

Business Combination With CCBS; Acquisition Consideration

Immediately following the redomestication, Pantheon Cayman will acquire all of the issued and outstanding ordinary shares of CCBS held by the selling shareholders in exchange for ordinary shares of Pantheon Cayman at a ratio of one ordinary share of Pantheon Cayman for approximately every 2.8 CCBS ordinary shares. The issuance of shares of Pantheon Cayman to the selling shareholders is being consummated on a private placement or offshore basis, pursuant to Section 4(2) of, or in accordance with Regulation S promulgated under the Securities Act of 1933, as amended, as appropriate. Assuming that all shareholders of CCBS participate in the business combination, Pantheon Cayman will issue an aggregate of 57,851,240 ordinary shares in the share exchange. As of the date of this proxy statement/prospectus, shareholders representing 93.94% of the outstanding shares of CCBS have elected to participate in the business combination by becoming selling shareholders in the Acquisition Agreement. Accordingly, the aggregate value of the consideration being paid by Pantheon is approximately $317.9 million based on the most recent closing price of $5.85 as of May 28, 2009, and consists of 54,345,104 shares being issued to the selling shareholders. This valuation is based on a historical trading price at a time when only approximately 5.7% of Pantheon’s shares were trading publicly and does not take into account any potential dilution that may result from the issuance of the unregistered shares. Following the redomestication and upon consummation of the business combination, Pantheon Cayman will change its name to China Cord Blood Corporation.

Immediately after the business combination, all stock options of China Stem Cells Holdings Limited, an exempted company incorporated in the Cayman Islands and wholly-owned subsidiary of CCBS, or “CSC”, will be amended such that the options will become exercisable for ordinary shares of Pantheon Cayman and thereafter become substantially equivalent securities of Pantheon Cayman, with each option to purchase one share of CSC becoming an option to purchase 35.73314 ordinary shares of Pantheon Cayman. In addition, pursuant to an earn-out provision in the Acquisition Agreement, Pantheon Cayman has agreed to issue, over a period of three years, warrants exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price of a Pantheon Cayman share on the date of issuance and has a term of five years. Both the stock option scheme of CSC and the earn-out warrants will be accounted for as compensation to the management team and employees of the combined company rather than as consideration in the Business Combination because the shares issuable under the stock option scheme of CSC and the warrants issuable pursuant to the earn-out provision of the Acquisition Agreement will be issued only to members of the combined company’s management team and employees (and not to the existing CCBS shareholders) and based on their performance as employees of Pantheon Cayman after the business combination. It is expected that these will result in the recognition of share-based compensation expense for these warrants as the achievement of performance conditions becomes probable over the performance period.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital identical of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

Following the business combination there will be a total of 63,921,627 (or 60,415,491 assuming Pantheon acquires 93.94% of the CCBS shares) shares of Pantheon Cayman issued and outstanding. Assuming that no additional selling shareholders will be included in the Acquisition Agreement, Pantheon will acquire only 93.94% interest in CCBS in the business combination, resulting in a total of 60,415,491 shares of Pantheon Cayman issued and outstanding. Pantheon’s current public shareholders will own approximately 8.0% of Pantheon Cayman, Pantheon’s current directors, officers and affiliates will own approximately 2.1% of Pantheon Cayman, Golden Meditech will own approximately 48.1% of Pantheon Cayman, and the selling shareholders (excluding Golden Meditech) will own approximately 41.8% of Pantheon Cayman. If Modern exercises all of its call options, or if YA Global and Victory Park exercise all of their put options, Modern will own approximately 7.5% of Pantheon Cayman. Upon the completion of the business combination, Pantheon Cayman is not expected to become a subsidiary of Golden Meditech. Immediately following the business combination, CCBS’s current directors and executive officers will become directors and executive officers of Pantheon Cayman, and the options of CSC currently held by them and other participants of the current stock option scheme of CSC will become options to purchase 3,573,314 ordinary shares of Pantheon Cayman.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved. Similarly, the business combination will not take place unless the redomestication is also approved. Upon consummation of the business combination, Pantheon Cayman will own 93.94% of the issued and outstanding ordinary shares of CCBS (assuming no additional CCBS shareholders become selling shareholders).

Background of the Business Combination

The terms of the Acquisition Agreement are the result of negotiations between representatives of Pantheon and CCBS. The following is a brief discussion of the background of these negotiations, the Acquisition and related transactions.

Pantheon is a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the PRC.

On December 20, 2006, Pantheon consummated its initial public offering and a private placement and received an aggregate of $35,750,000 (including $345,000 underwriting discounts and commissions payable to the underwriters in the initial public offering which is being deferred by them until Pantheon consummates a business combination), consisting of (i) gross proceeds of $34,500,000 from the public offering of 5,750,000 units, each consisting of one share of common stock and two warrants each exercisable for an additional share of common stock at a price of $5.00, at $6.00 per unit; and (ii) gross proceeds of $1,250,000 from the private placement of Insider Warrants at $0.60 per warrant.

As a result of the global financial crisis, Pantheon and Golden Meditech determined in November 2008, subsequent to entering into the Acquisition Agreement, that while it might be possible for Pantheon to seek an extension to the deadline by when it must complete a business combination, it would be necessary to acquire the shares held by a limited number of Pantheon’s largest shareholders in order to avoid the proposal being voted down. To achieve this, Pantheon discussed its options with Rodman & Renshaw LLC (“Rodman”), a financial intermediary, and on December 10, 2008, Pantheon and Mark D. Chen entered into a Put and Call Option Agreement with Modern Develop Limited and YA Global and a separate Put and Call Option Agreement with Modern Develop Limited and Victory Park. Modern Develop Limited, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stock of Pantheon in the aggregate, through negotiated private transactions brokered by Rodman, at approximately $5.97 per share. Pantheon believes that the purchase prices reflected a $0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount, depending on, among other things, when the shares where transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Under the agreements with Pantheon’s selling stockholders, Pantheon’s representatives were granted such selling stockholders’ irrevocable proxy in voting for the Extension Amendment.

Pursuant to the Put and Call Option Agreements, Modern has the right to purchase an aggregate of 4,547,399 shares of common stock of Pantheon (representing approximately 79.09% of the shares sold in the initial public offering) from YA Global and Victory Park at an exercise price of $5.97 per share. Modern’s call options have an initial term commencing on the date of the Put and Call Option Agreements and ending on June 30, 2009, and may be extended to September 30, 2009 or on the record date of a business combination if not exercised sooner. Modern paid an option fee of $2,501,070 in the aggregate for the initial term and in the event Modern elects to extend the call options it will be required to pay an additional extension option fee of $1,931,280 in the aggregate to YA Global and Victory Park, in each case pro rata to the number of shares held by the two investors. The option fee of $2,501,070 in the aggregate for the initial term is equivalent to approximately $0.55 per share. If Modern chooses to exercise its call option on or before June 30, 2009, Modern will pay a total of $29,649,042 for the 4,547,399 shares which is equivalent to approximately $6.52 per share. If Modern chooses to pay an additional extension option fee of $1,931,280 (which is equivalent to approximately $0.42 per share) and exercise the call options during the extension period, Modern will pay a total of $31,580,322 for the 4,547,399 shares or $6.94 per share. Due to the fact that none of YA Global, Victory Park nor Modern are obligated to vote in favor of the Redomestication or Business Combination, stockholders should not view these arrangements as indicative that the Redomestication or Business Combination will be approved, although such arrangements were intended to ensure approval of an extension to the deadline by when Pantheon had to complete a business combination and enable potential long term investors in CCBS the opportunity to consider investing in the business by approving the business combination as a stockholder of Pantheon. The percentage of the IPO shares remaining outstanding subject to the Put and Call Option Agreements is, however, approximately 94.3%, which correspondingly gives each of YA Global, Victory Park or Modern (to the extent it exercises its call option with YA Global or Victory Park) the ability to block the Redomestication and Business Combination should any of them seek to convert more than 1,149,999 of the shares subject to the Put and Call Option Agreements, and only 272,988 IPO shares remain outstanding that are not subject to such agreements. While Pantheon believes that it is unlikely that Modern would allow its pre-paid options to expire unexercised, and expects the transactions under the Put and Call Agreements will be consummated, it cannot predict whether Modern would vote in favor of the proposals to be considered at the Special Meeting or seek conversion if such transactions are consummated. Given the interest Modern has expressed in the business of CCBS, however, and the likelihood of Modern’s exercise of its options with YA Global and Victory Park, Pantheon does not expect Golden Meditech to be required to make any purchases of its stock pursuant to the obligation to do so contained in the Acquisition Agreement (as defined below). Stockholders will be promptly informed by supplemental materials to this Proxy Statement/Prospectus of any further developments regarding these matters.

In the event that Modern becomes the owner of the shares subject to the Put and Call Option Agreements, Pantheon and Pantheon Cayman anticipates that it will vote such shares in favor of the business combination; however, no assurance can be made that Modern will extend the period of the Put and Call Option Agreements should the need arise, exercise the call options or, in the event it acquires the shares, vote in favor of the business combination. Pursuant to the Put and Call Option Agreements, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to the exercise of the call options or if Modern elects not to extend the period of the call options.

On December 14, 2008, Pantheon, following approval by its stockholders, amended its certificate of incorporation (the “Extension Amendment”), to extend the time in which it must complete a business combination before it is required to be liquidated and grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. A total of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) were converted in connection with the shareholder approval of the Extension Amendment.

Pantheon’s stockholders should be aware that because Pantheon’s IPO prospectus stated that Pantheon would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination by December 14, 2008 as required by its certificate of incorporation, such stockholders may have securities law claims against Pantheon. Even if you do not pursue such claims, others may do so. The Extension Amendment will also result in Pantheon incurring additional transaction expenses, and may also result in securities law and other claims against Pantheon whose holders might seek to have the claims satisfied from funds in the trust account. If adopting the Extension Amendment results in Pantheon incurring material liability as a result of potential securities law claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims, that are not fully indemnified by Mark D. Chen. A consequence might be that holders of public shares who did not elect conversion at the time of the Extension Amendment vote but elect to convert their shares in connection with the proposed business combination vote will receive a lesser amount in respect to their pro rata share of the trust account.

The shares of Pantheon’s common stock, warrants and units are traded on the OTCBB, under the symbols “PCQC,” “PCQCW” and “PCQCU,” respectively. Each of Pantheon’s units consists of one share of common stock and two warrants, each to purchase an additional share of Pantheon’s common stock. Pantheon’s units commenced to trade on the OTCBB on December 15, 2006. Pantheon’s common stock and warrants commenced to trade separately from its units on January 17, 2007. Following consummation of the business combination, Pantheon Cayman intends to apply to list the Pantheon Cayman securities on the NYSE, or elsewhere at an appropriate time.

Background of Transaction

Promptly after Pantheon’s IPO in December 2006, the officers and directors of Pantheon commenced the process of sourcing potential business combination targets. The board of Pantheon established a list of criteria for screening for potential targets, including:

•	principal portion of operations located in mainland China;
•	business sector with favorable profitability and growth outlook;
•	the competitive position of the target within the sector to be among the leaders or with unique competitive advantages;
•	business model with long-term sustainability;
•	strong historical financial track record demonstrating the growth of the target’s business as well profitability of its business model;
•	size significant enough with a fair market value of at least 80% of our net assets at the time of the business combination (without deductions resulting from any share conversions in connection with the Extension Amendment);
•	strong management capable of leading the target going forward after the business combination;
•	a suitable offshore structure;
•	high motivation by the target combination to be listed as a public company in the U.S.; and
•	financial track record and internal control system that allows for a U.S. GAAP audit report to be produced

The Pantheon team reached out to a large number of business contacts that it believed might refer potential targets to Pantheon, including individuals known to the Pantheon team as knowledgeable about deals in the marketplace, financial advisory firms specialized in deal flow sourcing or advising companies in fund raising or financial transactions, senior business executives, professional investment managers and private equity investment funds.

Between the closing of the IPO of Pantheon and August 2008, Pantheon received leads and reviewed a total of more than 150 potential business combination candidates. These candidates are engaged in a wide range of industry sectors, including retail, manufacturing of consumer products, light manufacturing, natural resource, energy, education, business services, consumer services, technology, telecommunications, agriculture products production and processing, media and advertising, healthcare, hospitality and lodging, logistics and transportation and heavy industrial manufacturing. Most of these reviews were done on a preliminary basis, and did not progress towards a substantive discussion of terms of a potential transaction with Pantheon. Depending on the candidate involved, these companies were deemed unsuitable as a business combination target with Pantheon for various reasons, including but not limited to, the target not meeting Pantheon’s criteria as described above or lack of interest on the part of the candidate to pursue further discussions with Pantheon.

Out of the candidates that Pantheon has reviewed, Pantheon moved forward with substantive discussions beyond the level of an initial proposal, including conducting substantial due diligence and preliminary discussions of terms of transactions, with 22 of such candidates. These candidates were in following different industry sectors: consumer product manufacturing and distribution, retail and distribution, media & advertising, real estate developer, hotel and lodging, food and agriculture, and transportation, energy, healthcare, IT services, electronic product manufacturing, heavy industrial manufacturing, and light industrial manufacturing. Of these 22, three candidates progressed into even further due diligence work by Pantheon, together with preliminary discussions of principal deal terms and negotiations towards a potential business combination. However, Pantheon did not proceed forward with these candidates due to a combination of factors, including, among other factors, the candidates were not capable of producing US GAAP audited financial statements in a timely fashion, and that Pantheon and the candidates could not reach consensus on legal and business terms on the definitive merger agreements, as more fully described below.

The first was a ship building company that Pantheon initially met with in March 2007. Pantheon and the candidate entered into a non-binding letter of intent and Pantheon proceeded with due diligence on the candidate itself and its industry sector more generally. Pantheon terminated the discussion when it became clear to Pantheon that the candidate was not yet ready to proceed with the required audit process and that the middle-to-long term outlook for that industry segment was uncertain.

The second company was a retail and distribution company that Pantheon initially contacted in January 2007. Pantheon and the candidate entered into a non-binding letter of intent and proceeded with due diligence. After extended negotiation with the target regarding deal structuring, the negotiation was terminated because the complexity of the transaction might lead to the financial effects of the transaction being unacceptable to the major shareholders of the candidate.

The third company was a food production company that Pantheon met initially in October 2007. Pantheon conducted initial due diligence work on the target and then entered into a non-binding letter of intent, proceeding simultaneously with a significant due diligence effort on the candidate itself and its industry sector, as well as commencing structuring discussions and negotiation for a definitive merger agreement. During the course of the summer of 2008, the parties had several negotiating sessions while the candidate’s business sector experienced significant volatility in demand and pricing. Pantheon and the candidate renegotiated the terms of the proposed transaction from time to time to accommodate such changes in the business fundamentals, but were unable to reach agreement. Eventually, when the two sides were attempting to reach a mutually satisfactory consensus on terms, negotiation with CCBS began in late August 2008, which yielded more favorable terms for Pantheon, leading it to break off discussions with the food production company.

Background of Discussion With CCBS

The discussion was initiated by Mr. Chen on July 7, 2008. Mr. Chen and Mr. Yuen Kam, the Chairman of Golden Meditech, had known each other socially prior to the discussion. Golden Meditech is the controlling shareholder of CCBS. Mr. Chen reached out to Mr. Yuen Kam to inquire if he was aware of any suitable company with which Pantheon could do a business combination. Mr. Chen, however, was not previously aware of Golden Meditech’s intention to separately list CCBS or seek a transaction involving the merger of CCBS with a SPAC.

From Golden Meditech’s standpoint, the business combination would be in the best interests of its shareholders and CCBS’s shareholders. By acquiring a separate listing, CCBS would have more access to various funding opportunities for future business development and expansion. By becoming a U.S. reporting company, CCBS would increase its transparency to investors through its compliance with periodic disclosure requirements and enhance its reputation through its compliance with the required standards on internal control on financial reporting. It would also help improve the ability of CCBS to attract and retain highly qualified professionals in the future. CCBS’s ability to raise additional funds for its own needs would enable Golden Meditech to concentrate its efforts on raising funds for the development of its remaining business. Through a separating listing, the value of CCBS could be more visible and easily distinguished from that of Golden Meditech. Given that the cord blood banking business is more familiar to U.S. investors than Hong Kong investors, the business combination would enable CCBS obtain a better valuation, which in turn will enhance the value of Golden Meditech shareholders.

Mr. Kam explained the rationale from Golden Meditech’s standpoint, and Mr. Chen commenced the initial due diligence in relation to a potential transaction. Mr. Chen performed preliminary due diligence on Golden Meditech, CCBS, and the cord blood industry in China. On July 14, 2008, Mr. Chen provided to Golden Meditech a basic term structure that Pantheon believed to be feasible, which included a proposed valuation of $327 million for 100% a equity interest in CCBS (to consist of $277million in Pantheon ordinary shares, and $50 million in cash to be paid at a later time after the closing of the transaction). Mr. Chen also proposed in the initial term structure that, upon the consummation of the business combination, Pantheon will be redomesticated from Delaware to Cayman Islands. The board will consist of five members, two of which will be appointed by Pantheon as independent non-executive directors and one of which will be selected among the existing board members of CCBS. The board members appointed by Pantheon will be the chairman of the remuneration committee and nomination committee respectively, once these committees are established and the business combination is successfully completed. Furthermore, all CCBS shareholders who entered into the Acquisition Agreement will be subject to a lock-up period of twelve months. Golden Meditech did not indicate that it would accept the initial offer, but indicated that it would consider it if the offer was improved from a financial point of view. In the weeks following this initial proposal, personnel from both Golden Meditech and Pantheon had numerous discussions regarding potential deal structuring, while Pantheon’s management continued to perform due diligence.

On August 30, 2008 after discussions with CCBS and Golden Meditech on the initial terms, Pantheon submitted a revised offer, which included a proposed valuation of $350 million for 100% of equity interest in CCBS (to consist of $350 million in Pantheon ordinary shares). In a counter offer, CCBS added 9 million incentive warrants subject to the combined company achieving certain performance thresholds. In subsequent negotiations, additional details for these incentive warrants were agreed to, including that (i) they would be issued over a period of three years, (ii) they were to be exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman, and (iii) they would be granted to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price of a Pantheon Cayman share on the date of issuance and has a term of five years. Other aspects of the terms such as the Company’s board composition upon completion of the business combination, continuous adoption of CSC Share Option scheme, duration of the lock-up period etc. were also discussed verbally and then reflected in the final terms. As proposed in the final term structure, if CCBS achieves no less than 30% annual growth in new subscribers in each of the years ending March 31, 2009, March 31, 2010 and March 31, 2011, 2.5 million, 3 million, and 3.5 million incentive warrants will be issued to CCBS management in each respective year.

At the time of negotiating the terms of the transaction in August 2008, Pantheon and Golden Meditech mutually agreed on the $6.05 per share price to be used to calculate the number of shares issueable to selling shareholders. The per share price was derived by Pantheon and CCBS based on the anticipated trading price of Pantheon at the time of closing of business combination, and was calculated with reference to the anticipated cash value per share of Pantheon on the expected date of closing of business combination ($5.99), plus a 1% premium above the cash value in favor of Pantheon.

Negotiation of Definitive Agreement

After several meetings and conference calls between CCBS’s management, (Mr. Kam, Ms. Ting Zheng, and Mr. Albert Chen) and Pantheon’s officers and directors (Mr. Mark Chen, Mr. Kezhong Wu, Ms. Jun Mu, and Ms. Jennifer Weng) between August 22 and August 25, Pantheon submitted a summary of basic terms of the transaction on August 30, 2008, which reflected the basic term structure that Mr. Chen provided to Golden Meditech on July 14, 2008. CCBS responded verbally with a counteroffer on September 2, 2008. Although a written counter offer was not provided, CCBS’s management verbally indicated that Pantheon’s offer would be considered if the financial terms, including the incentives for the future management, the future treatment of the already granted CSC Share Option, board members composition and the duration of the lock-up period, could be revisited. Afterwards, numerous negotiations between Pantheon and CCBS were held and the legal advisors to both companies discussed the proposed transaction and the use of an Arizona entity to effect a redomiciliation of Pantheon to the Cayman Islands. There were also several conference calls and numerous email discussions among Pantheon, CCBS, Jones Day, Loeb & Loeb regarding the tax implications of the transaction. Several terms were modified, including the additional number of incentive warrants to be issued in each of the three financial years, the determination of the incentive warrants strike price, the board composition upon completion of the business combination, continuous adoption of CSC Share Option scheme and the duration of the lock-up period. After the discussions and negotiations, the essential deal terms were tentatively agreed on or around September 6, 2008 and Loeb & Loeb was instructed to draft the Acquisition Agreement. On September 7, 2008, Pantheon provided the first draft of the Acquisition Agreement to CCBS and its legal counsel Jones Day.

As part of its business due diligence, Pantheon reviewed various internal agreements, financial data and legal documents provided by CCBS and Pantheon’s directors and officers made a total of eleven visits to various offices and facilities of CCBS, in Beijing, Guangzhou and Hong Kong, examined the operational flow, process, and storage facilities of cord blood banks and interviewed various members of senior management team of CCBS. Pantheon management team also examined and estimated the overall size of CCBS’s historical storage quantities of cord blood, its excess capacity for the future and reviewed numerous third party reports and analyses on the global and PRC cord blood industry. In addition, Pantheon’s directors and officers participated in over 40 telephone conferences between various members of the working group, including CCBS, attorneys and accountants, to discuss various aspects of due diligence, transaction terms and structuring.

On September 5, 2008, and again on September 7, 2008, CCBS sent several lists requesting various documents and information related to Pantheon in order to satisfy CCBS’s due diligence work on Pantheon. Pantheon responded on September 6, and again on September 16, with various requested items on CCBS’s lists.

During the drafting process of the Acquisition Agreement, CCBS and Pantheon continued to negotiate various business and legal terms of the Acquisition Agreement throughout September until the Acquisition Agreement was finalized to submit to the shareholders of CCBS on or around October 5, 2008.

On October 27, 2008, Pantheon held a telephonic board meeting attended by all the members of the board of directors and at which the proposed transaction was approved and the management was authorized to sign the Acquisition Agreement and to file the necessary documents with the SEC to hold a shareholders’ meeting for the solicitation of shareholders’ approval of the business combination with CCBS. Accordingly, the Acquisition Agreement was signed effective on November 3, 2008. Prior to the market open on November 4, 2008, Pantheon filed a current report on Form 8-K announcing the execution of the Acquisition Agreement.

On November 12, 2008, as a result of the ongoing global financial crisis and due to the resulting adverse financial market conditions, Mark Chen of Pantheon and Albert Chen of CCBS determined that it may be necessary to find new shareholders to purchase the shares held by a limited number of Pantheon’s largest shareholders in order to avoid the proposal being voted down and to possibly extend the deadline by when Pantheon must complete a business combination. At the time of this conversation, it was not certain how many shares and from which shareholders the new shareholders would be purchasing such shares, but it was agreed that longer-term investors should be approached. Commencing on November 13, 2008, Mark Chen and Albert Chen had telephone calls with representatives of Rodman & Renshaw, LLC to discuss the possibility of Rodman & Renshaw assisting Pantheon in finding prospective sellers of Pantheon’s ordinary shares. In addition to locating potential sellers, Rodman & Renshaw also introduced to Mark Chen and Albert Chen the concept of seeking bridge investors for Pantheon, hedge funds that could act quickly enough to approve an extension of the deadline by when Pantheon had to complete a business combination.

Regarding the search for longer-term investors, Albert Chen met Ms. Na Wang of Modern Develop Limited during an investor conference in late 2007. Ms. Na Wang of Modern expressed a high level of interest in investing in CCBS but because CCBS was not a listed company, she was not able to make the investment at that time. On November 14, 2008, Albert Chen contacted Ms. Na Wang and enquired whether Modern remained interested in investing in CCBS. Albert Chen informed Ms. Na Wang that information regarding CCBS and its deal with Pantheon could be found in the Form 8-K filed by Pantheon and financial reports published by Golden Meditech. On November 16, 2008, Ms. Na Wang, on behalf of Modern, contacted Albert Chen and indicated Modern’s interest to invest in CCBS. As such, Albert Chen introduced Modern to Pantheon and Rodman & Renshaw, LLC so that Modern could prepare to open an account with Rodman & Renshaw, LLC for the purpose of Rodman brokering possible transactions with Pantheon’s stockholders.

On December 4, 2008, a conference call was held with Pantheon, Rodman & Renshaw, YA Global and Victory Park at which the general structure of an option agreement between the hedge funds and Modern were discussed and basic work on the compensation arrangements that would be acceptable was commenced, together with research regarding certain legal issues. During the period from December 6, 2008 and until the agreements were finalized on December 10, 2008, various drafts were exchanged between the parties and Rodman & Renshaw began to contact investors that it believed were likely to own shares of Pantheon’s stock to discuss their receptivity to such shares being bought at the cash value in trust prior to dissolution. Rodman & Renshaw was asked to find investors who may be interested providing funding to buy out those shareholders who intend to vote “No” to business combination and convert their shares into a pro rata portion of the Trust Account. It was understood by Albert Chen and Mark Chen that the number of shares sought would not be only the 50% of the outstanding to approve the amendment to Pantheon’s Certificate of Incorporation, but 80%, as Pantheon’s stockholders would be extended the same veto and conversion rights as they had with respect to a vote on a business combination.

Rodman & Renshaw had an initial discussion regarding providing bridge-type financing to buy out “no” voters shares with YA Global on or about November 22, 2008, and with Victory Park on or about November 27, 2008. Rodman & Renshaw reported back the potential interests of the two funds to provide such financing to Mark Chen and Albert Chen, who then passed the information to Modern for consideration. Modern responded positively on December 1, 2008, and suggested the basic structure of a call plus put option (which was substantially the same as the final Put and Call Agreements). Rodman & Renshaw then coordinated with the various parties to finalize the deal terms.

On December 10, 2008, Pantheon and Mark D. Chen entered into a Put and Call Option Agreement with Modern Develop Limited and YA Global and a separate Put and Call Option Agreement with Modern and Victory Park. Modern, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stock of Pantheon in the aggregate through negotiated private transactions brokered by Rodman at approximately $5.97 per share. Pantheon believes that the purchase prices reflected a $0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount, depending on, among other things, when the shares where transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Under the agreements with Pantheon’s selling stockholders, Pantheon’s representatives were granted such selling stockholders’ irrevocable proxy in voting for the Extension Proposal. As a result, each of the purchase agreements between the sellers and YA Global and Victory Park granted representatives of Pantheon irrevocable proxies, but only in connection with the vote on the Extension Amendment.

Pantheon Board of Directors’ Reasons for the Approval of the Acquisition

The Pantheon board of directors concluded that the Acquisition and the related transactions are in the best interests of Pantheon’s stockholders and that the consideration to be paid in the Acquisition and the related transactions is fair to Pantheon.

The consideration to be paid in the Acquisition and the related transactions was determined by several factors. Pantheon’s board of directors considered various industry and financial data, CCBS’s operation information and financial data supplied by CCBS’s management, certain forward looking assumptions and projections of the industry, market and CCBS’s business, and certain valuation analyses and metrics compiled by Mark Chen and Jennifer Weng of Pantheon, in order to determine that the consideration to be paid in the Acquisition and the related transactions is fair, from a financial perspective, to Pantheon and in the best interests of Pantheon and its stockholders.

Pantheon conducted a due diligence review of CCBS that included an industry analysis, an evaluation of CCBS’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration to be paid by Pantheon.

Pantheon’s board of directors considered a wide variety of factors in connection with its evaluation of the transaction. In light of the complexity of those factors, Pantheon’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of Pantheon’s board of directors may have given different weight to different factors. Pantheon’s board of directors determined that the Acquisition Agreement and the business combination and the related transactions contemplated thereby are fair to Pantheon from a financial perspective, and in the best interests of Pantheon and its stockholders.

Favorable Factors

In considering the transaction, the Pantheon board of directors gave considerable weight to the following favorable factors:

CCBS is well-positioned to capture significant growth opportunities in China.

CCBS is a leading provider of cord blood storage services in China and the sole cord blood banking licensee in Beijing and Guangdong. Its Beijing-based subsidiary, Jiachenhong, became the operator of the first licensed cord blood bank in China in 2002 and the management successfully pioneered the commercialization of cord blood banking services in China. CCBS also acquired the right to operate in Guangdong through its acquisition of Nuoya in May 2007. The acquisition significantly increased the size of the market CCBS can address. So far, cord blood banking licenses have been issued for only six of China’s 31 regions, with another four licenses expected to be issued by 2010. The PRC government authorities have been following a “one license per region” policy, allowing each licensee, including CCBS, to operate within its own region without competition. CCBS expects to continue to grow its business through application for new licenses and acquisition of existing cord blood bank operators. Under the leadership of CCBS’s management, the aggregate number of new subscriber sign-ups amounted to 6,574, 12,347 and 26,060 for the years ended March 31, 2006, 2007 and 2008.

CCBS’s long-term steady streams of cash flows are expected to contribute an increasing proportion of its revenues as the number of subscribers accumulated over the years continue to grow.

CCBS enters into contracts with its subscribers which are automatically renewed each year for a period of 18 years and charges an initial processing fee at birth and storage fees each year. The contracts can be further extended, at the option of the children, after the children reach adulthood if they are not terminated early by the parents. The number of units accumulated since CCBS’s operation in China grew by 112.5% from 10,975 as of March 31, 2006 to 23,322 as of March 31, 2007 and further grew by 111.7% from 23,322 as of March 31, 2007 to 49,382 as of March 31, 2008. Taking into account the significant market size that CCBS can address since its acquisition of Nuoya in May 2007, CCBS expects annual storage fees to contribute an increasing proportion of its revenues as the number of its subscribers accumulated over the years continues to grow. In addition to its fee-based commercial services, CCBS also preserves cord blood units donated by the public and charges fees for matching units to patients in need of transplants. This revenue accounts for a small percentage of its total revenue.

The terms of the Acquisition Agreement and other transaction agreements.

The terms of the Acquisition Agreement, including the closing conditions, covenants and termination provisions are customary and reasonable from Pantheon’s perspective. The Pantheon board of directors placed importance on the Acquisition Agreement including customary and reasonable terms and conditions as it believed that such terms and conditions would protect Pantheon’s interests in the transaction and enhance the likelihood of closing. The Pantheon board of directors believes that the terms and conditions of the Acquisition Agreement permit Pantheon to proceed with the transaction with confidence.

Potential Negative Factors

In addition to the positive factors considered by the Pantheon board, it considered the following potential negative factors:

•	The fact that CCBS’s business activities are subject to numerous PRC governmental regulations that may impose significant costs and restrictions;
•	The possibility that the government might in the future change its policies related to the cord blood banking industry in a manner that could have an adverse impact on CCBS including the possibility that PRC regulators may order licensed cord blood bank operators in China to cease their fee-based commercial cord blood banking operations;
•	The possibility that, in the future, changes in the political, economic and/or legal environment in China could have an adversely impact on CCBS’s business;
•	The possibility that changes in the cord blood banking industry dynamics and technologies could render CCBS’s services uncompetitive or obsolete; and
•	The possibility that CCBS may not be able to manage its expected growth and enlarged business which could adversely affect its business.

Other Factors

Comparable Companies Analysis

We prepared a list of comparative price/earnings ratios of these companies and compared them to the price/earnings of CCBS and their anticipated price/earnings. We examined the trading performance of a wide range of U.S. listed companies that could potentially serve as comparable companies in a variety of relevant industry sectors, such as Chinese consumer base healthcare sector, U.S. advanced medical devices, U.S. healthcare service providers, and other U.S. listed consumer based companies in China.

We considered a wider range of comparable companies because CCBS does not have identical comparable in the same cord blood bank sector. Given CCBS is a consumer based healthcare services provider and its high growth nature demonstrated consistent track record and robust earnings growth, we believe CCBS is best compared to some U.S. listed Chinese companies like China Medical Technologies (CMED), Mindray Medical International (MR) and WuXi PharmaTech (WX), and high growth U.S. medical suppliers such as

Natus Medical (BABY), Qiagen (QGEN), and healthcare service provider like Phase Forward (PFWD). None of the comparable companies have characteristics identical to CCBS. An analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments regarding differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

For a better reflection of market’s view of valuation on the comparable companies, we selected the trading information for these companies from August 1, 2008 to September 30, 2008 and derived an average from the historical daily data. We expect CCBS’s valuation multiples to be at least equal to the mean of those of the comparable companies due to its higher than average profit margins and higher than average net earning growth compared to the comparable companies.

Company Name	Stock Price (Average of August and September)	Market Capitalization (mm)	P/E, Basic(1)	Forward P/E, Basic(2)(4)	Forward P/E, Basic(3)(4)
US listed CN Consumer base healthcare sector
China Medical Tech	43.41	1,198.0	28.9	22.3	18.6
Mindray Medical Technology	37.22	3,992.2	51.0	36.1	23.0
Wuxi Pharma Tech	17.38	1,068.9	31.6	27.2	19.3
US listed US Advanced Medical Devices
Natus Medical	24.00	549.6	52.2	32.0	19.5
Qiagen	20.32	4,170.6	32.3	26.4	21.6
US listed Healthcare service provider
Phase Forward	19.75	855.6	33.5	41.1	31.9
			38.24	30.86	22.32

Source of earning estimates: UBS, Credit Suisse

(1)	Represent the ratio of the stock price to the actual earnings of the most recent fiscal year;
(2)	Represent the ratio of the stock price to the estimated earnings of the upcoming fiscal year;
(3)	Represent the ratio of the stock price to the estimated earnings of the fiscal year after next;
(4)	The earning estimates by UBS and Credit Suisse are publicly available on Thompson Financials.

Without taking into consideration of the premium that CCBS deserves for being an exclusive service provider in the market which CCBS holds a license and further future growth potential in case of acquiring new license(s), we applied the following multiples based on the average of comparables to the respective figures:

•	Multiple of 38.2x 2007 net earning (or FY3/2008 net earning)
•	Multiple of 30.9x 2008E net earning (or FY3/2009 net earning)
•	Multiple of 22.3x 2009E net earning (or FY3/2010 net earning)

And calculated a range of enterprise value for CCBS by weighting the above indications equally and then added net cash of approximately $30.3 million to derive an indicated equity value range of $498.3 million, approximately 30% higher than the $350.0 million valuation that Pantheon gave CCBS. The $30.3 million is being added to the pre-merger enterprise valuation of CCBS because that amount represents the amount of cash that CCBS has and Pantheon’s board believes that the enterprise valuation of CCBS consists of both the value of its business and the value of its cash.

The Company believes the earnings information referenced in publicly available, and does not believe that there are any cord blood banks with a comparable corporate structure that would provide meaningful incremental data to the Comparable Companies Analysis.

DCF Analysis

The discounted cash flow method was based on forecasted cash flows from operations over a period of 25 years (from 2009 to 2033). The free cash flow and the terminal cash flows beyond 2033 that were estimated to grow at an annual rate of 5.0% are further discounted back to the present value at a weighted average cost of capital (WACC) of 12.0%. Based on this analysis, the present value of the cash flows for the period from 2009 to 2033 approximates RMB2,655.0 million and the present value of the terminal cash flows for the period beyond 2033 approximates RMB868.6 million. The sum of these two numbers provided a total company valuation from the discounted cash flow analysis of approximately RMB3.5 billion, or equivalently $515.9 million, about 32% higher than the $350.0 million valuation Pantheon gave CCBS.

The valuation for CCBS was based on various assumptions, including:

•	Projected growth of users and revenue, assumed margins, and projected net income: maintaining fees, upfront and annuity storage fee.
•	The projected revenue from FY 2009 to FY 2013 are RMB284 million, RMB411 million, RMB552 million, RMB655 million, and RMB745 million, respectively. The projected free cash flow from FY 2009 to FY 2013 are RMB52 million, RMB130 million, RMB184 million, RMB225 million and RMB258 million, respectively.
•	The projections also indicate an improvement in EBITDA from FY 2008 to FY 2013 from approximately RMB131.0 million to RMB443.6 million, representing an improvement in EBITDA margin from 56.2% to 59.5% and a CAGR of 27.6%.
•	A discount rate of 12.0% was utilized to arrive at a present value, based on CCBS’ estimated average cost of capital of 12.0% (same as weighted average cost of equity due to no debt leverage employed by CCBS). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk, country risk and size premiums and a company specific risk factor, reflecting the risk associated with achieving the projected sales growth, increasing margins throughout the projection period and integration risk. A sensitivity analysis of the DCF value of CCBS on varying WACC and terminal growth rate are shown below:

		WACC
(USD in Thousands)		10%	11%	12%	13%	14%	15%
	2%	658,396	556,449	447,749	415,589	365,551	324,618
	3%	658,398	571,920	487,641	422,070	369,884	327,565
	4%	716,595	591,813	500,005	429,990	375,083	331,048
terminal growth rate	5%	763,154	618,336	515,901	439,890	381,437	335,227
	6%	832,993	655,468	537,097	452,619	389,381	340,335
	7%	949,391	711,166	566,771	469,591	399,593	346,720
	8%	1,182,188	803,996	611,281	493,352	413,210	354,930

The valuation analysis considered, among other things, strategic positioning of CCBS, the size of its current and potential markets, the financial and operational history, and its views on strengths, weaknesses, opportunities and regulatory risks. The projections were based on historical financial results and expected growth of subscribers due to organic penetration rate increase. Growth from acquisitions including acquiring more license(s) in other location(s) is not included. In developing the valuation analyses for the discounted cash flow analysis, Pantheon board estimated value based upon CCBS’s potential future free cash flow under a range of scenarios discounted at a rate reflecting risks inherent in its business and capital structure.

Based on the analysis, Pantheon’s board concluded that comparatively speaking, the enterprise value of CCBS, immediately after the acquisition, was favorable. The valuation was fair and attractive using a discounted cash flow analysis. On the basis of the analyses, we concluded that the board of directors, from an economic point of view, should consider the business combination with CCBS.

80% Test Analysis

It is a requirement that any business acquired by Pantheon have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the Trust Account (without deductions resulting from any share conversions in connection with the Extension Amendment). Pantheon’s net asset value, without exclusion of IPO underwriter’s deferred discount and after adding back the $5,561,686 distributed from the Trust Account in connection with the Extension Amendment, is approximately $34.4 million as of March 31, 2009. This net asset value multiples by 0.8 results in approximately $27.5 million.

The consideration of $304.3 million exceeds 80% of the net asset value of Pantheon, without considering the IPO underwriter’s deferred discount and the conversions in connection with the Extension Amendment. In addition to determining whether the consideration of $304.3 million exceeds 80% of the net asset value of Pantheon, the board of directors compared the outputs of its valuation analyses, to the 80% net asset value test, and in each case, the 80% test was met.

CCBS’s Spin Off from Golden Meditech

CCBS is being spun off from Golden Meditech, among other reasons, in order to: (i) create a clearer business profile for financial institutions who wish to provide financing or to invest in a pure cord blood banking company; (ii) access various funding channels which include future equity fund raising through Pantheon Cayman; (iii) potentially enhance its valuation given the familiarity of United States investors with cord blood bank businesses; (iv) enhance CCBS’s corporate image as a United States public company; and (v) become a separately listed company allowing CCBS to retain and recruit talented executives, ultimately enhancing its management expertise.

While these benefits are qualitatively important to CCBS, it would be difficult to give them a quantitative value. Therefore, there has not been any valuation attributed to CCBS in connection with its spin off from Golden Meditech.

Fairness Opinion

Pantheon did not obtain a fairness opinion with respect to the acquisition of CCBS or the redomestication. The Pantheon board of directors believes because of the financial skills and background of several of its members, it was qualified to make an analysis itself and conclude that the acquisition of CCBS met the 80% asset test requirement (without deductions resulting from any share conversions in connection with the Extension Amendment) without recourse to an fairness opinion from an independent source.

By conducting this analysis internally (as opposed to obtaining a third party determination of the satisfaction of the 80% test and the fairness of the transaction to the Pantheon stockholders), the Pantheon board may have assumed additional potential liability in the event of a challenge to the board’s actions. Under Delaware law, a director is fully protected in relying in good faith upon the opinions, reports or statements presented by a person as to matters the director reasonably believes are within such person’s professional or expert competence and who has been selected by reasonable care. Without that protection afforded by a third party determination, directors could have additional liability (and Pantheon could be required to provide indemnification to the directors) if the decision to acquire CCBS was determined to be in violation of the board’s fiduciary duties and not covered by the limitations on director liability contained in Pantheon’s certificate of incorporation.

Recommendation of Pantheon’s Board of Directors

After careful consideration, Pantheon’s board of directors determined that the Acquisition is fair to and in the best interests of Pantheon and its stockholders. On the basis of the foregoing, Pantheon’s board of directors has approved and declared advisable the Acquisition and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals.

The board of directors recommends a vote “FOR” each of the Business Combination Proposal,
Redomestication Proposal, Incentive Plan Proposal and the other proposals

Interests of Certain Persons in the Acquisition

When you consider the recommendation of the Pantheon board of directors, you should keep in mind that Pantheon’s executive officers and members of Pantheon’s board of directors have interests that may be different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	if the proposed Acquisition is not completed by September 30, 2009 (or if the CCBS business combination is abandoned prior to such date), Pantheon will be required to liquidate. In such event, the 1,250,000 shares of common stock held by Pantheon officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 2,083,334 warrants that were acquired prior to the IPO for an aggregate purchase price of $1,250,000. Such common stock and warrants had an aggregate market value of approximately $7.9 million based on the most recent closing price of $5.85 and $0.29, respectively, on the OTCBB as of May 28, 2009;
•	in connection with the IPO, Mark D. Chen agreed to indemnify Pantheon for debts and obligations to vendors that are owed money by Pantheon, but only to the extent necessary to ensure that certain liabilities do not reduce funds in the Trust Account. If the business combination is consummated, Mr. Chen will not have to perform such obligations. As of March 31, 2009, Pantheon believes that the maximum amount of the indemnity obligation of Mr. Chen is approximately $66,000, which is equal to the amount payable to creditors, less amounts relating to creditors for which Pantheon has received a waiver of each such creditor’s right to sue the Trust Account. Pantheon does not have sufficient funds outside of the trust account to pay these obligations. Therefore, if the business combination is not consummated and vendors that have not signed waivers, sue the Trust Account and win their cases, the Trust Account could be reduced by the amount of the claims and Mr. Chen would be required to fulfill his indemnification obligations and he may not be able to satisfy his individual obligations to indemnify Pantheon;
•	warrants to purchase Pantheon common stock held by Pantheon’s officers and directors are exercisable only upon consummation of a business combination;
•	all rights specified in Pantheon’s certificate of incorporation relating to the right of officers and directors to be indemnified by Pantheon, and of Pantheon’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Pantheon liquidates, Pantheon will not be able to perform its obligations to its officers and directors under those provisions;
•	if the business combination with CCBS is completed, Ting Zheng and Albert Chen will serve as executive directors of Pantheon Cayman and Mark Chen and Jennifer Weng will serve as non-executive directors of Pantheon Cayman; and
•	Pantheon’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved. Any recovery of such fees and expenses by these vendors will be much more difficult in the event the business combination is not approved while such recovery is not expressly contingent on the outcome of the Pantheon stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

In addition, the exercise of Pantheon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Certain U.S. Federal Income Tax Consequences

The merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Pantheon stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Pantheon common stock or warrants for the common stock or warrants of Pantheon Arizona.

The conversion also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Pantheon Arizona stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Pantheon Arizona common stock or warrants for the ordinary shares or warrants of Pantheon Cayman. Pantheon Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. For this purpose, the valuation of Pantheon Arizona’s assets at the time of conversion may take into account a variety of factors, including possibly the fair market value of Pantheon Arizona’s shares immediately prior to the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Pantheon Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Pantheon Arizona as a result of such gain should become a liability of Pantheon Cayman by reason of the conversion. Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the conversion.

Pantheon Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange and certain “anti-inversion” provisions in the Code should not apply to treat Pantheon Cayman as a U.S. corporation after the conversion and share exchange.

See “Material U.S. Federal Income Tax Consequences” below for further discussion of these tax consequences.

Anticipated Accounting Treatment

The Acquisition will be accounted for in accordance with U.S. generally accepted accounting principles as a capital transaction in substance. Under this method of accounting, Pantheon will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management and a majority of the board of directors of CCBS will continue as the senior management and majority of the board of directors of the combined company and CCBS shareholders retaining the majority of voting interests in the combined company. In accordance with guidance applicable to these circumstances, the Acquisition will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of CCBS issuing stock and warrants for the net assets of Pantheon, accompanied by a recapitalization. The net assets of Pantheon will be stated at fair value, which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition will be those of CCBS.

Regulatory Approvals

Pantheon and CCBS do not expect that the Acquisition will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of which this proxy statement/prospectus is part, and the filing of certain Acquisition documents with, and the issuance of a certificate of incorporation on conversion by, the Registrar of Companies of the Cayman Islands and with the Secretary of State of the State of Delaware. Pantheon and CCBS intend to comply with all such requirements.

THE ACQUISITION AGREEMENT

The following is a summary of the material provisions of the Acquisition Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Redomestication to the Cayman Islands

Pursuant to the Acquisition Agreement, upon stockholder approval, Pantheon will complete a corporate reorganization that would result in holders of Pantheon securities holding securities in Pantheon Cayman, a Cayman Islands company rather than in Pantheon, a Delaware corporation. The reorganization involves two steps. First, Pantheon, the current Delaware corporation, will effect a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Pantheon Arizona, its wholly-owned Arizona subsidiary, with Pantheon Arizona surviving the merger. Second, after the merger, Pantheon Arizona will become Pantheon Cayman, a Cayman Islands company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization will change Pantheon’s place of incorporation from Delaware to the Cayman Islands. We refer to the entire two-step transaction as the redomestication.

The redomestication will result in all of Pantheon’s issued and outstanding shares of common stock immediately prior to the redomestication converting into ordinary shares of Pantheon Cayman, and all units, warrants and other rights to purchase Pantheon’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Pantheon Cayman. The shares of Pantheon Cayman will continue to be quoted on the OTCBB or such other public trading market on which its shares may be trading at such time. Pantheon will cease to exist and Pantheon Cayman will be the surviving corporation. In connection therewith, Pantheon Cayman will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pantheon, including any and all agreements, covenants, duties and obligations of Pantheon set forth in the Acquisition Agreement.

Business Combination With CCBS: Acquisition Consideration

Immediately following the redomestication, Pantheon Cayman will acquire all of the issued and outstanding ordinary shares of CCBS held by the selling shareholders in exchange for ordinary shares of Pantheon Cayman at a ratio of one ordinary share of Pantheon Cayman for approximately every 2.8 CCBS ordinary shares. The issuance of shares of Pantheon Cayman to the selling shareholders is being consummated on a private placement or offshore basis, pursuant to Section 4(2) of, or in accordance with Regulation S promulgated under, the Securities Act of 1933, as amended, as appropriate. Assuming that all shareholders of CCBS participate in the business combination, Pantheon Cayman will issue an aggregate of 57,851,240 ordinary shares in the share exchange. As of the date of this proxy statement/prospectus, shareholders representing 93.94% of the outstanding shares of CCBS have elected to participate in the business combination by becoming selling shareholders in the Acquisition Agreement. Accordingly, the aggregate value of the consideration being paid by Pantheon is approximately $317.9 million based on the most recent closing price of $5.85 as of May 28, 2009, and consists of 54,345,104 shares being issued to the selling shareholders. This valuation is based on a historical trading price at a time when only approximately 5.7% of Pantheon’s shares were trading publicly and does not take into account any potential dilution that may result from the issuance of the unregistered shares. Following the redomestication and upon consummation of the business combination, Pantheon Cayman will change its name to China Cord Blood Corporation.

Immediately after the business combination, all stock options of China Stem Cells Holdings Limited, an exempted company incorporated in the Cayman Islands and wholly-owned subsidiary of CCBS, or “CSC”, will be amended such that the options will become exercisable for ordinary shares of Pantheon Cayman and thereafter become substantially equivalent securities of Pantheon Cayman, with each option to purchase one share of CSC becoming an option to purchase 35.73314 ordinary shares of Pantheon Cayman. In addition, pursuant to an earn-out provision in the Acquisition Agreement, Pantheon Cayman has agreed to issue, over a period of three years, warrants exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price of a Pantheon Cayman share on the date of issuance and has a term of five years. Both the stock option scheme of CSC and the earn-out warrants will be accounted for as compensation to the management team and employees of the combined company rather than as consideration in the Business Combination because the shares issuable under the stock option scheme of CSC and the warrants issuable pursuant to the earn-out provision of the Acquisition Agreement will be issued only to members of the combined company’s management team and employees (and not to the existing CCBS shareholders) and based on their performance as employees of Pantheon Cayman after the Business Combination. It is expected that these will result in the recognition of share-based compensation expense for these warrants as the achievement of performance conditions becomes probable over the performance period.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

Following the business combination there will be a total of 63,921,627 (or 60,415,491 assuming Pantheon acquires 93.94% of the CCBS shares) shares of Pantheon Cayman issued and outstanding. Assuming that no additional selling shareholders will be included in the Acquisition Agreement, Pantheon will acquire only 93.94% interest in CCBS in the business combination, resulting in a total of 60,415,491 shares of Pantheon Cayman issued and outstanding. Pantheon’s current public shareholders will own approximately 8.0% of Pantheon Cayman, Pantheon’s current directors, officers and affiliates will own approximately 2.1% of Pantheon Cayman, Golden Meditech will own approximately 48.1% of Pantheon Cayman, and the selling shareholders (excluding Golden Meditech) will own approximately 41.8% of Pantheon Cayman. If Modern exercises all of its call options, or if YA Global and Victory Park exercise all of their put options, Modern will own approximately 7.5% of Pantheon Cayman. Upon the completion of the business combination, Pantheon Cayman is not expected to become a subsidiary of Golden Meditech. Immediately following the business combination, CCBS’s current directors and executive officers will become directors and executive officers of Pantheon Cayman, and the options of CSC currently held by them and other participants of the current stock option scheme of CSC will become options to purchase 3,573,314 ordinary shares of Pantheon Cayman.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved. Similarly, the business combination will not take place unless the redomestication is also approved. Upon consummation of the business combination, Pantheon Cayman will own 93.94% of the issued and outstanding ordinary shares of CCBS (assuming no additional CCBS shareholders become selling shareholders).

Representations and Warranties

In the Acquisition Agreement, the selling shareholders make certain representations and warranties (with certain exceptions) relating to, among other things: (a) title to shares; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) accuracy of representations; and (g) transfer restrictions.

In the Acquisition Agreement, CCBS and Golden Meditech (the “Warrantors”) make certain representations and warranties (with certain exceptions) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) financial information and absence of undisclosed liabilities; (g) absence of certain changes or events; (h) absence of litigation; (i) licenses and permits; (j) title to properties; (k) ownership of intellectual property; (l) taxes; (m) employment matters; (n) transactions with affiliates and employees; (o) insurance coverage; (p) material contracts; (q) compliance with laws, including those relating to the PRC, foreign corrupt practices and money laundering; (r) broker’s and finder’s fee; and (s) environmental matters.

In the Acquisition Agreement, Pantheon and Pantheon Arizona make certain representations and warranties (with certain exceptions) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) SEC filings; (g) internal accounting controls; (h) absence of certain changes or events; (i) financial information and absence of undisclosed liabilities; (j) absence of litigation; (k) compliance with laws, including the Sarbanes-Oxley Act of 2002 and foreign corrupt practices and money laundering laws; (l) certain registration matters; (m) broker’s and finder’s fees; (n) minute books; (o) approval by Pantheon’s board of directors; (p) quotation of securities on the OTCBB; (q) information with respect to the trust fund; (r) transactions with affiliates and employees; (s) material contracts; and (t) taxes.

Conduct Prior to Closing; Covenants

Pantheon and the Warrantors have each agreed to continue to operate their respective businesses in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Acquisition Agreement also contains covenants of Pantheon, the Warrantors and the Selling Shareholders, including covenants providing for:

•	Pantheon and the Warrantors to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Acquisition Agreement, subject to certain limitations;
•	the Warrantors to use their commercially reasonable efforts to deliver to Pantheon no later than December 31, 2008 the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of CCBS for the period then ended;
•	Pantheon to prepare, file and mail a proxy statement/prospectus and to hold a stockholder meeting to approve the transactions contemplated by the Acquisition Agreement, and the Warrantors to use commercially reasonable efforts to provide any information required or appropriate for inclusion in the proxy statement/prospectus;
•	Pantheon to use commercially reasonable efforts to provide Golden Meditech its audited consolidated financial statements prepared in accordance with International Financial Reporting Standards and for inclusion in the shareholders circular to be dispatched by Golden Meditech in connection with the special meeting of its shareholders for the purpose of approving the transactions contemplated by the Acquisition Agreement;
•	Golden Meditech, to the extent necessary, practicable and permitted under the applicable laws and after obtaining all relevant approvals from CCBS’s shareholders, to purchase, or procure the purchase of, Pantheon’s common shares for the purpose of assisting in the successful completion of the proposed Acquisition, provided that Golden Meditech has no commitment as to the price and number of Pantheon’s common shares to be purchased under such covenant;
•	the Warrantors not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party that could reasonably be expected to lead to a proposal or offer for a stock purchase, asset acquisition, merger, consolidation or other business combination involving CCBS; and
•	each of the Warrantors and selling shareholders to waive all right, title, interest or claim of any kind against the Pantheon trust fund.

Conditions to Closing

General Conditions

Under the Acquisition Agreement, consummation of the business combination and the related transactions is conditioned on (a) the Pantheon board not having withdrawn its approval of the terms and conditions of the merger; (b) a majority of the Pantheon common stock approving the redomestication; and (c) a majority in interest of the Pantheon public common stock voting at the stockholders meeting approving the business combination, with holders of fewer than 20% of the Pantheon public common stock outstanding immediately on or before the stockholder meeting related to such vote properly exercising their rights to have their public shares converted into a pro rata share of the funds available in the Trust Account in accordance with Pantheon’s Certificate of Incorporation. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination.

Warrantors’ Conditions to Closing

The obligations of the Warrantors to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	the representations and warranties of the Pantheon shall be true on and as of the closing date of the Acquisition Agreement except where failure to be so true and correct has not had, or would not reasonably be expected to have, a material adverse effect on Pantheon, and Pantheon has complied with all required covenants in the Acquisition Agreement in all material respects;
•	there shall have been no material adverse effect with respect to Pantheon since June 30, 2008;
•	the receipt of necessary consents and approvals by government authorities and the completion of necessary proceedings;
•	the Warrantors shall have received a legal opinion, which is customary for transactions of this nature, from counsel to Pantheon;
•	Pantheon shall have filed with the SEC the definitive proxy statement in connection with the stockholders meeting to be called and held for the purpose of voting on the adoption and approval of, among other things, the Acquisition Agreement and the transactions contemplated thereby and mailed it to Pantheon’s stockholders;
•	Pantheon shall have maintained its status as a company whose common stock and warrants are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the closing in relation to the quotation of the securities of Pantheon Cayman;
•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Warrantors or any of their officers or directors; and
•	Golden Meditech shall have received all necessary approvals for the consummation of the transactions contemplated by the Acquisition Agreement (including with respect to related spin-off and the termination of its option plan) from its shareholders in accordance with the Hong Kong Stock Exchange Listing Rules.

Pantheon’s Conditions to Closing

The obligations of Pantheon to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•	the representations and warranties of the Warrantors shall be true on and as of the closing date of the Acquisition Agreement except where failure to be so true and correct has not had, or would not reasonably be excepted to have, a material adverse effect on the Acquisition Agreement in all material respects;
•	there shall have been no material adverse effect with respect to CCBS since March 31, 2008;
•	Pantheon shall have received a legal opinion, which is customary for transactions of this nature, from counsel to CCBS; and
•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Pantheon parties or any of their officers or directors.

If permitted under applicable law, either Pantheon or CCBS may waive any inaccuracies in the representations and warranties made to such party contained in the Acquisition Agreement and may waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Acquisition Agreement. However, the condition requiring that the holders of fewer than 20% of the shares of Pantheon public common stock affirmatively vote against the business combination and demand conversion of their public shares into cash may not be waived.

Additional Agreements and Covenants

Board Composition

Effective the closing date, the board of directors of Pantheon Cayman will consist of five members. The members will include Ting Zheng and Albert Chen of CCBS, Mark Chen and Jennifer Weng of Pantheon, and an additional director to be selected and nominated by CCBS such that a majority of the board will consist of independent non-executive directors, of which one will have U.S. GAAP experience. Simultaneously therewith, all other current directors of Pantheon will resign as directors of Pantheon Cayman.

Termination

The Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Pantheon’s stockholders, by:

•	mutual written consent of the parties to the Acquisition Agreement;
•	either Pantheon or the Warrantors, if the closing has not occurred by (a) December 14, 2008, (b) another date which has been approved by the stockholders of Pantheon, or (c) such other date as may be mutually agreed to;
•	the Warrantors, if there has been a breach by the Pantheon parties of any representation, warranty, covenant or agreement contained in the Acquisition Agreement which has prevented the satisfaction of the conditions to the obligations of the Warrantors at the closing under the Acquisition Agreement and the violation or breach has not been waived by the Warrantors or cured by Pantheon within ten business days after written notice from the Warrantors;
•	Pantheon, if there has been a breach by the Warrantors of any representation, warranty, covenant or agreement contained in the Acquisition Agreement which has prevented the satisfaction of the conditions to the obligations of Pantheon at the closing under the Acquisition Agreement and such violation or breach has not been waived by Pantheon or cured by the Warrantors within ten business days after written notice from Pantheon;
•	the Warrantors, if the Pantheon board of directors fails to recommend or withdraws or modifies in a manner adverse to the Warrantors its approval or recommendation of the Acquisition Agreement and the transactions contemplated under the Acquisition Agreement; and
•	either Pantheon or the Warrantors, if the redomestication and the business combination are not approved, or if holders of 20% or more of Pantheon’s public common stock exercise their right to convert their public common stock into cash from the Trust Account.

Effect of Termination

In the event of termination and abandonment by either Pantheon or the Warrantors, except as set forth below, all further obligations of the parties shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses.

Indemnification

Indemnification by the Warrantors and Selling Shareholders

The Warrantors have agreed, jointly and severally, to indemnify Pantheon from any damages arising from: (a) any breach of any representation or warranty made by the Warrantors; or (b) any breach by the Warrantors of their covenants or obligations to be performed at or prior to the closing.

The selling shareholders have agreed, severally but not jointly, to indemnify Pantheon from any damages arising from: (a) any breach of any representation or warranty made by such selling shareholder; or (b) any breach by such selling shareholder of its covenants or obligations to be performed at or prior to the closing.

Pantheon has agreed to indemnify the Warrantors and the selling shareholders from any damages arising from any breach of any representation or warranty made by Pantheon.

Limitations on Indemnity

The Pantheon indemnified parties will not be entitled to indemnification unless the aggregate amount of damages to such parties exceeds $5.0 million. Further, with limited exceptions, the aggregate amount of damages payable by the warrantors shall not exceed $17.0 million. The amount payable by any selling shareholder shall not exceed the market value of the Pantheon Cayman shares received by the selling shareholder when the business combination is consummated.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Appendix A hereto.

THE REDOMESTICATION PROPOSAL

General

In connection with the business combination, Pantheon will redomesticate to the Cayman Islands and, in that process, change its name and corporate documents and reconstitute its board of directors. Redomestication to the Cayman Islands is an obligation under the Acquisition Agreement and a condition to consummation of the business combination.

As substantially all of the business operations of CCBS are conducted outside the United States, Pantheon management concluded that the redomestication will permit greater flexibility and possibly improved economics in structuring acquisitions as CCBS expands, as CCBS believes that potential target acquisitions may view the status of being a shareholder in a publicly-traded Cayman Islands exempted company more favorably than being a shareholder in a U.S. corporation (because, among other things, Cayman Islands exempted companies are not subject to corporate income tax and U.S. corporations are), which could be significant to CCBS in light of its strategic acquisition plans. In addition, depending on the shareholder composition of Pantheon Cayman after the business combination and changes in board membership or location of its principal executive offices, Pantheon Cayman anticipates that it will become a foreign private issuer with respect to its SEC filings, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, if Pantheon Cayman becomes a foreign private issuer, it would be exempt from certain provisions applicable to U.S. public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;
•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and
•	The sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

However, because of these exemptions, Pantheon Cayman’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Pantheon.

Following the redomestication and upon consumation of the business combination, it is intended that Pantheon’s corporate name will be changed to “China Cord Blood Corporation.” As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Pantheon will, by means of the merger and conversion statutes in effect in Delaware, Arizona, and the Cayman Islands, be enjoyed, owned or owed, as the case may be, by Pantheon Cayman following the redomestication, except to the extent such rights, duties or obligations will be governed by the law of the Cayman Islands as opposed to Delaware, depending upon the issue under consideration. As a result, all of the restrictions applicable to Pantheon’s initial security holders will continue to apply until the consummation of the business combination, which will take place immediately following the consummation of the redomestication, and certain of which will continue to apply following such consummation. Similarly, Pantheon Cayman will assume all agreements to which Pantheon is currently a party, including the warrants originally issued by Pantheon.

The full text of the Memorandum of Association and Articles of Association of Pantheon Cayman are attached to this proxy statement/prospectus as Appendix C. The discussion of these documents and the comparison of rights set forth below is qualified in their entirety by reference to this appendix.

Pantheon Cayman will be governed by a Memorandum and Articles of Association different from Articles of Incorporation and Bylaws of Pantheon. Certain provisions of the Memorandum and Articles of Association of Pantheon Cayman may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. Certain of these provisions provide for:

•	having a classified board of directors with staggered three-year terms;
•	requiring special resolution (at least three-quarters of the votes cast) to remove a director;
•	providing for filling vacancies on the board only by the vote of the remaining directors or by special resolution (at least three-quarters of the votes cast); and
•	establishing the requirements and procedures for calling special meetings of shareholders, including a provision that provides that a special meeting of the stockholders may only be called by a majority of directors, our chairman, or at least three-quarters of all of the votes entitled to be cast by the shareholders in the meeting.

Adoption of the Redomestication Proposal

Pantheon’s board of directors has unanimously approved the Redomestication Proposal and recommends that Pantheon’s stockholders approve it.

The affirmative vote of holders of a majority of Pantheon’s outstanding shares of common stock is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication will not be consummated if the Business Combination Proposal is not approved. The business combination will not be consummated if the Redomestication Proposal is not approved. As all of Pantheon’s stockholders are voting upon the redomestication in connection with their vote upon the business combination, and such transactions are cross-conditioned, Pantheon believes that the consummation of the redomestication immediately prior to the business combination does not violate its Certificate of Incorporation.

Pantheon’s board of directors unanimously recommends a vote “FOR” the approval of the redomestication.

The Redomestication

The redomestication will involve two steps.

The Merger

First, Pantheon will effect a short-form merger, or the “merger”, pursuant to which it will merge with and into its wholly-owned subsidiary incorporated in Arizona, Pantheon Arizona. Pantheon Arizona will survive the merger and will succeed to Pantheon’s assets and liabilities. The merger will be effected pursuant to Section 253 of the DGCL. After the merger, Pantheon will no longer exist. In the merger:

•	each outstanding share of Pantheon common stock will automatically be converted into one common share of Pantheon Arizona; and
•	each outstanding warrant or purchase option of Pantheon will be assumed by Pantheon Arizona and shall entitle the holder to purchase an equivalent number and type of security in Pantheon Arizona; and
•	all outstanding shares of Pantheon Arizona owned by Pantheon before the merger will automatically be canceled.

The Conversion and Continuation

Second, after the merger described above, Pantheon Arizona will become a Cayman Islands exempted company, Pantheon Cayman, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. This procedure allows Pantheon Arizona to become a Cayman Islands exempted company while continuing its existence uninterrupted and without the need for a merger. In the continuation and conversion transaction, or the “conversion”:

•	each outstanding share of common stock of Pantheon Arizona will automatically become one ordinary share of Pantheon Cayman; and
•	each outstanding warrant or purchase option of Pantheon Arizona will be assumed by Pantheon Cayman and shall entitle the holder to purchase an equivalent number of securities in Pantheon Cayman.

As a result of the conversion, Pantheon Arizona will continue its existence without interruption as a Cayman Islands exempted company rather than an Arizona corporation.

Upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar of Companies, the conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective. At the effective time of the conversion, Pantheon Cayman will be governed by its Memorandum of Association and Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, written in compliance with Cayman Islands law. Forms of Pantheon Cayman’s Memorandum of Association and Articles of Association are attached to this proxy statement/prospectus as Appendix C.

If the Redomestication Proposal is approved, and if the Business Combination Proposal is also approved, the redomestication will become effective promptly following the special meeting, subject to the receipt of all necessary third-party consents. The merger of Pantheon into the Arizona corporation will become effective upon the later of the time of filing a certificate of merger with the Delaware Secretary of State and the issuance of a certificate of merger by the Arizona Secretary of State unless a later effective time is specified in the filings with those states. The conversion of the Arizona corporation into and its continuance as a Cayman Islands exempted company will become effective upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar of Companies.

After the redomestication, Pantheon securities no longer will be eligible to trade on the OTCBB. Pantheon Cayman’s ordinary shares and warrants will be eligible to trade in their place beginning on or about the effective date of the redomestication under new CUSIP numbers and trading symbols. Following consummation of the business combination, Pantheon Cayman intends to apply to list the Pantheon Cayman securities on the NYSE, or elsewhere at an appropriate time.

Your percentage ownership of Pantheon/Pantheon Cayman will not be affected by the redomestication. As part of the business combination, however, a substantial number of additional Pantheon Cayman shares and warrants will be issued as consideration for CCBS. Further, a substantial number of warrants will be issued to management of CCBS over the three-year period following the Acquisition if the number of new subscribers exceeds the budgeted number stipulated in the Acquisition Agreement. As part of the redomestication, Pantheon Cayman will assume Pantheon’s outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of Pantheon and succeed to those benefits enjoyed by Pantheon. The business of Pantheon, upon the redomestication and completion of the business combination, will become that of CCBS.

It will not be necessary to replace current Pantheon certificates after the redomestication. DO NOT DESTROY YOUR CURRENT CERTIFICATES IN THE PANTHEON NAME. Issued and outstanding Pantheon certificates will represent rights in Pantheon Cayman. Stockholders may, if they like, submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000), for new share certificates and entry into the Registrar of Members of Pantheon Cayman, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Differences of Stockholder Rights

At the effective time of the continuance, the Memorandum of Association and Articles of Association of Pantheon Cayman will become the governing documents of the continued corporation. Your rights as a shareholder of Pantheon are governed by Delaware law and Pantheon’s Certificate of Incorporation and bylaws until the completion of the redomestication. After the redomestication, your rights will be governed by Cayman Islands law and Pantheon Cayman’s Memorandum of Association and Articles of Association.

The principal attributes of Pantheon common stock and Pantheon Cayman’s ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between Pantheon’s Certificate of Incorporation and bylaws and Pantheon Cayman’s Memorandum of Association and Articles of Association. The following discussion is a summary of material changes in your rights resulting from the redomestication. This summary is not complete and does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between Pantheon’s Certificate of Incorporation and bylaws and Pantheon Cayman’s Memorandum of Association and Articles of Association. Pantheon Cayman believes this summary is accurate. It is, however, subject to the complete text of the relevant provisions of the Companies Law (2007 Revision) of the Cayman Islands, or the Companies Law, the Delaware General Corporation Law, or the “DGCL”, Pantheon’s Certificate of Incorporation and bylaws and Pantheon Cayman’s Memorandum of Association and Articles of Association. You are encouraged to read those laws and documents. Forms of Pantheon Cayman’s Memorandum of Association and Articles of Association are attached to this proxy statement/prospectus as Appendix C.

Shareholder Approval of Future Business Combinations

Pantheon	Pantheon Cayman
Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.	Unlike Delaware law, Cayman Islands law does not include a statutory merger procedure. The Companies Law does, however, provide for a procedure known as a “scheme of arrangement.” A scheme of arrangement requires the consent of the Cayman Islands court and approval by holders of affected shares: (a) representing a majority in number of the shareholders (or class of shareholders) present at the meeting held to consider the arrangement and (b) holding at least 75% of all the affected shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all of the necessary consents, all affected shareholders would be compelled to deal with their shares under the terms of the scheme of arrangement.

Pantheon	Pantheon Cayman
Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.	The Companies Law provides that when an offer is made for ordinary shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those shares subject to the offer accept, the offeror may, for two months after that four-month period, require the remaining ordinary shareholders to transfer their ordinary shares on the same terms as the original offer. However, a Cayman Islands exempted company could acquire a Delaware or other U.S. company through the use of a subsidiary.
The Certificate of Incorporation of Pantheon currently requires Pantheon to submit any “business combination” to the holders of common stock for approval and, in the event a majority of the outstanding shares of common stock cast at the meeting to approve the business combination are voted for the approval of the business combination, Pantheon shall be authorized to consummate any business combination (subject to any additional vote required by law); provided that Pantheon shall not consummate any business combination if the holders of 20% or more of the outstanding shares of common stock exercise their right under the Certificate of Incorporation to convert their shares. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. The term “business combination” means the acquisition by Pantheon, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business.

Special Vote Required for Combinations with Interested Shareholders

Pantheon	Directors
Section 203 of the DGCL provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.	A director who is interested, directly or indirectly, in a contract or arrangement or proposed contract or arrangement with Pantheon Cayman shall declare such interest at the first meeting of the Board. Following such declaration, subject to any requirement for Audit Committee approval and/or disqualification by the chairperson, the director may vote in respect of such contract or arrangement.
The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•

the board of directors of the corporation, prior to the time of the transaction in which the person became an interested shareholder, approves either the business combination or the transaction in which the shareholder becomes an interested shareholder;

• the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation; or

•

the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve at an annual or special meeting of stockholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.
The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original certificate of incorporation not to be governed by that section or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

Appraisal Rights and Compulsory Acquisition

Pantheon	Pantheon Cayman
Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:	The Companies Law does not provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman corporation following a general offer as described under “ — Shareholder Approval of Future Business Combinations,” a minority shareholder may apply to the court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. Pantheon Cayman has been advised that the court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.
• the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or
• the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.
Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:
• shares of stock of the corporation surviving or resulting from the merger or consolidation;

•

shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; or

• cash instead of fractional shares of the corporation.
The Pantheon securities are currently listed on the OTCBB. Following consummation of the business combination, Pantheon Cayman intends to apply to list the Pantheon Cayman securities on the NYSE, or elsewhere at an appropriate time.

Shareholder Consent to Action Without a Meeting

Pantheon	Pantheon Cayman
Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. Pantheon’s Certificate of Incorporation does not restrict its shareholders from taking action by written consent.	Subject to its articles, Pantheon Cayman’s shareholders may take action by way of unanimous written resolution.

Special Meetings of Shareholders

Pantheon	Pantheon Cayman
Under the DGCL, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Certificate of Incorporation or the bylaws. Pantheon’s Certificate of Incorporation provides that a special meeting of shareholders may be called only by a majority of the board of directors of Pantheon.	Under Pantheon Cayman’s memorandum and articles, an extraordinary general meeting of Pantheon Cayman may be called only by a majority of the Board, the chairman of the board, or by members holding not less than seventy-five percent (75%) of the issued shares.

Distributions and Dividends; Repurchases and Redemptions

Pantheon	Pantheon Cayman
Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.	The Companies Law does not regulate the source of funds that may be used by Pantheon Cayman to declare and pay dividends. The Common Law requires that dividends be declared and paid out of profits.
Under the Companies Law, the board of directors of Pantheon Cayman may pay dividends to the shareholders out of Pantheon Cayman’s “share premium account,” which represents the excess of the price paid to Pantheon Cayman on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital. However, no dividends may be so paid if, after payment, Pantheon Cayman would not be able to pay its debts as they come due in the ordinary course of business.
Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

Vacancies on Board of Directors

Pantheon	Pantheon Cayman
Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws. Pantheon’s certificate provides that, subject to any rights of holders of any series of preferred stock then outstanding to elect additional directors, a vacancy or a newly created directorship may only be filled only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.	Pantheon Cayman’s articles provide that a vacancy may be filled by the vote of the remaining directors or by a special resolution, namely, the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders in the meeting at which such director is removed.

Removal of Directors; Staggered Term of Directors

Pantheon	Pantheon Cayman
Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	Pantheon Cayman’s articles provide for a classified board with staggered three-year terms. Further, Pantheon Cayman’s articles provide that a special resolution, namely, the affirmative vote of not less than seventy-five per cent (75%) of the votes cast by the shareholders in the relevant meeting would generally be required to remove a director.

Inspection of Books and Records

Pantheon	Pantheon Cayman
Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose.	Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges). The board of directors of Pantheon Cayman may establish procedures or conditions regarding these inspection rights for the following purposes:
• protecting the interests of Pantheon Cayman;
• protecting the confidentiality of the information contained in those books and records; or
• protecting any other interest of Pantheon Cayman that the board of directors deems proper.

Amendment of Governing Documents

Pantheon	Pantheon Cayman
Under the DGCL, a certificate of incorporation may be amended if:	Subject to the Companies Law and to Pantheon Cayman’s memorandum and articles, Pantheon Cayman’s memorandum and articles may only be amended by a special resolution, namely the affirmative vote of not less than seventy-five percent (75%) of the votes cast by the shareholders at the meeting convened to approve such amendments. Pantheon Cayman’s board of directors may not effect amendments to Pantheon Cayman’s articles on its own.

•

the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

•

the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the Certificate of Incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the Certificate of Incorporation provides otherwise. Except with respect to the approval of a “business combination,” Pantheon’s Certificate of Incorporation does not provide otherwise. Under the DGCL, the board of directors may amend bylaws if so authorized by the Certificate of Incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws. Pantheon’s Certificate of Incorporation authorizes the board of directors (by the vote of a majority of the total number of authorized directors) to alter, amend or repeal its bylaws and also provides that the shareholders of Pantheon may alter, amend or repeal its by-laws by the affirmative vote of a majority of the outstanding voting stock of Pantheon entitled to vote generally in the election of directors, voting together as a single class.

Indemnification of Directors and Officers

Pantheon	Pantheon Cayman
Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.
• by a majority of the disinterested directors, even though less than a quorum;	Pantheon Cayman’s articles make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Pantheon Cayman to the fullest extent permitted by law.
• by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;
• by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or
• by a majority vote of the shareholders, at a meeting at which a quorum is present.
Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.
Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals’ commitment to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.
Pantheon’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Pantheon to the fullest extent permitted by law.

Limited Liability of Directors

Pantheon	Pantheon Cayman
Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:	The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. Pantheon Cayman’s articles follow closely current provisions of Delaware law and provide that the directors shall have no personal liability to Pantheon Cayman or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the same circumstances as described for Delaware corporations.
• breaching the duty of loyalty to the corporation or its shareholders;
• failing to act in good faith;
• engaging in intentional misconduct or a known violation of law;
• obtaining an improper personal benefit from the corporation; or
• paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.
Pantheon’s certificate eliminates the monetary liability of a director to the fullest extent permitted by Delaware law.

Shareholders’ Suits

Pantheon	Pantheon Cayman
Delaware law requires only that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation.	The Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of those suits has been limited. In this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the company only:
• where the act complained of is alleged to be beyond the corporate power of the company or illegal;
• where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company;
• where the act requires approval by a greater percentage of the company’s shareholders than actually approved it; or

•

where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the company’s memorandum of association.

Advance Notification Requirements for Proposals of Shareholders

Pantheon	Pantheon Cayman
Pantheon’s bylaws require shareholders wishing to nominate directors or propose business for a shareholders’ meeting to give advance notice to the company. To be timely, a stockholders notice must be received not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which Pantheon’s notice of meeting and proxy statement were released to stockholders in connection with the previous year’s annual meeting. The notice must also include specified information with respect to the stockholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposal nominee.	Pantheon Cayman’s articles provide that the nature of any special resolution (requiring the affirmative vote of not less than seventy-five percent (75%) of the votes cast at the relevant meeting) to be proposed at any general meeting of shareholders be set out in the notice convening the general meeting.

Cumulative Voting

Pantheon	Pantheon Cayman
Under Delaware law, a corporation’s certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each shareholder is entitled to cumulate the shareholder’s votes. Pantheon’s certificate does not provide for cumulative voting for the election of directors.	Pantheon Cayman’s articles provide that on a poll, each shareholder is entitled to one vote for each share registered in that shareholder’s name.

Defenses Against Hostile Takeovers

Pantheon Cayman’s articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than three-quarter (75%) of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled by a majority of the remaining directors or by a special resolution of shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The articles provide that the board of directors will consist of at least three directors, the maximum number to be set from time to time by the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the maximum number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

The Pantheon Cayman board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The Pantheon Cayman board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been issued as of the date of this proxy statement/prospectus.

As a Cayman Islands incorporated company, Pantheon Cayman is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

Under Cayman Islands law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

By a procedure under the Companies Law known as a “scheme of arrangement.”

A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to deal with their shares under the terms of the scheme of arrangement.

By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party.

If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Transfer of Pantheon Cayman’s Securities Upon Death of Holder

Under Pantheon Cayman’s articles, the legal representative of a deceased sole holder of a share shall be the only person recognized by the company as having title to the share. In the case of a share registered in the name of two or more holders, the survivor or the survivors, or the legal personal representative of the deceased holder, shall be the only person(s) recognized by the company as having any title to the share.

THE INCENTIVE PLAN PROPOSAL

The discussion in this proxy statement/prospectus of the Incentive Plan is subject to, and is qualified in its entirety by reference to, the Incentive Plan. The full text of the Incentive Plan is attached hereto as Appendix B, which is incorporated by reference herein.

Adoption of the Incentive Plan

Pursuant to the Acquisition Agreement, all stock options granted under the China Stem Cells Holdings Limited Share Option Scheme (the “2006 Scheme”) will be amended upon the completion of the business combination such that, in lieu of being exercisable for ordinary shares of CSC, these stock options will become exercisable from time to time for up to 3,573,314 ordinary shares of Pantheon Cayman. See “The Acquisition Agreement — Business Combination with CCBS; Acquisition Consideration”. We plan to terminate and replace the 2006 Scheme with the Incentive Plan. It is contemplated that the 2006 Scheme will be terminated and be replaced by the Incentive Plan immediately following the Acquisition. In addition, in voting to approve the adoption of the Incentive Plan, a stockholder will be voting to refresh the limit of shares available for grant under the Incentive Plan, meaning that existing options held by CCBS employees will not be counted against the 9,062,324 options available for grants mentioned above.

General Description of the Incentive Plan

The following sets forth the major terms of the Incentive Plan:

•	Eligibility. Participants of the Incentive Plan will include executives, employees, directors, consultants, advisers and agents of Pantheon Cayman and its subsidiaries. The number of options awarded to a person, if any, will be based on the person’s potential ability to contribute to Pantheon Cayman’s success, the person’s position with Pantheon Cayman and other factors chosen by Pantheon Cayman’s board of directors.
•	Limits. The number of ordinary shares issuable upon exercise of all share options granted under the Incentive Plan may not in aggregate exceed 15% of Pantheon Cayman’s issued shares, unless Pantheon Cayman’s shareholders shall have approved the granting of options exceeding the 15% limit. In addition, share options outstanding at any one time may not be exercisable in the aggregate for more than 30% of the ordinary shares issued and outstanding at that time.
•	Other Restrictions. Any proposed grant of share options to an affiliate of Pantheon Cayman must be approved by the compensation committee established by Pantheon Cayman’s board of directors. (excluding any independent non-executive director who is proposed to be a grantee of such option grant).
•	Grant Letter. Share options are granted by Pantheon Cayman’s board of directors and are evidenced by a written communication that sets forth the terms, conditions and limitations for each grant. A share option may be exercised for the number of Pantheon Cayman ordinary shares specified in such writing at any time during its term.
•	Term of Share Options. The Pantheon Cayman board of directors will have the power to determine the terms and conditions of each share option grant, including the exercise price, the term, and any vesting or forfeiture restrictions.
•	Option Exercise Period. Share options granted under the Incentive Plan may be exercised within the option period specified by Pantheon Cayman’s board of directors or a duly authorized committee, which shall not be more than ten years from the date of grant. However, subject to the terms of any service agreement to which the holder is a party, share options offered or granted to a holder may be forfeited prior to the end of their acceptance or exercise period in certain circumstances, such as the holder’s resignation, retirement, disability or death.
•	Amendment and Termination of the Incentive Plan. Pantheon Cayman’s board of directors may at any time amend the Incentive Plan, except that approval of its shareholders is required if (a) amendment is made as to the eligibility of participants or any other material terms or (b) shareholder approval is required by law or by stock exchange rules or regulations. If the Incentive Plan is terminated, options granted prior to the termination will continue to be valid and exercisable in accordance with their terms. Unless terminated earlier, the Incentive Plan will continue in effect for a term of ten years from its effective date.

Regulation on PRC Resident’s Participation of Share Option Plan Offered by an Offshore Company

The regulations governing foreign exchange matters of PRC residents promulgated by the People’s Bank of China require an employee share option plan offered by an offshore listed company to be filed with and approved by SAFE. A special bank account will be opened in the PRC for the purpose of receiving, and subsequent allocation to the participating PRC residents of the proceeds or dividends derived from such share option plan. When the Incentive Plan becomes effective, Pantheon Cayman will be required to make the requisite filing and open a special bank account so as to fulfill these regulatory requirements.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Acquisition Agreement and the transactions contemplated thereby, the Pantheon board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Pantheon seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after September 30, 2009.

The board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CCBS

The following selected consolidated financial data, other than pro forma financial information, have been derived from the audited consolidated financial statements of CCBS as of March 31, 2007 and 2008 and for the years ended March 31, 2006, 2007 and 2008 and the unaudited financial statements of CCBS as of September 30, 2008 and for the six months ended September 30, 2007 and 2008, included elsewhere in this proxy statement/prospectus, and the audited consolidated financial statements of CCBS as of and for the years ended March 31, 2005 and 2006 which are not included in this proxy statement/prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The consolidated statement of operations and statement of cash flow data for the years ended March 31, 2006, 2007 and 2008 and the six months ended September 30, 2007 and 2008, and CCBS’s consolidated balance sheet data as of March 31, 2007 and 2008 and September 30, 2008 are included elsewhere in this proxy statement/prospectus. Golden Meditech, CCBS’s current majority shareholder, invested in CCBS’s operating subsidiary, Jiachenhong, in September 2003 and sufficient reliable historical financial information of Jiachenhong for the periods before September 2003 is not available. Therefore, we are unable to provide selected consolidated financial information of CCBS for the year ended March 31, 2004 without reasonable efforts and expenses. The results of operations of CCBS in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement/prospectus. The selected consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCBS” included elsewhere in this proxy statement/prospectus.

	For the Year Ended March 31,					For the Six Months Ended September 30,
	2005	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands Except per Share and Operating Data)
Selected statement of operation data:
Revenues	2,524	6,032	12,722	233,081	34,328	147,438	81,935	12,067
Gross (loss)/profit	(859)	882	5,087	172,346	25,383	108,553	59,760	8,801
Operating (loss)/income(1)	(5,462)	(24,944)	(17,038)	125,403	18,469	85,751	33,735	4,968
Net (loss)/income(2)(3)	(4,267)	(18,059)	(9,578)	117,010	17,233	77,262	(12,260)	(1,806)
Net (loss)/income attributable per ordinary share, basic	(0.04)	(0.18)	(0.11)	0.57	0.08	0.41	(0.15)	(0.02)
Net (loss)/income attributable per ordinary share, diluted	(0.04)	(0.18)	(0.11)	0.55	0.08	0.40	(0.15)	(0.02)
Net income attributable per redeemable ordinary share, basic	—	—	0.38	1.24	0.18	0.74	0.16	0.02
Net income attributable per redeemable ordinary share, diluted	—	—	0.38	1.22	0.18	0.73	0.16	0.02
Pro forma net (loss)/income attributable per ordinary share(4), basic	N/A*	N/A*	(0.08)	0.73	0.11	0.49	(0.08)	(0.01)
Pro forma net (loss)/income attributable per ordinary share(4), diluted	N/A	N/A	(0.08)	0.71	0.10	0.47	(0.08)	(0.01)
Selected operating data:
New subscriber sign-ups	2,873	6,574	12,347	26,060		9,964	14,789
New donations accepted	151	1,177	1,412	693		495	227
Total units stored (end of period)(5)	9,396	17,147	30,906	58,912		42,618	73,928
Units deposited by subscribers (end of period)(5)	4,401	10,975	23,322	49,382		33,286	64,171
Units contributed by donors (end of period)(5)	4,995	6,172	7,584	9,530 (6)		9,332	9,757

*	Not applicable.

(1)	Includes:

	For the Year Ended March 31,					For the Six Months Ended September 30,
	2005	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands)
Impairment loss and other operating expenses	—	13,457	—	—	—	—	—	—
Share-based compensation expenses	—	—	2,739	3,191	470	2,051	—	—
Write-back of deferred revenue (included in revenues)	—	—	—	136,510	20,105	136,510	—	—
Write-back of deferred cord blood processing costs
– included in direct costs	—	—	—	32,946	4,852	32,946	—	—
– included in operaing expenses	—	—	—	4,219	621	4,219	—	—
(2)	After reflecting net other income/(expenses), which includes interest income, exchange (loss)/gain and impairment loss on available-for-sale equity securities of RMB27,598,257 ($4,064,604) and write-off of deferred offering costs of RMB9,688,215 ($1,426,857) for the six months ended September 30, 2008.
(3)	After reflecting income tax benefit of RMB1.1 million, RMB3.6 million and RMB3.4 million for the years ended March 31, 2005, 2006 and 2007 and income tax expense of RMB17.8 million and RMB7.8 million for the year ended March 31, 2008 and the six months ended September 30, 2008. Jiachenhong was exempt from PRC income tax for the years ended December 31, 2004 and 2005 and is entitled to 50% reduction of PRC income tax for the years ended December 31, 2006, 2007 and 2008. If Jiachenhong were not granted such income tax benefits, the amount of income tax benefits and net (loss)/income per share would have been as follows for the years ended March 31, 2005, 2006, 2007 and 2008 and for the six months ended September 30, 2007 and 2008:

	For the Year Ended March 31,					For the Six Months Ended September 30,
	2005	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands Except per Share Data)
Income tax benefit/(expense)	830	3,179	1,450	(22,202)	(3,270)	(13,381)	(9,173)	(1,351)
Basic net (loss)/income attributable per ordinary share	(0.05)	(0.18)	(0.13)	0.54	0.08	0.40	(0.16)	(0.02)
Diluted net (loss)/income attributable per ordinary share	(0.05)	(0.18)	(0.13)	0.52	0.08	0.38	(0.16)	(0.02)
Basic net income attributable per redeemable ordinary share	—	—	0.37	1.21	0.18	0.73	0.15	0.02
Diluted net income attributable per redeemable ordinary share	—	—	0.37	1.19	0.18	0.72	0.15	0.02
(4)	Pro forma financial information is unaudited and assumes conversion of (i) 24,200,000 redeemable ordinary shares into ordinary shares as of the beginning of the respective periods, or date of issuance, if later.

Such shares are redeemable in the event a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than $240 million has not occurred by November 21, 2008; and (ii) 16,698,000 redeemable ordinary shares into ordinary shares as of the beginning of the respective periods, or date of issuance, if later. Such shares are redeemable in the event a qualified initial public offering implying a market capitalization prior to the offering proceeds at no less than $400 million has not occurred by January 14, 2009. See “Description of Share Capital — History of Share Issuance” and Note 25 to the CCBS annual consolidated financial statements included elsewhere in this proxy statement/ prospectus. As of the date of this proxy statement/prospectus, the selling shareholders (who hold approximately 93.94% of CCBS’s outstanding shares) have entered into written resolutions, acknowledging that they have waived their redemption rights with respect to CCBS’s redeemable ordinary shares through June 30, 2009.
(5)	As of period end, “Total units stored” and “Units contributed by donors” take into account the withdrawal of donated units when CCBS is successful in providing matching services.
(6)	Includes 1,253 units received in connection with CCBS’s acquisition of Nuoya in May 2007.

	For the Year Ended March 31,					For the Six Months Ended September 30,
	2005	2006	2007	2008	2008	2007	2008	2008
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands)
Selected statement of cash flow data:
Net cash provided by operating activities	13,361	20,870	43,930	67,980	10,012	24,803	7,980	1,175
Net cash provided by/(used in) investing activities	(9,349)	32,191	(27,350)	(162,853)	(23,985)	(136,408)	(35,835)	(5,278)
Net cash provided by/(used in) financing activities	(4,503)	(53,579)	144,945	172,002	25,332	176,858	(1,643)	(242)

	As of March 31,				As of September 30,
	2006	2007	2008	2008	2008	2008
	RMB	RMB	RMB	$	RMB	$
	(In Thousands)
Selected balance sheet data:
Cash and cash equivalents	4,593	160,997	228,787	33,695	197,422	29,076
Working capital(1)	(105,263)	155,283	236,002	34,758	246,831	36,353
Deferred cord blood processing costs	13,302	27,074	—	—	—	—
Total assets	183,808	388,717	644,092	94,860	650,114	95,747
Deferred revenue	60,190	130,572	86,937	12,804	89,501	13,181
Redeemable ordinary shares	—	159,185	361,682	53,268	374,475	55,152
Share capital	1	9,579	9,579	1,411	9,579	1,411
Retained (deficit)/earnings	(28,868)	(42,723)	48,282	7,111	23,229	3,421
Total shareholders’ equity	10,416	91,981	157,758	23,234	139,351	20,523

(1)	Working capital is calculated as current assets minus current liabilities.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the Acquisition Agreement (the “Transaction”) described below based on the assumptions and adjustments set forth in the accompanying notes.

The unaudited pro forma condensed balance sheet is derived from the historical balance sheets of Pantheon as of March 31, 2009 and CCBS as of December 31, 2008, giving effect to the Transaction described in the merger agreement, which is being accounted for as a capital transaction. CCBS historical balance sheet was converted from RMB to USD for pro forma balance sheet purposes at the noon buying rate of U.S. dollars in effect on December 31, 2008 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York.

The following unaudited pro forma condensed statement of income for the three months ended March 31, 2009 is derived from the the historical unaudited statements of operations of Pantheon for the three months ended March 31, 2009 and CCBS for the three months ended December 31, 2008; and the following unaudited pro forma condensed statements of income for the fiscal year ended December 31, 2008 is derived from the historical audited statements of income of Pantheon for the year ended December 31, 2008 and from historical unaudited statement of operations of CCBS for the twelve months ended December 31, 2008, giving effect to the Transaction described in the merger agreement as if it occurred on January 1, 2008. Historical unaudited statements of operations for CCBS as of and for the three months and twelve months ended December 31, 2008 have not been audited or reviewed by an independent registered public accounting firm. CCBS historical income statements were converted from RMB to USD for pro forma income statement purposes at the approximate average spot rate for the period presented.

CCBS’s historical results for the quarter ended December 31, 2008 are included in deriving both the unaudited pro forma financial statements for the year ended December 31, 2008 and three months ended March 31, 2009. The revenue and net income for CCBS for that period were as follows:

Quarter ended December 31, 2008
Revenue	$8,157,152
Net income	1,876,624

The Transaction will be accounted for as a capital transaction because it fails to meet the criteria to be considered as a business combination described in Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations” (“SFAS 141R”), which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pursuant to SFAS 141R, CCBS is considered the acquirer because it will obtain control of Pantheon as a result of the transaction. The determination was primarily based on CCBS comprising the ongoing operations of the combined entity, the senior management of the combined company and retaining the majority of voting interests. However, because Pantheon, the acquiree, does not meet the definition of a business provided in SFAS 141R, the recognition and measurement provisions of SFAS 141R do not apply. The stock purchase transaction utilizes the capital structure of Pantheon and the assets and liabilities of CCBS are recorded at historical cost. Although CCBS will be deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of Pantheon as the surviving corporation will not change.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51, is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2008 (that is January 1, 2009 for entities with calendar year ends). The impact of applying SFAS No. 160 has been reflected in the preparation of these unaudited pro forma financial statements.

In addition to the issuance of 54,345,104 shares of Pantheon’s common stock, as a performance incentive to CCBS senior management (“Management”), Pantheon shall issue 2,500,000 new warrants, each with an exercise price of the lower of (a) US$5.00, and (b) the market price of a Pantheon Cayman Share on the date of the issuance of such warrant to Management if CCBS achieves not less than 30% growth in the number of new subscribers, as the case may be, between the fiscal year ended March 31, 2008 and the fiscal year ending

March 31, 2009. If CCBS achieves not less than 30% growth in the number of new subscribers, as the case may be, between the fiscal year ending March 31, 2009 and the fiscal year ending March 31, 2010, Pantheon shall issue 3,000,000 new warrants to Management, each with an exercise price of the lower of (a) US$5.00, and (b) the market price of a Pantheon Cayman Share on the date of the issuance of such warrant. If CCBS achieves not less than 30% growth in the number of new subscribers, as the case may be, between the fiscal year ending March 31, 2010 and the fiscal year ending March 31, 2011, Pantheon shall issue 3,500,000 new warrants to Management, each with an exercise price of the lower of (a) US$5.00, and (b) the market price of a Pantheon Cayman Share on the date of the issuance of such warrant. The potential issuance of the warrants may result in the recognition of compensation expense in the future if the grant of these warrants becomes probable based on the achievement of the aforementioned milestones. Compensation expense, if any, relating to the potential issuance of these warrants is not reflected in these pro forma financial statements.

On December 14, 2008, Pantheon, following approval by its stockholders, amended its certificate of incorporation, to extend the time in which it must complete a business combination before it is required to be liquidated and grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. Pantheon also amended the threshold contained in its certificate of incorporation regarding the limit on the amount of Pantheon’s shares that may have sought conversion prior to consummating a business combination to less than 40% (consisting of less than 20% with respect to the Extension Amendment conversion rights and less than 20% with respect to the existing conversion rights in connection with a business combination). A total of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) were converted and retired in connection with the shareholder approval of the Extension Amendment (the “Conversion”). On December 30, 2008, total cash of $5,561,686 was distributed from the Trust to these shareholders.

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the Transaction using two different levels of approval of the Transaction by the Pantheon stockholders, as follows:

Assuming Maximum Approval:  This presentation assumes that 100% of the remaining Pantheon stockholders approve the Transaction; and

Assuming Minimum Approval:  This presentation assumes that holders of an additional 19.99% of Pantheon Public Shares (5,750,000 shares issued in the initial public offering) vote against the Transaction and exercise their conversion rights. 19.99% is the maximum number of “Public” shares that can be converted for the Transaction to be approved.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of CCBS and Pantheon and the related notes thereto contained elsewhere in this proxy statement/prospectus. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Transaction, are factually supportable and, in the case of the pro forma income statements, have a recurring impact.

PANTHEON CHINA ACQUISITION CORP.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2009

	CCBS December 31, 2008	Pantheon China Acquisition Corp. March 31, 2009			Maximum Approval Assumption			Minimum Approval Assumption
					Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,553,319		$5,199			$28,853,895 (a)	$54,767,413	$		$47,887,210
						(345,000)(c4)
						(300,000)(f)
									(6,546,225)(d1)
									(333,978)(d1)
Investments held in trust			28,853,895	(a)		(28,853,895)(a)	—			—
Accounts receivable, net	6,091,322						6,091,322			6,091,322
Inventories	1,141,165						1,141,165			1,141,165
Prepaid expenses and other receivables	1,585,902		8,076				1,593,978			1,593,978
Deferred tax assets	194,357						194,357			194,357

Total current assets	35,566,065		28,867,170			(645,000)	63,788,235		(6,880,203)	56,908,032

NON CURRENT ASSETS
Property, plant and equipment, net	34,689,590						34,689,590			34,689,590
Non-current prepayments	6,917,408						6,917,408			6,917,408
Non-current accounts receivable	9,976,013						9,976,013			9,976,013
Inventories	3,804,489						3,804,489			3,804,489
Intangible asset, net	4,032,358						4,032,358			4,032,358
Available-for-sale equity securities	3,090,956						3,090,956			3,090,956
Total non-current assets	62,510,814		—			—	62,510,814		—	62,510,814
Total assets	$98,076,879		$28,867,170			$(645,000)	$126,299,049		$(6,880,203)	$119,418,846
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$965,807	$			$		$965,807	$		$965,807
Accrual expenses and other payables	2,898,190		1,088,408				3,986,598			3,986,598
Deferred revenue	2,450,681						2,450,681			2,450,681
Income tax payable	494,983						494,983			494,983
Amount due to related parties	—		279,598				279,598			279,598
Deferred underwriting discount and commission	—		345,000			(345,000)(c4)	—			—
Franchise tax payable	—		6,385				6,385			6,385
Deferred interest	—		333,978			(333,978)(c2)	—			—
Total current liabilities	6,809,661		2,053,369			(678,978)	8,184,052		—	8,184,052

	CCBS December 31, 2008	Pantheon China Acquisition Corp. March 31, 2009		Maximum Approval Assumption			Minimum Approval Assumption
				Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
LONG-TERM LIABILITIES
Deferred revenue	10,777,736					10,777,736		10,777,736
Other non-current liabilities	1,959,065					1,959,065		1,959,065
Deferred tax liabilities	649,132					649,132		649,132
Total liabilities	20,195,594	2,053,369		(678,978)		21,569,985	—	21,569,985

Common stock subject to conversion	—	6,546,225		(6,546,225)(c1)		—		—
Minority interest	621,756			(621,756)(e1)		—		—
Redeemable ordinary shares	55,804,715	—		(55,804,715)(b4)		—		—
EQUITY
SHAREHOLDERS’ EQUITY
Common stock	1,403,981	607 (a)		(1,403,981	)(b3)	6,042	(115)(d2)	5,927
				5,435 (b1)
Additional paid-in capital	19,230,562	21,315,719	(a)	6,546,225 (c1)		98,899,068	(6,546,225)(d1)	92,018,980
				55,804,715	(b4)		115 (d2)
				1,403,981 (b3)			(333,978)(d1)
				(5,435)(b1)
				(1,048,750)(b2)
				333,978 (b2)
				(4,681,927)(e2)
Retained earnings	4,369,767	(1,048,750)		333,978 (c2)		4,069,767		4,069,767
				1,048,750 (b2)
				(333,978)(b2)
				(300,000)(f)
Accumulated other comprehensive loss	(3,549,496)	—				(3,549,496)		(3,549,496)
Total shareholders' equity	21,454,814	20,267,576		57,702,991		99,425,381	(6,880,203)	92,545,178
NONCONTROLLING INTEREST				4,681,927	(e2)	5,303,683		5,303,683
				621,756	(e1)
Noncontrolling interest				5,303,683		5,303,683	—	5,303,683
Equity	21,454,814	20,267,576		63,006,674		104,729,064	(6,880,203)	97,848,861
Total liabilities and equity	$98,076,879	$28,867,170		$(645,000)		$126,299,049	$(6,880,203)	$119,418,846

PANTHEON CHINA ACQUISITION CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Year Ended December 31, 2008

	CCBS Twelve Months Ended December 31, 2008	Pantheon China Acquisition Corp. Fiscal Year Ended December 31, 2008	Maximum Approval Assumption			Minimum Approval Assumption
			Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Revenue	26,537,418				26,537,418		26,537,418
Direct Costs	6,872,135				6,872,135		6,872,135
Gross profit	19,665,283	—	—		19,665,283	—	19,665,283
Sales and marketing	4,209,140				4,209,140		4,209,140
General and administrative	3,945,014	1,728,905	502,054	(i)	6,175,973		6,175,973
Total operating expenses	8,154,154	1,728,905	502,054		10,385,113	—	10,385,113
Operating income/(loss)	11,511,129	(1,728,905)	(502,054)		9,280,170	—	9,280,170
Loss on investments	—	(28,014)			(28,014)		(28,014)
Dividend and interest income	582,112	8,633			590,745		590,745
Interest income on trust fund investment	—	593,646	148,335	(c3)	741,981	(148,335)(d3)	593,646
Exchange (loss)/gain	(91,661)	—			(91,661)		(91,661)
Write-off of deferred offering costs	(1,363,488)	—			(1,363,488)		(1,363,488)
Impairment loss on available-for-sale equity securities	(5,386,794)	—			(5,386,794)		(5,386,794)
Others	731,599	—			731,599		731,599
Total other income, net	(5,528,232)	574,265	148,335		(4,805,632)	(148,335)	(4,953,967)
Income before tax	5,982,897	(1,154,640)	(353,719)		4,474,538	(148,335)	4,326,203
Less: provision for income tax	2,317,451	—			2,317,451		2,317,451
Income after income tax	3,665,446	(1,154,640)	(353,719)		2,157,087	(148,335)	2,008,752
Minority interest	495,934		(495,934)(e3)		—		—
Net income	$3,169,512	$(1,154,640)	142,215		2,157,087	(148,335)	2,008,752
Less: net income attributable to the non-controlling interest			495,934	(e3)	657,583		657,583
			161,649	(e2)
Net income attributable to the parent entity			$(515,368)		$1,499,504	$(148,335)	$1,351,169
Net income per share – basic					$0.02		$0.02
Net income per share – diluted					$0.02		$0.02
Weighted average number of shares – basic					60,415,491 (g)		59,266,066 (g)
Weighted average number of shares – diluted					64,661,120 (g)		63,511,695 (g)

See Notes to Unaudited Pro Forma Condensed Statement of Income

PANTHEON CHINA ACQUISITION CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2009

	CCBS Three Months Ended December 31, 2008	Pantheon China Acquisition Corp. Three Months Ended March 31, 2009	Maximum Approval Assumption			Minimum Approval Assumption
			Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Revenue	8,157,152				8,157,152		8,157,152
Direct Costs	1,982,547				1,982,547		1,982,547
Gross profit	6,174,605	—	—		6,174,605	—	6,174,605
Sales and marketing	970,237				970,237		970,237
General and administrative	1,566,915	300,386	96,008	(i)	1,963,309		1,963,309
Total operating expenses	2,537,152	300,386	96,008		2,933,546	—	2,933,546
Operating income/(loss)	3,637,453	(300,386)	(96,008)		3,241,059	—	3,241,059
Loss on investments	—	—			—		—
Dividend and interest income	128,890	—			128,890		128,890
Interest income on trust fund investment	—	10,789	3,379	(c3)	14,168	(3,379)(d3)	10,789
Exchange (loss)/gain	(15,674)	—			(15,674)		(15,674)
Write-off of deferred offering costs	31,441	—			31,441		31,441
Impairment loss on available-for-sale equity securities	(1,436,821)	—			(1,436,821)		(1,436,821)
Others	264,440	—			264,440		264,440
Total other income, net	(1,027,724)	10,789	3,379		(1,013,556)	(3,379)	(1,016,935)
Income before tax	2,609,729	(289,597)	(92,629)		2,227,503	(3,379)	2,224,124
Less: provision for income tax	586,477	—			586,477		586,477
Income after income tax	2,023,252	(289,597)	(92,629)		1,641,026	(3,379)	1,637,647
Minority interest	146,628		(146,628)(e3)		—		—
Net income	$1,876,624	$(289,597)	53,999		1,641,026	(3,379)	1,637,647
Less: net income attributable to the non-controlling interest			146,628	(e3)	254,533		254,533
			107,905	(e2)
Net income attributable to the parent entity			$(200,534)		$1,386,493	(3,379)	$1,383,114
Net income per share – basic					$0.02		$0.02
Net income per share – diluted					$0.02		$0.02
Weighted average shares – basic					60,415,491 (g)		59,266,066 (g)
Weighted average shares – diluted					64,551,175 (g)		63,401,750 (g)

See Notes to Unaudited Pro Forma Condensed Statement of Income

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS PRO FORMA ADJUSTMENTS

(a)	To record release of funds held in trust by Pantheon to operating cash account upon consummation of the transaction.
(b)	(b1) To record the issuance of 54,345,104 common stock of Pantheon with a par value of $.0001 per share; (b2) Eliminate the retained earnings of Pantheon (after giving effect for adjustment c2 in the maximum approval presentation) as CCBS will be the continuing entity for accounting purposes; (b3) Eliminate the common stock of CCBS; (b4) Reclassify amounts relating to redeemable ordinary shares to additional paid in capital, reflecting the exchange of those shares for Pantheon common stock issued upon consummation of the Transaction.
(c)	Assuming maximum approval: (c1) Reclassify amounts relating to common stock subject to conversion to permanent equity; (c2) Record deferred interest relating to common stock subject to conversion as retained earnings; (c3) Record interest income for interest earned on trust during the period that would not have been deferred; (c4) Record payment of deferred underwriting fee upon consummation of the transaction.
(d)	Assuming minimum approval — (d1) Record payment to dissenting shareholders based on common stock subject to conversion and deferred interest; (d2) Reduce common stock for shares surrendered by dissenting shareholders; (d3) to eliminate interest income that would have been deferred.
(e)	(e1) To reclassify historical minority interest as non-controlling interest as a component of equity; (e2) To record non-controlling interest for the remaining 6.06% equity interest in CCBS; (e3) To reclassify historical minority interest as net income attributable to the non-controlling interest.
(f)	To record payment to EarlyBirdCapital of the 1% of the merger consideration, up to $300,000.
(g)	Pro forma basic and diluted net income per share was calculated by dividing pro forma net income attributable to Pantheon by the weighted average number of shares out standing as follows:

	Year Ended December 31, 2008		Three Months Ended March 31, 2009
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval		Assuming Minimum Approval
Shares issued in the Transaction	54,345,104	54,345,104	54,345,104		54,345,104
Pantheon weighted average shares	6,997,460	5,848,035	6,070,387	(1)	4,920,962	(1)
Less: shares converted at extension filing(1)	(927,073)	(927,073)	—		—
Basic shares	60,415,491	59,266,066	60,415,491		59,266,066
CCBS’ option	2,562,448	2,562,448	2,553,840		2,553,840
Pantheon incremental shares relating to warrants	1,683,181	1,683,181	1,581,844		1,581,844
Diluted Shares	64,661,120	63,511,695	64,551,175		63,401,750

(1)	To give effect to shares converted as if it occurred on January 1, 2008.

The underwriters purchase option for Pantheon’s common stock is anti-dilutive and is not included in the computation of pro forma diluted earnings per share.

(h)	As disclosed in the introduction to the pro forma financial statements no pro forma adjustment has been made for compensation expense, if any, relating to the potential issuance of warrants to CCBS management if certain performance milestones are achieved. The Company will estimate the fair value of these warrants based on the exercise price and fair value of the underlying common stock on the grant date using a Black Scholes valuation model that requires assumptions for a risk free rate, volatility and dividend yield. Compensation expense will be recognized for these warrants as the achievement of milestones becomes probable over the performance period.
(i)	To give effect to incremental compensation expense related to new employment arrangements of CCBS that will become effective upon consummation of the business combination as if it occurred on January 1, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CCBS

You should read the following discussion and analysis of CCBS’s financial condition and results of operations in conjunction with the section titled “Selected Historical Consolidated Financial and Operating Data of CCBS” and the consolidated financial statements included elsewhere in this proxy statement/prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. CCBS’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this proxy statement/prospectus.

Overview

CCBS is a leading cord blood banking service provider in China and conducts substantially all of its business through two PRC subsidiaries: Jiachenhong, the sole cord blood bank operator in Beijing, and Nuoya, the sole cord blood bank operator in Guangdong. CCBS also has equity interests in CordLife, a cord blood banking services provider with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand.

Substantially all of CCBS’s revenues consist of fees generated from its subscription services, which consist of the collection of the newborn’s cord blood unit at one of CCBS’s collaborating hospitals and the transportation of the cord blood unit to one of CCBS’s facilities for testing and processing, referred to in this proxy statement/prospectus as “processing services”, and the long-term storage of the cord blood unit at the facility, referred to in this proxy statement/prospectus as “storage services”. CCBS’s contracts with its subscribers, referred to in this proxy statement/prospectus as “subscription contracts”, are renewed automatically each year for a period of 18 years, with subscribers having the option to terminate their contracts at the time of contract renewal.

Fees payable under the subscription contracts, referred to in this proxy statement/prospectus as “subscription fees”, consist of two types: a one-time “processing fee”, which reflects consideration for the processing services, and an annual “storage fee”, which reflects consideration for the storage services in the forthcoming year. This payment structure enables CCBS enjoy a front-loaded cash inflow as well as a steady stream of long-term cash inflow. CCBS expects such long-term cash flow to continue to increase as its subscriber base continues to grow. In addition, CCBS generates a portion of revenues from fees generated from its matching services, referred to in this proxy statement/prospectus as “matching fees”, which reflect consideration for providing matching cord blood units collected from public donors to patients in need of transplants. Because a significant portion of CCBS’s operating costs, such as costs of maintaining storage cylinders and automated monitoring systems, are fixed, CCBS benefits from economies of scale as the number of units stored at its cord blood facilities increases. Moreover, as cord blood banking services are not subject to price control by the PRC government, CCBS has the flexibility to set and adjust its fees in response to changing market dynamics.

New subscriber sign-ups for the years ended March 31, 2006, 2007 and 2008 were 6,574, 12,347 and 26,060, respectively, and new subscriber sign-ups for the six months ended September 30, 2007 and 2008 were 9,964 and 14,789, respectively. CCBS intends to grow revenues by continuing to enlarge its subscriber base. One major strategy is by increasing its penetration rates into existing markets through expanding its hospital networks and enhancing its sales and marketing initiatives. Another major strategy is by expanding its geographical coverage by applying for a license in another region in China where it believes a license is likely to be granted and acquiring one or more successful license applicants in other regions. Accordingly, CCBS expects to incur significant capital expenditures and significant expenses in sales and marketing in the future. Based on its current capital expenditure plans, CCBS expects to spend approximately RMB75.0 million for the year ending March 31, 2010 to expand its facilities in Beijing and Guangdong. See “— Capital Expenditure.”

In evaluating CCBS’s financial condition and results of operations, attention should be drawn to the following areas:

•	Changes in accounting treatment of subscription fees. CCBS’s historical results of operations may not be indicative of its future results of operations. Prior to September 25, 2007, a clause contained in CCBS’s subscription contracts imposed penalties on subscribers who terminated their contracts prior to the end of the standard 18-year contract term (other than termination in the event of a need for transplants for the subscriber’s child or their family members). As a result, CCBS recognized processing fees on a straight line basis over a course of 18 years, because revenues generated from processing services and storage services were considered as a single accounting unit in accordance with U.S. GAAP, the accounting principles based on which CCBS’s accounts are prepared and presented. In contrast, expenses were all recognized as they were incurred (other than incremental costs directly associated with the delivery of processing services and incremental commission expenses directly based on the number of cord blood units processed, which were recognized during the same period over which processing fees were recognized). This resulted in timing differences between recognition of revenues and related costs. Mainly as a result of the timing differences, CCBS recorded net losses of RMB18.1 million for the year ended March 31, 2006 and RMB9.6 million for the year ended March 31, 2007, notwithstanding the fact that new subscriber sign-ups continued to increase during the same periods.

On September 25, 2007, CCBS modified all of its subscription contracts to waive penalties chargeable to its subscribers who terminated their contracts prior to the end of 18 years for any reason. Further, all subscription contracts dated after September 25, 2007 no longer require subscribers to pay penalties in the event of an early termination. CCBS also commenced the provision of standalone storage services. As a result of these changes, since September 25, 2007, CCBS has been able to treat processing fees and storage fees payable under its subscription contracts as separate accounting units and to recognize processing fees upon completion of the relevant processing services.

As a result of the changes on September 25, 2007, CCBS recorded operating income of RMB125.4 million ($18.5 million) for the year ended March 31, 2008 and RMB85.8 million for the six months ended September 30, 2007, mainly reflecting the change in its revenue recognition policy, which resulted in a non-recurring adjustment to recognize previously deferred revenues of approximately RMB136.5 million ($20.1 million), related deferred processing costs of approximately RMB37.2 million ($5.5 million) and related deferred tax expense of RMB14.9 million ($2.2 million), and its ability to recognize the fees generated from its processing services in full after September 25, 2007.

•	Acquisition of Nuoya. Prior to CCBS’s acquisition of the right to operate in Guangdong through its acquisition of Nuoya, Nuoya did not engage in commercial operation and had no substantial liabilities, and its former management did not maintain complete, accurate and reliable financial information. CCBS nonetheless proceeded with the investment because the cord blood bank operated by Nuoya had the exclusive right to operate in Guangdong, a target market of CCBS. Shortly after the acquisition, CCBS remedied the situation by making the necessary adjustments to the financial information prepared by former management. CCBS expects to follow U.S. GAAP in connection with the preparation of financial information for Nuoya in the future. Therefore, CCBS believes the fact that the lack of complete, accurate and reliable pre-acquisition financial records for Nuoya did not and will not have any impact on CCBS’s reporting obligations arising from the business combination.
•	Limited operating history. CCBS has a limited operating history, and its future prospects are subject to risks and uncertainties beyond its control. Although Jiachenhong obtained the license for its cord blood bank in September 2002, Jiachenhong was acquired by CCBS’s parent, Golden Meditech, in September 2003 and became a wholly-owned subsidiary of CCBS in March 2005 following a reorganization. Similarly, although Nuoya obtained the license for its cord blood bank in June 2006, Nuoya was acquired by CCBS in May 2007. As a result, Nuoya’s financial condition and results of operations have been consolidated into CCBS only after May 2007 and were reflected in part in the consolidated financial statements of CCBS for the six months ended September 30, 2007 and the year ended March 31, 2008, and in full in the consolidated financial statements of CCBS for the six months ended September 30, 2008. CCBS expects Nuoya’s operation in Guangdong will significantly contribute to its financial condition and results of operations in the future because it has significantly increased the size of the market that CCBS can address. According to National Bureau of Statistics of China, Guangdong had approximately 1.1 million newborns in 2007, which was more than ten times as many as those in Beijing during the same period.

Factors Affecting CCBS’s Financial Condition and Results of Operations

CCBS has benefited significantly from favorable demographic trends, overall economic growth and increased demand for innovative healthcare services in China. The overall economic growth and the increase in the GDP per capita in China in recent years have led to a significant increase in healthcare spending in China. At the same time, China’s “one child” policy has resulted in parents’ increasing willingness and ability to devote more resources to their children. CCBS anticipates that demand for cord blood banking services will continue to increase as the economy in China continues to grow and as disposable income of urban households continues to rise. Any adverse changes in the economic conditions or regulatory environment in China, however, may have a material adverse effect on the cord blood banking industry in China, which in turn may harm CCBS’s business and results of operations.

Demand for Cord Blood Banking Services

As of the date of this proxy statement/prospectus, six cord blood banking licenses had been granted in six provincial-level regions in China, and the PRC government plans to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. Future demand for the cord blood banking industry in China is expected to be driven mainly by (i) increased penetration rates due to a large number of newborns in China arising from its sizeable population, (ii) increased healthcare expenditure as a result of the growth in GDP and disposable income in urban areas, (iii) China’s one-child policy, (iv) increased sales and marketing efforts to increase the public awareness of the benefits associated with cord blood banking and (v) additional diseases that stem cells could be used for treatment. CCBS intends to generate additional demand for its services by enhancing its sales and marketing initiatives and expanding hospital networks to increase the public awareness of benefits associated with cord blood banking. CCBS benefits from economies of scale because a significant portion of its operating costs, such as depreciation expenses of its storage facilities and rental expenses, are fixed. Therefore, increased demand for CCBS services is likely to lead to economies of scale and increased profits.

Average Revenue per Subscriber

Substantially all of CCBS’s revenues are derived from the fees payable by subscribers in connection with the handling of the cord blood units of their newborns. CCBS standard package requires its subscribers to pay a one-time processing fee and an annual storage fee for a period up to 18 years. All fees are inclusive of a 5% business tax. If the examination results indicate that the cord blood stem cells are not viable for storage, CCBS will refund 70% of the processing fee and terminate the contract.

In addition to processing fees and storage fees, each subscriber is required to pay an insurance premium of RMB120 annually, for which CCBS forwards to an independent third party health insurance provider to cover potential hospitalization costs of the newborn. CCBS does not assume any credit risk in respect of the collection of such insurance premium and has no obligations to its subscribers under the insurance policies. See Note 12 to CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/ prospectus. Since CCBS is not the primary obligor for the provision of insurance services, the portion of annual payments representing insurance premium is presented net of the amount paid to the insurance carrier in CCBS consolidated statement of operations.

Because the PRC government currently does not regulate prices of cord blood banking services, CCBS has the flexibility to set and adjust the subscription packages in response to changing market dynamics and has been targeting its subscription services at all expectant parents in its existing markets. For example, it offers medical practitioners, including doctors, nurses or other medical professionals, cord blood banking services at certain discounts from time to time. If subscription services become subject to price control in China, CCBS’s financial condition and results of operations would be adversely affected. See “Risk Factors — Risks Relating to CCBS’s Business — CCBS’s business activities are subject to regulations that may impose significant costs and restrictions.”

Payment Methods for Subscribers

Prior to January 1, 2008, CCBS offered its subscribers three payment options:

•	Option One: payment of a one-time processing fee of RMB5,000 upon delivery of the cord blood unit to CCBS’s premises for testing and processing and an annual storage fee of RMB500 payable each year for a period of 18 years.
•	Option Two: payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees at a discount of 20% to the total amount of storage fees payable under the contract upon delivery of the cord blood unit to CCBS’s premises for testing and processing. This payment option has been suspended since January 1, 2008. Nevertheless, an amended version of this option, which provides for the payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount) upon delivery of the cord blood unit to CCBS’s premises for testing and processing, became available to new subscribers since February 1, 2009.
•	Option Three: payment of the processing fee by installment, including an initial payment of RMB1,100 at the signing of the contract and an annual payment of RMB300 each year for a period of 18 years, representing a surcharge of RMB1,200 to the total amount of processing fees payable under the contract, and an annual storage fee of RMB500 payable each year for a period of 18 years.

From January 1, 2008 to January 31, 2009, CCBS suspended Option Two to new subscribers. The suspension of Option Two has resulted in the growing popularity of Option One. In the views of CCBS’s management, subscribers who could have elected Option Two, which allowed the payment of storage fees in one lump sum rather than annually, would most likely prefer Option One, which allowed the payment of the processing fees in one lump sum rather than annually, to Option Three, which required the payment of a surcharge as consideration for the delayed payment of the processing fee. For instance, approximately 60% of the 14,789 new subscriber sign-ups for the six months ended September 30, 2008 elected Option One, compared with less than 50% of the 9,964 new subscriber sign-ups for the six months ended September 30, 2007. Under Option One, CCBS’s subscribers are contractually obligated to pay the processing fee upon delivery of the cord blood unit to CCBS’s premises for testing and processing for subsequent storage. Some subscribers, however, settle the processing fee after the completion of the processing services. Because CCBS recognizes the processing fee as revenue upon completion of the processing services, there is an outstanding accounts receivable if the subscriber has not yet paid the processing fees upon such completion. Accordingly, an increase in new subscribers selecting Option One also resulted in an increase in current accounts receivable.

CCBS expects its current accounts receivable and total accounts receivable to continue to increase with new subscriber sign-ups. For instance, total accounts receivable increased by RMB33.1 million ($4.9 million) from March 31, 2008 to September 30, 2008, of which approximately 56.6% was attributable to subscribers who had elected Option One. If an increasing percentage of new subscribers elect Option Three, an increasing percentage of the storage fees receivable will be recorded as non-current accounts receivable.

Turnover periods for current accounts receivable for the years ended March 31, 2007 and 2008 and for the six months ended September 30, 2008, determined based on average current accounts receivable and revenues in the respective periods, were 170 days, 24 days and 72 days, respectively. Turnover days for current account receivables for the year ended March 31, 2007 were approximately 170 days. The exceptionally long account receivables turnover was largely attributable to the revenue recognition policy that was in effect prior to September 25, 2007. By treating the processing fees and storage fees as a single accounting unit, CCBS recognized the revenue on a straight line basis over a course of 18 years, which led to a timing difference between revenue and cashflow. Turnover days for current account receivables for the year ended March 31, 2008 decreased to 24 days from 170 days. Pursuant to the termination of the penalties clause in the subscription contract on September 25, 2007, CCBS has been able to treat processing fees and storage fees as separate accounting units and recognized processing fees upon completion of the relevant processing services. Hence, CCBS recorded a non-recurring recognition of the previously deferred revenue during this period, which resulted in a significant increase in turnover. Turnover days for current account receivables for the six months ended September 30, 2008 increased to 72 days from 24 days. Unlike the preceding period, no similar non-recurring recognition of deferred revenue arising from the change in the accounting treatment of processing fees was recorded. Further, the suspension of Option Two, which allowed the payment of processing fees and annual storage fees for 18 years in a bullet payment, also resulted in longer turnover days as new subscribers were limited to the other two payment options, both of which entailed the deferred payment of a portion of subscription fees.

Duration of Subscription Services

CCBS’s business requires delivery of services to its subscribers on a long-term basis. CCBS’s subscription contracts typically are automatically renewed each year for a period of 18 years. The contract may be extended beyond the initial 18 years at the election of the child when he or she reaches adulthood. The contract may be shorter than 18 years if the cord blood unit is needed for transplants by the child or a family member or if the subscriber terminates the contract by notice prior to the end of 18 years. As illustrated below, the CCBS practice of entering into long-term contracts with subscribers imposes constraints and uncertainties on its operations:

•	CCBS’s subscribers are not subject to any penalties if they terminate subscription contracts prior to the end of 18 years. Although CCBS has not experienced early termination by a significant number of its subscribers in the past, there is no guarantee that all subscribers will fulfill their contract obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If CCBS experiences early termination by a significant number of its subscribers, its financial condition and results of operations may be materially adversely affected. See “Risk Factors — Risks Relating to CCBS’s Business — CCBS’s financial condition and results of operations may be materially adversely affected if a significant number of CCBS’s subscribers terminate their contracts prior to the end of a typical contract period of 18 years.”
•	Currently, once the subscription contract is signed, CCBS does not have the right to amend or terminate such subscription contracts as long as its subscribers continue to renew the contract over the 18-year period. Under the current pricing policy, the annual storage fee that CCBS charges its subscribers is a fixed amount throughout the term of the contract. Inflation in China may adversely impact CCBS’s profit margins through increased costs of compensation and expenses. Although CCBS believes that it could offset some of the effects of inflation through technological advances, economies of scale and operational efficiencies, CCBS’s financial condition and results of operations may be materially adversely affected by increased operating costs.

Sales and Marketing Activities Undertaken through CCBS Hospital Networks

CCBS provides its services through collaboration with selected hospitals in its operation regions. All cord blood collection services are performed and a significant portion of CCBS’s sales and marketing activities are undertaken through its network of collaborating hospitals, for which hospitals are reimbursed for the costs of materials and resources utilized in the cord blood collection process. Accordingly, CCBS’s success is dependent upon its ability to utilize its hospital networks to undertake sales and marketing activities to increase penetration in its existing markets. The number of hospitals participating in CCBS’s hospital network in Beijing were 48, 82, 94 and 96 as of March 31, 2006, 2007, 2008 and September 30, 2008. Since the Nuoya acquisition in May 2007, CCBS has established collaborative relationships with over 80 major hospitals in Guangdong and is seeking to significantly expand its hospital network in this new market.

CCBS’s ability to generate revenue growth and the terms for service delivery depend, to a large extent, on its ability to develop and maintain collaborative relationships with prominent hospitals as CCBS expands to a new market and strengthens its collaboration with hospitals in its existing markets. This is particularly the case for hospitals where CCBS has derived a significant portion of revenues in the past and expects to continue to do so in the future. Termination or alteration of any contracts with any major collaborating hospitals could have a material adverse effect on CCBS’s business.

Application for Cord Blood Banking Licenses

One major strategy of CCBS is to expand its geographical coverage by applying for licenses in other regions, which is closely related to its ability to capture growth opportunities in other markets in China. An application for a cord blood banking license in a region starts with submission of a written notice to the relevant DOH concerning the applicant’s intention to construct and operate a cord blood bank. As the offering of cord blood banking services concerns public health, the DOH scrutinizes the application and exercises its discretion by taking into account relevant laws and regulations and other considerations such as public health to ensure that applicant is committed to the industry and is capable of providing quality services. Upon its satisfaction of a series of complex and stringent requirements, including those applicable to storage facilities, the applicant may submit its formal application for a license. Following the receipt of the formal application, the DOH will consider granting the license to the applicant upon its satisfactory inspection of its facilities.

CCBS’s likelihood of success in its application should be evaluated in light of following:

•	It generally takes several years to receive a cord blood banking license in China. Following the submission of a written notice to the DOH, the applicant usually would be required to incur significant initial investments, including costs associated with the construction of facilities, to demonstrate to the DOH that it is capable of meeting the stringent application requirements for a license prior to the receipt of such a license. For example, the cord blood bank in Beijing operated by Jiachenhong took six years to obtain its license, during which time it incurred substantial costs to construct facilities meeting the stringent application requirements prior to obtaining a license.

As the first licensed cord blood bank operator in China holding two out of the six cord blood banking licenses issued by the PRC government authorities to date, CCBS believes that its operational knowledge, experience and expertise provide a strong platform to obtain additional licenses. Currently, CCBS has not formally submitted any written notice to any DOH concerning its intention to construct and operate a cord blood bank in any region. CCBS will not commence the construction of a cord blood bank prior to formal submission of a written notice to the DOH in any region in which it intends to construct and operate a cord blood bank. However, if CCBS decides to submit such a written notice, it will be required to commence construction of cord blood bank facilities to demonstrate the capability of meeting stringent application requirements for a license prior to receiving license. It is possible that potential applications in the future will be rejected after CCBS has incurred significant initial investments in the process. In such circumstances, CCBS’s financial condition and results of operations may be materially adversely affected. See “Risk Factors —  CCBS may incur significant initial investments to apply for cord blood banking licenses in other provincial-level regions, and if CCBS is unsuccessful, its operating results could be materially adversely affected.”

•	There exist substantial uncertainties in the regulatory framework for the cord blood banking industry in China. CCBS may be required to revise its business plan from time to time to respond to a changing regulatory environment, which could materially adversely affect its financial condition and results of operations. For example, before CCBS became the parent company of Jiachenhong in March 2005, the former Jiachenhong management commenced construction of two cord blood banks in the regions outside Beijing as part of its strategy to further expand business in regions where the PRC government is likely to issue additional cord blood banking licenses. The business judgment on the locations of these two cord blood banks was made based on the information available to the former management at the time. After becoming the parent company of Jiachenhong in March 2005, CCBS continued to monitor the government’s policy on regions where additional cord blood banking licenses are likely to be issued but basing on available information, was unable to ascertain whether the locations of the two cord blood banks constructed by the former Jiachenhong management were regions where additional cord blood banking licenses in China are likely to be issued. Due to the uncertainties, CCBS abandoned the construction of these two cord blood banks and incurred an impairment loss of RMB13.5 million for the year ended March 31, 2006. See Note 6 to CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus. CCBS does not anticipate reinitiating either project in the near future. Currently, CCBS is still in an exploration stage and has neither identified any specific locations nor expressed any written interest in constructing a cord blood bank.

Acquisition of or Investment in Other Cord Blood Bank Operators

CCBS seeks to expand its geographical coverage by acquiring or investing in cord blood bank operators in other regions. Period-to-period comparisons of CCBS’s operation results must therefore be evaluated in light of the impact of such acquisitions. In May 2007, CSC South, a CCBS subsidiary, acquired Nuoya for a total consideration, including direct expenses, of RMB30.9 million ($4.6 million) in cash. Nuoya is CCBS’s cord blood bank operator in Guangdong, one of the most populous regions in China. According to the Chinese National Bureau of Statistics, the number of newborns in Guangdong in 2006 was more than ten times as many as that in Beijing. CCBS acquired the right to operate cord blood banks in Guangdong through its acquisition of Nuoya in May 2007. CCBS expects its operation in Guangdong will significantly increase the size of the market that it can access.

CCBS acquired 11,730,000 shares of CordLife for a cash consideration of A$8.0 million in July 2007 and an additional 5,735,000 shares for a cash consideration of A$2.4 million in October 2008. As of October 24, 2008, such shares in the aggregate represent 18.9% equity interests in CordLife. CordLife is a company whose shares are listed on the Australian Stock Exchange and provides cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. The investments in CordLife have been accounted for as an available-for-sale investment and were stated at fair value in CCBS’s consolidated balance sheet as of March 31, 2008 and September 30, 2008, with remeasurements of fair value recognized as other comprehensive income or loss, as the case may be, or in the statement of operations for the corresponding periods to the extent of impairment losses considered to be other-than-temporary.

CCBS may acquire operators with little experience in offering subscription services. It takes time for a new cord blood bank to achieve operating efficiencies and planned subscriber levels due to challenges typically associated with a new operation, including the need to establish strategic alliances with local hospitals, to train and certify medical professionals affiliated with these hospitals, and to hire and train sufficient sales and marketing personnel. Further, such acquisitions require significant capital expenditures as well as substantial investments of management time and other resources. As a result, CCBS expects the gross profit margin of its cord blood banking business to decrease shortly after expansion into new geographical region, such as its recent Guangdong expansion through the acquisition of Nuoya, but CCBS expects this trend to reverse after having completed much of the expansion required in the new market.

Preferential Tax Treatment

All of CCBS’s operations are based in China, and its PRC subsidiaries, Jiachenhong and Nuoya, are subject to PRC taxes, including enterprise income tax. Prior to January 1, 2008, as a high-tech enterprise and a foreign-invested manufacturing enterprise registered in the Beijing Economic and Technology Development Zone, Jiachenhong was entitled to pay enterprise income tax at a reduced rate of 15%, compared to the standard rate of 33%, and enjoyed the benefits of a tax holiday, which provided for an exemption from enterprise income tax for two years commencing from its first profit-making year of operation and a 50% reduction of enterprise income tax for the following three years. Jiachenhong started making profit for the year ended December 31, 2004. Therefore, Jiachenhong was exempt from enterprise income tax for the years ended December 31, 2004 and 2005 and was subject to enterprise income tax at a reduced rate of 7.5% for the years ended December 31, 2006 and 2007. The 50% reduction of enterprise income tax remained applicable for the year ended December 31, 2008. Prior to January 1, 2008, Nuoya was subject to enterprise income tax at the standard rate of 33%.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law”, which took effect on January 1, 2008. On December 6, 2007, the State Council approved and promulgated the Implementing Regulations for the EIT Law, which took effect simultaneously with the new tax law. Under the new tax law, foreign-invested enterprises and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for enterprises that were established before the promulgation date of the new tax law and entitled to a preferential lower tax rate under the then effective tax laws or regulations. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or “Circular 39”. Based on Circular 39, enterprises that enjoyed a preferential tax rate of 15% in accordance with previous laws, regulations and other documents with the same effect as administrative regulations are eligible for a graduated rate increase to 25% over the 5-year period beginning January 1, 2008. For those enterprises that currently enjoy tax holidays, such tax holidays will continue until their expiration in accordance with previous tax laws, regulations and relevant regulatory documents. While the new tax law equalizes the tax rates for foreign-invested enterprises and domestic companies, preferential tax treatment may be given to companies in certain encouraged sectors and to those classified as high technology companies enjoying special support from the state. Following the effectiveness of the new tax law, the effective tax rate of Jiachenhong may be increased, unless Jiachenhong is otherwise eligible for preferential treatment. The determination of CCBS’s deferred tax as of March 31, 2008 did not take into account any preferential tax treatments enjoyed by high technology enterprises but took into account the graduated rate increase beginning January 1, 2008. On December 24, 2008, Jiachenhong was determined as a high and new technology enterprise, and this status will remain valid until December 23, 2011.

In accordance with the Notice of Promulgation of the Guidelines for Determination and Administration of High-tech Enterprises, which was jointly promulgated by the Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation on July 8, 2008, enterprises that were registered both within and outside national high and new technology industries development zone (including Beijing new technology industries development experimental zone) and were classified as high-tech enterprises prior to the end of 2007 in accordance with previous laws will have their qualifications remain valid if such qualifications have not expired, but such enterprises cannot continue to enjoy the corresponding preferential tax treatment unless they can be redetermined as high-tech enterprises pursuant to the Measures for Determination and the Guidelines. The redetermination procedures under the Measures for Determination and the Guidelines may be handled either prior to or after the expiration of the validity period of their qualification. Additionally, for high-tech enterprises that were granted tax exemption and reduction treatment for a certain period under previous laws and whose tax holiday has not expired, Circular 39 shall continue to apply. Given that Jiachenhong has been determined as a high and new technology enterprise, CCBS believes that the new tax law should not have a material adverse effect on Jiachenhong’s ability to maintain its preferential tax treatment until December 23, 2011. See “Risk Factors — Risks Relating to CCBS’s Business — The discontinuation of any preferential tax treatment currently available and the increase in the enterprise income tax in the PRC could in each case result in a decrease in CCBS’s profits and materially adversely affect CCBS’s results of operations” and Note 13 to the CCBS unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

In preparing the financial statements, CCBS is required to make judgments in the form of estimates and assumptions concerning future events. They affect reported amounts of CCBS’s assets, liabilities, revenues, income and expenses. CCBS continually evaluates these judgments based on its own experience, knowledge and assessment of current business and other factors. After having considered available information and assumptions believed to be reasonable, CCBS’s expectations regarding future form the basis for judgments about matters not readily apparent from other sources. Since use of estimates and assumptions is an integral component of financial reporting, the actual results could differ if a different set of estimates and assumptions was used for making judgments.

Critical accounting policies are policies that require the application of the most challenging, subjective, or complex judgments, often as a result of the need to make estimates and assumptions about the effect of matters that are inherently uncertain, thereby creating a significant risk that a material adjustment may need to be made in subsequent periods to the carrying amounts of assets and liabilities involved.

CCBS believes the following accounting policies involve critical judgments of the CCBS management:

Revenue Recognition

CCBS generates substantially all of its revenues in form of processing fees and storage fees from its subscribers. The processing fee consists of payment for the services of transporting, testing and processing cord blood units collected from the newborns of CCBS’s subscribers at collaborating hospitals upon childbirth. The storage fees represent consideration for preservation of cord blood units at CCBS’s facilities, typically for a period of 18 years absent early termination by its subscribers for any reason. CCBS also arranges insurance policy for its subscribers. See “— Factors Affecting CCBS’s Financial Condition and Results of Operations — Average Revenue per Subscriber.” As a result, CCBS services involve multiple deliverables. Whether revenues for each type of services may be recognized separately depends on whether each component of the multiple deliverables should be treated as a separate accounting unit under Emerging Issues Task Force Issue No.00-21, Revenue Arrangements with Multiple Deliverables, or “EITF 00-21”. Under EITF 00-21, all of the following requirements must be satisfied for a component of multiple deliverables to represent a separate accounting unit:

•	The delivered item must have value to the customer on a standalone basis;
•	There is objective and reliable evidence of the fair value of the undelivered items; and
•	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is probable and within the control of the vendor.

Prior to September 25, 2007, CCBS contract terms required its subscribers to pay penalties equivalent to a certain percentage of the storage fees for the remaining period in the event of early termination prior to the end of 18 years. In light of such penalties clause, the CCBS management was unable to predict whether or when its subscribers might choose to terminate their contracts prior to the end of a typical contract period of 18 years and the amount of penalties that it would receive depends on the length of the remaining contract period and the percentage of its subscribers who terminate their contracts prior to the end of 18 years for any reason (other than termination in the event of a need for transplants by CCBS subscriber’s child or their family members). Further, CCBS did not offer storage and insurance arrangement services on a standalone basis. Nor were comparable services offered on a standalone basis by third parties in the market. Therefore, CCBS’s management was unable to assign fair value with vendor-specific objective evidence to the undelivered storage and insurance arrangement services. As a result, CCBS’s management was required by EITF 00-21 to treat revenues generated from both processing and storage services as a single accounting unit and recognized revenues from processing fees and prepaid storage fees on a straight line basis over a course of 18 years. The unearned portions of the processing fees and prepaid storage fees were recognized as deferred revenues.

In particular, CCBS offered subscribers three payment options prior to January 1, 2008. Although CCBS received payment for all processing services upfront at the time of subscription under two of the three payment options and all storage fees payable over the contract period upfront at a discount of 20% under one of the three payment options, CCBS recognized revenues from processing fees and prepaid storage fees evenly on a straight line basis over a course of 18 years. The unearned portions of the processing fees and prepaid storage fees were recognized as deferred revenue. This had resulted in a mismatch between the timing of cash generated from operating activities and revenue recognition with respect to processing fees and prepaid storage fees. In other words, although CCBS has been collecting such fees at the time of subscription, it was required to recognize such fees on a straight line basis over a course of 18 years. From January 1, 2008 to January 31, 2009, CCBS suspended the option to prepay the storage fees upfront at the time of subscription. Starting from February 1, 2009, CCBS’s new subscribers may choose to make payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount).

On September 25, 2007, CCBS modified a provision in all then existing contracts with its subscribers to waive the penalties chargeable to them in the event of early termination prior to the end of 18 years. Further, all contracts CCBS enters into with its subscribers beginning on September 25, 2007 do not require them to pay penalties in the event of early termination. CCBS believes the removal of the penalties clause effectively results in an annual election by CCBS’s subscribers to renew the contracts for storage and insurance arrangement services. In substance, this represents a renewal option which established vendor-specific objective evidence of fair value for the undelivered storage and insurance arrangement services. CCBS has also commenced the provision of standalone cord blood storage services for cord blood units transferred from other cord blood banks, at the same renewal fee as the contracts with the existing subscribers. Moreover, since the delivered processing services have value to CCBS’s subscribers on a standalone basis and the processing fees are not refundable upon completion of relevant processing services, CCBS is able to treat revenues generated from processing services as a separate accounting unit from revenues generated from storage and insurance arrangement services. From September 25, 2007 onwards, upon successful completion of cord blood processing services, when CCBS has confirmed that the cord blood unit meets all the required attributes for storage, it recognizes processing fees as revenue.

CCBS’s management believes that the waiver of penalties chargeable to all subscribers in the event of early termination is in line with industry practice because cord blood bank operators in countries with a well-established cord blood banking industry such as the United States generally do not charge such penalties. Moreover, such waiver reduces the timing difference between revenue recognition and cash generated from operating activities. To illustrate, under two of the three payment options, CCBS receives payment for its processing services upfront at the time of subscription which is not refundable in the event of an early termination and relevant processing services are completed prior to storage of cord blood units at CCBS’s facilities. In other words, CCBS is able to retain processing fees once it has received the payment irrespective of early termination by subscribers. Therefore, recognizing revenue upon completion of relevant processing services more accurately reflects the results of the actual CCBS business operations.

Subscribers may elect to pay the processing fee in full at the time of subscription, or a portion of that in installments, subject to a surcharge. The surcharge is recognized as interest income using the effective interest method.

With respect to matching units donated by the public and delivered to patients in need of transplants or for research purposes, CCBS recognizes revenues when the cord blood unit is delivered and the risk of loss is transferred to the recipient. For further details regarding CCBS’s revenue recognition, see Note 2(k) to CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Deferred Costs Arising from Processing Services

Incremental costs that are directly associated with the provision of processing services, including collection fees, direct materials, direct selling expenses and direct labor, are recorded as deferred cord blood processing costs. Deferred cord blood processing costs are amortized in CCBS’s consolidated statement of operations over the same period during which the processing revenues are recognized. Beginning from September 25, 2007, CCBS has been able to separate revenues from its subscription services into processing services and storage services as two separate units of accounting. Because revenues from processing services are no longer amortized, CCBS recognizes costs arising from processing fees upon completion of relevant processing services.

Depreciation Charges

CCBS depreciates the cost of fixed-life assets less their estimate of residual value on a straight-line basis over their estimated useful life. CCBS estimates the useful life of its machinery to be 5 to 10 years and leasehold improvement to be 10 years. CCBS determines the estimated useful life of its assets based on the historical usage experience with similar assets and anticipated technology changes. Changes in the expected usage level, technological developments and the operation environment in the industry could impact the economic useful lives and the residual values of CCBS assets. If the operation environment is to change more rapidly or in a different way than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. CCBS reviews the estimated useful lives and estimated residual values of its assets no less frequently than annually.

Valuation of Inventories

A significant portion of CCBS’s inventories consists of the handling costs attributable to the testing, processing and preservation of donated cord blood units. The handling costs include direct material costs and direct labor costs incurred in its handling of donated cord blood units. CCBS does not capitalize the related overheads of its facilities used to store these units. Donated cord blood units are valued at the lower of cost or market using the weighted average cost method. Since CCBS does not expect to recognize revenue from such inventory within 12 months from the balance sheet date, it classifies donated cord blood units as non-current assets on its balance sheet. The carrying value of CCBS’s donated cord blood units was RMB25.2 million ($3.7 million) as of September 30, 2008. Management periodically reviews its portfolio of donated cord blood units to determine if a write-down on inventory is necessary based on estimated demand for CCBS’s matching services and other industry knowledge. CCBS did not record any write-downs on its inventories for the years ended March 31, 2006, 2007 and 2008 and the six months ended September 30, 2008. If demand for CCBS matching services is significantly different from the management’s expectations, the valuation of donated cord blood units could be materially impacted.

With respect to the cost of matching units donated by the public and delivered to patients in need of transplants or for research purposes, CCBS recognizes the revenue for one matched cord blood unit upon shipment of the unit and recognizes as direct costs the cost of the estimated average number of cord blood units out of which one unit of cord blood will be matched over the period during which the cord blood units will remain active. The number of cord blood units that can be matched for a fee involves estimates of the size of CCBS’s bank used to store units donated by the public, demand for cord blood units for transplants and the probability of finding a match in light of the size of the bank used to store units donated by the public and CCBS’s industry knowledge. If medical research discovers new and more effective medical procedures that make cord blood transplants more effective, or if medical research discovers more diseases that cord blood transplants can be used to treat, the estimated number of cord blood units that can be matched may increase. Conversely, if there are no new developments in medical science to overcome some of the current technical and therapeutic limitations on the use of cord blood in medical treatment, the estimated number of cord blood units that can be matched may decrease. Any of the estimation variables which differ from CCBS’s expectations may result in material adjustments to direct costs in future periods.

Although CCBS will continue to provide donated cord blood units to patients in need of transplants as part of its business to satisfy regulatory requirements for the cord blood banking industry in China and to demonstrate its commitment to community healthcare, CCBS does not believe revenues generated from provision of donated cord blood units to patients in need of transplants will become its main revenue driver in the long run.

Allowance for Doubtful Receivables

Most subscribers of CCBS choose to pay their storage fees annually rather than in one lump sum. In addition, some subscribers elect to pay their initial processing fee in annual installments. CCBS analyzes the adequacy of allowance for doubtful receivables quarterly on a case by case basis by taking into account specific facts, such as the subscriber’s creditworthiness and historical payment history and records. An allowance for doubtful receivables is made when collection of the amount is no longer probable. The specific amount to be made in the allowance is based on the historical write-off experience, the CCBS assessment of recoverability of individual receivable and general economic conditions. Allowance for doubtful receivables was RMB1.9 million ($0.3 million) as of September 30, 2008, compared to RMB1.6 million as of March 31, 2008. CCBS believes that the allowance is adequate. It is possible, however, that the accuracy of the management’s estimation process could be impacted by unforeseen circumstances.

Impairment of Long-lived Assets

Long-lived assets such as property, plant and equipment and intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The amount of impairment loss, if any, is the excess of the carrying value of an asset over its fair value. For example, CCBS recognizes an impairment for related construction costs for the facilities it no longer uses when the carrying value is not recoverable. The carrying value of CCBS’s property, plant and equipment was RMB230.2 million ($33.9 million) as of September 30, 2008 compared to RMB201.2 million as of March 31, 2008. In the year ended March 31, 2006, CCBS wrote off the construction costs of the two cord blood banks commenced by the former Jiachenhong management and incurred an impairment loss of RMB13.5 million. See “— Factors Affecting CCBS’s Financial Condition and Results of Operations —  Applying for Cord Blood Banking Licenses” and Note 6 to the CCBS annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Impairment of Available-for-sale Securities

The CordLife investments are classified as available-for-sale equity securities and are stated at fair value, with unrealized gains and losses normally recognized in other comprehensive income or loss. However, when the fair value of CCBS’s available-for-sale securities falls below cost, CCBS determines whether the decline in value is other than temporary, in which case the unrealized loss has to be charged to income. In assessing whether the impairment is other than temporary, CCBS considers the length of time and the extent to which the market value has been below cost, CCBS’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value, and the investee’s financial conditions, operational performance, future earnings potential, prospects, market conditions and near term development. As of September 30, 2008, the market value of the July 2007 CordLife investment was below CCBS’s investment cost. Having considered the significance of the accumulated decline in the fair value of the ordinary shares of CordLife, the period of time during which market value of the shares had been below cost, and the current market conditions, management considers that the impairment loss on the investment is no longer temporary as of September 30, 2008. As a result, total accumulated impairment loss amounting to RMB27.6 million ($4.1 million) as of September 30, 2008 has been recognized in CCBS’s income statement in the corresponding period.

Valuation and Amortization of Intangible Assets

CCBS acquired the right to operate a cord blood bank in Guangdong in May 2007 through its acquisition of Nuoya. CCBS allocates the cost of the acquisition to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition. As part of the purchase price allocation, CCBS is required to determine the fair value of the operating right acquired. CCBS estimated the fair value of the operating right based on an income approach. Under this approach, fair value of an asset is determined based on the present value of projected future net cash flows associated with the use of the asset. The determination of the fair value of the intangible asset acquired using an income approach involves certain judgments and estimates. The major estimates and assumptions include, but are not limited to, the cash flows that an asset is expected to generate in the future, which in turn is based on assumptions on the growth rate of revenues from the cord blood bank and margins derived from such revenues, and the discount rate selected to measure the risks inherent in such cash flows.

Such right is stated at the estimated fair value on the date of acquisition after deduction of accumulated amortization. The amortization expense is recognized on a straight line basis over an estimated economic useful life of 30 years. CCBS did not record any amortization expense in the year ended March 31, 2007. For the year ended March 31, 2008 and the six months ended September 30, 2008, the amortization expense relating to the right to operate in Guangdong amounted to RMB0.9 million ($0.13 million) and RMB0.5 million ($0.07 million), respectively. See Note 6 to CCBS’s interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Due to the uncertainties associated with operating in the cord blood banking industry in China, the economic useful life may be subject to change. If CCBS is required to shorten its estimated economic useful life of the right to operate in Guangdong, its cost will increase. Profitability may be adversely affected. Further, there is no assurance that CCBS will be able to recover the carrying amount of the right to operate in Guangdong from its operating activities in the future.

Share-based Compensation

Prior to August 2006, CCBS did not issue any share options to employees, directors or consultants. CSC adopted a share option scheme in August 2006, which was subsequently approved by Golden Meditech shareholders in September 2006. Under the scheme, share options to purchase a total of 100,000 shares of CSC were granted to employees and directors and were recorded by CCBS as share-based compensation over vesting periods of up to eighteen months based on the SFAS No. 123(R) grant date fair value requirements.

The terms of options are determined by the board of directors on the date of grant. Determination of the fair value of the options granted involves complex and subjective judgments regarding projected financial and operating results, CCBS’s unique business risks, and its operating history and prospects at the time of grant. If CCBS makes different judgments or adopts different assumptions, material differences could result in the timing and amount of the share-based compensation expenses recorded because the estimated fair value of the underlying shares for the options granted would be different. The fair value of options granted for the year ended March 31, 2007 was RMB6.3 million. Share-based compensation expenses recognized for the years ended March 31, 2007 and 2008 were RMB2.7 million and RMB3.2 million ($0.5 million), respectively. No options were granted in 2008. Changes in the subjective input and assumptions could materially affect fair value estimate and the change in the amount of share-based compensation expenses will affect CCBS’s reported net loss per share and operating expenses.

CCBS determines the fair value of the options granted by applying the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the following inputs: (i) the exercise price of the options; (ii) the value of the underlying shares; (iii) the expected term of the options; (iv) the expected volatility of the underlying shares; (v) the risk-free interest rate during the expected term of the options; and (vi) the expected dividend yield of the underlying shares.

Among these inputs, only the exercise price of the options, which is stated in the option grant letter, can be objectively determined. Because its ordinary shares are not publicly traded, CCBS estimates the fair value of the ordinary shares at the grant date of CSC options with reference to the most recent sale of CSC shares by a shareholder to an unrelated third party, which was at HK$450 ($57.5) per share. The expected term of the option is based on estimates of the anticipated timing of the exercise of the vested options by CCBS’s board of directors and management. Estimating the volatility of the price of CSC ordinary shares is complex. CCBS uses the historical volatility of a group of companies of similar nature to estimate the volatility of its shares. Because CSC employee share options have characteristics significantly different from those of publicly traded options, changes in the subjective input assumptions can materially affect the fair value estimate. CCBS has applied the Hong Kong Exchange Fund Notes interest rate with a maturity similar to the expected term of CSC options as the risk-free interest rate and assumed dividend yields over the term of the options based on historical dividends. Based on the above assumptions, CCBS recognized share-based compensation expenses of RMB2.7 million and RMB3.2 million ($0.5 million) for the years ended March 31, 2007 and 2008, respectively. No share-based compensation expenses were recognized during the six months ended September 30, 2008. Had CCBS used different assumptions and estimates, material differences could have resulted in the estimated fair value of the share options.

Principal Components of CCBS’s Income Statement

Revenues

Revenues reflect the portion of the invoiced value of services to third-party customers earned, net of business tax payable to government authorities. CCBS has two types of customers: subscribers, who pay processing and storage fees pursuant to the terms of their subscription contracts as consideration for CCBS’s subscription services, and transplant patients, who pay matching fees as consideration for CCBS’s delivery of donated cord blood units for their operations.

The sources of CCBS’s revenues consist of the following:

•	Processing fee. Processing fee, currently charged at the rate of RMB5,000 (inclusive of a 5% business tax), represents consideration for the transportation, testing and processing of subscribers’ cord blood units. Most subscribers of CCBS elect to pay the processing fee in full at the time of subscription. Some subscribers elect to pay, subject to a surcharge of RMB1,200 (inclusive of a 5% business tax), a portion of the processing fee in installments. Prior to September 25, 2007, CCBS recognized processing fees as revenues on a straight line basis over a course of 18 years. Beginning on September 25, 2007, total fees receivable for processing services and the first year’s storage services, excluding the surcharge of RMB1,200 for customers who elect to pay by installments, are allocated as processing fees and storage fees based on their relative fair value, and CCBS recognize processing fees as revenues upon completion of processing services. The surcharge of RMB1,200 is recognized as interest income using the effective interest method. See “Critical Accounting Policies — Revenue Recognition.”
•	Storage fee. Storage fee, currently charged at the rate of RMB500 (inclusive of a 5% business tax) per year, represents consideration for the storage of cord blood units at CCBS’s facilities pursuant to subscription contracts. Prior to January 1, 2008, some subscribers elected to prepay the storage fees for the entire contract period upfront at the time of subscription and receive a discount of 20% on the total storage fees payable under the contract. Should the subscriber subsequently terminate the contract prior to the expiration of 18 years, the amount of storage fees prepaid, less storage fees of RMB500 per year for the actual storage period, were refunded to the subscriber. For each such subscription, the storage fee of RMB500 for the first year’s storage services was recognized as revenue, which is committed and paid by the subscriber at the inception of the contract, and the remaining prepaid storage fees were recognized as deferred income in the balance sheet, which would be recognized as revenues on a straight-line basis over the remaining storage period. From January 1, 2008 to January 31, 2009, CCBS suspended the option to prepay the storage fees upfront at the time of subscription. Starting from February 1, 2009, CCBS’s new subscribers may choose to make payment of a one-time processing fee of RMB5,000 and a bullet payment of 18 years of storage fees (with no discount). Most CCBS’s subscribers elect to pay the storage fee on an annual basis at the beginning of each anniversary of the subscription contract.
•	Matching fee. Matching fee, currently charged generally at the rate of RMB25,000 (inclusive of a 5% business tax), represents consideration for the successful identification and retrieval of a matching cord blood unit suitable for transplant. CCBS recognizes the matching fee when the cord blood unit is delivered and the risk of loss is transferred to the recipient.

Direct Costs

After a cord blood unit is collected at a collaborating hospital and transported to its facilities, CCBS tests and processes the cord blood to extract stem cells contained in the unit and cryopreserve the stem cells at CCBS cord blood banks. Direct costs reflect the costs incurred in these procedures as well as payments made to the hospitals to reimburse the costs they incur in performing the collection procedure for CCBS’s subscribers. In addition, direct costs include an annual technical consulting fee of RMB2.0 million payable by CCBS to Peking University People’s Hospital pursuant to a 20-year contract dated June 2006 for the hospital’s technology and procedural guidance to support CCBS’s delivery of cord blood storage services. Direct costs also include the costs of storing cord blood units under CCBS’s subscription contracts and cord blood units donated by the public for transplants or for research purposes. A significant portion of CCBS’s direct costs are attributable to depreciation of property, plant and equipment and, to a lesser extent, consultancy fees, rent and utilities and the cost of liquid nitrogen. The remaining portion of CCBS’s direct costs, including costs of collection materials, direct labor, and processing and storage supplies, generally vary depending on the number of units stored at facilities.

Incremental costs that are directly associated with the provision of processing services are recorded as deferred costs. Deferred costs are amortized and included in direct costs in CCBS’s consolidated statement of operations over the same period during which the revenue generated from processing services are recognized. Beginning on September 25, 2007, total fees receivable under the contracts with subscribers have been allocated as processing fees and storage fees based on their relative fair value, and CCBS recognizes costs arising from processing fees upon completion of the relevant services.

CCBS records cord blood units donated by the public as its inventory and capitalize their related collection, testing and processing costs. These capitalized costs are recognized as direct costs of a unit only upon the shipment of the unit to the transplant patient.

Operating Expenses

Operating expenses consist of selling and marketing expenses, general and administrative expenses, research and development expenses, and impairment losses and other operating expenses.

•	Selling and marketing expenses. Selling and marketing expenses consist primarily of compensation for sales and marketing personnel; promotional and advertising expenses; travel expenses for sales and marketing activities; lease payments for representative offices; and depreciation of equipment used for sales and marketing activities.
•	General and administrative expenses. General and administrative expenses consist primarily of compensation for the management team and the finance and administrative personnel; travel, lease and other expenses for general corporate purposes; and professional advisor fees. Upon completion of the business combination, CCBS is expected to incur a significantly higher level of legal, accounting and other expenses in order to comply with the requirements under the U.S. securities laws. Such additional expenses associated may have a negative impact on profitability.

•	Research and development expenses. CCBS does not have a research and development team. The research and development expenses incurred for the year ended March 31, 2007 were attributable to acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments. No research and development expenses were incurred for the year ended March 31, 2008 and the six months ended September 30, 2008.
•	Impairment losses and other operating expenses. CCBS abandoned the construction of two cord blood banks, which were commenced by the former Jiachenhong management, and incurred an impairment loss of RMB13.5 million for the year ended March 31, 2006. Although CCBS managed to sell the unused construction materials, the full carrying value of the materials that had been used for the construction of the two banks was written off, resulting in an impairment loss of RMB13.5 million for the year ended March 31, 2006.

Results of Operations

The following table summarizes CCBS’s results of operations for the periods indicated:

	For the Year Ended March, 31							For the Six Months Ended September 30,
	2006		2007		2008			2007		2008
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Amount	Percentage of Revenue
	RMB	%	RMB	%	RMB	$	%	RMB	%	RMB	$	%
	(in Thousands Except for Percentage)
Revenues	6,032	100.0	12,722	100.0	233,081	34,328	100.0	147,438	100.0	81,935	12,067	100.0
Direct costs	(5,150)	(85.4)	(7,635)	(60.0)	(60,735)	(8,945)	(26.1)	(38,885)	(26.4)	(22,175)	(3,266)	(27.1)
Gross profit	882	14.6	5,087	40.0	172,346	25,383	73.9	108,553	73.6	59,760	8,801	72.9
Operating expenses
Selling and marketing expenses	(8,878)	(147.2)	(11,698)	(91.9)	(26,580)	(3,915)	(11.4)	(12,959)	(8.8)	(15,047)	(2,216)	(18.4)
General and administrative expenses	(3,491)	(57.8)	(8,927)	(70.2)	(20,363)	(2,999)	(8.7)	(9,843)	(6.7)	(10,978)	(1,617)	(13.4)
Research and development	—	—	(1,500)	(11.8)	—	—	—	—	—	—	—	—
Impairment losses and other operating expenses	(13,457)	(223.1)	—	—	—	—	—	—	—	—	—	—
Subtotal	(25,826)	(428.1)	(22,125)	(173.9)	(46,943)	(6,914)	(20.1)	(22,802)	(15.5)	(26,025)	(3,833)	(31.8)
Operating (loss)/Income	(24,944)	(413.5)	(17,038)	(133.9)	125,403	18,469	53.8	85,751	58.1	33,735	4,968	41.1
Other income (expenses), net
Interest income	8	0.1	2,793	22.0	7,414	1,092	3.2	4,600	3.1	1,911	282	2.3
Exchange gain (loss)	3,169	52.5	1,121	8.8	(2,865)	(422)	(1.2)	(1,703)	(1.1)	(81)	(12)	(0.1)
Write-off of deferred offering costs	—	—	—	—	—	—	—	—	—	(9,688)	(1,427)	(11.8)
Impairment loss on available-for-sale equity securities	—	—	—	—	—	—	—	—	—	(27,598)	(4,065)	(33.7)
Others	111	1.9	185	1.4	5,750	847	2.5	(126)	(0.1)	(1,146)	(169)	(1.4)
Subtotal	3,288	54.5	4,099	32.2	10,299	1,517	4.5	2,771	1.9	(36,602)	(5,391)	(44.7)
(Loss)/income before income tax and minority interest	(21,656)	(359.0)	(12,939)	(101.7)	135,702	19,986	58.2	88,522	60.0	(2,867)	(422)	(3.5)
Income tax benefit/(expenses)	3,597	59.6	3,361	26.4	(17,808)	(2,623)	(7.6)	(11,260)	(7.6)	(7,798)	(1,149)	(9.5)
(Loss)/Income before minority interests	(18,059)	(299.4)	(9,578)	(75.3)	117,894	17,363	50.6	77,262	52.4	(10,665)	(1,571)	(13.0)
Minority interests	—	—	—	—	(884)	(130)	(0.4)	—	—	(1,595)	(235)	(1.9)
Net (loss)/income	(18,059)	(299.4)	(9,578)	(75.3)	117,010	17,233	50.2	77,262	52.4	(12,260)	(1,806)	(15.0)
Unrealized gain/(loss) on available for sale equity securities for the period, net of nil tax	—	—	—	—	(10,562)	(1,556)	(4.5)	2,335	1.6	(17,036)	(2,509)	(20.8)
Reclassification adjustment for loss recognized in income	—	—	—	—	—	—	—	—	—	27,599	4,065	33.7
Foreign currency translation adjustments, net of nil tax	2	0.0	(2,886)	(22.7)	(17,856)	(2,630)	(7.7)	(4,664)	(3.2)	(3,917)	(577)	(4.8)
Total comprehensive (loss)/income	(18,057)	(299.4)	(12,464)	(98.0)	88,592	13,047	38.0	74,933	50.8	(5,614)	(827)	(6.9)

On September 25, 2007, CCBS modified a termination provision in subscription contracts and commenced the provision of cord blood storage services on a standalone basis, which resulted in substantial changes to the manner in which fees earned under the subscription contracts are recognized. See “Critical Accounting Policies — Revenue Recognition.” The modification had the following major impact on CCBS’s historical results of operations:

•	Non-recurring adjustments in deferred revenues and costs. A significant portion of deferred revenue attributable to processing services delivered in prior periods was recognized as revenues when CCBS modified a contractual provision on September 25, 2007. As a result, a significant portion of CCBS’s operating income of RMB85.8 million for the six months ended September 30, 2007 and RMB125.4 million ($18.5 million) for the year ended March 31, 2008 was attributable to these non-recurring adjustments and was not indicative of its future results of operations. See “Risk Factors — CCBS future results of operations are not comparable to the historical results of operations.” Specifically:
•	For the year ended March 31, 2008, CCBS recognized deferred revenue of RMB136.5 million ($20.1 million) generated from processing services delivered prior to September 25, 2007, of which RMB96.6 million ($14.2 million) was attributable to processing services delivered under subscription contracts entered into prior to April 1, 2007 and RMB39.9 million ($5.9 million) was attributable to processing services delivered under subscription contracts entered into between April 1, 2007 and September 25, 2007. Similarly, the same amount of deferred revenue was recognized in the results of operations for the six months ended September 30, 2007.
•	For the year ended March 31, 2008, CCBS recognized deferred costs of RMB37.2 million ($5.5 million) in relation to the deferred revenue recognized for the same period, of which RMB26.3 million ($3.9 million) was attributable to the recognition of deferred revenue under subscription contracts entered into prior to April 1, 2007 and RMB10.9 million ($1.6 million) was attributable to the recognition of deferred revenue under subscription contracts entered into between April 1, 2007 and September 25, 2007. Similarly, the same amount of deferred costs was reflected in the results of operations for the six months ended September 30, 2007.
•	CCBS’s balance sheet as of March 31, 2007 included deferred revenue of RMB130.6 million, representing primarily prepaid storage fees and the unearned portion of the processing fees under subscription contracts entered prior to April 1, 2007, and deferred processing costs of RMB27.1 million, representing primarily the direct incremental costs associated with the portion of processing services for which revenue was unearned. As a result of these non-recurring adjustments, deferred revenue and deferred costs on the balance sheet decreased to RMB86.9 million ($12.8 million) and nil, respectively, as of March 31, 2008.
•	Recognition of processing fees as a stand-alone item. Until CCBS modified a contractual provision on September 25, 2007, CCBS’s results of operations did not fully reflect the fees received as a result of new subscriber sign-ups. For instance, CCBS recorded operating loss of RMB24.9 million for the year ended March 31, 2006 and RMB17.0 million for the year ended March 31, 2007. The timing differences in recognizing revenues and related costs were the main factor contributing to the operating loss for 2006 and 2007. Beginning on September 25, 2007, CCBS has been able to recognize processing fees and storage fees based on their relative fair value. As such, processing fees were recognized immediately upon the completion of the processing services. Such changes in accounting treatment had a positive impact on the revenues recorded for the year ended March 31, 2008 and the six months ended September 30, 2008. For instance, CCBS recorded operating income of RMB33.7 million ($5.0 million) for the six months ended September 30, 2008.

For the reasons above, CCBS’s results of operations for the year ended March 31, 2008 are not comparable with its results of operations for the year ended March 31, 2007. Similarly, CCBS’s results of operations for the six months ended September 30, 2008 are not comparable with its results of operations for the six months ended September 30, 2007. You should not place undue reliance on the period-to-period discussion in this section.

Six Months Ended September 30, 2008 Compared to Six Months Ended September 30, 2007

Revenues

Revenues decreased by 44.4% to RMB81.9 million ($12.1 million) for the six months ended September 30, 2008 from RMB147.4 million for the six months ended September 30, 2007. For the six months ended September 30, 2007, CCBS recorded a non-recurring adjustment of RMB136.5 million to recognize previously deferred revenue as a result of the removal of the penalties clause on September 25, 2007. Such decrease in revenue was partially offset by the following:

•	an increase in processing fees to RMB68.1 million ($10.0 million) for the six months ended September 30, 2008 from RMB4.0 million for the six months ended September 30, 2007 due to CCBS’s ability to recognize such fees immediately upon the completion of processing services since September 25, 2007. See “Critical Accounting Policies — Revenue Recognition.”
•	an increase, to a lesser extent, of 92.5% in storage fees to RMB12.9 million ($1.9 million) for the six months ended September 30, 2008 from RMB6.7 million for the six months ended September 30, 2007 due to an enlarged subscriber base. The total number of units stored by CCBS’s subscribers increased by 92.8% to 64,171 as of September 30, 2008 from 33,286 as of September 30, 2007. The enlarged subscriber base reflected CCBS’s enhanced sales and marketing efforts to increase the public awareness of cord blood banking. New subscriber sign-ups increased by 48.4% to 14,789 for the six months ended September 30, 2008 from 9,964 for the six months ended September 30, 2007.

Direct Costs

Direct costs decreased by 42.9% to RMB22.2 million ($3.3 million) for the six months ended September 30, 2008 from RMB38.9 million for the six months ended September 30, 2007. For the six months ended September 30, 2007, CCBS recognized RMB37.2 million in deferred costs (of which RMB33.0 million were direct costs) on a non-recurring basis when it recognized previously deferred revenue as a result of removal of the penalties clause on September 25, 2007. See “— Recognition of Deferred Revenue.” Such a decrease in direct costs was offset by an increase in the size of CCBS’s subscriber base and the fact that direct costs were no longer deferred since September 25, 2007, leading to an overall decrease in direct costs by RMB16.7 million ($2.5 million).

For the six months ended September 30, 2008, variable costs and fixed costs accounted for approximately 72.6% and 27.4% of CCBS’s total direct costs, respectively. For the six months ended September 30, 2007, variable costs, fixed costs and deferred costs write-back accounted for approximately 2.7%, 12.6% and 84.7%, respectively. Expenses like depreciation, rental expenses, liquid nitrogen and consultation related expenses are classified as fixed costs. Other costs like direct labor, direct materials, processing cost and other collection related expenses are considered as variable costs and these expenses correlate with the number of new subscribers sign-ups, which are in turn directly related to the revenue generated from the processing fees. As CCBS’s subscriber base continues to grow, total variable costs are expect to increase, and fixed costs as a percentage of total direct costs are expect to fall.

Gross Profit

As a result of the foregoing, gross profit decreased by 44.9% to RMB59.8 million ($8.8 million) for the six months ended September 30, 2008 from RMB108.6 million for the six months ended September 30, 2007. Gross profit margin decreased to 72.9% for the six months ended September 30, 2008 from 73.6% for the six months ended September 30, 2007.

Operating Expenses

Operating expenses increased by 14.1% to RMB26.0 million ($3.8 million) for the six months ended September 30, 2008 from RMB22.8 million for the six months ended September 30, 2007. The increase was primarily attributable to increases in selling and marketing expenses and, to a lesser extent, general and administrative expenses.

•	Selling and marketing expenses. Selling and marketing expenses increased by 16.1% to RMB15.0 million ($2.2 million) for the six months ended September 30, 2008 from RMB13.0 million for the six months ended September 30, 2007. The increase was mainly attributable to an increase in costs of sales staff to RMB7.2 million ($1.1 million) from RMB4.3 million as CCBS continued to expand its sales force and commenced its operation in Guangdong, a new geographical market. The number of sales and marketing staff employed by CCBS increased to 187 as of September 30, 2008 from 120 as of September 30, 2007. Partly as a result of the stepped-up marketing efforts and expanded sales force, new subscriber sign-ups increased to 14,789 for the six months ended September 30, 2008 from 9,964 for the six months ended September 30, 2007.
•	General and administrative expenses. General and administrative expenses increased to RMB11.0 million ($1.6 million) for the six months ended September 30, 2008 from RMB9.8 million for the six months ended September 30, 2007. The increase was mainly attributable to the continuous expansion of CCBS’s business activities in both Beijing and Guangdong, which resulted in an increase in the number of administrative staff.

Operating Income (Loss)

As a result of the foregoing, operating income decreased by 60.7% to RMB33.7 million ($5.0 million) for the six months ended September 30, 2008 from RMB85.8 million for the six months ended September 30, 2007.

Other Income (Expense), Net

CCBS had net other expense of RMB36.6 million ($5.4 million) for the six months ended September 30, 2008, as compared to net other income of RMB2.8 million for the six months ended September 30, 2007. CCBS recognized an other-than-temporary impairment loss and wrote off deferred offering costs for the six months ended September 30, 2008, while no similar expenses were recorded for the six months ended September 30, 2007. Further, there was also a decrease in interest income for the six months ended September 30, 2008, the effects of which were partially offset by a decrease in exchange loss.

•	Write-off of deferred offering costs. During the six months ended September 30, 2008, CCBS decided to seek alternative ways to achieve the listing of its shares instead of through an initial public offering. As a result, deferred offering costs amounting to RMB9.7 million ($1.4 million) as of September 30, 2008 have been recognized as a write-off of deferred offering costs.
•	Impairment loss on available-for-sale equity securities. For the six months ended September 30, 2008, CCBS recorded an impairment loss of RMB27.6 million ($4.1 million). The market value of CCBS’s investment in CordLife further declined during the six months ended September 30, 2008. After considering the significance of the accumulated decline in market value, the duration of such decline and the current market condition, CCBS management consider the impairment loss was no longer not other than temporary, thereby a total accumulated impairment loss of RMB27.6 million ($4.1 million) had been recognized in earnings.
•	Interest income. Interest income decreased to RMB1.9 million ($0.3 million) for the six months ended September 30, 2008 from RMB4.6 million for the six months ended September 30, 2007. The decrease was mainly attributable to a decrease in CCBS’s average cash balance.
•	Exchange gain (loss). Exchange loss decreased to RMB0.08 million ($0.01 million) for the six months ended September 30, 2008 from RMB1.7 million for the six months ended September 30, 2007. One of CCBS’s PRC subsidiaries, for which Renminbi is its functional currency, recorded an exchange loss from its U.S. dollar-denominated bank deposits as the Renminbi appreciated against the U.S. dollar for the six months ended September 30, 2007. In contrast, no similar exchange loss was recorded for the six months ended September 30, 2008 as no significant amount of U.S. dollar-denominated bank deposits were maintained during the period.

Income (Loss) Before Income Tax And Minority Interests

As a result of the foregoing, CCBS recorded loss before income tax and minority interests of RMB2.9 million ($0.4 million) for the six months ended September 30, 2008, as compared to income before income tax and minority interests of RMB88.5 million for the six months ended September 30, 2007.

Income Tax Benefit (Expense)

Income tax expense decreased by 30.7% to RMB7.8 million ($1.1 million) for the six months ended September 30, 2008 from RMB11.3 million for the six months ended September 30, 2007. Despite recording a loss for the six months ended September 30, 2008, CCBS recorded a tax expense for this period because the impairment loss on investments in CordLife of RMB27.6 million ($4.1 million) and the write-off of deferred offering costs of RMB9.7 million ($1.4 million) were not tax deductible. CCBS’s effective tax rate (before non-deductible impairment loss on investments in CordLife and write-off of deferred offering costs) increased to 22.7% for the six months ended September 30, 2008 from 12.7% for the six months ended September 30, 2007, primarily as a result of the new PRC tax law that took effect on January 1, 2008, which resulted in an increase in applicable tax rate of Jiachenhong.

Net Income (Loss)

As a result of the foregoing, CCBS recorded net loss of RMB12.3 million ($1.8 million) for the six months ended September 30, 2008, as compared to net income of RMB77.3 million for the six months ended September 30, 2007.

Year Ended March 31, 2008 Compared to Year Ended March 31, 2007

Revenues

Revenues increased by 1,735.4% to RMB233.1 million ($34.3 million) for the year ended March 31, 2008 from RMB12.7 million for the year ended March 31, 2007. The increase was mainly attributable to the following:

•	a one-time recognition of deferred revenue of RMB136.5 million ($20.1 million) as a result of changes in the accounting treatment of subscription fees.
•	an increase of 1,617.4% in processing fees to RMB79.0 million ($11.6 million) for the year ended March 31, 2008 from RMB4.6 million for the year ended March 31, 2007, mainly because processing fees are no longer deferred since September 25, 2007 (unless received prior to the completion of cord blood processing services); further, there was an increase in new subscriber sign-ups by 111.1% to 26,060 for the year ended March 31, 2008 from 12,347 for the year ended March 31, 2007.
•	to a lesser extent, an increase of 112.7% in storage fees to RMB16.8 million ($2.5 million) for the year ended March 31, 2008 from RMB7.9 million for the year ended March 31, 2007 due to an enlarged subscriber base. The total number of units stored by CCBS’s subscribers increased by 111.7% to 49,382 as of March 31, 2008 from 23,322 as of March 31, 2007. The enlarged subscriber base reflected CCBS’s enhanced sales and marketing efforts to increase the public awareness of cord blood banking and, to a lesser extent, the establishment of the Guangdong facility. Moreover, CCBS believes China’s economic growth increased the ability and willingness of parents to dedicate more financial resources on cord blood banking as a precautionary healthcare measure for their children.

Direct Costs

Direct costs increased by 698.7% to RMB60.7 million ($8.9 million) for the year ended March 31, 2008 from RMB7.6 million for the year ended March 31, 2007. For the year ended March 31, 2008, CCBS recognized deferred costs of RMB37.2 million ($5.5 million) (of which RMB33.0 million were direct costs) on a non-recurring basis when it recognized previously deferred revenue as a result of removal of the penalties clause on September 25, 2007. See “— Recognition of Deferred Revenue.” The remaining increase in direct costs by RMB20.1 million ($3.0 million) was primarily attributable to the enlarged subscriber base and the fact that direct costs were no longer deferred since September 25, 2007.

For the year ended March 31, 2008, variable costs, fixed costs and deferred costs write-back accounted for approximately 28.1%, 17.7% and 54.2% of direct costs, respectively. For the year ended March 31, 2007, variable costs and fixed costs accounted for approximately 20.8% and 79.2% of CCBS’s total direct cost. Expenses like depreciation, rental expenses, liquid nitrogen and consultation related expenses are classified as fixed costs. Other costs like direct labor, direct materials, processing cost and other collection related expenses are considered as variable costs and these expenses correlate with the number of new subscribers sign-ups, which are in turn directly related to the revenue generated from the processing fees. As CCBS’s subscriber base continues to grow, total variable costs are expect to increase, and fixed costs as a percentage of total direct costs are expect to fall.

Gross Profit

As a result of the foregoing, gross profit increased to RMB172.3 million ($25.4 million) for the year ended March 31, 2008 from RMB5.1 million for the year ended March 31, 2007. Gross profit margin increased to 73.9% for the year ended March 31, 2008 from 40.0% for the year ended March 31, 2007.

Operating Expenses

Operating expenses increased to RMB46.9 million ($6.9 million) for the year ended March 31, 2008 from RMB22.1 million for year ended March 31, 2007. The increase was attributable to increases in selling and marketing expenses and general and administrative expenses, the effects of which were partially offset by the absence of research and development expenses. As a percentage of revenues, operating expenses decreased to 20.1% for the year ended March 31, 2008 from 173.9% for the year ended March 31, 2007. The decrease in percentage terms was primarily attributable to a one-time adjustment to recognize deferred revenues during the year ended March 31, 2008. See “Recognition of Deferred Revenue.”

•	Selling and marketing expenses. Selling and marketing expenses increased to RMB26.6 million ($3.9 million) for the year ended March 31, 2008 from RMB11.7 million for the year ended March 31, 2007. The increase was mainly attributable to the recognition of deferred costs of RMB4.2 million ($0.6 million) for the reasons stated under “Recognition of Deferred Revenue”. In addition, there was an increase in costs of sales staff to RMB12.8 million ($1.9 million) from RMB7.4 million as CCBS continued to expand its sales force in its Beijing operations and the commencement of its operations in a new geographical market in Guangdong. To a lesser extent, there was also an increase in promotion and advertising expenses to RMB5.0 million ($0.7 million) from RMB3.0 million due to enhanced sales and marketing efforts to promote CCBS’s services in this new geographical market.
•	General and administrative expenses. General and administrative expenses increased to RMB20.4 million ($3.0 million) for the year ended March 31, 2008 from RMB8.9 million for the year ended March 31, 2007. The increase was mainly attributable to audit fees of RMB5.6 million ($0.8 million) incurred during the year ended March 31, 2008 and an increase in share based compensation expenses to RMB3.2 million ($0.5 million) from RMB2.7 million, which was associated with CSC’s share option grants.
•	Research and development expenses. For the year ended March 31, 2007, CCBS incurred research and development expenses of RMB1.5 million for acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments; whereas CCBS did not incur any research and development expenses for the year ended March 31, 2008.

Operating Income (Loss)

As a result of the foregoing, CCBS recorded operating income of RMB125.4 million ($18.5 million) for the year ended March 31, 2008 as compared to operating loss of RMB17.0 million for the year ended March 31, 2007.

Other Income (Expense), Net

Net other income increased by 151.2% to RMB10.3 million ($1.5 million) for the year ended March 31, 2008 from RMB4.1 million for the year ended March 31, 2007. The increase was primarily attributable to an increase in interest income, the effects of which were partially offset by an incurrence of exchange loss.

•	Interest income. Interest income increased to RMB7.4 million ($1.1 million) for the year ended March 31, 2008 from RMB2.8 million for the year ended March 31, 2007. The increase was mainly attributable to CCBS’s increased cash balance, reflecting the proceeds from the private placement of its redeemable ordinary shares on November 22, 2006 and May 15, 2007.

•	Exchange gain (loss). CCBS recorded an exchange loss of RMB2.9 million ($0.4 million) for the year ended March 31, 2008, compared to an exchange gain of RMB1.1 million for the year ended March 31, 2007. Substantially all of the proceeds from the private placements were retained as US dollar-denominated bank deposits by CCBS’s subsidiary in the PRC with Renminbi as its functional currency. As the Renminbi appreciated against the US dollar during this period, that CCBS’s subsidiary recorded an exchange loss.

Income (Loss) Before Income Tax

As a result of the foregoing, CCBS recorded income before income tax of RMB135.7 million ($20.0 million) for the year ended March 31, 2008, compared with loss before income tax of RMB12.9 million for the year ended March 31, 2007.

Income Tax Benefit (Expense)

CCBS recorded income tax expense of RMB17.8 million ($2.6 million) for the year ended March 31, 2008, compared with income tax benefit of RMB3.4 million for the year ended March 31, 2007. The change was attributable to income before income tax of RMB135.7 million ($20.0 million) for the year ended March 31, 2008 compared to loss before income tax of RMB12.9 million for the year ended March 31, 2007. CCBS’s effective tax rate decreased from 26.0% for the year ended March 31, 2007 to 13.1% for the year ended March 31, 2008. Effective tax rate for the year ended March 31, 2007 was high as there were deductible temporary differences which were expected to be reversed after the expiration of tax holiday and hence were recognized as deferred tax assets at a higher tax rate.

Net Income (Loss)

As a result of the foregoing, CCBS recorded net income of RMB117.0 million ($17.2 million) for the year ended March 31, 2008, compared with net loss of RMB9.6 million for the year ended March 31, 2007.

Year Ended March 31, 2007 Compared to Year Ended March 31, 2006

Revenues

Revenues increased by 110.9% to RMB12.7 million for the year ended March 31, 2007 from RMB6.0 million for the year ended March 31, 2006. The increase was mainly attributable to the following:

•	an increase of 138.6% in storage fees to RMB7.9 million for the year ended March 31, 2007 from RMB3.3 million for the year ended March 31, 2006 due to an enlarged subscriber base. The total number of units stored by CCBS’s subscribers increased by 112.5% to 23,322 as of March 31, 2007 from 10,975 as of March 31, 2006. The enlarged subscriber base reflected CCBS’s enhanced sales and marketing efforts to increase the public awareness of cord blood banking. Moreover, CCBS believes China’s economic growth increased the ability and willingness of parents to dedicate more financial resources on cord blood banking as a precautionary healthcare measure for their children.
•	an increase of 87.7% in processing fees to RMB4.6 million for the year ended March 31, 2007 from RMB2.4 million for the year ended March 31, 2006 due to an increase in new subscriber sign-ups and to a lesser extent, the recognition of a larger amount of deferred processing fees under amortization as a result of the enlarged subscriber base. New subscriber sign-ups increased by 87.8% to 12,347 for the year ended March 31, 2007 from 6,574 for the year ended March 31, 2006.

Direct Costs

Direct costs increased by 48.2% to RMB7.6 million for the year ended March 31, 2007 from RMB5.2 million for the year ended March 31, 2006, primarily due to CCBS’s increased scale of operations resulting from increased number of subscribers. The increase in direct costs was partially attributable to the recognition of a larger amount of deferred processing costs when a larger amount of the associated deferred processing fees were recognized under amortization. Further, CCBS began paying a fixed annual fee of RMB2.0 million to Peking University People’s Hospital as its technical consultant on June 2006.

79.2% of CCBS’s direct costs consisted of fixed costs for the year ended March 31, 2007, compared with 89.1% for the year ended March 31, 2006. A significant portion of CCBS’s direct costs, such as depreciation costs and to a lesser extent, consultancy fees, rent and utilities and the cost of liquid nitrogen, are fixed costs. As a result, CCBS was able to reduce its per unit direct costs by spreading the fixed costs over an enlarged subscriber base.

Gross Profit

As a result of the foregoing, gross profit increased by 477.1% to RMB5.1 million for the year ended March 31, 2007 from RMB0.9 million for the year ended March 31, 2006. Gross profit margin increased to 40.0% for the year ended March 31, 2007 from 14.6% for the year ended March 31, 2006.

Operating Expenses

Operating expenses decreased by 14.3% to RMB22.1 million for the year ended March 31, 2007 from RMB25.8 million in March 31, 2006. The decrease was attributable to the absence of impairment losses and other operating expenses, the effects of which were partially offset by increases in selling and marketing expenses, general and administrative expenses, and research and development expenses. As a percentage of revenues, operating expenses decreased to 173.9% for the year ended March 31, 2007 from 428.1% for the year ended March 31, 2006.

•	Selling and marketing expenses. Selling and marketing expenses increased by 31.8% to RMB11.7 million for the year ended March 31, 2007 from RMB8.9 million for the year ended March 31, 2006. The increase was mainly attributable to an increase in costs of sales staff due to the larger sales force for CCBS’s Beijing-based operations, an increase in promotion and advertising expenses due to the enhanced sales and marketing efforts to increase CCBS’s market penetration, and the corresponding increase in printing, media advertising and other marketing expenses to increase the public awareness of the benefits associated with cord blood banking.
•	General and administrative expenses. General and administrative expenses increased by 155.7% to RMB8.9 million for the year ended March 31, 2007 from RMB3.5 million for the year ended March 31, 2006. The increase was mainly attributable to the recognition of compensation expenses of RMB2.7 million from CSC’s share option grants; an increase in salaries to RMB3.4 million from RMB1.4 million due to CCBS’s increased scale of operations; and the recognition of RMB0.6 million in professional fees in the establishment of a share option scheme. As a percentage of revenues, general and administrative expenses increased to 70.2% for the year ended March 31, 2007 from 57.9% for the year ended March 31, 2006.
•	Research and development expenses. In the year ended March 31, 2007, CCBS incurred research and development expenses of RMB1.5 million for acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments, whereas CCBS did not incur research and development expenses for the year ended March 31, 2006.
•	Impairment losses and other operating expenses. CCBS abandoned construction of the two cord blood banks commenced by the former management of Jiachenhong and incurred an impairment loss of RMB13.5 million for the year ended March 31, 2006. After it became the parent company of Jiachenhong in March 2005, CCBS was unable to ascertain whether the location of the two cord blood banks would fall within the regions where additional cord blood banking licenses in China are likely to be issued. Due to these uncertainties, CCBS abandoned construction of the two cord blood banks. Currently, CCBS has no plan to re-initiate the construction of the two banks. See “Factors Affecting CCBS’s Results of Operations — Application for Cord Blood Banking Licenses.” In contrast, no similar losses were recorded for the year ended March 31, 2007. As a percentage of revenues, impairment losses and other operating expenses were 223.1% for the year ended March 31, 2006.

Operating Loss

As a result of the foregoing, operating loss decreased by 31.7% to RMB17.0 million for the year ended March 31, 2007 from RMB24.9 million for the year ended March 31, 2006.

Other Income (Expense), Net

Net other income increased by 24.7% to RMB4.1 million for the year ended March 31, 2007 from RMB3.3 million for the year ended March 31, 2006. The increase was primarily attributable to an increase in interest income, the effects of which were partially offset by a decrease in exchange gain.

•	Interest income. Interest income increased to RMB2.8 million for the year ended March 31, 2007 from RMB7,713 for the year ended March 31, 2006. The increase was mainly attributable to CCBS’s increased cash balance, reflecting the proceeds received from the private placement of its redeemable ordinary shares in November 2006.
•	Exchange gain (loss). Exchange gain decreased by 64.6% to RMB1.1 million for the year ended March 31, 2007 from RMB3.2 million for the year ended March 31, 2006. CCBS recorded an exchange gain from a US dollar-denominated loan from Golden Meditech Stem Cells to one of CCBS’s PRC subsidiaries, which uses Renminbi as its functional currency, due to appreciation of the Renminbi against the US dollar in each of the two years. The loan in the principal amount of $12.2 million was extended by Golden Meditech Stem Cells for the year ended March 31, 2004 and was converted into ordinary shares in August 2006. As a result, CCBS recorded an exchange gain arising from appreciation of Renminbi during five months for the year ended March 31, 2007, compared to appreciation of Renminbi for the full year for the year ended March 31, 2006.

Loss Before Income Tax

As a result of the foregoing, loss before income tax decreased by 40.3% to RMB12.9 million for the year ended March 31, 2007 from RMB21.7 million for the year ended March 31, 2006.

Income Tax Benefit

Income tax benefit decreased by 6.6% to RMB3.4 million for the year ended March 31, 2007 from RMB3.6 million for the year ended March 31, 2006, primarily due to a decrease in loss before income tax for the year ended March 31, 2007 compared to the year ended March 31, 2006. CCBS’s effective tax rate increased from 16.6% for the year ended March 31, 2006 to 26.0% for the year ended March 31, 2007 because increased deductible temporary differences arising for the year ended March 31, 2007 were expected to be reversed after the expiration of tax holidays and hence were recognized as deferred tax assets at a higher tax rate.

Net Loss

As a result of the foregoing, net loss decreased by 47.0% to RMB9.6 million for the year ended March 31, 2007 from RMB18.1 million for the year ended March 31, 2006.

Selected Unaudited Quarterly Financial Data

The following table provides a comparison of CCBS’s quarterly results of operations for the periods indicated:

	Three Months Ended
	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008
	(RMB in Thousands)
Revenues	3,005	3,343	4,018	4,918	142,520	38,998	46,645	32,947	48,988
Direct Costs	(1,606)	(2,133)	(2,343)	(3,394)	(35,491)	(9,841)	(12,009)	(10,509)	(11,667)
Gross profit	1,399	1,210	1,675	1,524	107,029	29,157	34,636	22,438	37,321
Operating expenses
Research and development	—	—	(500)	—	—	—	—	—	—
Sales and marketing	(3,331)	(2,870)	(2,879)	(4,007)	(8,952)	(6,060)	(7,561)	(7,664)	(7,382)
General and administrative	(1,550)	(3,144)	(3,008)	(4,701)	(5,142)	(4,807)	(5,713)	(5,871)	(5,107)
Operating income/(loss)	(3,482)	(4,804)	(4,712)	(7,184)	92,935	18,290	21,362	8,903	24,832
Other income, net
Interest income	25	1,156	1,599	1,652	2,948	1,564	1,250	973	938
Exchange (loss)/gain	1,080	148	(384)	(912)	(791)	(713)	(449)	7	(88)
Write-off of deferred offering costs	—	—	—	—	—	—	—	—	(9,688)
Impairment loss on available-for-sale equity securities	—	—	—	—	—	—	—	(22,654)	(4,944)
Others	271	(28)	11	16	(142)	1,455	4,421	(2,884)	1,738
Total other income, Net	1,376	1,276	1,226	756	2,015	2,306	5,222	(24,558)	(12,044)
Income/(loss) before income tax	(2,106)	(3,528)	(3,486)	(6,428)	94,950	20,596	26,584	(15,655)	12,788
Income tax benefit/(expenses)	506	875	937	1,493	(12,753)	(2,256)	(4,292)	(1,958)	(5,840)
(Loss)/Income before minority interests	(1,600)	(2,653)	(2,549)	(4,935)	82,197	18,340	22,292	(17,613)	6,948
Minority interests	—	—	—	—	—	(36)	(848)	(426)	(1,169)
Net income/(loss)	(1,600)	(2,653)	(2,549)	(4,935)	82,197	18,304	21,444	(18,039)	5,779

Three Months Ended December 31, 2006.  The increase of general and administrative expenses to RMB3.1 million for the three months ended December 31, 2006 from RMB1.6 million for the three months ended September 30, 2006 was primarily attributable to the share option grants under CSC’s share option scheme, which was approved in September 2006.

Three Months Ended September 30, 2007.  The substantial increase in CCBS’s revenues to RMB142.5 million for the three months ended September 30, 2007 from RMB4.9 million for the three months ended June 30, 2007 primarily reflected the non-recurring adjustment to recognize previously deferred revenue as a result of removal of the penalties clause on September 25, 2007. In addition, the substantial increase of sales and marketing expenses to RMB9.0 million for the three months ended September 30, 2007 from RMB4.0 million for the three months ended June 30, 2007 was primarily attributable to CCBS’s increased sales and marketing initiatives to promote its services after it acquired the right to operate in Guangdong by virtue of its Nuoya acquisition in May 2007 and the recognition of previously deferred processing costs of RMB4.2 million.

Three Months Ended December 31, 2007.  The three months ended December 31, 2007 was the first entire quarter in which CCBS was able to recognize revenue from the provision of processing services in full upon completion of the relevant processing services. See “— Critical Accounting Policies — Revenue Recognition.” Other income in the amount of RMB1.5 million for the three months ended December 31, 2007 resulted from fair value recognition of CCBS’s structured deposit, which carries interest based on changes in an interest rate index that varies inversely with changes in market interest rates in the United States. See Note 11 to the CCBS annual consolidated financial statements included elsewhere in this proxy statement/ prospectus.

Three Months Ended June 30, 2008.  For the three months ended June 30, 2008, the market value of CordLife Limited has declined, resulting in an additional unrealized holding loss of RMB12.1 million. Having considered the significance of the accumulated decline in fair value of the ordinary shares of CordLife Limited, the duration during which the market value of the shares had been below cost, and the market condition, CCBS’s management considers that the impairment loss on the investment was no longer not other than temporary. As a result, total accumulated impairment loss amounting to RMB22.7 million was recognized in earnings.

Three Months Ended September 30, 2008.  For the three months ended September 30, 2008, the market value of CordLife Limited has further declined, resulting in an additional unrealized holding loss of RMB4.9 million ($0.7 million). Having considered all the relevant information, including the equity market condition, the past performance of the shares and the duration during which the market value of the shares had been below cost, CCBS’s management considered that the impairment loss on the investment was no longer not other than temporary. As a result, an impairment loss amounting to RMB4.9 million ($0.7 million) was recognized in earnings.

Liquidity and Capital Resources

As of September 30, 2008, CCBS had cash and cash equivalents of RMB197.4 million ($29.1 million). CCBS uses a variety of sources, both external and internal, to finance its operations. In addition to net cash generated from operations, it uses equity financing and short-term borrowings from related parties to fund capital expenditures and strategic investments. Its short- and long-term funding sources may vary from period to period, but they have generally included a mix of equity financings from institutional investors. As of the date of this proxy statement/prospectus, CCBS does not maintain any credit facilities.

CCBS’s short-term liquidity requirements include funding of its need for working capital. CCBS has relied principally on cash flow from operations and equity financing for its short-term liquidity requirements. It generates its cash flow from operations primarily from payment of processing fees at the time of subscription and storage fees each year as long as its subscribers continue to renew their subscription contract over the 18-year period. Therefore, CCBS enjoys a front-loaded cash inflow as well as a steady stream of long-term cash inflow. It expects such long-term cash flow to continue to increase as its subscriber base continues to grow. Although CCBS has not experienced early termination by a significant number of its subscribers in the past, there is no guarantee that all of its subscribers will fulfill their contractual obligations by continuing to pay storage fees on an annual basis for a period of 18 years. If CCBS is unable to continue to increase its new subscriber sign-ups to compensate for the loss of payment of storage fees arising from early termination by its existing subscribers, its operating cash inflows may be adversely affected.

CCBS’s long-term liquidity requirements primarily include the funding of its capital expenditure programs. CCBS has relied principally on capital raising activities for its long-term liquidity requirements. For example, for the year ended March 31, 2008, it received net proceeds of RMB176.5 million from the placement of redeemable ordinary shares to institutional investors. CCBS expects that it will finance such requirements with a combination of future offerings of equity or debt securities, bank borrowings at different subsidiary levels, and operating cash flows. CCBS’s need for, and the availability of, external financing is influenced by many factors, including its profitability, operating cash flows, debt levels, contractual restrictions and market conditions. Other sources of cash will include dividend distributions and other payments from its subsidiaries.

Given that consumer discretionary spending may become more conservative in light of the global recession and the global recession may have a negative impact on the Chinese economy, it may be challenging for CCBS to sustain a high growth momentum going forward. CCBS’s operations have not experienced any material deterioration during the six months ended September 30, 2008. However, in order to address the overall weakness in the global economy and its potential impact on the Chinese market, CCBS will continue to explore new alternatives or more attractive payment schemes in order to strengthen its financial position in the event that the Chinese economy shows signs of further slowdown.

Cash Flows

The following table summarizes CCBS’s cash flows for the periods indicated:

	For the Year Ended March 31,				For the Six Months Ended September 30,
	2006	2007	2008		2007	2008	2008
	RMB	RMB	RMB	$	RMB	RMB	$
	(In Thousands)
Net cash flows provided by operating activities	20,870	43,930	67,980	10,012	24,803	7,980	1,175
Net cash flows provided by (used in) investing activities	32,191	(27,350)	(162,853)	(23,985)	(136,408)	(35,835)	(5,278)
Net cash flows provided by (used in) financing activities	(53,579)	144,945	172,002	25,332	176,858	(1,642)	(242)
Effect of foreign exchange rate change on cash	—	(5,122)	(9,339)	(1,375)	(2,823)	(1,868)	(275)
Net increase (decrease) in cash and cash equivalents	(518)	156,403	67,790	9,984	62,430	(31,365)	(4,620)

Cash flow provided by operating activities

As a result of the increase in the scale of CCBS’s operations arising from the increase in new subscriber sign-ups, CCBS had net operating cash inflow from payments received from subscribers for each of the three years ended March 31, 2006, 2007 and 2008 as well as for each of the six months ended September 30, 2007 and September 30, 2008. Due to the timing differences between the recognition of revenues and related costs, operating cash flow was not correlated with operating income until CCBS amended a contractual provision in its subscription contracts on September 25, 2007. For instance, although CCBS incurred operating loss of RMB24.9 million and RMB17.0 million, respectively, for the years ended March 31, 2006 and 2007, CCBS had cash inflows provided by operating activities of RMB20.9 million and RMB43.9 million for the years ended March 31, 2006 and 2007, respectively. See “— Critical Accounting Policies — Revenue Recognition.”

Net cash provided by operating activities decreased to RMB8.0 million ($1.2 million) for the six months ended September 30, 2008 from RMB24.8 million for the six months ended September 30, 2007 notwithstanding an increase in new subscriber sign-ups to 14,789 from 9,964. Net cash provided by operating activities was RMB8.0 million ($1.2 million) for the six months ended September 30, 2008, primarily reflecting net loss of RMB12.3 million ($1.8 million), as adjusted by non-cash recognition of impairment loss on available-for-sale equity securities of RMB27.6 million ($4.1 million) associated with CCBS’s investments in CordLife, write-off of offering costs of RMB9.7 million ($1.4 million) associated with CCBS’s decision to seek listing through alternative methods instead of initial public offering, and depreciation charges of RMB2.9 million ($0.4 million). However, there was an increase in accounts receivable of RMB33.1 million ($4.9 million). The substantial increase in accounts receivable was mainly attributable to the increase in new subscriber sign-ups, greater portion of subscribers choosing the payment option that require payment of a one-time processing fee and an annual storage fee, and the suspension on January 1, 2008 of the payment option that require payment of a one-time processing fee and a bullet payment of 18 years of storage fees.

Net cash provided by operating activities increased to RMB68.0 million ($10.0 million) for the year ended March 31, 2008 from RMB43.9 million for the year ended March 31, 2007, primarily due to an increase in new subscriber sign-ups to 26,060 from 12,347. Net cash provided by operating activities was RMB68.0 million ($10.0 million) for the year ended March 31, 2008, primarily reflecting net income of RMB117.0 million ($17.2 million), as further adjusted by the non-cash recognition of deferred income tax expense of RMB10.6 million ($1.6 million). However, there was a substantial decrease in deferred revenue of RMB43.6 million ($6.4 million), which was mainly attributable to the change in accounting treatment of processing fees on September 25, 2007, and a substantial increase in accounts receivable of RMB42.3 million

($6.2 million). The substantial increase in accounts receivable was mainly attributable to the increase in new subscriber sign-ups, the rising adoption of the installment payment method by subscribers and the suspension of upfront prepayment method on January 1, 2008. In addition, CCBS pre-paid property rentals of RMB9.6 million ($1.4 million). The effects of the foregoing were partially offset by a decrease in deferred processing costs of RMB27.1 million ($4.0 million), which was also attributable to the change in accounting treatment of processing fees on September 25, 2007.

Net cash provided by operating activities increased to RMB43.9 million for the year ended March 31, 2007 from RMB20.9 million for the year ended March 31, 2006, primarily due to an increase in new subscriber sign-ups to 12,347 from 6,574. Net cash provided by operating activities was RMB43.9 million for the year ended March 31, 2007. CCBS recorded net loss of RMB9.6 million, as further adjusted by the non-cash recognition of deferred income tax benefit of RMB5.0 million. However, there was an increase in deferred revenue of RMB70.4 million resulting from an enlarged subscriber base, the effects of which were partially offset by a corresponding increase in deferred costs arising from processing services of RMB13.8 million due to increased costs incurred to deliver CCBS’s processing services to an increased number of new subscribers and an increase in accounts receivable of RMB3.5 million due to increased amount of fees receivable from an enlarged subscriber base.

Net cash provided by operating activities was RMB20.9 million for the year ended March 31, 2006. CCBS recorded net loss of RMB18.1 million for the year ended March 31, 2006, as further adjusted by the non-cash recognition of impairment charges of RMB13.5 million due to the termination of the construction of two cord blood banks commenced by the former management of Jiachenhong and deferred income tax benefit of RMB3.6 million. However, there was an increase in deferred revenue of RMB32.8 million resulting from an enlarged subscriber base to 6,574 from 2,873 and a decrease in accounts receivable of RMB2.6 million, the effects of which were partially offset by a corresponding increase in deferred costs arising from processing services of RMB8.0 million, which was mainly attributable to the delivery of processing services to a larger number of new subscribers, and an increase in inventories of RMB2.4 million, which was mainly attributable to the increase in the number of cord blood units donated by the public.

Cash flow (used in) provided by investing activities

Net cash used in investing activities was RMB35.8 million ($5.3 million) for the six months ended September 30, 2008, all of which were used for the purchase of property, plant and equipment in relation to the construction of CCBS’s new facilities in Guangdong and Beijing.

Net cash used in investing activities was RMB162.9 million ($24.0 million) for the year ended March 31, 2008. CCBS made payments of RMB77.5 million ($11.4 million) to purchase property, plant and equipment and an additional RMB1.3 million ($0.2 million) as deposit for its purchase of property, plant and equipment, both of which were primarily related to the construction and upgrading of its Beijing and Guangdong facilities. Further, CCBS made a payment of RMB53.7 million ($7.9 million) to CordLife Limited as consideration for 11,730,000 shares of the company and RMB30.2 million ($4.4 million) was set aside as a structured deposit.

Net cash used in investing activities was RMB27.3 million for the year ended March 31, 2007. CCBS made payments of RMB2.1 million to purchase equipment and an additional RMB32.4 million as a deposit to acquire property, plant and equipment, both of which were made in connection with the upgrading of its Beijing facility, and RMB30.9 million as deposit to acquire Nuoya, the effects of which were partially offset by the RMB40.1 million received from its disposal of property, plant and equipment.

Net cash generated from investing activities was RMB32.2 million for the year ended March 31, 2006. CCBS received RMB37.1 million in cash proceeds from its disposal of property, plant and equipment, the effects of which were partially offset by its payment of RMB4.9 million to purchase property, plant and equipment. The disposal of property, plant and equipment primarily represented refund of deposits from construction contractors and equipment vendors related to CCBS’s discontinuation of construction of two cord blood banks commenced by the former management of Jiachenhong. The purchase of property, plant and equipment primarily related to the expansion of CCBS’s Beijing facility.

Cash flow provided by (used in) financing activities

Net cash used in financing activities was RMB1.6 million ($0.2 million) for the six months ended September 30, 2008, all of which were used for the payment of expenses relating to the proposed initial public offering of CCBS. Such expenses were originally booked as deferred offering costs and were charged to income as CCBS abandoned its proposed offering plan and sought listing through alternative methods.

Net cash provided by financing activities was RMB172.0 million ($25.3 million) for the year ended March 31, 2008. CCBS received net proceeds of RMB176.5 million ($26.0 million) from its issuance of new redeemable ordinary shares to institutional investors, part of which were used to finance the Nuoya acquisition and the remaining of which are expected to be used to expand its facilities in Beijing and to fund its expansion into other markets in China and the Asia Pacific region.

Net cash provided by financing activities was RMB145.0 million for the year ended March 31, 2007. CCBS received net proceeds of RMB154.9 million from its issuance of new redeemable ordinary shares to institutional investors, the effects of which were partially offset by its repayment of RMB10.0 million to settle loans from related parties. CCBS intends to apply the proceeds from the issuance of redeemable ordinary shares on capital expenditure and geographical expansion through acquisition or application of new licenses in China.

Net cash used in financing activities was RMB53.6 million for the year ended March 31, 2006. CCBS paid RMB30.0 million to settle all its outstanding bank loans and RMB23.6 million to repay loans from related parties, including the administrative expenses Golden Meditech paid on its behalf.

Capital Expenditures

In the past three fiscal years, CCBS’s capital expenditures consisted primarily of expenditures for the expansion of its cord blood banks in Beijing and Guangdong, regions in which it is licensed to operate cord blood banks. In connection therewith, CCBS has acquired property, plant and equipment and incurred construction costs.

As of September 30, 2008, CCBS had capital commitments for construction of additional storage capacity and facilities and purchase of machineries and equipment of RMB8.8 million ($1.3 million), which it expects to finance primarily through the available cash and cash equivalents and cash flows from operations. CCBS’s budgeted spending will be used mainly for construction of additional storage capacity and facilities and purchase of machineries and equipment required for its expansion in China. Based on its current capital expenditure plans, CCBS expects to spend approximately RMB75.0 million for the year ending March 31, 2010 to expand its facilities in Beijing and Guangdong, including construction of laboratories, purchase of storage equipment, and refurbishment of buildings.

CCBS is also in discussion with several existing licensees and license applicants in certain other regions for potential acquisitions. The discussions are at a preliminary stage, and CCBS has not reached an agreement or executed any binding or non-binding written agreements with respect to the terms and conditions of any potential acquisition with any of its potential targets. As cash requirements relating to potential acquisitions may vary significantly depending on the targets it may acquire, CCBS’s capital expenditures may differ significantly from its current plans.

On October 23, 2008, CCBS acquired an additional 5,735,000 ordinary shares of CordLife Limited for a total consideration of A$2,408,700 in cash. The acquisition of additional ordinary shares increased CCBS’s equity interest in CordLife to 18.9%. The investment allowed CCBS increase its strategic holdings in CordLife and take advantage of the weakness in the global equity market. CCBS does not have a near term plan to further increase its equity holdings in CordLife. CCBS considers its equity interest in CordLife as a long term strategic investment to allow the company to gain exposure in the emerging cord blood storage business across the Asia Pacific region. CCBS will continue to explore opportunities for the two companies to work together.

Contractual Obligations and Commercial Commitments

The table below presents annual payments due by year for CCBS’s contractual obligations and commercial commitments as of September 30, 2008.

	Amount Due
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	RMB	RMB	RMB	RMB	RMB	$
	(In Thousands)
Capital commitments	8,791	—	—	—	8,791	1,295
Commercial commitments	2,770	5,540	5,540	35,240	49,090	7,230
Research and development	1,500	1,000	—	—	2,500	368
Operating lease obligations	6,135	11,618	11,618	58,250	87,621	12,905
Redemption of redeemable ordinary shares	346,854	—	—	—	346,854	51,084
	366,050	18,158	17,158	93,490	494,856	72,882
•	Capital commitments. The capital commitments relate to payment for construction of new cord blood banks and purchase of equipment and machinery. As of March 31, 2008 and September 30, 2008, CCBS’s capital commitments amounted to RMB32.4 million ($4.8 million) and RMB8.8 million ($1.3 million), respectively.
•	Commercial commitments. The commercial commitments primarily relate to the fees payable to Peking University People’s Hospital and Guangdong Women and Children’s Hospital (“GWCH”) pursuant to co-operation agreements for their consultancy services in relation to the operation of cord blood banks at a fixed annual amount of RMB2.0 million for a term of twenty years and a fixed annual amount of RMB0.7 million (which has been adjusted to RMB0.77 million ($0.1 million) starting from October 2008) for a term of 19 years, respectively.
•	Research and development. CCBS entered into an agreement with a research institution to acquire in progress research relating to the use of cord blood stem cells in medical treatments pursuant to which CCBS is obligated to pay RMB2.5 million, of which RMB1.5 million is expected to become payable within one year and the remaining RMB1.0 million is expected to become payable upon the issue of a new medicine certificate for the new medicine currently under research and development.
•	Operating leases. The operating lease obligations relate to the lease agreements for CCBS’s administrative headquarters and facilities in China, which provide for certain minimum lease payments that may not be cancelled. CCBS’s facilities in Beijing are leased from a subsidiary of Golden Meditech.
•	Redeemable ordinary shares. On November 22, 2006, CSC issued a total of 242,000 ordinary shares to a number of institutional investors for a gross amount of RMB158.3 million ($23.3 million). The investors have the right to require CSC to redeem all or part of the shares in the event that a qualified initial public offering has not occurred by November 21, 2008. These ordinary shares are classified as “redeemable” in CCBS’s financial statements. A qualified initial public offering is defined as listing of CCBS’s shares on a recognized stock exchange with a valuation at no less than $240 million immediately prior to the initial public offering. The redemption price is equivalent to the original purchase price plus an amount calculated at an 8% uncompounded annual rate from the date of issue to the date of redemption. As of the date of this proxy statement/prospectus, shareholders representing 93.94% of the outstanding shares of CCBS entered into Acquisition Agreement. The selling shareholders have waived their redemption rights with respect to the redeemable ordinary shares on the condition that the acquisition of CCBS by Pantheon is completed before June 30, 2009. Assuming redemption of all 242,000 redeemable ordinary shares on June 30, 2009, the amount payable by CCBS would amount to RMB164.1 million ($24.2 million). On May 15, 2007, CSC issued 166,980 ordinary shares to institutional investors for an amount of RMB176.5 million

($26.0 million). The investors have the right to require CSC to redeem all or part of the shares in the event that a qualified initial public offering has not occurred by January 14, 2009. A qualified initial public offering is defined as listing of CCBS’s shares on a recognized stock exchange with a valuation at no less than $400 million immediately prior to the initial public offering. The redemption price is equivalent to the original purchase price plus an amount calculated at an 8% uncompounded annual rate from the date of issue to the date of redemption. These ordinary shares are classified as “redeemable” in CCBS’s financial statements. As of the date of this proxy statement/prospectus, shareholders representing 93.94% of the outstanding shares of CCBS entered into Acquisition Agreement. The selling shareholders have waived their redemption rights with respect to the redeemable ordinary shares on the condition that the acquisition of CCBS by Pantheon is completed before June 30, 2009. Assuming redemption of all 166,980 redeemable ordinary shares on June 30, 2009, the amount payable by CSC would amount to RMB182.8 million ($26.9 million). On February 21, 2008, CCBS completed a reorganization through acquiring the entire issued share capital in CSC by issuance of 100 ordinary shares for every one issued ordinary share of CSC. See Note 13 to CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Off-balance Sheet Arrangements

CCBS has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. CCBS has not entered into any derivative contracts that are indexed to its shares and classified as shareholders’ equity, or that are not reflected in its consolidated financial statements. Furthermore, CCBS does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. CCBS does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Quantitative and Qualitative Disclosures about Market Risk

CCBS is exposed to market risks in the ordinary course of business, including risk from changes in foreign currency exchange rates and interest rates.

Foreign Currency Risk

CCBS’s reporting currency is the Renminbi. Renminbi is the functional currency for CCBS’s operating subsidiaries in China and Hong Kong dollar is the functional currency of China Cord Blood Services Corporation. All transactions in currencies other than the functional currency during the year are recorded at the exchange rates prevailing on the respective relevant dates of such transactions. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than the functional currency are re-measured at the exchange rates prevailing on such date. Exchange differences are recorded in CCBS’s consolidated income statement. Fluctuations in exchange rates may also affect its balance sheet.

As CCBS relies entirely on dividends paid to it by its PRC operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on its results of operations and financial condition, and the value of, and any dividends payable on, its ordinary shares in foreign currency terms. A decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of CCBS’s financial results, the market value of CCBS and the dividends it may pay in the future, if any, all of which may have a material adverse effect on the prices of its ordinary shares.

On July 21, 2005, People’s Bank of China adjusted the exchange rate of U.S. dollar to Renminbi from $1 = RMB8.27 to $1 = RMB8.11, and it ceased to peg the Renminbi to the U.S. dollar. Instead, the Renminbi is pegged to a basket of currencies, which components are subject to adjustment based on changes in market supply and demand under a set of systematic principles. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-U.S. dollar currencies from 1.5% to 3.0% to improve the flexibility of the new foreign exchange system. Since the adoption of these measures, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall the Renminbi has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

CCBS had cash and cash equivalents denominated in U.S. dollars of $10.7 million, as of September 30, 2008. As CCBS’s functional currency is Hong Kong dollars, any exchange differences on retranslation of such balances into Hong Kong dollars are recognized in the income statement. However, the related currency risk is not considered significant as the Hong Kong dollar is pegged to the U.S. dollar. Further, as CCBS adopts Renminbi as its reporting currency, the reported amount of cash and cash equivalents will be affected by fluctuations in the exchange rate of U.S. dollar to Renminbi.

Interest Rate Risk

As of September 30, 2008, CCBS had cash and cash equivalents of RMB197.4 million ($29.1 million) and a structured deposit of RMB31.4 million ($4.6 million). The structured deposit carries interest based on changes in an interest rate index and is on a two-year term. Unrealized loss of RMB1.4 million ($0.2 million) has been charged to income for the six months ended September 30, 2008. CCBS does not maintain any credit facilities. Its cash equivalents primarily represent short-term deposits. CCBS has not used any derivative financial instruments to manage its interest risk exposure. Interest-bearing instruments carry a degree of interest rate risk. CCBS’s future interest income may be lower than expected due to changes in market interest rates. With respect to the cash and cash equivalents and structured deposit outstanding as of September 30, 2008, a 10% decrease in interest rates would have decreased CCBS’s interest income for the six months ended September 30, 2008 from RMB1.9 million ($0.3 million) to RMB1.5 million ($0.2 million).

Equity Price Risk

As of September 30, 2008, CCBS had available-for-sale equity securities of RMB19.8 million ($2.9 million). The available-for-sale equity securities represent its July 2007 investment in a 12.9% equity investment in CordLife, a publicly traded company on the Australian Stock Exchange. On October 23, 2008, CCBS acquired an additional 5,735,000 ordinary shares of CordLife and increased its equity interest in CordLife to 18.9%. These securities are exposed to price fluctuations and are concentrated in only one company. Further, as these Australian dollar-denominated securities are translated at each balance sheet date, fluctuations of exchange rates between the Australian dollar and the Renminbi will increase or decrease the value of these securities.

Inflation

Inflation in China has not materially impacted CCBS’s results of operations in recent years. According to the National Bureau of Statistics of China, the changes of consumer price index in China were 1.8%, 1.5% and 4.8% in 2005, 2006 and 2007, respectively.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or “FASB”, issued SFAS No. 157 “Fair Value Measurement.” SFAS No. 157 defines fair value, established a framework for the measurement of fair value, and enhances disclosure regarding fair value measurements. SFAS No. 157 does not require any new fair value measures. SFAS No. 157 is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. CCBS is required to adopt SFAS No. 157 beginning on April 1, 2008. SFAS No. 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings for the year of adoption. Subsequently in February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13”, and FSP FAS 157-2, “Effective Date of FASB Statement No. 157”. FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157. FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of SFAS No. 157 since April 1, 2008 had no material impact on CCBS’s financial condition and results of operations.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS No. 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. CCBS will consider the guidance provided by FSP FAS 157-3 in its determination of estimated fair values for accounting periods commencing on October 1, 2008.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties and disclosure. The provisions of FIN 48 are effective for CCBS on April 1, 2007. The adoption of FIN 48 had no impact on CCBS’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the balance sheet, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. CCBS is required to adopt SFAS No. 159 beginning on April 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of adoption. The adoption of SFAS 159 since April 1, 2008 did not have a material adverse effect on CCBS’s financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. Upon initial adoption, CCBS will retroactively reclassify minority interests in its consolidated balance sheet within equity, separately from its equity. Net income or loss and comprehensive income or loss shall also be attributed to CCBS and the non controlling interest.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations.” SFAS No. 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. CCBS is in the process of evaluating the impact SFAS No. 141 (Revised) will have on its financial statements upon adoption.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, which amends and clarifies SFAS No. 141 (Revised) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”. SFAS No. 161 introduces new or amended disclosure relating to derivative instruments and hedging activities. The Statement will become effective for the fiscal year beginning after November 15, 2008. CCBS is in the process of evaluating the impact SFAS No. 161 will have on its financial statements upon adoption.

THE CORD BLOOD BANKING INDUSTRY

Overview

The cord blood banking industry preserves cord blood from childbirth to capture the opportunities made available by evolving medical treatments and technologies such as stem cell transplants. Cord blood is blood contained within the umbilical cord and the placenta and may be collected immediately upon childbirth for the purpose of harvesting stem cells. Stem cells may potentially develop into other cell types in the human body, a unique property known as plasticity. In other words, stem cells have the ability to go through numerous cycles of cell division and differentiate into cells with a defined or specialized function. As stem cells grow and proliferate, the differentiated cells that they generate can replace lost or damaged cells, thereby contributing to the ability to potentially renew and repair lost or damaged tissues in the human body.

Due to their ability to develop into different cell types in the human body, stem cells can potentially be used to treat a wide range of diseases. According to a report by Frost & Sullivan commissioned by CCBS for a fee, which we sometimes refer to in this proxy statement/prospectus as the “commissioned report”, stem cells can be used to treat over 75 types of diseases, including thalassaemia and different types of cancer and coronary heart diseases. According to the same report, as of August 31, 2007, there have been more than 10,000 stem cell transplants in the world. According to Frost & Sullivan, currently, more than 200 companies in the world are engaged in stem cell research and clinical trials to discover potential application of stem cell therapies.

Compared with approximately 210 major types of differentiated cells, there are only three major types of stem cells in the human body:

•	Haematopoietic stem cells. Haematopoietic stem cells are found in the bone marrow of adults, human blood from an infant’s placenta and umbilical cord, and mobilized peripheral blood. They are the early precursor cells capable of differentiating into blood cells and immune system cells in the body. They also have been shown to have the capability of differentiating into specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems, under specific conditions.
•	Mesenchymal stem cells. Mesenchymal stem cells are found in the bone marrow of adults and are capable of differentiating into musculoskeletal tissues.
•	Neural stem cells. Neural stem cells are found in the brain tissues of adults and are capable of differentiating into neural tissues.

Cord blood is rich in haematopoietic stem cells. It can be collected by obstetricians or dedicated collection staff after the umbilical cord has been detached from the newborn. The blood sample then undergoes further processing to remove red blood cells and plasma before it can be cryopreserved and stored in refrigerated containers at extremely low temperature. All cellular activities would cease until it is thawed for use in medical treatments.

Compared with other medical treatments, transplants using cord blood have a number of distinct benefits. First, while the collection of embryonic stem cells with current technology results in the destruction of the embryo, and the collection of bone marrow stem cells involves a painful medical procedure for the donor, the collection of cord blood stem cells occurs after the umbilical cord is detached from the newborn during the normal course of delivery and causes no discomfort or harm to the baby. Second, cord blood of newborns contains relatively high numbers of haematopoietic stem cells with superior proliferative capacity compared with haematopoietic stem cells extracted from bone marrow and peripheral blood in adults. Third, due to the relative premature development of the immune system in cord blood samples, haematopoietic stem cells extracted from cord blood allow for transplants with lower immunologic barriers that would otherwise be prohibitive. Fourth, cord blood transplants result in lower incidence of graft-versus-host disease, a situation whereby the donor’s T-cell attacks the recipient tissues after the transplant. Fifth, haematopoietic stem cells have a higher chance of matching family members.

Depending on the source of stem cells, cell transplants consist of three types: (i) autologous transplant using the patient’s own stem cells; (ii) allogeneic transplant using stem cells of third parties, such as a family member or an unrelated donor; and (iii) syngeneic transplant using stem cells of an identical twin. Matching of human leukocyte antigen, or “HLA”, a marker used by the immune system to recognize whether particular cells belong to or are foreign to the body, is critical for the success of allogeneic stem cell transplants. HLA tissue types are hereditary. Therefore, the chance of finding a match is higher from a sibling or other family members. Nonetheless, approximately 70% of patients are unable to find a matching unit in the family.

Global Cord Blood Banking Industry

The cord blood banking industry typically provides two types of services. The first type of services, also known as private cord blood banking services, generally involves collection, testing, processing and storage of cord blood for expectant parents who choose to subscribe for such services for the benefit of their children and other family members. The cord blood unit deposited is available only to the child or a family member when stem cells are needed for a transplant to treat the medical condition of the child or a family member. The second type of services, also known as public cord blood banking services, generally involves collection of cord blood from the parents who intend to donate the cord blood of their newborns. The donated cord blood is subsequently made available for anyone if it is a match for patients in need of stem cell transplants or for medical research. Some cord blood banks only provide private cord blood banking services, some only provide public cord blood banking services and still others provide both. Cord blood banks that only provide public cord blood banking services are typically non-profit organizations. Therefore, revenues generated by cord blood banks that provide private cord blood banking services are the key drivers of the cord blood banking industry.

Global Demand for Cord Blood Banking Services

The demand for the global cord blood banking industry is driven by an increasing awareness of the wide range of diseases that stem cell can be used to treat. Improved healthcare has resulted in increased life expectancy with a larger aging population. An aging population has led to a higher rate of disease incidence and increased demand for medical care, including stem cell therapies. Currently, cord blood stem cells can be used to treat over 75 types of diseases. As medical science continues to discover new application of cord blood stem cell therapies, many other diseases could potentially be treated. The expanded application of stem cell transplants is likely to further stimulate the demand for and the growth of cord blood bank facilities worldwide.

The demand for cord blood banking services can be measured in terms of penetration rates, which are affected not only by the number of newborns but also by the degree of awareness among expectant parents of the benefits of cord blood stem cell therapy, the value that the parents place on those benefits and the cost of those benefits relative to the parents’ ability to pay. Economic growth generally favors expenditures on precautionary healthcare measures. Sales and marketing activities launched by cord blood banking service providers also stimulate demand by educating expectant parents regarding the availability of these services and the potential benefits to subscribers in terms of keeping their options open for treating future health problems through stem cell therapies.

According to the U.S. Census Bureau, the population of the world has reached approximately 6.6 billion in 2007 and the number of newborns each year is currently between 70 and 80 million worldwide. The U.S. Census Bureau projects that the population and number of newborns worldwide will continue to grow.

Global Supply of Cord Blood Banking Services

The success of stem cell transplants depends on the availability of stem cell supplies. In response to the increasing utilization of stem cells in medical treatments, cord blood banks have increased in number significantly worldwide to provide the cord blood units necessary for medical treatments. According to the commissioned report, the number of cord blood bank operators offering storage services increased significantly from 29 in 2000 to 84 in 2003 and 157 in 2007.

The table below sets forth the number of the cord blood bank operators in selected countries and regions of the world and the number of cord blood banks they operate as of June 30, 2007 according to Frost & Sullivan:

Country/Region	Number of companies	Number of cord blood banks
Asia (excluding the Middle East)	44	52
Europe (excluding the United Kingdom)	30	30
United States	24	28
United Kingdom	10	10
Canada	9	10
Australia and New Zealand	6	6

According to the commissioned report, as of June 30, 2007, Asia had the highest number of cord blood banks of any continent in the world. In addition, the United States has the highest number of cord blood banks of any country in the world and South Korea has the highest number of any country in Asia, followed by China. According to Frost & Sullivan, as of December 31, 2006, the United States and the United Kingdom had a penetration rate of 3.7% and 4.7% respectively, whereas South Korea, which is more densely populated than the United States and the United Kingdom and has a more extensive coverage of cord blood bank network due to its smaller geographic area, had a penetration rate of 11.0%. In China, according to Frost & Sullivan, as of December 31, 2006, the penetration rates in regions where cord blood banks currently operate vary substantially. Beijing and Tianjin, the two regions believed to have more extensive coverage of cord blood bank networks than other regions in which cord blood banks are licensed to operate in China, had achieved penetration rates over 11.0%, with that of Beijing being 11.4%. In contrast, the penetration rates in other regions in which cord blood banks are licensed to operate were below 1.5%.

In addition, there are a number of international public cord blood banks such as World Marrow Donor Association, National Marrow Donor Program and the International NetCord Foundation that provide matching units donated by the public to patients in need of transplants worldwide. Certain cord blood banks in the world are affiliated with these cord blood banks. The advantage of affiliation with such international public cord blood banks is the ability to share the database of genetic profiles of the cord blood units stored at the cord blood banks registered with such international public cord blood banks. The sizeable database containing increased number of genetic profiles increases the possibility to find a matching unit for patients in need of transplants.

Cord Blood Banking Industry in China

According to the commissioned report, revenue from storing cord blood units in consideration for subscription fees is expected to experience faster growth than revenue from storing cord blood units donated by the public and is expected to be the primary revenue contributor for the cord blood banking industry in China in the future.

Current Market Conditions

According to a policy paper published by the MOH in December 2005, cord blood banking licenses will be issued in up to four additional provincial-level regions by 2010. According to the same policy paper, only one license will be granted to a cord blood bank operator in a designated provincial-level region. Under this policy, cord blood banks licensed to operate in a particular region have the advantage of becoming the sole licensed operator in that region.

In addition to the six licensed cord blood banks in China, there are a number of cord blood banks operating in China and they are in the process of meeting the applicable regulatory requirements before they can formally obtain a cord blood banking license in the relevant regions. Under current PRC government policy, cord blood banks are only permitted to operate in the regions in which they are licensed to operate. Moreover, the application process for a cord blood banking license in China is time-consuming during which the applicant usually incurs significant initial investments, including costs to apply for a license and construct the facilities. For example, in respect of the six cord blood banking licenses issued by the PRC government authorities to date, it took each applicant several years to obtain a cord blood banking license. This may deter potential cord blood bank operators with fewer financial resources from entering into the cord blood banking industry.

Drivers for Future Growth

Future demand for the cord blood banking industry in China is expected to be driven mainly by the following factors:

•	Large number of newborns. According to the National Bureau of Statistics of China, there were 1.3 billion population and 15.9 million newborns in China as of December 31, 2007, representing approximately 12% of the population and newborns worldwide. The large number of newborns in China provides substantial potential for cord blood bank operators in China to grow their subscriber base. Even a single region in China can have a very large population. Guangdong, with a population of over 94 million people in 2007, has a larger population than all but twelve countries in the world, and there are two other regions in China of similar size. More than half of the regions in China have a larger population than California, and even Beijing, with a population of over 16 million in 2007, has a larger population than all but four states in the United States.
•	Growth in GDP and urban disposable income and increasing focus on healthcare. According to the National Bureau of Statistics of China, GDP per capita in China grew by 9.3%, 9.4%, and 9.6% in 2003, 2004 and 2005, respectively, and China’s disposable income per capita in urban areas grew by 10.0% to RMB8,472 in 2003, 11.2% to RMB9,422 in 2004, and 16.1% to RMB10,943 in 2005. As average disposable income rises, families are likely to spend an increased proportion of their disposable income on healthcare, including subscriptions for cord blood banking services. According to the MOH, China’s healthcare expenditures grew from RMB458.7 billion in 2000 to RMB866.0 billion in 2005, representing a compound annual growth rate of approximately 13.6%.
•	One-child policy in China. China has adopted a “one-child” policy, which has restricted, subject to limited exceptions, families from having more than one child. This gives Chinese parents the incentive to focus their attention on their only child and to commit a larger percentage of their disposable income to the well-being of that child. As the public awareness of benefits associated with cord blood banking increases, an increasingly large number of Chinese parents are expected to subscribe for cord blood banking services in order to enhance the survival chances of their children in the event of a critical illness, such as leukemia. Further, the “one-child” policy may increase the usage of cord blood banking services because there are no bone marrow cord blood units available from siblings which may potentially match the patient in need of transplants.
•	Increasing public awareness of the benefits associated with cord blood banking services. Operators of cord blood banks in China focus their sales and marketing efforts in hospitals, prenatal clinics and wedding registries to increase the public awareness of the benefits associated with cord blood banking by providing potential customers education on cord blood banking procedure and potential benefits. Continuous customer education and expanded sales and marketing networks enable the operators to tap into a potential sizeable market with increased penetration rates and enlarged subscriber base.
•	Additional diseases that stem cells can be used to treat. According to Frost & Sullivan, stem cells can be used to treat over 75 types of diseases. As stem cell therapy continues to develop in China and elsewhere in the world, medical practitioners are likely to continue to discover diseases that can be treated by stem cell therapies.

CCBS BUSINESS

Overview

CCBS is a leading provider of cord blood storage services in China. It provides cord blood storage services for expectant parents interested in capturing the opportunities made available by evolving medical treatments and technologies such as cord blood transplants. It also preserves cord blood units donated by the public, provides matching services on such donated units and delivers matching units to patients in need of transplants. CCBS possesses two out of the six cord blood banking licenses issued by the PRC government authorities and is currently the operator of the sole cord blood banking licensees in Beijing and Guangdong. Beijing and Guangdong had an aggregate of approximately 1.2 million newborns in 2007 according to the National Bureau of Statistics of China. CCBS’s Beijing-based subsidiary, Jiachenhong, was the first operator of the licensed cord blood bank in China.

CCBS provides its services through its network of collaborating hospitals in Beijing and Guangdong. These hospital networks offer CCBS the platforms where cord blood collection services are performed and a significant portion of its promotion and marketing activities are undertaken. As of September 30, 2008, CCBS has developed a hospital network consisting of over 90 major hospitals in Beijing. Since its acquisition of Nuoya in May 2007, CCBS has established collaborative relationships with over 90 major hospitals in Guangdong. Nuoya commenced commercial operation after CCBS’s acquisition and CCBS is seeking to significantly expand its hospital network in this new market. CCBS’s acquisition of the right to operate a cord blood bank in Guangdong through its acquisition of Nuoya enabled it to increase the size of the market that it can address. According to the National Bureau of Statistics of China, Guangdong had approximately 1.1 million newborns in 2007.

CCBS generates substantially all of its revenues from subscription fees. It intends to grow its revenues by enlarging its subscriber base and increasing its penetration rates through expanding its hospital networks and enhancing its sales and marketing initiatives. In addition, the nature of its business requires CCBS to deliver its services to its subscribers on a long-term basis. Therefore, the contracts with its subscribers are typically for a period of 18 years. The contracts can be terminated early by the parents or further extended, at the option of the children, after the children reach adulthood. The payment for CCBS’s services consists of processing fees payable at the time of subscription that represent a significant portion of the total payment over a typical contract period of 18 years and a relatively small amount of storage fees payable by its subscribers on an annual basis for as long as the contracts remain effective. This payment structure enables CCBS to enjoy a front-loaded cash inflow as well as a steady stream of long-term cash inflow. CCBS expects such long-term cash flow to continue to increase as its subscriber base continues to grow. In addition, CCBS generates a portion of revenues from the fees it charges in providing matching units it collects from public donors to patients in need of transplants.

CCBS’s operating costs consist of fixed costs and variable costs. Fixed costs primarily relate to depreciation expenses of its storage facilities and rental expenses. Variable costs primarily relate to the costs of energy and raw material consumption. For the years ended March 31, 2006, 2007 and 2008 and the six months ended September 30, 2008, depreciation expenses, its most significant fixed cost, accounted for 53.7%, 36.2%, 6.5% and 10.8%, respectively, of its direct costs, and rental expense, accounted for 28.5%, 20.1%, 2.8% and 3.8%, respectively, of its direct costs. The decrease in depreciation expenses as a percentage of direct costs in the year ended March 31, 2008 was primarily due to the increase in total direct costs after taking into account the non-recurring recognition of RMB33.0 million deferred costs as well as recognition of processing costs upon delivery of processing services. Since a significant portion of its operating costs are fixed, CCBS benefits from economies of scale as the number of units stored at its cord blood banks increases. Based on its operating experience and historical growth, CCBS believes it will be able to generate sufficient processing and storage fees to cover its operating costs. Moreover, as cord blood banking services are not subject to price control by the PRC government, CCBS has the flexibility to set and adjust its fees in response to changing market dynamics.

CCBS is experiencing a period of significant growth. It expanded its geographic coverage by acquiring the right to operate a cord blood bank in Guangdong through its acquisition of Nuoya in May 2007. In July 2007, it acquired a 12.9% in CordLife, a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. In October 2008, it further increased its equity interest to 18.9%.

The increase in CCBS’s revenues from RMB6.0 million for the year ended March 31, 2006 to RMB12.7 million for the year ended March 31, 2007 was primarily due to an increase in its new subscriber sign-ups from 6,574 to 12,347 for the year ended March 31, 2007. The increase in CCBS’s revenues from RMB12.7 million for the year ended March 31, 2007 to RMB233.1 million ($34.3 million) for the year ended March 31, 2008 was primarily as a result of non-recurring adjustment to recognize previously deferred revenues and, to a lesser extent, the increase in its new subscriber sign-ups from 12,347 for the year ended March 31, 2007 to 26,060 for the year ended March 31, 2008. Aside from the non-recurring adjustments made on September 25, 2007, the increase in CCBS’s revenues from RMB10.9 million for the six months ended September 30, 2007 to RMB81.9 million ($12.1 million) for the six months ended September 30, 2008 was primarily due to the ability of CCBS to recognize processing fee revenues upon completion of processing services during the entire six-month period in 2008 but not in 2007 and, to a lesser extent, the increase in its new subscriber sign-ups from 9,964 for the six months ended September 30, 2007 to 14,789 for the six months ended September 30, 2008. As of September 30, 2008, CCBS had capacity to store approximately an additional 226,000 units, and it believes it has the ability to further increase its capacity to meet increasing market demand.

CCBS’s Competitive Strengths

Early Entrant Advantage With Two Out of the Six Cord Blood Banking Licenses in China.  CCBS was the first licensed cord blood bank operator in China and it holds two out of the six cord blood banking licenses issued by the PRC government authorities to date. As the cord blood banking industry in China is at an early stage of development, CCBS enjoys certain competitive advantages as an early entrant, including the following:

•	Its Beijing-based subsidiary, Jiachenhong, was the first cord blood bank operator in China. Since CCBS has the longest operating history among a limited number of operators in China, the government has sought its views and opinions when it sets industry standards and regulatory framework for the cord blood banking industry in China.
•	It has developed a reputable brand in delivering quality cord blood banking services. CCBS believes that it has achieved consistently good results in terms of preserving its subscribers’ cord blood deposits. Its Beijing-based subsidiary, Jiachenhong, has provided 61 matching units of cord blood to patients in need of transplants since its operation, of which 42 units have been successfully transplanted in patients who survived for more than one year after transplants. In addition, Jiachenhong has provided approximately 100 units to patients using cord blood as their supplementary medical treatment measures. CCBS has not received any complaints from medical practitioners, hospitals or transplant patients concerning the quality of cord blood deposits it has delivered.
•	Its two cord blood banking licenses currently give it the exclusive right to operate cord blood banks in Beijing and Guangdong, two out of the six provincial-level regions in which the operation of cord blood banks is permitted in China. The PRC government plans to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. As the licensing process requires applicants to demonstrate their ability to preserve cord blood for use in stem cell transplants, CCBS believes its familiarity with the regulatory framework, combined with its established track record and reputable brand, gives it a competitive advantage in obtaining additional licenses in the future.

Extensive Hospital Networks in CCBS’s Existing Markets.  CCBS provides its services through collaboration with selected hospitals in its operating regions. Its hospital networks offer it the platforms where cord blood collection services are performed and a significant portion of its sales and marketing activities are undertaken. CCBS’s focus on building an extensive hospital network by collaborating with hospitals has contributed to its successful growth. It has established collaborative relationships with over 90 major hospitals in Beijing. Since it completed the acquisition of Nuoya in May 2007, it has over 80 major hospitals participating in its hospital network in Guangdong and expects to further develop its network in this new market.

CCBS expects the number of its collaborating hospitals to continue to grow, which will help it further penetrate its target markets. Its collaborating hospitals and dedicated sales team have enabled it to establish itself as a quality cord blood banking service provider in the communities in which it operates.

Well-Developed and Effective Marketing Program.  Cord blood banking as a precautionary healthcare measure is a relatively new concept in China. To increase penetration in its existing markets, CCBS has developed a comprehensive marketing program targeting expectant parents, the general public, government agencies and non-profit organizations, including the following:

•	CCBS undertakes various joint marketing efforts with its collaborating hospitals, including educational sessions for expectant parents at pre-natal classes, one-on-one discussions with expectant parents, and the assignment of designated consultants to answer questions from expectant parents. To ensure quality services, it requires these consultants to complete a training program before approaching prospective subscribers.
•	CCBS educates the public on the benefits of cord blood banking through an extensive portfolio of promotional materials, billboards and newsletters that discuss in detail the importance of cord blood and haematopoietic stem cell therapy in the treatment of blood-related health conditions.
•	CCBS maintains cooperative relationships with several government agencies, such as Beijing Population and Family Planning Commission, to educate newly-weds about the benefits of cord blood banking services in classes organized by the agencies.

Advanced Infrastructure in Place to Meet Market Demand.  CCBS maintains an advanced infrastructure for the transportation, testing, processing and storage of cord blood and has devoted considerable management and financial resources in upgrading and improving its facilities and supporting infrastructure. Its facilities in Beijing are equipped with state-of-the-art laboratories, storage cylinders, automated monitoring systems and advanced equipment to handle the testing, processing and storage of cord blood. To date, CCBS has spent RMB185.6 million to build its infrastructure. In addition, it expects to spend approximately RMB75.0 million to install and expand its state-of-the-art equipment at its facilities in Guangdong and Beijing to service its subscribers in the region. The total number of units stored at its cord blood banks amounted to 17,147, 30,906, 58,912 and 73,928 as of March 31, 2006, 2007 and 2008 and September 30, 2008. As of September 30, 2008, it had extra capacity to store approximately 226,000 additional units. With its existing and planned state-of-the-art equipment and advanced infrastructure in Beijing and Guangdong, CCBS believes it has the ability to further increase its capacity to meet increasing market demand. It is also in the process of constructing new facilities in Beijing. Upon completion, CCBS’s capabilities in Beijing are expected to increase to 300,000 units.

Capable and Experienced Management Team.  CCBS’s core management team consists of experienced managers and preeminent medical experts, all of whom have in-depth knowledge and solid experience in one or more emerging healthcare sectors in China. Certain senior members are appointed by Golden Meditech. Golden Meditech is a publicly traded company on the Hong Kong Stock Exchange GEM with a track record of operating in several emerging healthcare sectors in China. CCBS’s business is one of the three major business lines of Golden Meditech. Due to its long operating history in the healthcare industry, Golden Meditech has established strategic partnerships with a large number of hospitals, distributors and regulatory agencies, which provide CCBS a valuable network to develop its hospital network. Golden Meditech has been offering CCBS’s management support by designating and appointing directors and officers who are experienced in the healthcare industry in China to oversee its daily operations. As a distinct entity, CCBS operates all aspects of its business without undue reliance on Golden Meditech and has independent access to suppliers and distribution channels.

CCBS’s Strategy

The cord blood banking industry in China is at an early stage of development with significant growth opportunities, especially in light of the large population, the one-child policy and the rapid economic growth. CCBS’s goal is to significantly grow its business and build a reputable, committed, caring and socially responsible healthcare company through the following strategies:

Further Penetrate Its Existing Markets.  A significant portion of CCBS’s operations, such as maintenance of the storage environment, supervision of sales and marketing personnel, marketing programs and media promotion, procurement of equipment and infrastructure, and recruitment of personnel, could potentially benefit from synergies arising from economies of scale. CCBS seeks to continue to expand its operations within its existing markets to maximize economies of scale. To this end:

•	CCBS seeks to further penetrate the Beijing and Guangdong markets. It aims to reach more potential subscribers by increasing the number of its collaborating hospitals in Beijing and Guangdong. It will also provide further training to its sales and marketing force to increase their professional knowledge and expand their presence at its collaborating hospitals.
•	CCBS seeks to increase the awareness of the benefits of cord blood banking by focusing on educating the general public about the relationship between cord blood and haematopoietic stem cell therapy as well as the current and potential application of stem cell therapies. The more receptive the general public is to the concept of cord blood banking, the more likely CCBS will be able to increase its subscriber base.
•	CCBS seeks to garner further support for its operation from governmental organizations, industry associations, hospitals and the general public. It believes its commitment to community healthcare will help promote its image as a socially responsible healthcare company in China, which is critical for its long-term success.

Obtain Additional Licenses and Acquire Existing Cord Blood Bank Operators to Expand Its Geographic Coverage.  CCBS’s goal is to expand its operations to cover densely populated regions with high birth rates in China. The PRC government intends to issue cord blood banking licenses in up to four additional provincial-level regions by 2010. CCBS intends to expand its geographic coverage by applying for a license in a region in which it believes a license is likely to be granted. It is also in discussion with several existing licensees and license applicants in certain other regions for potential acquisitions. CCBS believes that its track record serves as a positive factor in its application for additional licenses, and it believes it has the ability to capitalize on its industry knowledge and the expertise to identify suitable acquisition targets in other regions. As it garners the essential knowledge and skills to operate in a new market, CCBS believes it will be able to replicate, with modifications necessary to meet local needs, the success it has had in collaborating with major hospitals in its existing markets to increase the subscription for its services in its future markets.

Pursue Strategic Relationship in Domestic and International Markets.  CCBS intends to strengthen its market position by pursuing strategic relationship with other players in the cord blood banking industry, including making strategic investments in other cord blood bank operators and entering into joint ventures with other healthcare companies that would complement its existing capabilities and increase its international exposure. As part of this strategy, in July 2007 CCBS acquired a 12.9% equity interest in CordLife. In October 2008, CCBS further increased its equity interest to 18.9%. CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. CordLife’s recent commencement of operations in Indonesia is significant because cord blood banking licenses are extremely difficult to obtain in Indonesia. Working with high-quality international players such as CordLife should enable CCBS to gain good knowledge and expertise of operating in foreign markets with different demographic characteristics, which are expected to enhance its market leadership in China.

CCBS’s Cord Blood Banking Services

CCBS’s cord blood banking operations primarily consist of its subscription services, which involve the preservation of cord blood for expectant parents as a precautionary healthcare measure for the benefit of their children and other family members. Its subscription services accounted for 95.0%, 97.8% and 41.1% of our revenues for the years ended March 31, 2006, 2007 and 2008. The decrease in subscription-based revenues as a percentage of total revenues in the year ended March 31, 2008 primarily resulted from an enlarged base of revenues due to the non-recurring recognition of previously deferred revenues in the amount of RMB136.5 million representing 58.6% of total revenues in the year ended March 31, 2008. See Note 15 of CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus. In the absence of the non-recurring recognition of deferred revenues in the amount of RMB136.5 million in the year ended March 31, 2008, subscription-based revenues would have accounted for 99.3% of total revenues in that year.

CCBS has developed hospital networks by entering into collaborative agreements with hospitals located in Beijing and Guangdong, where it is licensed to operate. Its collaborating hospitals collect the cord blood of the newborns of its subscribers and CCBS pays them handling fees for the collection services provided. Its collaborating hospitals are required by its contracts to offer cord blood collection services to CCBS on an exclusive basis.

CCBS’s subscribers are required to enter into a subscription contract with it prior to the birth of their children. The contract provides for the collection of cord blood from their newborns at one of CCBS’s collaborating hospitals and preservation of the cord blood for an initial storage period up to 18 years. On the 18th anniversary, the child, who will have reached adulthood, will have the exclusive right to decide whether to extend the subscription for CCBS’s services or to relinquish ownership of his or her cord blood for donation to CCBS’s banks. Prior to January 1, 2008, CCBS offered its subscribers three payment options: (1) payment of a one-time processing fee of RMB5,000 and a storage fee of RMB500 payable each year for a period up to 18 years; (2) payment of a one-time processing fee of RMB5,000 and an annual storage fee of RMB500 in one lump sum with a discount at 20% on the total storage fees payable over the contract period; and (3) payment of a processing fee at an installment of RMB1,100 at the time of subscription and an annual installment of RMB300 payable each year at each anniversary of the subscription, in which case its subscribers pay an additional amount of RMB1,200 compared to payment options (1) and (2), as well as payment of the storage fee of RMB500 payable each year for a period up to 18 years. Between January 1, 2008 and January 31, 2009, CCBS suspended payment option (2) to its subscribers while it continues to offer payment options (1) and (3) to its subscribers. Starting from February 1, 2009, subscribers can choose to make a bullet payment of 18 years of storage fees but without any discount, together with the one-time processing fee of RMB5,000. In addition, CCBS offers medical practitioners, including doctors, nurses or other medical professionals, its services at a discount of 30% from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting CCBS’s Financial Condition and Results of Operations — Average Revenue per Subscriber.”

CCBS offers one-stop-shop services for its subscribers. Following the signing of the subscription contract, CCBS notifies the collaborating hospital chosen by its subscriber so that the hospital can arrange for one of its certified medical practitioners to collect the cord blood of the newborns of its subscribers. The cord blood collected is then transported to CCBS’s facilities for testing, processing and storage. CCBS acts as the custodian of the cord blood stored at its facilities during the term of the subscription contract.

CCBS’s remaining revenues are derived from matching services it provides and the matching cord blood unit it delivers to patients in need of transplants. These services accounted for 5.0%, 2.2%, 0.3% and 1.2% of its revenues for the years ended March 31, 2006, 2007 and 2008 and for the six months ended September 30, 2008, respectively. The decrease in revenues derived from matching services as a percentage of total revenues primarily resulted from an enlarged base of revenue due to the non-recurring recognition of previously deferred revenues in the amount of RMB136.5 million representing 58.6% of total revenues in the year ended March 31, 2008. See Note 15 of CCBS’s annual consolidated financial statements included elsewhere in this proxy statement/prospectus. In the absence of the non-recurring recognition of deferred revenues in the amount of RMB136.5 million in the year ended March 31, 2008, revenues derived from matching services would have accounted for 0.7% of total revenues in that year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition.” CCBS accepts and preserves cord blood donated by the general public and creates a database containing the genetic profiles and characteristics of the donors on an anonymous basis. It requires its donors to deliver their newborns at one of its collaborating hospitals. It is not permitted to reject a donation without a valid business or medical reason. Another source of donations in the future may be the cord blood of the newborns of its former subscribers who cease subscription for its services at the end of 18 years and do not demand return of their cord blood units and the cord blood units stored by its subscribers who fail to pay. CCBS requires its employees to fully inform all prospective subscribers of its policy of releasing cord blood units to its cord blood inventory in such circumstances, and its subscribers are required to give their consent to this policy when subscribing for its storage services. In the opinion of its PRC counsel, JunZeJun Law Offices, a consent of this nature is enforceable under PRC law. Based on information available to CCBS, treating cord blood units abandoned by former subscribers and releasing such units to cord blood bank inventory available to patients in need of transplants is a common practice followed by cord blood bank operators in China.

CCBS searches, upon request, for possible matches among the donated cord blood units stored in its cord blood banks and provides one or more matching units to the patient in need of transplant. Further, Jiachenhong is affiliated with AsiaCORD. The benefit of affiliation with AsiaCORD is the ability to gain access to a larger group of patients in need of transplants because AsiaCORD enables such patients to search the genetic profiles of donated units stored at AsiaCORD-affiliated cord blood banks that provide matching services, including CCBS, thereby increasing the possibility of finding matching units in CCBS’s cord blood banks. CCBS is permitted to charge a fee that reflects the costs of its matching services provided and the matching units delivered. It generally charges a fee of RMB25,000 ($3,682) for providing one or more matching units in a cord blood transplant. For the years ended March 31, 2006, 2007 and 2008 and the six month ended September 30, 2008, the number of successful matches found among the cord blood units donated by the public and store at CCBS’s facilities were three, one, thirteen and seventeen, respectively.

The following tables set forth, for the dates and periods indicated, certain information relating to CCBS’s cord blood banking services:

	For the year ended March 31,			For the six months ended September 30,
	2006	2007	2008	2007	2008
New subscriber sign-ups	6,574	12,347	26,060	9,964	14,789
New donations accepted(1)	1,177	1,412	693	495	227
Total	7,751	13,759	26,753	10,459	15,016

	As of March 31,				As of September 30,
	2006	2007	2008		2007	2008
Units deposited by subscribers	10,975	23,322	49,382		33,286	64,171
Units contributed by donors(1)	6,172	7,584	9,530	(2)	9,332	9,757
Total	17,147	30,906	58,912		42,618	73,928

(1)	Excludes the matching units used for transplants during the relevant periods.
(2)	Includes 1,253 units received in connection with CCBS’s acquisition of Nuoya in May 2007.

Preservation of Cord Blood

Preservation of cord blood consists of the following major steps:

•	Collection. CCBS’s subscribers and donors must give birth to their newborns at one of CCBS’s collaborating hospitals in order to use its services. CCBS communicates with the hospital to arrange for a certified medical practitioner to work on the case. When CCBS’s subscriber gives birth to the newborn, the practitioner clamps the newborn’s umbilical cord at birth and drain the blood from the cord into a vial. Although CCBS is not responsible for the collection, it provides a kit that contains the medical devices necessary for the collection procedure. Most umbilical cords yield approximately three to five ounces of blood.
•	Transportation. After collection, the cord blood is transferred to CCBS’s cord blood bank within 24 hours in specialized containers where temperature changes can be controlled and monitored. If necessary, the cord blood retrieved is stored in a designated refrigeration unit at the maternity ward in the hospital prior to CCBS’s arrival. CCBS has a team of transportation specialists responsible for the delivery of cord blood units from its collaborating hospitals to its facilities in specially designed containers to ensure the viability of the haematopoietic stem cells during transit. Each cord blood unit is assigned a barcode so that it can be tracked easily throughout processing, storage and restoration.
•	Testing. CCBS conducts several tests on the unit to retrieve information that will be essential to its future use in a transplant. Such information includes volume of cord blood collected, number and viability of nucleated cells, sterility, blood type and density of haematopoietic stem cells, commonly known as cell count. CCBS also tests the maternal blood sample for infectious diseases, viruses and bacteria.
•	Processing. CCBS processes the cord blood using a process designed to maximize the number of haematopoietic stem cells preserved.
•	Storage. After testing and processing, CCBS freezes the cord blood unit in a controlled manner and stores the unit using liquid nitrogen. The liquid-nitrogen storage freezer in which the haematopoietic stem cells are stored after their initial processing is equipped with a thermostatic control to ensure storage at minus 196 degrees Celsius. The entire processing and storage of haematopoietic stem cells at CCBS’s cord blood bank is computerized to ensure the integrity of all cord blood units and the veracity of all data.

Sales and Marketing

As of September 30, 2008, CCBS’s sales force (including after sales support) consists of a Beijing-based team with approximately 110 employees and a Guangzhou-based team with approximately 77 employees. Their compensation consists of base salary and performance-based bonus assessed on a quarterly basis. Newly hired sales staff are required to successfully complete an intensive orientation training lasting for more than two months before approaching target subscribers. They are required to attend continuous on-the-job training and pass periodic performance evaluation.

CCBS’s hospital networks offer it the platforms where a significant portion of its sales and marketing activities are undertaken. CCBS has established collaborative relationships with over 90 major hospitals in Beijing. Since it completed the acquisition of Nuoya in May 2007, over 80 major hospitals have joined in its hospital network in Guangdong.

A significant portion of CCBS’s sales and marketing initiatives are targeted at educating expectant parents on the benefits of cord blood banking services. Its sales and marketing force gives thought to the input and comments they receive from prospective subscribers in promoting its services. Its sales and marketing activities consist primarily of the following:

•	Activities targeting prospective parents. CCBS maintains its hospital networks with over 90 major hospitals in each of Beijing and Guangdong. It assigns a consultant to each hospital with which it collaborates, and the consultant oversees its sales initiatives and directly interacts with the prospective subscribers in that hospital. The arrangement enables CCBS to interact directly with expectant parents, distribute promotional leaflets and marketing materials to expectant parents and their family members, and set up information booths at designated areas where members of its sales team can interact with potential subscribers and answer questions. CCBS also works with various community centers to organize prenatal classes and other events for expectant parents.
•	Education of the medical community. To increase public awareness of the benefits associated with cord blood banking services, CCBS educates obstetricians, childbirth educators, and hospitals on the benefits of cord blood preservation and offers educational seminars at their premises.
•	Advertising efforts. Cord blood banking as a precautionary healthcare measure is a relatively new concept in China. Most people are not aware of the medical benefits that haematopoietic stem cells offer for the child as well as the family. CCBS attempts to inform and educate its potential subscribers about these benefits. It has successfully lobbied for references to its cord blood banking services in booklets and various public information materials prepared by the Beijing Population and Family Planning Commission for distribution to all expectant parents in the region. To broaden the reach of its services to its target population, CCBS advertises on billboards at hospitals and community centers, publishes articles in newspapers and publications, and sponsors government campaigns concerning personal healthcare awareness, such as conferences on the medical use and application of cord blood technology. To increase the public awareness of its cord blood banking services, CCBS sponsors television programs and talk shows to increase its visibility.

CCBS aims to efficiently allocate its capital resources to market its services. It monitors and controls its annual sales and marketing budget to be typically no more than 20.0% of the fees generated from its services.

Raw Material Supplies

CCBS requires collection kits, liquid nitrogen and test reagents for its operations. The majority of materials and supplies used in its cord blood banking business are readily available, and their prices have remained generally stable. CCBS periodically evaluates its terms with its existing raw material suppliers to determine whether it should seek potential suppliers with more favorable commercial terms. To date, CCBS has not encountered any material shortage or price fluctuation that had a material adverse effect on its business.

It is CCBS’s policy to maintain multiple vendors for major raw material supplies in order to diversify the sources of its raw material supplies. A significant portion of its raw materials, however, have been sourced from a few major suppliers. The following are purchases from suppliers that individually comprise 10% or more of CCBS’s gross purchases for the periods indicated:

	Year ended March 31,							Six months ended September 30,
	2006		2007		2008			2007		2008
	RMB	%	RMB	%	RMB	$	%	RMB	%	RMB	$	%
	(in thousand except for percentages)
Baite Medical Consumables Trading (Shanghai) Co., Ltd.	1,400	23.0	—	—	7,900	1,163	36	—	—	2,550	376	28
Hangzhou Baitong Biological Technology Co., Ltd.	853	14.0	1,680	19.0	3,251	479	15	1,008	15	1,666	245	18
Beijing Guangjishi Pharmaceutical Technology Development Co., Ltd.	—	—	3,460	40.0	—	—	—	1,500	23	—	—	—
Beijing Zhu You Ying Kang Technology Development Co., Ltd.	—	—	—	—	—	—	—	1,026	15	1,254	185	14
Beijing Probe Biological Technology Co., Ltd.	—	—	—	—	—	—	—	—	—	960	141	11
Total	2,253	37.0	5,140	59.0	11,151	1,642	51	3,534	53	6,430	947	71

Cord blood collection services are performed in the same hospitals where CCBS’s new subscribers give birth. Historically, most of CCBS’s cord blood collection services have been performed through a limited number of hospitals. For the six months ended September 30, 2008, one hospital in Beijing accounted for 14.1% of the total number of cord blood collection procedures performed for CCBS’s subscribers. CCBS believes that such concentration is normal, for its target subscribers are concentrated in a small number of popular hospitals in its existing markets.

Facilities

CCBS maintains facilities in Beijing and Guangdong. The following table sets forth certain information relating to the premises CCBS occupies:

Premises	Nature of use	Terms of use	Area occupied (in square meters)
Beijing	Laboratories, storage facilities for cord blood units and office space	Acquired in November 2006 for a consideration of RMB28.6 million for a term of 40 years.	9,600
		Leased at a monthly rent of RMB174,000. The lease will expire in November 2014.	2,400
Subtotal			12,000
Guangzhou	Laboratories, storage facilities for cord blood units and office space	Leased at a monthly rent of RMB 310,080. The lease will expire in September 2028.	5,168
Total			17,168

CCBS’s facilities in Beijing and Guangdong are equipped with a customer relationship management system. The system has been customized to monitor CCBS’s sales performance, monitor testing processes and results on a case-by-case basis, keep real-time record of storage movement in cord blood banks, handle billing matters, and track customer hotline interactions.

As of September 30, 2008, CCBS’s cord blood bank in Beijing had storage capacities of 100,000 units and CCBS expects to increase its capacity to 300,000 units by 2009. As of September 30, 2008, CCBS's cord blood bank in Guangdong had storage capacities of 200,000 units. It believes that it has the requisite expertise and resources to expand its storage capacities to meet the growing demand for its services.

Quality Assurance

CCBS’s cord blood banking operations in Beijing and Guangdong have been accredited with GB/T19001-2000 (which is equivalent to ISO-9001), which are the national standards for quality control in China, and its laboratories comply with the internationally recognized Good Laboratory Practice, or “GLP”, standards.

The operating procedures and standards at CCBS’s facilities comply with relevant regulations and industry standards promulgated by the MOH for the operation of cord blood banks, including the Standards on Administration of Quality of Blood Bank Laboratory promulgated in May 2006. CCBS has adopted quality assurance measures to ensure the quality of cord blood units transported, processed and stored by it. In particular, it maintains GLP-certified clean rooms where haematopoietic stem cells are processed prior to storage and later restored for therapeutic use. The processing and storage of haematopoietic stem cells at its cord blood bank is computerized to ensure the integrity of all cord blood units and the veracity of all related data.

CCBS maintains a comprehensive quality assurance program to ensure that it is in compliance with applicable quality standards. To illustrate, its collaborating hospitals collect the cord blood from the newborns of its subscribers with a collection kit containing the necessary tools and instruments that it prepares and provides to the hospitals in advance. CCBS also takes charge of the transportation of the cord blood from the hospitals to its facilities to ensure the quality of the cord blood does not deteriorate prior to reaching its facilities. When the cord blood arrives at its facilities, CCBS begins testing and processing, including physical examination, whole blood cell and flow-cytometry counting, cultivation tests and microbe tests such as HIV, bacterial and virus tests. The testing results are verified by its officer in charge. Qualified cord blood units will then undergo a computer-controlled preparatory freezing process through which the cord blood units will be lowered to -90°C prior to cryopreservation. During this process, CCBS’s staff will examine the container to verify that all information in relation to every cord blood unit is properly and accurately documented.

For the cord blood units in storage, CCBS conducts random examinations on an annual basis to ensure the stored units are suitable for transplants if needed. In addition, it also conducts routine examinations, including checking the dust level in all GMP certified clean rooms, examining the accuracy of all measuring and testing equipment and testing the ultraviolet light output in each clean room and bacteria and mycosis cultivation in the air. CCBS continuously monitors the temperature level, the humidity level, the air pressure difference among various clean rooms, and the layout of its equipment and apparatuses.

CCBS is responsible for quality assurance in connection with its cord blood banking services. In the event that the cord blood stored at its banks were found to be unfit for use in a transplant due to its mishandling or other fault or errors attributable to it, CCBS has agreed under its subscription contract to compensate the subscriber in an amount equal to twice the fees paid by the subscriber. CCBS has procured insurance to cover this liability. See “— Insurance.”

Competition

To date only six cord blood banking licenses have been issued by PRC government authorities. CCBS is the operator of the sole cord blood banking licensee in Beijing and Guangdong. The operators of the other four cord blood banking licensees are Xiehe Huadong Stem Cells Genetic Engineering Co., Ltd. in Tianjin, Shanghai Stem Cells Technology Co., Ltd. in Shanghai, Sichuan Stem Cells Co., Ltd. in Sichuan and Shandong Qilu Stem Cells Engineering Co., Ltd. in Shandong. The MOH has been following a “one license per region” policy, which precludes more than one cord blood banking licensee from operating in the same provincial-level region, and has announced that it intends to follow the same policy in the future. As such, CCBS does not face any direct competition in Beijing or Guangdong and does not expect any such competition in the near future.

According to a policy paper published by the MOH in December 2005, cord blood banking licenses will be issued in up to four additional provincial-level regions by 2010. CCBS will seek to expand its geographical coverage by applying for a license in the region in which it believes a license is likely to be granted and acquiring one or more successful applicants for licenses in the other regions. Hence, CCBS may need to compete with existing cord blood bank operators as well as other new market entrants for such licenses or acquisitions. These companies may have greater financial resources, stronger marketing capabilities and higher level of technological expertise and quality control standards than CCBS. In addition, CCBS may face competition from foreign-invested cord blood banking service providers in China with longer operating history, greater capital resources, more efficient management and higher level of technological expertise than it.

In addition, CCBS’s ability to compete depends on the efficacy and safety of cord blood transplants compared to other medical treatment and remedies as well as the efficacy and safety of cord blood transplants using the patients’ own cord blood or the cord blood from related family members compared to cord blood from an unrelated public donor.

Finally, CCBS intends to diversify its revenue sources by offering ancillary services, such as offering selected healthcare services for infants or offering the database it compiled from the genetic profiles and characteristics it gathered from donors for its banks to pharmaceutical companies for their clinical trials. CCBS expects to face competition from companies that offer similar services such as hospitals, clinics, medical institutions and other research institutes in the medical industry.

Employees

As of March 31, 2006, 2007 and 2008 and September 30, 2008, CCBS had 106, 137, 313 and 346 full-time employees, respectively.

The following table sets forth the number of employees based in Beijing and Guangzhou respectively and categorized by function as of September 30, 2008:

	Beijing	Guangzhou
Sales and marketing and after-sales support and services	110	77
Laboratory technicians	49	35
Management and administration	47	28
Total	206	140

As a committed and socially responsible healthcare company, CCBS believes that people are the most important asset of its business. As a result, it aims to remunerate its employees based on their experience, job requirements and performance. Its compensation package typically consists of the basic salary, discretionary bonuses and share options. Its employees are not represented by any collective bargaining agreement, and it has never experienced a strike. CCBS believes it has been successful in maintaining a harmonious relationship with its employees.

Insurance

Currently, CCBS maintains insurance coverage of RMB2.0 million ($0.3 million) to cover its liabilities arising from collection, testing and processing of cord blood units and an additional RMB130.1 million ($19.2 million) to cover liabilities arising from storage of cord blood units. Under its insurance policies, CCBS will be entitled to insurance payments:

•	equal to twice the fees paid to it in the event of a loss during the storage period, with a cap of RMB18,000 per unit;
•	equal to twice the fees paid to it in the event of a loss during testing and processing, with a cap of RMB20,000 per unit; or
•	equal to losses arising from the destruction or loss of cord blood units stored by subscribers in the event that it is required to provide such units according to its contract obligations to its subscribers who needed such units for transplants; provided, however, the payments to which CCBS is entitled in each incident are capped at RMB200,000 per person and RMB4.0 million in the aggregate.

CCBS has not received any claims, nor is CCBS aware of any claims pending or threatened, from its subscribers. Under CCBS’s subscription contract, the subscriber has agreed to liquidated damages in an amount equal to twice the fees paid by him or her in the event that the cord blood stored at CCBS’s banks were found to be unfit for use in a transplant due to CCBS’s mishandling or other fault or errors attributable to CCBS. However, CCBS cannot assure you that a subscriber in such circumstances will not challenge the enforceability of the liquidated damages clause. Some PRC courts and arbitration tribunals in unrelated civil suits have awarded claimants damages in excess of the amount of liquidated damages previously agreed by them in contracts.

CCBS does not maintain any property insurance policies covering its facilities and vehicles for losses due to fire, earthquake, flood and other disasters, nor does CCBS maintain business interruption insurance due to the limited coverage of such insurance in China.

CCBS believes its insurance coverage is consistent with typical industry practices. However, its business and prospects could nonetheless be adversely affected in the event its insurance coverage is insufficient to cover its losses. See “Risk Factors — CCBS’s insurance coverage may not be sufficient to cover the risks related to its business, and its insurance costs may increase significantly.”

Intellectual Property

CCBS considers its trademark critical to the success of its business. In this regard, CCBS has applied for the registration of “   ”, as a trademark in China. It also recognizes the need to protect its trademark and will continue to take commercially viable steps to enforce its trademark rights against potential infringers.

CCBS does not have registered patents for the technologies it uses for cord blood collection, testing, processing or storage. It acquired certain patented research and development in progress relating to the use of cord blood stem cells in medical treatments. These technologies are not trade secrets and are not subject to regulation by administrative laws in China. CCBS is not involved in or threatened with any claim for infringement of any intellectual property right, either as a claimant or a respondent.

Information Technology

CCBS’s information technology system was developed by an independent third party and tailored to its unique business and operational needs. To ensure its information technology system is capable of handling its constantly evolving business environment and its expanding subscriber base, CCBS retains software developers to maintain and upgrade its system. As of September 30, 2008, CCBS had spent approximately RMB4.0 million to develop the systems at its facilities in Beijing and Guangdong. For the six months ended September 30, 2008, it spent approximately RMB3.7 million to maintain and upgrade its system.

CCBS maintains close contact with its system developers to ensure its system is capable of handling the increasing amount of data as its subscriber base continues to grow. Its system currently operates on a Microsoft SQL Server 2000 platform but CCBS is exploring the possibility to expand and redevelop the Microsoft platform in order to build a larger and more comprehensive database and management system nationwide.

Research and Development

CCBS engages third parties to conduct research and development on technologies relating to its business. For example, for the year ended March 31, 2007, it incurred research and development expenses of RMB1.5 million for acquisition of research and development in progress relating to the use of cord blood stem cells in medical treatments. CCBS expects to continue to engage third parties to conduct research and development on technologies relating to its business from time to time.

Cooperation With Guangdong Women and Children’s Hospital

On September 11, 2006, Nuoya entered into an cooperation agreement on an exclusive basis with Guangdong Women and Children’s Hospital (“GWCH”) for a term of 19 years pursuant to which GWCH would assist Nuoya to establish distribution networks at the hospital to promote the subscription of cord blood banking services by the expectant parents, provide assistance in examining hereditary diseases, monitor the quality control of the cord blood units collected, provide technical and consulting services to Nuoya and provide premises occupying approximately 300 square meters to Nuoya for storage of cord blood units. In return, GWCH received a one-time payment of RMB1.5 million as consulting fees. In addition, GWCH is entitled to an annual management fee of RMB700,000 for the first five years from the execution of the agreement, which is subject to an increase by 10% if the number of new subscribe sign-ups exceeds 5,000 in that year. The annual management fees from the sixth year after the execution of the agreement are subject to further negotiation between the parties.

In addition, according to Article 10 of the cooperation agreement, Nuoya is obligated to pay GWCH 5% of its net profit in the event of (i) a transfer of its equity interest in whole or in part to third parties; or (ii) a listing by Nuoya, during the term of the cooperation. After the acquisition of Nuoya in May 2007, CSC South entered into a supplemental agreement with GWCH and Nuoya in September 2007 to confirm the rights and obligations among the original contracting parties. In particular, CSC South and Nuoya clarified with GWCH that (i) “5% of Nuoya’s net profits” refer to 5% of the net profits arising from a transfer of equity interests in Nuoya to third parties; and (ii) “listing” refers to an initial public offering in which the issuer is Nuoya or the Guangdong Cord Blood Bank, the cord blood bank operated by Nuoya. In its acquisition of Nuoya, CCBS paid Nuoya’s former shareholders RMB20.0 million as consideration for their equity interests in Nuoya, which was equivalent to their investment in Nuoya since the date of its establishment. Because the two amounts were identical, no net profits arose from the transfer of equity interest in Nuoya to CCBS. Since none of the conditions to the payment obligations under Article 10 of the cooperation agreement has been satisfied, GWCH confirmed that Nuoya has no obligation to make any payments to GWCH under Article 10 of the cooperation agreement.

Investment in CordLife

In July 2007 and October 2008, CCBS paid an aggregate of A$10.4 million in exchange for shares of CordLife. Such shares represented 18.9% equity interests in CordLife as of October 24, 2008 and gives CCBS the right to appoint one director to CordLife’s board of seven members. CordLife, a publicly traded company on the Australian Stock Exchange is a healthcare company with cord blood banking services as its main business line. During the year ended March 31, 2008 and the six months ended September 30, 2008 CCBS’s interest in CordLife was categorized as available-for-sale securities in its balance sheet and CCBS did not consolidate or account for under the equity method CordLife’s operating results during such periods.

Currently, CordLife is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand. CordLife is experiencing a period of significant growth. In 2006, CordLife established a joint venture with a local partner in India to construct a cord blood bank, acquired a majority equity interest in a cord blood bank in Australia, and formed a joint venture with a local partner to expand its cord blood bank business in Indonesia.

CCBS considers its investment in CordLife as its first step towards expanding its geographical presence to cover other parts of the Asia Pacific region. It also serves to reduce its high level of market concentration in China. Although CCBS currently does not have any definitive collaboration agreement with CordLife, the two companies are exploring various options to build a franchise throughout the Asia Pacific region.

CordLife was previously known as CyGenics. CCBS has appointed Mr. Kam, its chairman, as a director to CordLife’s seven-member board of directors and Golden Meditech has appointed Mr. Samuel Kong, as another director of CordLife. Mr. Kam is additionally serving as the chairman of CordLife’s board of directors.

Legal Proceedings

CCBS is not currently a party to any material legal proceedings. From time to time, CCBS may be subject to various claims and legal actions arising in the ordinary course of business.

PANTHEON SELECTED FINANCIAL INFORMATION

Pantheon was incorporated in the State of Delaware on April 10, 2006 as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the PRC. Pantheon has not acquired an entity as of the date of this proxy statement/prospectus. Pantheon is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. Historically, Pantheon has selected December 31 as its fiscal year end but expects to change its fiscal year end to March 31, the fiscal year end of CCBS, after the Acquisition. The condensed financial information set forth below should be read in conjunction with the audited financial statements of Pantheon and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pantheon” included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from April 10, 2006 (Inception) to December 31, 2006	Period from April 10, 2006 (Inception) to December 31, 2008
	(unaudited)
Statement of Income Data:
Operating loss	$(300,386)	$(151,251)	$(1,728,905)	$(578,494)	$(29,841)		$(2,337,240)
Net (loss) income	$(289,597)	$38,572	$(1,154,640)	$393,165	$2,322		$(759,153)
Basic and diluted earnings (loss) per share	$(0.05)	$0.01	(0.17)	$0.06	$0.00	$	N/A

	March 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
	(unaudited)
Balance Sheet Data:
Total assets	$28,867,170	$28,867,393	$34,181,219	$33,728,032
Total liabilities	2,053,369	1,763,995	607,095	546,696
Common stock subject to possible conversion of 1,149,425 shares at conversion value	6,546,225	6,546,225	6,546,225	6,546,225
Total stockholders’ equity	$20,267,576	$20,557,173	$27,027,899	$26,635,111

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF PANTHEON

Overview

Pantheon China Acquisition Corp. is a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the People’s Republic of China. Our efforts in identifying a prospective target business are not limited to a particular industry.

On December 20, 2006, we consummated our initial public offering (“IPO”) of 5,750,000 units, including 750,000 subject to an over-allotment option, with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $34,500,000. Simultaneously with the consummation of the IPO, we consummated the private sale of 2,083,334 warrants at a price of $0.60 per warrant, generating total proceeds of $1,250,000. We refer to these warrants as the insider warrants. The insider warrants were purchased by Christina Jun Mu and Kevin Kezhong Wu, each an officer and director of our company, Francisco A. Garcia and Hunter S. Reisner, each a special advisor of our company, Easton Capital Corp. Defined Benefit Plan, an entity of which John H. Friedman, one of our special advisors, is trustee, and Pantheon China Acquisition Limited, an entity owned by Mark D. Chen, our chief executive officer and president. The insider warrants are identical to the warrants included in the units sold in the IPO except that if we call the warrants for redemption, the insider warrants may be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the insider warrants have agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the public offering and the private sale were approximately $33,153,914, of which $32,747,500 was deposited into a trust fund and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Through December 31, 2008, we have used approximately $1,050,000 of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses. The net proceeds deposited into the trust fund remain on deposit less amounts allowed to be withdrawn for working capital and amounts distributed in connection with the December 14, 2008 special meeting, in the trust fund earning interest. As of May 28, 2009, there was $28,858,647 held in the trust fund.

On November 3, 2008, we entered into an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) with Pantheon Arizona Corp., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Pantheon (“Pantheon Arizona”), China Cord Blood Services Corporation, an exempted company incorporated in the Cayman Islands (“Target”), Golden Meditech Company Limited, an exempted company incorporated in the Cayman Islands (“GM”), and each shareholder of Target named in Schedule I thereto and indicated as a “selling shareholder” for the purposes of such merger agreement (each a “Selling Shareholder” and collectively the “Selling Shareholders”), which as of the date of the merger agreement held approximately 88% of the outstanding shares of Target. We refer to the transactions contemplated by the merger agreement as the proposed acquisition.

Pantheon, Target and GM intend to continue to seek additional shareholders of Target to execute and deliver counterpart signature pages of the merger agreement. Such additional shareholders will be considered as Selling Shareholders for purposes of the merger agreement. As of the date of this Annual Report, shareholders of CCBS holding approximately 93.94% of the outstanding shares of CCBS had become Selling Shareholders.

On December 14, 2008 Pantheon held a special meeting of its stockholders to approve amending its Certificate of Incorporation to extend the deadline by which a business combination must be approved or Pantheon would be obligated to liquidate from December 14, 2008 to September 30, 2009 and provide conversion rights to the holders of up to 20% of its public shares in connection with such vote to approve the amendment of its certificate of incorporation. At the special meeting, the holders of a total of 4,857,699 shares voted in favor of the amendment to its charter and the granting of such conversion rights and the holders of less than 20% of Pantheon’s public shares perfected their conversion rights in connection therewith. Accordingly, on December 14, 2008, Pantheon filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the amendment approved by its stockholders.

Results of Operations for the year ended December 31, 2008 compared to the year ended December 31, 2007

Net loss for the year ended December 31, 2008 of $1,154,640 consisted of $602,279 of interest income reduced by a loss of $28,014 on the short term investments, $52,273 for travel expense, $1,227,594 professional fees, $90,045 administrative management services, $61,649 other operating expense, $26,204 for insurance, $25,540 for franchise taxes and $245,600 for option related charges.

Net income for the year ended December 31, 2007 of $393,165 consisted of $1,022,639 of interest income reduced by a unrealized loss of $50,980 on the short term investments, $185,422 for travel expense, $58,157 consulting fees, $65,244 professional fees, $90,000 administrative management services, $1,817 marketing expense, $119,764 other operating expense, $27,903 for insurance and $30,187 for franchise taxes.

Results of Operations for the three months ended March 31, 2009 compared to the three months ended March 31, 2008

For the three months ended March 31, 2009, Pantheon had a net loss of $289,597 derived from interest income of $10,789 offset by $3,551 for travel expenses, $254,300 for professional fees, $22,500 for administrative management fees, $5,880 for other operating expenses, $7,770 for director and officer liability insurance and $6,385 in Delaware franchise taxes.

For the three months ended March 31, 2008, Pantheon had a net income of $38,572 derived from interest income of $198,802 offset by $5,595 for travel expenses, $89,199 for professional fees, $22,500 for administrative management fees, $18,657 for other operating expenses, $7,800 for director and officer liability insurance, $7,500 in Delaware franchise taxes and $8,979 for unrealized loss of short-term investments.

For the period from April 10, 2006 (inception) to March 31, 2009, Pantheon had a net loss of $1,048,750 derived from interest income of $1,667,870 offset by $241,246 for travel expenses, $58,157 for consulting fees, $1,547,138 for professional fees, $207,045 for administrative management fees, $1,817 for marketing expenses, $191,293 for other operating expenses, $61,877 for director and officer liability insurance, $83,453 in Delaware franchise taxes, $245,600 in option related charges, and $78,994 for unrealized loss of short-term investments.

Professional fees increased $165,101 from $89,199 for the three months ended March 31, 2008 to $254,300 for the three months ended March 31, 2009. The increase is mainly due to higher service fees charged by the law firms and the accounting firm as a result of increased services provided for business combination and related matters.

Interest income decreased $183,511 from $194,300 for the three months ended March 31, 2008 to $10,789 for the three months ended March 31, 2009. The decrease is due to decline in investment returns as a result of general capital market contraction.

Liquidity and Capital Resources

Pantheon had $5,199 of cash at March 31, 2009, excluding deferred underwriter discounts and commission, and deferred interest.

As discussed in Note 1 to the Pantheon’s consolidated financial statements there is substantial doubt about the Company’s ability to continue as a going concern as a result of the requirement that Pantheon complete a business combination by September 30, 2009, the extended deadline approved in the special meeting of its stockholders held on December 14, 2008, or prior to September 30, 2009 as disclosed in Note 1, and as a result of a working capital deficiency as of March 31, 2009, as discussed in the following paragraph.

Prior to Pantheon’s filing of an amendment to its certificate of incorporation on December 14, 2008, the company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company in the event that Pantheon did not consummate a Business Combination by December 14, 2008. On December 14, 2008, Pantheon held a special meeting of its stockholders to approve amending its Certificate of Incorporation to extend the deadline by which a business combination must be approved or Pantheon would be obligated to liquidate from December 14, 2008 to September 30, 2009, and provide conversion rights to the holders of up to 20% of its public shares in connection with such vote to approve the amendment of its certificate of incorporation. At the special meeting, the holders of a total of 4,857,699 shares voted in favor of the amendment to its charter and the granting of such conversion rights and the holders of 929,613 of Pantheon’s public shares perfected their conversion rights in connection therewith and the converting shareholders received approximately $5.6 million in cash. Accordingly, Pantheon paid approximately $5.6 million in cash from Trust to the converting shareholders. On December 14, 2008, Pantheon filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the amendment approved by its stockholders. As a result, if Pantheon has not completed a Business Combination by September 30, 2009, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3 to the consolidated financial statements). In addition, Pantheon does not have sufficient working capital to fund its operations through September 30, 2009. Pantheon plans to address these matters by entering into a business combination and funding its operations by obtaining advances from its Executive Officers and Directors and potentially from CCBS.

Off-Balance Sheet Arrangements

Options and warrants issued in conjunction with our initial public offering are equity linked derivatives and accordingly represent off-balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standard (FAS) 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See note 2 to the Pantheon financial statements for more information.

Contractual Obligations

Pantheon does not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

PANTHEON BUSINESS

Pantheon China Acquisition Corp. is a blank check company formed on April 10, 2006 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the People’s Republic of China. Pantheon’s efforts in identifying a prospective target business were not limited to a particular industry.

On December 20, 2006, Pantheon consummated its initial public offering of 5,750,000 units, including 750,000 subject to an over-allotment option, with each unit consisting of one share of common stock and two warrants, each to purchase one share of common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $34,500,000. Simultaneously with the consummation of the IPO, Pantheon consummated the private sale of 2,083,334 warrants at a price of $0.60 per warrant, generating total proceeds of $1,250,000, to Christina Jun Mu and Kevin Kezhong Wu, each an officer and director of Pantheon, Francisco A. Garcia and Hunter S. Reisner, each a special advisor of Pantheon, Easton Capital Corp. Defined Benefit Plan, an entity of which John H. Friedman, one of Pantheon’s special advisors, is trustee, and Pantheon China Acquisition Limited, an entity owned by Mark D. Chen, the chief executive officer and president of Pantheon. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Pantheon from the public offering and the private sale were approximately $33,153,914, of which $32,747,500 was deposited into a trust fund and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Included in the amount deposited in the Trust Account was $345,000 of deferred underwriting discounts and commissions payable to the underwriters. In addition Pantheon is allowed and did withdraw approximately $5.6 million to convert certain of its outstanding shares of Common stock to cash and $300,000 from the Trust Account for working capital purposes. Through December 31, 2008, Pantheon has used approximately $1,050,000 of the net proceeds that were not deposited into the trust fund and amounts allowed to be withdrawn from Trust Account to pay general and administrative expenses. As of May 28, 2009, there was $28,858,647 held in the trust fund.

On December 10, 2008, Pantheon entered into a Put and Call Option Agreement with Modern Develop Limited (“Modern”), Mark D. Chen and YA Global Investments, L.P. (“YA Global”) and a separate Put and Call Option Agreement with Modern, Mark D. Chen, Victory Park Credit Opportunities Master Fund, Ltd (“VPCO”) and Victory Park Special Situations Master Fund, Ltd (“VPSS” and together with VPCO, “Victory Park”). Modern, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stock of Pantheon in the aggregate, through negotiated private transactions brokered by Rodman & Renshaw LLC, a financial intermediary, at approximately $5.97 per share. Pantheon believes that the purchase prices reflected a $0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount, depending on, among other things, when the shares where transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Under the agreements with Pantheon’s selling stockholders Pantheon’s representatives were granted such selling stockholders’ irrevocable proxy in voting for the Extension Amendment (defined below).

Pursuant to the Put and Call Option Agreements, Modern has the right to purchase an aggregate of 4,547,399 shares of common stock of Pantheon (representing approximately 79.09% of the shares sold in the initial public offering) from YA Global and Victory Park at an exercise price of $5.97 per share. Modern’s call options have an initial term commencing on the date of the Put and Call Option Agreements and ending on June 30, 2009, and may be extended to September 30, 2009 or on the record date of a business combination if not exercised sooner. Modern paid an option fee of $2,501,070 in the aggregate for the initial term and in the event Modern elects to extend the call options it will be required to pay an additional extension option fee of $1,931,280 in the aggregate to YA Global and Victory Park, in each case pro rata to the number of shares held by the two investors. The option fee of $2,501,070 in the aggregate for the initial term is equivalent to approximately $0.55 per share. If Modern chooses to exercise its call option on or before June 30, 2009, Modern will pay a total of $29,649,042 for the 4,547,399 shares which is equivalent to approximately $6.52 per share. If Modern chooses to pay an additional extension option fee of $1,931,280 (which is equivalent to approximately $0.42 per share) and exercise the call options during the extension period, Modern will pay a total of $31,580,322 for the 4,547,399 shares or $6.94 per share. Due to the fact that none of YA Global,

Victory Park nor Modern are obligated to vote in favor of the Redomestication or Business Combination, stockholders should not view these arrangements as indicative that the Redomestication or Business Combination will be approved, although such arrangements were intended to ensure approval of an extension to the deadline by when Pantheon had to complete a business combination and enable potential long term investors in CCBS the opportunity to consider investing in the business by approving the business combination as a stockholder of Pantheon. The percentage of the IPO shares remaining outstanding subject to the Put and Call Option Agreements is, however, approximately 94.3%, which correspondingly gives each of YA Global, Victory Park or Modern (to the extent it exercises its call option with YA Global or Victory Park) the ability to block the Redomestication and Business Combination should any of them seek to convert more than 1,149,999 of the shares subject to the Put and Call Option Agreements, and only 272,988 IPO shares remain outstanding that are not subject to such agreements. While Pantheon believes that it is unlikely that Modern would allow its pre-paid options to expire unexercised, and expects the transactions under the Put and Call Agreements will be consummated, it cannot predict whether Modern would vote in favor of the proposals to be considered at the Special Meeting or seek conversion if such transactions are consummated. Given the likelihood of Modern’s exercise of its options with YA Global and Victory Park, Pantheon does not expect Golden Meditech to be required to make any purchases of its stock pursuant to the obligation to do so contained in the Acquisition Agreement (as defined below). Stockholders will be promptly informed by supplemental materials to this Proxy Statement/Prospectus of any further developments regarding these matters.

Pursuant to the Put and Call Option Agreements, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to the exercise of the call options or if Modern elects not to extend the period of the call options.

On December 14, 2008, Pantheon, following approval by its stockholders, amended its certificate of incorporation (the “Extension Amendment”), to extend the time in which it must complete a business combination before it is required to be liquidated and grant conversion rights to holders of its public common stock in connection with such vote to approve the Extension Amendment. A total of 929,613 shares (or approximately 16.2% of the shares issued in the IPO) were converted in connection with the shareholder approval of the Extension Amendment.

Pantheon’s stockholders should be aware that because Pantheon’s IPO prospectus stated that Pantheon would not take any action allowing it to survive for a longer period of time if it did not appear it would be able to consummate a business combination by December 14, 2008 as required by its certificate of incorporation, such stockholders may have securities law claims against Pantheon. Even if you do not pursue such claims, others may do so. The Extension Amendment will also result in Pantheon incurring additional transaction expenses, and may also result in securities law and other claims against Pantheon whose holders might seek to have the claims satisfied from funds in the trust account. If adopting the Extension Amendment results in Pantheon incurring material liability as a result of potential securities law claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims, that are not fully indemnified by Mark D. Chen. A consequence might be that holders of public shares who did not elect conversion at the time of the Extension Amendment vote but elect to convert their shares in connection with the proposed business combination vote will receive a lesser amount in respect to their pro rata share of the trust account.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE

Current Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Mark D. Chen	41	Chairman of the Board, Chief Executive Officer and President
Jennifer J. Weng	41	Chief Financial Officer and Secretary
Christina Jun Mu*	39	Vice President and Director
Kevin Kezhong Wu*	45	Executive Vice President and Director

*	These individuals will resign upon the consummation of the business combination.

Mark D. Chen, who will serve as independent non-executive director after the business combination, has been our chairman of the board, chief executive officer and president since our inception. Since 2005, Mr. Chen has been a venture partner of Easton Capital Investment Group, which manages a number of private equity limited partnerships, including Easton Hunt Capital Partners, L.P., as a venture partner. He has also been founder and general partner of Easton Hunt Capital Partners, L.P. since its formation in 1999. From 1998 to 2005, Mr. Chen served in various positions with Easton Capital Investment Group and its various affiliated funds, including most recently as managing director. Mr. Chen served as chief operating officer and was a co-founder of SureData Inc., a computer component and system marketing and distribution company in China in 1997. From 1994 to 1997, Mr. Chen served as a manager of research and development for Cincinnati Milacron Company, a supplier of industrial consumables, machinery and other products to industrial product manufacturers. Mr. Chen was a business analyst of Nin De Material Corp. in China from 1989 to 1990. Mr. Chen received a B.S. from the Shanghai Jiao Tong University in Shanghai, China, an M.S. from Pennsylvania State University and an M.B.A. from the Columbia Business School at Columbia University. Mr. Chen is the spouse of Jennifer J. Weng.

Jennifer J. Weng, who will serve as independent non-executive director after the business combination, has been our chief financial officer and secretary since our inception. Since April 2005, she has been an executive director of Greater Pacific Inc., a financial advisory company through which she has been active in its private investment activities, as well as providing strategic and financial advisory services to private companies in China. From January 2001 to March 2005, she was a senior research analyst with Industrial Bank of Japan, Ltd. and its successor Mizuho Corporate Bank in New York, one of the world’s largest commercial banks, providing research, due diligence, and credit analysis for public debt offering, corporate lending and leveraged buyout transactions in a wide range of industries in the United States. From May 2000 to January 2001, she was vice president of finance for a-Media Inc., a publishing and media company based in New York. From February 1998 to May 2000, she was an associate of the fixed income division with Morgan Stanley. From 1995 to 1998, she was with KPMG Peat Marwick performing auditing on numerous private and public companies in United States. Ms. Weng received a B.A. from Tongji University, China and an M.B.A. from Indiana University of Pennsylvania. Ms. Weng is the spouse of Mark D. Chen.

Christina Jun Mu has been a vice president and a member of our board of directors since our inception. Ms. Mu has served as Managing Director of Ortus Capital Management Limited, an investment management fund, since September 2004. From February 2003 to May 2004, Ms. Mu served as vice president of the Royal Bank of Scotland. From April 2000 to February 2004, Ms. Mu was with Goldman Sachs’ foreign exchange sales group in New York where her last position was of vice president. From August 1998 to March 2000, Ms. Mu served as a risk management advisor for UBS Warburg. Prior to that, Ms. Mu served as an engineer for the Westinghouse Nuclear Power Plant Control Division. Ms. Mu received a B.S. from Northeast University, an M.S. from the University of Pittsburgh and an M.S.C.F./M.S.I.A from Carnegie Mellon University.

Kevin Kezhong Wu has been an executive vice president and a member of our board of directors since our inception. Since October 2004, Mr. Wu has served as an executive partner of PreIPO Capital Partners Limited, a private equity investment company in China. From November 2003 to October 2004, Mr. Wu served as president of China Special Fibre Holdings Limited, a fiber manufacturing company in China. From

May 2000 to October 2004, Mr. Wu also served as the general manager of Shanghai Keweisi Investment Co., Ltd., a private equity and investment company in China. From October 1998 to May 2000, Mr. Wu served as a partner and was the founder of DynaXchange.com Inc., an internet company providing financial and information services. From January 1996 to October 1998, Mr. Wu served as a financial analyst at UTD Capital Group Limited, a private financial services and investment company. Mr. Wu received a B.S. and a B.A. from Shanghai JiaoTong University and an M.S. from the University of Southwestern Louisiana.

Board Committees

The board of directors is currently composed of three individuals and we do not have any committees, and, therefore, the entire board of directors performs the functions of the Audit Committee. We are currently listed on the OTCBB and are therefore not required to have a nominating committee or a compensation committee. There have been no changes to the procedures by which stockholders may recommend nominees to our board of directors.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The first class of directors consists of Kevin Kezhong Wu. The second class of directors consists of Christina Jun Mu. The third class of directors consists of Mark D. Chen.

Special Advisors

John H. Friedman is currently the managing partner of Easton Capital Investment Group. Since 1991, Mr. Friedman has also been the president of Easton Capital Corp., a private investment firm. From 1989 to 1991, Mr. Friedman was a managing director of Security Pacific Capital Investors. Prior to joining that firm, he was a Managing Director of E. M. Warburg, Pincus & Co., Inc., where he was employed from 1981 to 1989. From 1978 to 1980, Mr. Friedman practiced law with the firm of Sullivan & Cromwell in New York City. Mr. Friedman received a B.A., magna cum laude, from Yale University and a J.D. from Yale Law School. Mr. Friedman also is a director of Comverse Technology, Inc., Renovis Inc., Conor Medsystems, Inc. and YM BioSciences Inc.

Francisco A. Garcia has been the managing director of Easton Hunt Capital Partners since 2000. From 1999 to 2000, he was the head of corporate finance at Cramer Rosenthal McGlynn, LLC, a large funds management and private equity firm. From 1987 to 1998, he was the founder, chairman of the board and chief investment officer of Neptune Management Company, an investment firm which invested in special situations and distressed securities. Prior to founding Neptune, Mr. Garcia was an executive vice president of Smith-Vasiliou, an investment fund; a vice president in the corporate finance department at Kidder, Peabody & Co.; and an attorney with Sullivan & Cromwell. He received an A.B. from Harvard College and a J.D. from Harvard Law School. He serves on the board of directors of Archibald Bros. International.

Hunter S. Reisner has been a managing director of ACI Capital, a middle market private equity investment firm, since 2005. From 1997 to 2004, Mr. Reisner was the founder and managing partner of Citigroup Investments Private Equity Group (formerly Travelers Investment Group) and became senior partner of its successor, Citigroup Private Equity, in 2002. In these capacities, Mr. Reisner was responsible for investing over $3 billion and managing over $6 billion of proprietary and client capital in over 30 private equity direct investments and over 125 private equity partnerships. From 1994 to 1997, he served as a senior equity capital markets professional at Smith Barney and from 1991 to 1993, served in the same capacity with Salomon Brothers. Mr. Reisner received a B.A. in Economics and Mathematics from Yale University, graduating summa cum laude, and an M.B.A. from Stanford University’s Graduate School of Business.

Executive Compensation

No compensation of any kind, including finders and consulting fees, will be paid to any of our officers, directors or initial stockholders (Founders) or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, our Founders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Since our formation, we have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

Code of Ethics

In January 2007, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. Copies of our code of ethics may be obtained, free of charge, by sending a request in writing to Pantheon China Acquisition Corp., Suite 10-64 #9 Jianguomenwai Avenue, Chaoyang District, Beijing, China 100600, Attn: Corporate Secretary.

Corporate Governance

We currently do not have audit or nominating committees as we are not a listed issuer and are not required to do so.

Directors and Executive Officers after the Business Combination

Our directors and executive officers after the business combination will be as follows:

Name	Age	Position
Ting Zheng	37	Chairperson of the Board and Chief Executive Officer
Albert Chen	33	Chief Financial Officer and Director
Mark D. Chen(1)(2)(3)	41	Independent Non-executive Director
Dr. Ken Lu(1)(2)(3)	45	Independent Non-executive Director
Jennifer J. Weng(1)(2)(3)	41	Independent Non-executive Director
Feng Gao	53	Managing Director – China Region
Yue Deng	39	Chief Executive Officer – Beijing Division
Rui Arashiyama	50	Chief Executive Officer – Guangdong Division
Xin Xu	55	Chief Technology Officer

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominations committee

Ting Zheng, who will serve as our chairperson and chief executive officer after the business combination, is currently serving as chief executive officer and a director of CCBS. She joined CCBS in August 2006 and is responsible for the strategic direction, development and overall management of CCBS. Aside from overseeing the overall operation of CCBS, she is also responsible for strategic developments, acquisition planning and negotiations, and formulating overall business strategy and various business initiatives of CCBS. She has more than ten years of experience in the fields of accounting, internal control, and corporate strategies and development in China’s healthcare industry. Ms. Zheng has served as an executive director of Golden Meditech and has been in charge of its and its subsidiaries’ financial and internal control systems since September 2001. She assumed a critical role in the initial public offering by Golden Meditech on the Growth Enterprise Market of the Hong Kong Stock Exchange in December 2001. In addition, she participated in the initial public offering by China Medical Technology Inc., a Chinese medical equipment company, in the Nasdaq Global Market in 2005 in her capacity as a director of that company. She played an important role in CCBS’s acquisition of Nuoya and investments in CordLife. Prior to joining CCBS, Ms. Zheng worked for Sino-reality Certified Public Accountants, an accounting firm in China, from 1997 to 2001. She graduated from Renmin University of China with a bachelor’s degree in accounting.

Albert Chen, who will serve as our chief financial officer and a director after the business combination, is currently serving as CCBS’s chief financial officer. He is in charge of CCBS’s finance-related matters, including accounting and budget planning. He is also involved in CCBS’s corporate structuring and development, including mergers and acquisitions, and investment in foreign healthcare companies. For example, he played an important role in CCBS’s acquisition of Nuoya and investments in CordLife. He joined CCBS in and has served as the corporate finance vice president of Golden Meditech since March 2005. Prior to joining Golden Meditech, Mr. Chen worked in a number of financial institutions, including SalomonSmithBarney, DBS Vickers Securities and UOB Kay Hian in Hong Kong. During his employment as an analyst in UOB Kay Hian from 2003 to March 2005, he was a senior analyst specializing in the pharmaceutical and healthcare industries and was ranked as one of the best analysts for small cap companies in the region in a poll conducted by Asia Money among brokers in 2003. Mr. Chen is a chartered financial analyst. He received his bachelor’s degree in commerce from Queen’s University, Canada, School of Business in 1999 with a major in finance and accounting.

Mark D. Chen, who will serve as one of our independent non-executive director after the business combination, has been our chairman of the board, chief executive officer and president since our inception. Since 2005, Mr. Chen has been a venture partner of Easton Capital Investment Group, which manages a number of private equity limited partnerships, including Easton Hunt Capital Partners, L.P., as a venture partner. He has also been founder and general partner of Easton Hunt Capital Partners, L.P. since its formation in 1999. From 1998 to 2005, Mr. Chen served in various positions with Easton Capital Investment Group and its various affiliated funds, including most recently as managing director. Mr. Chen served as chief operating officer and was a co-founder of SureData Inc., a computer component and system marketing and distribution company in China in 1997. From 1994 to 1997, Mr. Chen served as a manager of research and development for Cincinnati Milacron Company, a supplier of industrial consumables, machinery and other products to industrial product manufacturers. Mr. Chen was a business analyst of Nin De Material Corp. in China from 1989 to 1990. Mr. Chen received a B.S. from the Shanghai Jiao Tong University in Shanghai, China, an M.S. from Pennsylvania State University and an M.B.A. from the Columbia Business School at Columbia University. Mr. Chen is the spouse of Jennifer J. Weng.

Dr. Ken Lu will serve as one of our independent non-executive director after the business combination. Dr. Lu is the founder and managing director of APAC Capital Advisors Limited, or APAC Capital, an investment management company that focuses on the Greater China markets. Prior to the establishment of APAC Capital in May 2004, Dr. Lu worked as an analyst for Credit Suisse, then known as Credit Suisse First Boston, where he was promoted as the director and head of China research department leading a team of more than ten analysts and directing China research products. Prior to joining Credit Suisse in 1998, Dr. Lu had also worked for a number of leading investment banking and advisory institutions, including JP Morgan Securities Asia Inc., Schroders Asia Limited and JRM Investment Counsel, Inc. Dr. Lu graduated from Beijing University in 1985 with a bachelor's degree in biology. Dr. Lu graduated from the Brigham Young University in 1988 with a master's degree in biochemistry. Dr. Lu obtained his doctorate degree in finance in 1995 from the University of California, Los Angeles.

Jennifer J. Weng, who will serve as one of our independent non-executive director after the business combination, has been our chief financial officer and secretary since our inception. Since April 2005, she has been an executive director of Greater Pacific Inc., a financial advisory company through which she has been active in its private investment activities, as well as providing strategic and financial advisory services to private companies in China. From January 2001 to March 2005, she was a senior research analyst with Industrial Bank of Japan, Ltd. and its successor Mizuho Corporate Bank in New York, one of the world’s largest commercial banks, providing research, due diligence, and credit analysis for public debt offering, corporate lending and leveraged buyout transactions in a wide range of industries in the United States. From May 2000 to January 2001, she was vice president of finance for a-Media Inc., a publishing and media company based in New York. From February 1998 to May 2000, she was an associate of the fixed income division with Morgan Stanley. From 1995 to 1998, she was with KPMG Peat Marwick performing auditing on numerous private and public companies in United States. Ms. Weng received a B.A. from Tongji University, China and an M.B.A. from Indiana University of Pennsylvania. Ms. Weng is the spouse of Mark D. Chen.

Dr. Feng Gao, who will serve as our managing director – China region after the business combination, is currently serving as CCBS’s managing director of the China region. He is responsible for the overall development and management of CCBS’s China operation. He has more than twenty years of marketing and managerial experience in the healthcare industry. He joined Jiachenhong in November 2004. From 1998 to 2004, Dr. Gao served as the chief representative in the Beijing representative office of Guidant International Corporation, or “Guidant”, which was subsequently merged with Boston Scientific, a manufacturer of advanced medical devices. He also served as Guidant’s regional manager in charge of the overall management of sales, finance, administration and human resources. During his employment with Guidant, Dr. Gao successfully established a comprehensive distribution network in the northern China and an effective distributor management system. From 1993 to 1998, he served as the chief representative and officer manager of Coulter Electronics (HK) Ltd. Before 1993, Dr. Gao worked as the manager in charge of sales and marketing for Stryker Corporation and Siemens in Beijing. Dr. Gao is a medical doctor and practiced as a pediatrician in the Beijing Children’s Hospital from 1983 to 1989. He graduated from the Capital University of Medical Sciences in China in 1983 with a bachelor’s degree in medicine. He received his doctorate degree in business administration from the Sino-European International Management Institute in 2007.

Yue Deng, who will serve as our chief executive officer – Beijing division after the business combination, is currently serving as CCBS’s chief executive officer of the Beijing division. She is responsible for the daily operation and management of Jiachenhong. She joined Jiachenhong in November 2004. From 1998 to 2004, Ms. Deng managed sales and marketing, product registration, government relations and customer services in Guidant’s Beijing representative office. During her employment with Guidant, she successfully developed a new market in the Liaoning province and won several awards in sales and marketing in recognition of her communication, leadership and strategic planning skills. From 1995 to 1998, Ms. Deng served as the office manager and sales coordinator in Guidant’s Beijing representative office. From 1993 to 1995, she served as the secretary to the general manager at NOX international (Tianjin) Co., Ltd. She graduated from Nankai University in China in 1991 with a bachelor’s degree in economics.

Rui Arashiyama, who will serve as our chief executive officer – Guangdong division after the business combination, is currently serving as CCBS’s chief executive officer of the Guangdong division. She oversees the daily operation and management of Nuoya and is responsible for the formulation and implementation of marketing strategy for the Guangdong market. She joined Nuoya in March 2009 and has over 10 years of sales and marketing experiences in China and in-depth knowledge about China’s consumer market and regulatory environment. From 1999 to 2009, she worked for Jatco Company Limited and was responsible for new business and new market development, execution and cost management. Between 1989 and 1999, she was with Nissan Motor Company Limited with main responsibilities of overseas market development including China, Hong Kong and Singapore. She graduated from Beijing International Studies University (Beijing Second Foreign Language University) in 1981 with a bachelor’s degree of Japanese culture. In 1988, she completed a postgraduate mass media program in Japan Sophia University.

Xin Xu, who will serve as our chief technology officer after the business combination, is currently serving as CCBS’s chief technology officer. She is in charge of the daily operations and logistic control of the cord blood bank laboratories, and oversees the laboratories procedures in relation to the processing, separation and preservation of cord blood stems cells to ensure the laboratories environment strictly comply with national standards. Prior to joining CCBS in November 2004, Ms. Xu has over 20 years of solid experience in Cytobiology research and had lectured in Cytobiology at Beijing Medical University.

Under Pantheon Cayman’s articles of association, directors are divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The three classes of directors are called Class A, Class B and Class C. One class will be elected each year by shareholders at the annual general meeting and will have a term of three years. As soon as practicable following the effectiveness of the articles of association of Pantheon Cayman, the directors then in office will by resolution of the board of directors select which of the directors will be Class A directors, Class B directors and Class C directors.

Board Committees

Our board of directors after the business combination will establish an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  The audit committee to be established after the business combination will consist of Mr. Mark D Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Ms. Weng will be the chair of our audit committee, and we have taken reasonable actions to ensure that Ms. Weng qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission. Mr. Chen, Dr. Lu and Ms. Weng will not have any direct or indirect material relationship with Pantheon Cayman other than as a director and meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act.

Our board of directors after the business combination will adopt an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	discussing the annual audited financial statements with management and the independent auditors;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our audit committee by our board of directors after the business combination from time to time;
•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and
•	reporting regularly to the board of directors.

Compensation Committee.  The compensation committee to be established after the business combination will consist of Mr. Mark D. Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Mr. Chen will be the chair of our compensation committee. Mr. Chen, Dr. Lu and Ms. Weng will not have any direct or indirect material relationship with Pantheon Cayman other than as a director.

Our board of directors after the business combination will adopt a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;
•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;
•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;
•	administering our share option plans in accordance with the terms thereof; and
•	such other matters that are specifically delegated to the compensation committee by our board of directors after the business combination from time to time.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee to be established after the business combination will consist of Mr. Mark D Chen, Dr. Ken Lu and Ms. Jennifer J. Weng. Dr. Lu will be the chair of our nominating and corporate governance committee. Mr. Chen, Dr. Lu and Ms. Weng will not have any direct or indirect material relationship with Pantheon Cayman other than as a director.

Our board of directors after the business combination will adopt a nominating and corporate governance committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors after the business combination;
•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors after the business combination and its committees;
•	considering nominees proposed by our shareholders;

•	establishing and periodically assessing the criteria for the selection of potential directors; and
•	making recommendations to the board of directors on new candidates for board membership.

In making nominations, the nominating and corporate governance committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the nominating and corporate governance committee is required to take into consideration the following attributes, which are desirable for a member of the board: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.

Corporate Governance

Our board of directors after the business combination will adopt a code of business conduct and ethics applicable to our directors, offices and employees. In addition, it will adopt a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board structure, procedures and committees. These guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Insider Trading Policy

Directors, executive officers and employees may acquire confidential information from time to time through their employment or fiduciary relationship with Pantheon Cayman and Golden Meditech. Golden Meditech is a publicly traded company on the Growth Enterprise Market of the Hong Kong Stock Exchange. The laws of Hong Kong strictly prohibit any director, officer or employee of a publicly traded company, whenever and in whatever capacity employed, from trading company securities while aware of material non-public information about the company.

Our board of directors after the business combination will establish an insider trading policy reinforcing the principles behind the insider trading prohibition under U.S. and Hong Kong laws. Among other things, directors, executive officers and employees will be prohibited from executing any trade in securities of our company as well as the securities of Golden Meditech and any other company about which they acquire material non-public information in the course of their duties for our company.

Compensation of Directors and Executive Officers

Compensation of Officers and Directors of Pantheon

No executive officer of Pantheon has received any cash or non-cash compensation for services rendered to Pantheon. Each executive officer has agreed that he will not receive any cash or non-cash compensation prior to the consummation of a business combination.

During the fiscal year ended December 31, 2008, Pantheon paid several of its officers and directors and/or their affiliated companies aggregate fees of $7,500 per month for general and administrative services, including office space, utilities and secretarial support in the PRC.

Pantheon’s directors have not received and do not currently receive any cash or non-cash compensation for their service as members of the board of directors.

Compensation of Officers and Directors of CCBS

This section discusses the compensation CCBS paid in previous fiscal years to certain executive officers, which we refer to as the “named executive officers.” These named executive officers will also serve as executive officers of Pantheon Cayman upon consummation of the business combination. These named executive officers include:

•	Ms. Ting Zheng, who is chief executive officer of CCBS and will serve as chairperson of the board and the chief executive officer of Pantheon Cayman after the business combination.
•	Mr. Albert Chen, who is chief financial officer of CCBS and will serve as chief financial officer and director of Pantheon Cayman after the business combination.

•	Dr. Feng Gao, who is managing director – China Region of CCBS and will serve as managing director – China Region of Pantheon Cayman after the business combination. He is one of CCBS's three highest paid executive officers (excluding Ms. Zheng and Mr. Chen) for the year ended March 31, 2008 who will serve as our directors or executive officers after the business combination.
•	Ms. Yue Deng, who is chief executive officer – Beijing division of CCBS and will serve as chief executive officer – Beijing division of Pantheon Cayman after the business combination. Ms. Deng overseas the daily operation and management of Jiachenhong. She is one of CCBS's three highest paid executive officers (excluding Ms. Zheng and Mr. Chen) for the year ended March 31, 2008 who will serve as our directors or executive officers after the business combination.
•	Ms. Xin Xu, who will serve as chief technology officer after the business combination, is currently serving as CCBS’s chief technology officer. She is in charge of the daily operations and logistic control of the cord blood bank laboratories. She is one of CCBS's three highest paid executive officers (excluding Ms. Zheng and Mr. Chen) for the year ended March 31, 2008 who will serve as our directors or executive officers after the business combination.

Compensation Discussion and Analysis

CCBS does not have a compensation committee, and CCBS’s board of directors has made all compensation decisions regarding CCBS’s named executive officers. The primary objectives of CCBS’s compensation policies with respect to executive compensation are to attract and retain the best possible executives to lead it and to properly motivate these executives to perform at the highest levels of which they are capable. Compensation levels established for its executives are designed to promote loyalty and long-term commitment to CCBS and the achievement of its goals, to motivate the best possible performance and to award achievement of budgetary goals to the extent such responsibility is within the executive’s job description. Compensation decisions with respect to CCBS’s named executive officers have historically focused on attracting and retaining individuals who could help CCBS meet and exceed its financial and operational goals. CCBS’s board of directors considered the growth of the company, individual performance and market trends when setting individual compensation levels.

For the fiscal years ended March 31, 2006, 2007 and 2008, the compensation of the above executive officers substantially consisted of a base salary, and an annual bonus and other benefits, each of which is described in more detail below:

•	Base salary. CCBS believes that the base salary element is required in order to provide these executive officers with a stable income stream that is commensurate with their responsibilities and the competitive market conditions. CCBS’s board of directors established base salaries payable to the named executive officers with the goal of providing a fixed component of compensation, reflecting the executive officer’s skill set, experience, role and responsibilities. The determination of CCBS’s board of directors of whether any of the named executive officers merited an increase in base salary during any particular year depended on the individual’s performance during the prior fiscal year, CCBS’s performance during the prior fiscal year and competitive market practices. In establishing the current base salary levels, CCBS's board of directors did not engage in any particular benchmarking activities or engage any outside compensation advisors.

For the years ended March 31, 2006, 2007 and 2008, Ms. Ting Zheng and Mr. Albert Chen received a portion of their compensation from Golden Meditech, the parent company of CCBS. During these periods, Ms. Zheng, as executive director of Golden Meditech, and Mr. Chen, as vice president – finance of Golden Meditech, were responsible for the development of CCBS and Golden Meditech’s other businesses, which include medical devices manufacturing, healthcare services, natural herbal medicine manufacturing, and Golden Meditech's various merger and acquisition initiatives. The compensation that Ms. Ting Zheng and Mr. Albert Chen received from Golden Meditech for services rendered to CCBS for the years ended March 31, 2006, 2007 and 2008 were not material. Upon the consummation of the business combination, Ms. Zheng and Mr. Chen will enter into employment agreements with Pantheon Cayman providing for annual base salaries of HK$1,300,000 and HK$1,300,000, respectively (or US$167,326 and US$167,326, respectively, based on the noon buying rate as of September 30, 2008, which was HK$ 7.76928 to US$1.00).

•	Annual bonus. Bonus for any of the above executive officers are discretionary and is generally linked to his or her individual performances for the year, including contribution to CCBS’s strategic and corporate operating plans, with individual performance and providing executive officers performance incentives for attaining specific goals.
•	Severance benefits. There are no written employment contracts between CCBS and any of the named executive officers. In compliance with PRC law, however, Jiachenhong has entered into standard employment contracts with Dr. Gao and Ms. Xu, and Nuoya has entered into standard employment contracts with Ms. Deng and Ms. Arashiyama. These contracts provide for severance payments under limited circumstances as required by PRC law.

In addition, in 2006, CSC, a wholly-owned subsidiary of CCBS, adopted an option scheme to promote the success of CSC and to increase shareholder value by providing additional means to attract, motivate, retain and reward selected directors, officers and employees. Referred to in this proxy statement/prospectus as the “2006 Scheme”, the scheme was approved by the shareholders of CSC at the extraordinary general meeting held on August 28, 2006. As required under the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange, the 2006 Scheme was approved by the shareholders of Golden Meditech at an extraordinary general meeting held on September 21, 2006.

As of the effective date of this proxy statement/prospectus, share options exercisable for 100,000 of ordinary shares of CSC are outstanding, all of which were granted under the 2006 Scheme. See “— Outstanding Equity Awards at Fiscal Year End for the Year Ended March 31, 2009” for certain information relating to these share options, including share options held by directors and officers of CCBS who will serve as executive officers of Pantheon Cayman upon consummation of the business combination.

In accordance with the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange, shareholders of Golden Meditech conducted an extraordinary general meeting on December 15, 2008 to approve, among others, the termination of the 2006 Scheme upon completion of the business combination and the adoption of a substantively similar scheme by Pantheon Cayman. As a result of the termination, the right to acquire shares of CSC under the share options granted under the 2006 Scheme will be converted into the right to acquire the ordinary shares of Pantheon Cayman. However, subject to the terms of any service agreement to which the holder is a party, these share options may be forfeited prior to the end of their exercise period as follows:

•	if (a) the holder resigns for reasons other than disability or retirement or (b) the holder's service is terminated for serious misconduct or for a reason for which termination is permitted (other than redundancy) under his or her employment agreement, these share options will be forfeited immediately;
•	if (a) the holder's employment ceases due to his or her disability, death or retirement or (b) the entity for which the holder offers his or her employment services ceases to be an affiliate of Pantheon Cayman, these share options will be forfeited six months thereafter (or the expiration of the exercise period, if earlier);
•	if the holder ceases to be an executive, employee, director, consultant, adviser, agent or affiliate of Pantheon Cayman for any other reason, these share options will be forfeited six months thereafter (or the expiration of the exercise period, if earlier), provided, however, that the board of directors of Pantheon Cayman after the business combination may amend this provision in any manner as it deems necessary.

Summary Compensation Table

The following table sets forth, for the periods indicated, information concerning the compensation of the named executive officers:

Summary Compensation Table for Years Ended March 31, 2008, 2007 and 2006

Name and Principal Position	Year Ended March 31,	Salary(1) ($)	Bonus(1) ($)	Total(1) ($)
Ting Zheng(2) Chief Executive Officer	2008	—	11,004	11,004
	2007	—	—	—
	2006	—	—	—
Albert Chen(3) Chief Financial Officer	2008	—	11,004	11,004
	2007	—	—	—
	2006	—	—	—
Feng Gao Managing Director – China Region	2008	53,653	28,215	81,869
	2007	62,758	44,771	107,529
	2006	29,283	—	29,283
Yue Deng Chief Executive Officer – Beijing Division	2008	55,494	7,054	62,548
	2007	35,891	19,401	55,292
	2006	28,977	—	28,977
Rui Arashiyama(4) Chief Executive Officer – Guangdong Division	2008	—	—	—
	2007	—	—	—
	2006	—	—	—
Xin Xu Chief Technology Officer	2008	34,213	—	34,213
	2007	28,964	19,401	48,365
	2006	26,358	—	26,358

(1)	All of the named executive officers were paid by CCBS in Renminbi for the years ended March 31, 2006, 2007 and 2008. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of September 30, 2008, which was RMB6.7899 to US$1.00. The translations of Renminbi amount into U.S. dollars in this table at the specified rate is solely for the convenience of the reader.
(2)	Ms. Zheng is also the executive director of Golden Meditech, the parent company of CCBS. For the years ended March 31, 2006, 2007 and 2008, Ms. Zheng received from Golden Meditech $85,272, $341,087 and $984,647, respectively as compensation for such role. The compensation that Ms. Zheng received from Golden Meditech during these years for services rendered to CCBS were not material and CCBS was not liable for any portion of the compensation Ms. Zheng received from Golden Meditech. Such amounts were therefore not recognized as compensation expenses in CCBS's financial statements. Upon the consummation of the business combination, Ms. Zheng will enter into employment agreement with Pantheon Cayman providing for an annual base salary of HK$1,300,000 (or US$167,326). Ms. Zheng was paid by Golden Meditech, and will be paid by Pantheon Cayman after the business combination, in Hong Kong dollars. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of September 30, 2008, which was HK$ 7.76928 to US$1.00.
(3)	Mr. Chen is also the vice-president – corporate finance of Golden Meditech, the parent company of CCBS. For the years ended March 31, 2006, 2007 and 2008, Mr. Chen received from Golden Meditech $191,524, $145,959 and $469,799, respectively as compensation for such role. The compensation that Mr. Chen received from Golden Meditech during these years for services rendered to CCBS were not material and CCBS was not liable for any portion of the compensation Mr. Chen received from Golden Meditech. Such amounts were therefore not recognized as compensation expenses in CCBS's financial statements. Upon the consummation of the business combination, Mr. Chen will enter into employment agreement with Pantheon Cayman providing for an annual base salary of HK$1,300,000 (or US$167,326). Mr. Chen was paid by Golden Meditech, and will be paid by Pantheon Cayman after the business combination, in Hong Kong dollars. The currency exchange rate used to convert the payment amounts into US dollars was the noon buying rate as of September 30, 2008, which was HK$ 7.76928 to US$1.00.
(4)	Ms. Rui Arashiyama was hired by CCBS in mid March 2009.

Outstanding Equity Awards at Fiscal Year-End for the Year Ended March 31, 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Date of Grant(2)	Option Exercise Price (HK$)	Option Expiration Date
Ting Zheng	30,000	August 28, 2006	HK$450	August 27, 2016
Albert Chen	9,000	August 28, 2006	HK$450	August 27, 2016
Feng Gao	6,000	August 28, 2006	HK$450	August 27, 2016
Yue Deng	4,000	August 28, 2006	HK$450	August 27, 2016
Xin Xu	2,000	August 28, 2006	HK$450	August 27, 2016
Others	49,000	August 28, 2006	HK$450	August 27, 2016

(1)	All of these share options have been fully vested. The 2006 Scheme will be terminated upon the effectiveness of the Incentive Plan to be adopted in connection with the business combination. The above share options will be converted into the right to receive an aggregate of 3,573,314 ordinary shares of Pantheon Cayman at an exercise price of HK$12.59 per share.
(2)	On August 28, 2006, the board of directors of CSC proposed the adoption of the 2006 Scheme and the granting of these share options. The proposal was approved by a shareholders' resolution on the same day. Golden Meditech held an extraordinary general meeting on September 21, 2006 pursuant to the listing rules of the Growth Enterprise Market of the Hong Kong Stock Exchange to approve the 2006 Scheme. For accounting purposes, the grant date of these options was September 21, 2006.

Post-Acquisition Employment Agreements

Immediately after the business combination, Pantheon Cayman will enter into service contracts with six senior executive officers. These officers will be entitled to severance payments under certain circumstances, including a change of control of Pantheon Cayman. See “Risk Factors — Risks Relating to Our Shareholding Structure — CCBS have measures in place that could impede the takeover of our company or make it difficult for shareholders to remove our directors or management”. Except for these new service contracts and the standard employment contracts required by PRC law for Dr. Gao, Ms. Deng, Ms. Arashiyama and Ms. Xu, CCBS does not have other service contracts with its directors or executive officers and does not set aside any amounts for pension, retirement or other benefits for our directors and officers other than to participate in statutory employee benefit plans mandated by PRC law.

The six senior executive officers who will become parties to the service contracts are Ms. Ting Zheng, Mr. Albert Chen, Dr. Feng Gao, Ms. Yue Deng, Ms. Rui Arashiyama and Ms. Xin Xu. The service contracts will be substantially identical in terms, except with respect of the duties of the executive and his or her compensation package. Under each service contract:

•	The contract will be automatically renewed every three years until the death or incapacitation of the executive unless terminated by either party with notice.
•	If the service contract is terminated by the executive within 30 days following a change of control of Pantheon Cayman, the executive will be entitled to (i) all the salary and guaranteed bonuses actually accrued and payable to him/her as the case may be; (ii) immediate vesting of all of his/her unvested options; and (iii) a severance payment in the amount of $5 million.
•	Pantheon Cayman may terminate a service contract without cause with at least 30 days' written notice, in which case the executive will be entitled to (i) all the guaranteed bonuses actually accrued and payable to him/her as the case may be, (ii) the immediate vesting of all of his or her unvested options and (iii) if the termination is made within two years of a change of control of our company, a severance payment in the amount of $5 million.
•	In all other cases, Pantheon Cayman may terminate a service contract with cause at any time without notice, or the executive may terminate his or her service contract with at least 90 days' written notice, and in either case the executive will be entitled to all the guaranteed bonuses actually accrued and payable to him/her but will not be entitled to the immediate vesting of all of his or her unvested options nor any severance payment.

In the service contracts, each executive will be required to hold, both during and after his or her service contract expires or is terminated, in strict confidence and not to use, except for Pantheon Cayman’s benefit (including our affiliated entities and our subsidiaries), any proprietary or confidential information, including technical data and trade secrets of Pantheon Cayman or the confidential information of any third party, including Pantheon Cayman’s affiliated entities and its subsidiaries, that Pantheon Cayman receives. Each executive will also be required to disclose to Pantheon Cayman and hold in trust for Pantheon Cayman all of the inventions, ideas, designs and trade secrets conceived of by him or her during the period that he or she is employed by Pantheon Cayman, and to assign all of his or her interests in them to Pantheon Cayman, and agreed that, while employed by Pantheon Cayman and for a period of three years after termination of his or her employment, he or she will not serve, invest or assist in any business that competes with any significant aspect of Pantheon Cayman business or solicit, induce, recruit or encourage any person to terminate his or her employment or consulting relationship with Pantheon Cayman.

Finally, the contracts will contain non-competition clauses, pursuant to which the executive may not engage in activities that compete with Pantheon Cayman during the term of their employment with Pantheon Cayman and for a period of one year after any termination of their employment with Pantheon Cayman. Each executive will also be required not to disclose to any third party any confidential information regarding Pantheon Cayman or any of its subsidiaries or to accept or invest in any opportunity that is in line with its business operations, comes to them as a result of their employment with Pantheon Cayman or involves any of its assets, unless approved by the board.

Compensation of Directors of Pantheon Arizona

Pantheon Arizona’s non-employee directors have not received and do not currently receive any cash or non-cash compensation for their service as members of the board of directors. Following the consummation of the business combination, Pantheon Arizona will become Pantheon Cayman, and all of its current non-employee directors will resign and be replaced by the directors described in “ — Directors and Executive Officers after the Business Combination”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Pantheon’s common stock as of May 28, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

As of May 28, 2009 there were a total of 6,070,387 shares of common stock (including 4,820,387 public shares). Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Mark D. Chen	692,500	(2)	11.4%
Jennifer J. Weng	692,500	(3)	11.4%
Christina Jun Mu	231,250	(4)	3.8%
Kevin Kezhong Wu	231,250	(4)	3.8%
Victory Park Credit Opportunities Master Fund, Ltd.(5)	1,942,845		32.1%
Victory Park Special Situations Master Fund, Ltd.(5)	455,855		7.6%
YA Global Investments, L.P.(6)	2,398,699		39.5%
Modern Develop Limited	4,547,399	(7)	74.9%
All directors and executive officers as a group (4 individuals)	1,155,000	(8)	19.0%

(1)	Unless otherwise noted, the business address of each beneficial owner is Suite 10-64, #9 Jianguomenwai Avenue, Chaoyang District, Beijing 100600, China.
(2)	Includes (i) 100,000 shares of common stock held by Jennifer J. Weng, Mr. Chen’s wife, and (ii) 350,000 shares of common stock held by Super Castle Investments Limited, a company owned by Mr. Chen. Does not include 1,291,667 warrants to purchase shares of common stock, held by Pantheon China Acquisition Limited, an entity controlled by Mr. Chen, that are not currently exercisable and will not become exercisable in 60 days.
(3)	Includes (i) 242,500 shares of common stock held by Mark D. Chen, Ms. Weng’s husband, and (ii) 350,000 shares of common stock held by Super Castle Investments Limited, a company owned by Mr. Chen. Does not include 1,291,667 warrants to purchase shares of common stock, held by Pantheon China Acquisition Limited, an entity controlled by Mr. Chen, that are not currently exercisable and will not become exercisable in 60 days.
(4)	Does not include 333,333 warrants to purchase shares of common stock that are not currently exercisable and will not be exercisable within 60 days.
(5)	The business address of Victory Park Special Situations Master Fund, Ltd. and Victory Park Credit Opportunities Master Fund, Ltd. (the “VP Funds”) is c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1 9002 Cayman Islands. Victory Park Capital Advisors, LLC (“Capital Advisors”), as investment manager for the VP Funds, Jacob Capital, LLC, as manager of Capital Advisors and Richard Levy, as sole member of Jacobs Capital, LLC, each may be deemed to have a beneficial interest in such shares. Derived from a Schedule 13D filed on December 16, 2008.
(6)	The business address of YA Global Investments, L.P. (“YA Global”) is 101 Hudson Street, Suite 3700, Jersey City, NJ 07302. Yorkville Advisors, LLC (“Yorkville”), as investment manager of YA Global, and Mark Agelo, as the portfolio manager of YA Global and managing member of Yorkville, each may be deemed to have a beneficial interest in such shares. Derived from a Schedule 13D filed on December 16, 2008.

(7)	All of such shares are beneficially owned by Ms. Na O (also known as Ms. Na Wang), the sole director, sole executive officer and sole person controlling Modern Develop Limited. Derived from a Schedule 13D filed May 12, 2009.
(8)	Does not include 1,958,333 warrants to purchase shares of common stock that are not currently exercisable and will not be exercisable within 60 days.

CERTAIN TRANSACTIONS

Certain Transactions of Pantheon

In April 2006, Pantheon issued 1,250,000 shares of common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Us
Super Castle Investments Limited	350,000	Owner is Pantheon’s Chairman of the Board, Chief Executive Officer and President
Mark D. Chen	242,500	Chairman of the Board, Chief Executive Officer and President
Christina Jun Mu	231,250	Vice President and Director
Kevin Kezhong Wu	231,250	Executive Vice President and Director
Jennifer J. Weng	100,000	Chief Financial Officer and Secretary
Qiang Sean Wang	45,000	Former Special Advisor
Hunter S. Reisner	20,000	Special Advisor
Easton Capital Corp. Defined Benefit Plan	15,000	Trustee is John H. Friedman, a Special Advisor
Francisco A. Garcia	15,000	Special Advisor

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement entered into in connection with the completion of our initial public offering. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Certain of Pantheon’s officers, directors and special advisors (or their affiliates) purchased 2,083,334 insider warrants (for an aggregate purchase price of approximately $1,250,000) from us. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering. The insider warrants were priced in excess of their estimated fair value based on what we believe would be the market price for our warrants at the time the common stock and warrants commenced separate trading, based upon the trading prices of similar warrants of other blank check companies. The insider warrants are identical to the warrants underlying the units sold in our initial public offering, except that if we call the warrants for redemption, the insider warrants may be exercisable on a cashless basis so long as such warrants are held by such officers, directors and special advisors or their affiliates. Additionally, the purchasers have agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination.

Our officers and directors advanced to us an aggregate of $100,000 to cover expenses related to our initial public offering. The loans were payable without interest on the earlier of May 1, 2007 or the consummation of our initial public offering. Upon the consummation of our initial public offering, we repaid these loans from the proceeds of the offering not being placed in trust.

We will reimburse our initial stockholders, officers, directors and special advisors or their affiliates for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged. The total out-of-pocket business expenses incurred as of February 17, 2009 by initial stockholders, officers, directors that will be reimbursed by Pantheon is $57,665.

Other than reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers, directors or special advisors who owned our common stock prior to our initial public offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Independence of Directors

Currently, none of our directors are “independent” as that term is commonly used. In connection with a proposed business combination, we anticipate applying to have our securities listed on a national securities exchange. At that time, we will adhere to the rules of whatever exchange we seek to have our securities listed on.

Certain Transactions of CCBS

Shareholder’s Loans

Golden Meditech Stem Cells (BVI) Company Limited, or “Golden Meditech Stem Cells”, a major direct shareholder, extended two interest-free and unsecured loans to Jiachenhong pursuant to two loan agreements dated October 28, 2003 and February 4, 2004, respectively. The two loans, in the principal amounts of $6.1 million each, were provided for the purposes of financing Jiachenhong’s business expansion and working capital requirements.

As part of Golden Meditech’s restructuring of its cord blood banking business, on August 28, 2006, China Stem Cells Holdings Limited, or “CSC”, entered into a loan assignment agreement with Golden Meditech Stem Cells, pursuant to which the two loans were assigned to CSC by Golden Meditech Stem Cells. As consideration for such assignment, CSC allotted and issued 21 ordinary shares to Golden Meditech Stem Cells, representing 21% of CSC’s then-existing share capital before the share issue. The 21 ordinary shares in CSC were valued based on the implied market value of CSC of approximately $58 million at the time of the issuance, which was derived by reference to the consideration paid by minority shareholders in their transfer of CSC’s shares.

CCBS believes the consideration of the issuance represented fair and reasonable implied market value for the CSC shares because it is in line with the consideration for the transfer of the CSC shares among its shareholders from time to time. In addition, CSC received unanimous approvals from its shareholders for such loan assignments. As a result of the issuance, CSC’s obligations toward Golden Meditech Stem Cells were cancelled. Since that time, however, CCBS has exhibited substantial growth in revenues and net profit and no longer represents an “early stage” investment opportunity, resulting in such valuation no longer being relevant in evaluating CCBS's business.

Cash Advances

For the year ended March 31, 2005, CCBS made cash advances in the aggregate amount of RMB361,452 to a director serving on the board from March 30, 2005 to May 5, 2006. The amount was repaid in full for the year ended March 31, 2007.

For the year ended March 31, 2006, Beijing Jingjing Medical Equipment Co., Ltd., or “Beijing Jingjing”, a subsidiary of Golden Meditech, made cash advances to CCBS in the amount of RMB10,000,000, which was unsecured, interest-free and had no fixed terms of repayment. The amount was repaid during the year ended March 31, 2007.

For the year ended March 31, 2006, Beijing Chengxuan Economic and Trade Co., Limited, a company controlled by an independent third party, made cash advances in the aggregate amount of RMB361,452 to

CCBS, which was unsecured, interest-free and had no fixed terms of repayment. The amount due was subsequently settled during the year ended March 31, 2007.

Lease Agreement

On March 16, 2005, Jiachenhong entered into a property lease agreement with Beijing Jingjing, pursuant to which Beijing Jingjing leased its real property in Beijing to Jiachenhong. Beijing Jingjing is a wholly-owned subsidiary of Golden Meditech and is engaged in the medical equipment manufacturing business. The real property is approximately 2,400 square meters in size and may be used by Jiachenhong for its business operations or scientific research or as office premises. The term of the lease agreement is ten years and the monthly rental is RMB174,000 ($25,626).

Private Placements

CSC completed two private placements on November 22, 2006 and May 15, 2007, in which it issued ordinary shares to certain institutional investors. Golden Meditech Stem Cells also transferred some of CSC’s ordinary shares to certain institutional investors on June 7, 2007 and July 16, 2007. As a result of the reorganization completed on February 19, 2008, each ordinary share of CSC issued to these institutional investors was converted to 100 ordinary shares of CCBS.

With respect to the investors who purchased the shares on May 15, 2007, June 7, 2007 and July 16, 2007, they have the right to require CSC to repurchase (whether or not by CSC) all or part of the shares in the event that an initial public offering of CSC’s shares on a recognized stock exchange, in which the market capitalization calculated by multiplying the aggregate number of issued and outstanding shares immediately prior to the completion of the initial public offering with the price of the shares at the initial public offering is not less than $400 million, has not occurred within 20 months from the date of their purchase.

With respect to the investors who purchased the shares on November 22, 2006, they have the right to require CSC to repurchase (whether or not by CSC) all or part of the shares in the event that an initial public offering of such shares on a recognized stock exchange, in which the market capitalization calculated by multiplying the aggregate number of issued and outstanding shares immediately prior to the completion of the initial public offering with the price of the shares at the initial public offering is not less than $240 million, has not occurred within 24 months from the date of their purchase.

Guarantees for Contractual Performance

In connection with the private placements on November 22, 2006 and May 15, 2007 and the share transfers on June 7, 2007 and July 16, 2007, Golden Meditech provided a guarantee to each of the investors, unconditionally and irrevocably, for due observance and performance of all the agreements, stipulations, limitations, restrictions, terms and conditions contained in the subscription agreements and to indemnify the investors against any loss or damage.

Administrative Expenses

Golden Meditech paid administrative expenses on CCBS’s behalf in the aggregate amount of RMB100,078 for the year ended March 31, 2006 and RMB136,814 for the year ended March 31, 2007. Golden Meditech paid certain administrative expenses on CCBS’s behalf because CCBS shared certain administrative resources necessary to operate its business, including office facilities and personnel. In this connection, Golden Meditech was able to seek reimbursements from CCBS for the amounts it was responsible upon presentation of receipt or other proper documentation. CCBS repaid all of the administrative expenses that Golden Meditech paid on its behalf and does not owe Golden Meditech any such amounts as of the date of this proxy statement/prospectus.

DESCRIPTION OF PANTHEON’S SECURITIES

General

Pantheon is authorized to issue 25,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock.

Common Stock

Pantheon has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues. In the event of the redomestication, each outstanding share of common stock will be automatically converted into an ordinary share of Pantheon Cayman unless the holder exercises the conversion rights described elsewhere herein. Pursuant to the merger agreement, the redomestication will not be consummated unless the business combination is also approved by the stockholders.

Even if the Redomestication Proposal is approved by Pantheon stockholders in accordance with applicable law, Pantheon will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 20% of the shares sold in the IPO vote against the business combination and exercise the conversion rights discussed elsewhere herein. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination. In connection with the vote required for any business combination, all of Pantheon’s officers and directors who purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

If Pantheon is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $5.99 per share, including a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by Pantheon). Pantheon’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $5.99 per share, including a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by Pantheon), will be distributed to the holders of its common stock. As of May 28, 2009, there was approximately $28,858,647 in the Pantheon Trust Account, or approximately $5.99 per share issued in the initial public offering.

Pantheon’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Pantheon’s Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors. Accordingly, Pantheon’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock, although it will not, prior to a business combination, issue preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Pantheon. Although Pantheon does not currently intend to issue any shares of preferred stock, it may do so in the future.

Warrants

There are currently 11,500,000 warrants outstanding.

Each warrant entitles the registered holder to purchase one share of Pantheon common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.

The warrants will expire December 13, 2010 at 5:00 p.m., New York City time, which date may be extended in the sole discretion of Pantheon.

Pantheon may call the warrants for redemption,

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, (a) the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrant holders, and (b) during each day of the foregoing 30 trading day period and through the date Pantheon exercises its redemption right, Pantheon has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying common stock may be sold.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and Pantheon.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Pantheon, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Pantheon has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Pantheon cannot assure you that it will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants.

Pantheon currently has authorized share capital of 26,000,000 shares consisting of 25,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share. Pantheon Arizona currently has authorized share capital of 251,000,000 shares consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock with a par value of $0.0001 per share.

COMPARISON OF PANTHEON AND PANTHEON CAYMAN STOCKHOLDER RIGHTS

In the redomestication, each share of Pantheon will be converted into one Pantheon Cayman ordinary share, par value $.0001 per share and each warrant to purchase shares of Pantheon common stock will be assumed by Pantheon Cayman and will contain the same terms and provisions except that each will be exercisable for ordinary shares of Pantheon Cayman. Pantheon is a Delaware corporation. The rights of its stockholders derive from Pantheon’s certificate of incorporation and bylaws and from the Delaware General Corporation Law. Pantheon Cayman is a Cayman Islands corporation. The rights of its shareholders derive from its memorandum and articles of association and from the Companies Law (2007 Revision) of the Cayman Islands.

The following is a comparison setting forth the material differences of the rights of Pantheon stockholders and Pantheon Cayman shareholders. Certain significant differences in the rights of Pantheon stockholders and those of Pantheon Cayman shareholders arise from differing provisions of Pantheon’s and Pantheon Cayman’s respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Pantheon stockholders and those of Pantheon Cayman shareholders. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Companies Law (2007 Revision) of the Cayman Islands and to the respective governing corporate instruments of Pantheon and the forms of such instruments of Pantheon Cayman, to which stockholders are referred.

Authorized Capital Stock

Pantheon.  Pantheon is authorized to issue 25,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this proxy statement/prospectus, 6,070,387 shares of common stock are outstanding, and no shares of preferred stock are outstanding.

Pantheon Cayman.  Following the redomestication Pantheon Cayman will have an authorized share capital of 251,000,000, consisting of 250,000,000 ordinary shares with a par value of $.0001 per share and 1,000,000 shares of preferred stock, par value $.0001 per share.

Board of Directors

Pantheon.  Pantheon’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pantheon Cayman.  Pantheon Cayman’s amended memorandum and articles of association provide that there shall be no maximum number of its directors unless otherwise determined from time to time by a resolution adopted by its board, but must consist of not less than three directors. The maximum number of directors shall be fixed by resolution of the directors from time to time. Any director on its board may be removed by way of a special resolution of shareholders. Any vacancies on its board of directors or additions to the existing board of directors can be filled by way of a special resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors have the power to appoint any person as a director to fill a vacancy on the board resulting from death, resignation or removal of a director or as an addition to the existing board. At each annual general meeting, one class of Pantheon Cayman’s directors will retire from office by rotation provided that every director shall be subject to retirement at an annual general meeting at least once every three years. There are no provisions relating to retirement of directors upon reaching any age limit.

Meetings of Pantheon Cayman’s board of directors may be convened at any time deemed necessary by its secretary on request of the Chairperson or a majority of the Board.

A meeting of Pantheon Cayman’s board of directors shall be competent to make lawful and binding decisions if at least two of the members of its board of directors are present or represented unless the board has fixed any other number. At any meeting of Pantheon Cayman’s directors, each director is entitled to one vote.

Questions arising at a meeting of Pantheon Cayman’s board of directors are required to be decided by simple majority votes of the members of its board of directors present or represented at the meeting. In the case of a tie vote, the chairperson of the meeting shall have a second or deciding vote. Pantheon Cayman’s board of directors may also pass resolutions without a meeting by unanimous written consent.

Special Meetings of Stockholders

Pantheon.  Pursuant to Pantheon’s by-laws, special meetings of stockholders may only be called by a majority of the entire Board of Directors of Pantheon, or the Chief Executive Officer or the Chairman, and shall be called by the Secretary at the request in writing of stockholders of Pantheon owning a majority in amount of the entire capital stock of Pantheon issued and outstanding and entitled to vote.

Pantheon Cayman.  Pantheon Cayman’s articles of association provide that a special meeting of shareholders may be called only by the Chairman of the board of directors or by a majority of the board of directors or by members holding together not less than seventy-five per cent (75%) in nominal value of the issued shares giving the right to attend and vote at such meeting.

Acquisitions, Share Exchanges and Sales of Assets

Pantheon.  Pantheon’s certificate of incorporation prohibits any acquisitions, share exchanges or sales of assets unless such qualifies as a “business combination” as defined therein. Pantheon may only consummate such a business combination if a majority of the shares of common stock voted by the IPO stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in the IPO both exercise their conversion rights discussed below and vote against the business combination. The conversion of 929,613 shares (or approximately 16.2% of the shares issued in the initial public offering) in connection with the Extension Amendment has not changed the percentage of shares that can convert in connection with the business combination.

Pantheon Cayman.  Pantheon Cayman’s certificate of incorporation, memorandum and articles of association does not have any such prohibitions.

Business Combination Statute or Similar Anti-Takeover Provisions

Pantheon.  Section 203 of the Delaware General Corporation Law, generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, an acquisition, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Pantheon Cayman.  Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, generally known as a “scheme of arrangement” provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% of the shares the subject of the offer within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Voting

Pantheon.  Pantheon’s certificate of incorporation provides that except as otherwise required by law or as otherwise provided in any rights of preferred stock, the holders of common stock shall exclusively possess all voting power and each share of common stock shall have one vote.

Pantheon Cayman.  Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as its shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house or depositary (or its nominee(s)) is Pantheon Cayman’s shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of Pantheon Cayman’s shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of its directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and Pantheon Cayman has made no provisions in its memorandum and articles of association to allow cumulative voting for such elections.

Dividends

Pantheon.  The Delaware General Corporation Law allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired. Declaration and payment of any dividend is subject to the discretion of the board of directors.

Pantheon Cayman.  Subject to the Companies Law, either Pantheon Cayman in general meeting or its directors at a meeting of directors may declare dividends in any currency to be paid to its shareholders but no dividend shall be declared in excess of the amount recommended by its directors. Dividends may be declared and paid out of its profits, realized or unrealized, or from any reserve set aside from profits which Pantheon Cayman’s directors determine is no longer needed. Pantheon Cayman’s board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Pantheon Cayman’s directors may from time to time pay to the shareholders such interim dividends as appear to its directors to be justified by its profits and in particular (but without prejudice to the generality of the foregoing) if at any time its share capital is divided into different classes, its directors may pay such interim dividends in respect of those shares in its capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that its directors acts bona fide its directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on its shares half yearly or on any other dates, whenever such profits, in the opinion of its directors, justifies such payment.

Pantheon Cayman’s directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to Pantheon Cayman on account of calls, installments or otherwise.

No dividend or other money payable by Pantheon Cayman on or in respect of any share shall bear interest against Pantheon Cayman.

In respect of any dividend proposed to be paid or declared on Pantheon Cayman’s share capital, Pantheon Cayman’s directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that Pantheon Cayman members entitled thereto will be entitled to elect to receive such dividend (or part thereof if Pantheon Cayman’s directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as Pantheon Cayman’s directors may think fit. Pantheon Cayman may also, on the recommendation of its directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to Pantheon Cayman.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by Pantheon Cayman’s board of directors for the benefit of Pantheon Cayman until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to Pantheon Cayman.

Whenever Pantheon Cayman’s directors or its members in general meeting have resolved that a dividend be paid or declared, Pantheon Cayman’s directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for Pantheon Cayman’s securities or securities of any other company. Where any difficulty arises with regard to such distribution, Pantheon Cayman’s directors may settle it as they think expedient. In particular, Pantheon Cayman’s directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of Pantheon Cayman’s shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to Pantheon Cayman’s directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on Pantheon Cayman’s shareholders.

COMPARISON OF CAYMAN ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

Pantheon Cayman’s corporate affairs will be governed by its memorandum and articles of association and the Companies Law (2007 Revision) and the common law of the Cayman Islands. The provisions of the Companies Law (2007 Revision) of the Cayman Islands resemble provisions of the corporation laws of a number of states in the United States. Nonetheless, you may have difficulties in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law.

The following table provides a comparison between the statutory provisions of the Companies Law (2007 Revision) of the Cayman Islands and the Delaware General Corporation Law relating to shareholders’ rights. Such comparison is not meant to be exhaustive, but includes the material provisions relating to shareholder protection.

Cayman Islands	Delaware
Shareholder Meetings
• May be held at a time and place as designated in the articles of association	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
• May be held within or outside the Cayman Islands	• May be held within or outside Delaware
• Notice: as provided in the articles of association.	• Notice:

    •

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at such meeting

• Written notice shall be given not less than 10 nor more than 60 days before the meeting
Shareholder’s Voting Rights
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Stockholders may act by written consent to elect directors
• Any person authorized to vote may authorize another person or persons to act for him by proxy as provided in the articles of association.	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•

Certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

Cayman Islands	Delaware
• The memorandum and articles of association may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting
Limits on Rights of Non-Resident or Foreign Shareholders to Hold or Exercise Voting Rights
• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.	• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.
Right to Inspect Corporate books
• As provided by the articles of association.

•

Any stockholder, in person or through an agent, upon written demand under oath stating the purpose thereof, has the right during usual business hours to inspect and make copies or extracts from the corporation’s stock ledger, a list of its stockholders, and books and records.

Indemnification
• As provided by the articles of association, subject to public policy limits (i.e., no indemnification for fraud or criminal act).

•

For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Duties of Directors and Officers

•

Under the common law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent men would exercise under similar circumstances in like positions.

• Directors owe a duty of care and a duty of loyalty to the corporation and have a duty to act in good faith.

Cayman Islands	Delaware
Right To Dividends
• Directors may declare a dividend out of its surplus, or, if there’s no surplus, then out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.
Bylaws
• The memorandum and articles of association may be amended, repealed or adopted by a vote of shareholders.

•

After a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Removal of Directors

•

Any or all of the directors may be removed for cause by a vote of the shareholders or if the memorandum and articles of association so provide, by the board. If the memorandum and articles of association so provide, directors may be removed without cause by vote of the shareholders.

•

Any or all directors on a board without staggered terms may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote in the election of directors unless the certificate of incorporation otherwise provides. Directors on a board with staggered terms may only be removed for cause by the affirmative vote of a majority of shares entitled to vote in the election of directors.

Directors
• Board must consist of at least one member	• Board must consist of at least one member
• Number of members can be changed by an amendment to the articles of association, by the shareholders.

•

Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

•

A majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.

Dissenter’s Rights of Appraisal
None (other than objection rights on a general offer as detailed above).	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in an acquisition or consolidation, subject to exceptions.

Cayman Islands	Delaware
Shareholder’s Derivative Actions

•

A minority shareholder aggrieved by the actions of a director or the company has a limited number of remedies. If the right infringed is a personal right of the member, he may bring a personal action in his individual capacity. Where the same personal right of a number of shareholders has been infringed, a representative action may be brought on behalf of a group of shareholders. Only limited personal rights are recognized and therefore these remedies may in turn be limited. In certain circumstances the shareholder may seek to sue on his own behalf in a derivative suit which involves the individual shareholders seeking to enforce the company’s right by suing in representative form on behalf of himself and all other shareholders in the company (except for those responsible for the wrong doing) against the wrong doers. The court ordinarily may permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal or would result in the violation of the company’s memorandum or articles of association. Further, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority members or where an act requires the approval of a greater percentage of members than that which actually approved it.

•

In any derivative suit instituted by a stockholder of a corporation, it shall be asserted in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Class Actions
• Cayman law does not prohibit class action suits in the Cayman Islands.	• Rule 23 of the Delaware Chancery Court Rules allows for class action suits in Delaware and is modeled on the federal rule, F.R.C.P. Rule 23.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of (i) the share exchange to Pantheon Cayman, (ii) the merger to Pantheon and the holders of Pantheon’s common stock and warrants, referred to as Pantheon securities, (iii) the conversion to Pantheon Arizona, Pantheon Cayman and the holders of Pantheon Arizona’s common stock and warrants, referred to as Pantheon Arizona securities, and (iv) owning ordinary shares and warrants in Pantheon Cayman, referred to as Pantheon Cayman securities, following the conversion and share exchange. Because the components of a unit are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying common stock, or ordinary share, and warrant components of the unit, as the case may be. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of common stock, or ordinary shares, and warrants should also apply to the holder of a unit (as the deemed owner of the underlying common stock, or ordinary share, and warrant components of the unit).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Pantheon’s securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Pantheon securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders of owning Pantheon Cayman securities are described below.

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code”, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Pantheon, Pantheon Arizona, Pantheon Cayman, or any particular holder of Pantheon securities, Pantheon Arizona securities or Pantheon Cayman securities. In particular, this discussion considers only holders that own and hold Pantheon securities, and who will hold Pantheon Arizona securities or Pantheon Cayman securities as a result of owning the corresponding Pantheon securities or Pantheon Arizona securities, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;

•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of Pantheon’s voting shares;
•	persons that hold Pantheon common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Pantheon securities, or will hold the Pantheon Arizona securities or Pantheon Cayman securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Pantheon securities (or the Pantheon Arizona securities or Pantheon Cayman securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Pantheon has not sought, and will not seek, a ruling from the Internal Revenue Service, or “IRS”, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Due to the complexity of the tax laws and because the tax consequences to Pantheon, Pantheon Arizona, Pantheon Cayman, or any particular holder of Pantheon or Pantheon Arizona securities or of Pantheon Cayman securities following the conversion and share exchange may be affected by matters not discussed herein, each holder of Pantheon securities is urged to consult with its tax advisor with respect to the specific tax consequences of the merger, conversion and share exchange, and the ownership and disposition of Pantheon securities, Pantheon Arizona securities and Pantheon Cayman securities, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Tax Consequences of the Share Exchange With Respect to Pantheon Cayman

Pantheon Cayman should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange.

Tax Consequences of the Merger

The merger of Pantheon with and into Pantheon Arizona should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt.

If the merger qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Pantheon securities should not recognize gain or loss upon the exchange of its Pantheon securities solely for the corresponding Pantheon Arizona securities pursuant to the merger, and Pantheon should not recognize gain or loss as a result of the merger. A U.S. Holder’s aggregate tax basis in the Pantheon Arizona securities received in connection with the merger also should be the same as the aggregate tax basis of the corresponding Pantheon securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the Pantheon Arizona securities received in the merger should include the holding period of the corresponding Pantheon securities surrendered in the merger. A stockholder of Pantheon who converts its shares of common stock into cash (or receives cash in lieu of a fractional share pursuant to the merger) should recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

If the merger should fail to qualify as a reorganization under Code Section 368(a), a U.S. Holder generally should recognize a gain or loss with respect to its securities in Pantheon in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its Pantheon securities and the fair market value of the corresponding Pantheon Arizona securities received in the merger. In such event, the U.S. Holder’s basis in the Pantheon Arizona securities should equal such securities’ fair market value, and the U.S. Holder’s holding period for the Pantheon Arizona securities should begin on the day following the date of the merger. In addition, Pantheon generally should recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Pantheon Arizona securities issued in the merger and the adjusted tax basis of its assets at the effective time of the merger.

Tax Consequences of the Conversion

Tax Consequences to U.S. Holders of Pantheon Arizona Securities

The conversion should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a conversion of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt.

If the conversion qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Pantheon Arizona securities should not recognize gain or loss upon the exchange of its Pantheon Arizona securities solely for the securities of Pantheon Cayman pursuant to the conversion. A U.S. Holder’s aggregate tax basis in the securities of Pantheon Cayman received in connection with the conversion also should be the same as the aggregate tax basis of the Pantheon Arizona securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the Pantheon Cayman securities received in the conversion should include the holding period of the securities of Pantheon Arizona surrendered in the conversion. A stockholder of Pantheon Arizona who receives cash in lieu of a fractional share pursuant to the conversion should recognize gain or loss in an amount equal to the difference between the cash received for such fractional share and its adjusted tax basis in such fractional share.

If the conversion should fail to qualify as a reorganization under Code Section 368(a), a U.S. Holder generally would recognize a gain or loss with respect to its securities in Pantheon Arizona in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its Pantheon Arizona securities and the fair market value of the corresponding Pantheon Cayman securities received in the conversion. In such event, the U.S. Holder’s basis in the Pantheon Cayman securities would equal their fair market value, and such U.S. Holder’s holding period for the Pantheon Cayman securities would begin on the day following the date of the conversion.

Tax Consequences to Pantheon Arizona and Pantheon Cayman

Under Code Section 367, Pantheon Arizona should recognize gain, but not loss, as a result of the conversion equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the conversion. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to Pantheon Arizona by reason of such gain) cannot be determined at this time. We urge you to consult your own tax advisors with regard to these tax issues.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a U.S. corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then Pantheon Cayman, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the conversion and share exchange as if it were a U.S. corporation, and Pantheon Arizona should not recognize gain (or loss) as a result of the conversion.

After the completion of the share exchange, which will occur immediately after and as part of the same plan as the conversion, the former stockholders of Pantheon Arizona will own, by reason of owning stock of

Pantheon Arizona, less than 80% of the ordinary shares of Pantheon Cayman. Accordingly, Section 7874(b) should not apply to treat Pantheon Cayman as a U.S. corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the conversion and the share exchange, this result is not entirely free from doubt. If, for example, the conversion were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the share exchange for U.S. federal income tax purposes, the share ownership threshold for applicability of Section 7874(b) generally would be satisfied (and Pantheon Cayman would be treated as a U.S. corporation for U.S. federal income tax purposes) because the stockholders of Pantheon Arizona, by reason of owning stock of Pantheon Arizona, would own all of the shares of Pantheon Cayman immediately after the conversion. Although normal “step transaction” tax principles and an analogous example in the temporary regulations promulgated under Section 7874 support the view that the conversion and the share exchange should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. The balance of this discussion assumes that Pantheon Cayman will be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its “inversion gain” (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, inversion gain includes any gain recognized under Section 367 of the Code by reason of the transfer of the properties of the acquired corporation to the acquiring corporation pursuant to the transaction.

As described above, under Section 367, Pantheon Arizona should recognize gain (but not loss) as a result of the conversion equal to the excess, if any, of the fair market value of each asset of Pantheon Arizona over such asset’s adjusted tax basis at the effective time of the conversion. Since after the completion of the conversion and share exchange, it is expected that the former shareholders of Pantheon Arizona will own, by reason of owning stock of Pantheon Arizona, less than 60% of the shares of Pantheon Cayman, such gain should be subject to U.S. federal income tax without regard to the limitations under Section 7874(a), if any.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants of Pantheon Cayman

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC”, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of Pantheon Cayman. A distribution on such ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of Pantheon Cayman (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in Pantheon Cayman and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the ordinary shares of Pantheon Cayman are readily tradable on an established securities market in the United States, (b) Pantheon Cayman is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for its shares in Pantheon Cayman would be suspended for purposes of clause (c) above for the period that such holder had a right to have its common stock in Pantheon redeemed, or converted into cash, by Pantheon. In addition, under recently published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NYSE and NASDAQ but do not include the OTCBB. Although it is contemplated that an application will be made for the ordinary shares of Pantheon Cayman to become listed on the NYSE or elsewhere at an appropriate time, prior to any such listing, or if Pantheon Cayman is unable to obtain such a listing, it is anticipated that the ordinary shares of Pantheon Cayman will be listed and traded only on the OTCBB (in which case any dividends paid on the ordinary shares of Pantheon Cayman would not qualify for the lower rate). U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of Pantheon Cayman.

If PRC taxes apply to dividends paid to a U.S. Holder on the ordinary shares of Pantheon Cayman, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants in Pantheon Cayman, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the ordinary shares or warrants in Pantheon Cayman by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise or Lapse of the Warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise for cash of a warrant to acquire ordinary shares in Pantheon Cayman. Ordinary shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the ordinary shares in Pantheon Cayman. If a warrant is allowed to lapse unexercised, a U.S. Holder should recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of Pantheon Cayman and its subsidiaries after the redomestication and the share exchange, we do not anticipate that Pantheon Cayman will be treated as a PFIC following the redomestication and the share exchange. The actual PFIC status of Pantheon Cayman for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of Pantheon Cayman as a PFIC for the current taxable year or any future taxable year.

If Pantheon Cayman were a PFIC for any taxable year during which a U.S. Holder held its ordinary shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for the first taxable year of its holding period for the ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of Pantheon Cayman during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;
•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to any taxable year prior to the first taxable year in which Pantheon Cayman was a PFIC will be taxed as ordinary income;
•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if Pantheon Cayman were a PFIC, a U.S. Holder who acquires its ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in Pantheon Cayman by making a timely QEF election to include in income its pro rata share of Pantheon Cayman’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of Pantheon Cayman (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Pantheon Cayman were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares in Pantheon Cayman (or has previously made a QEF election with respect to its ordinary shares in Pantheon Cayman), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or QEF), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Pantheon Cayman. Upon request from a U.S. Holder, Pantheon Cayman will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Pantheon Cayman will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares in Pantheon Cayman, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to Pantheon Cayman’ PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of Pantheon Cayman while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in Pantheon Cayman and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which Pantheon Cayman is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which Pantheon Cayman is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in Pantheon Cayman, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in Pantheon Cayman and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including both the NYSE and NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although it is contemplated that an application will be made for the ordinary shares of Pantheon Cayman to become listed on the NYSE or elsewhere at an appropriate time, prior to any such listing, or if Pantheon Cayman is unable to obtain such a listing, it is anticipated that the ordinary shares of Pantheon Cayman will be listed and traded only on the OTCBB. If the ordinary shares of Pantheon Cayman were to be quoted and traded only on the OTCBB, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares of Pantheon Cayman under their particular circumstances.

If Pantheon Cayman is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pantheon Cayman receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, Pantheon Cayman will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that Pantheon Cayman will have timely knowledge of the status of any such lower-tier PFIC or of the required information to be provided. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a qualifying electing fund or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares and warrants in Pantheon Cayman should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants of Pantheon Cayman

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in Pantheon Cayman generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in Pantheon Cayman unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the ordinary shares of Pantheon Cayman within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of ordinary shares or warrants of Pantheon Cayman by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the ordinary shares of Pantheon Cayman to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of Pantheon Cayman by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

EXPERTS

The consolidated financial statements of CCBS and its subsidiaries as of March 31, 2007 and 2008 and for each of the years in the three-year period ended March 31, 2008 have been included in this proxy statement/prospectus in reliance on the report of KPMG, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus upon the authority of the said firm as experts in accounting and auditing.

The audit report of KPMG on the consolidated financial statements of CCBS and its subsidiaries as of March 31, 2007 and 2008 and for each of the years in the three-year period ended March 31, 2008 contains an explanatory paragraph that states that CCBS established vendor-specific objective evidence for the undelivered cord blood storage services during the year ended March 31, 2008 and has begun to account for cord blood processing services and storage services as two separate units of accounting under the provisions of Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

The consolidated financial statements of Pantheon as of December 31, 2008 and 2007 and for the years then ended and for the cumulative period from April 10, 2006 to December 31, 2008 included in this proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus and are included herein in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

The statements of operations and cash flows of Pantheon for the period from April 10, 2006 (inception) to December 31, 2006 (not included separately herein) and the statement of stockholders equity from April 10, 2006 (inception) to December 31, 2006 included in this proxy statement/prospectus have been audited by Goldstein Golub Kessler LLP, an independent public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and their report is included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

LEGAL MATTERS

The validity of the ordinary shares of Pantheon Cayman to be issued in the Acquisition and certain other matters relating to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Loeb & Loeb LLP, as special United States counsel to Pantheon Arizona, has provided an opinion to Pantheon Arizona related to the tax disclosure under the caption “Material U.S. Federal Income Tax Consequences” and the validity of certain of the securities offered hereby, each of which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part. Coppersmith Schermer & Brockelman PLC has passed upon certain Arizona law matters related to this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of Pantheon knows of no other matters which may be brought before the Pantheon special meeting. If any matter other than the proposed Acquisition or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

ENFORCEABILITY OF CIVIL LIABILITIES

CCBS is a Cayman Islands company and its principal executive offices will be located outside the United States in China. A majority of its directors and officers and certain of the experts named in this proxy statement/prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of its directors, officers and certain of its experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon CCBS or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against CCBS or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Cayman Islands or China would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

INDUSTRY AND MARKET DATA

Frost & Sullivan, an independent consulting company, has provided statistical data regarding the cord blood banking industry that was used in the discussion of the cord blood banking industry contained in “The Cord Blood Banking Industry.” Frost & Sullivan has advised us that the statistical information contained herein is drawn from its database and a number of industry sources and that this information is a general, accurate description of the cord blood banking industry. Frost & Sullivan’s methodologies for collecting data, however, and therefore the data collected, may differ from those of other sources, and its data cannot reflect all of the actual transactions occurring in the market. We believe that the information and the data provided by Frost & Sullivan is accurate in all material respects and we have relied upon such information for purposes of this proxy statement/prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pantheon Arizona has filed a registration statement on Form S-4 to register the issuance of Pantheon Arizona’s securities to Pantheon security holders in the Acquisition. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pantheon Arizona in addition to a proxy statement of Pantheon for the Pantheon special meeting. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

Pantheon is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the Securities and Exchange Commission. Any reports, statements or other information that Pantheon files with the Securities and Exchange Commission, including this proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549, at prescribed rates or from its website on the Internet at www.sec.gov, free of charge. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms.

Neither Pantheon nor CCBS has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Pantheon stockholders nor the consummation of the Acquisition shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS

Pantheon China Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-4
Consolidated Statements of Income for the Years Ended December 31, 2008 and 2007, and the Period from April 10, 2006 (Inception) to December 31, 2008	F-5
Consolidated Statement of Stockholder’s Equity for the Period from April 10, 2006 (Inception) to December 31, 2008	F-6
Consolidated Statement of Cash Flows for the Years Ended December 31, 2008 and 2007, and the Period from April 10, 2006 (Inception) to December 31, 2008	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of December 31, 2008 and March 31, 2009	F-18
Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2009 and 2008 and for the Period from April 10, 2006 (inception) to March 31, 2009	F-19
Condensed Consolidated Statement of Stockholders’ Equity for the Period from April 10, 2006 (Inception) to March 31, 2009	F-20
Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2009 and 2008 and for the Period from April 10, 2006 (Inception) to March 31, 2009	F-21
Notes to Unaudited Condensed Consolidated Financial Statements	F-22
China Cord Blood Services Corporation
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of March 31, 2007 and 2008	F-31
Consolidated Statements of Operations and Comprehensive Income for the Years Ended March 31, 2006, 2007 and 2008	F-32
Consolidated Statements of Shareholders’ Equity for the Years Ended March 31, 2006, 2007 and 2008	F-33
Consolidated Statements of Cash Flows for the Years Ended March 31, 2006, 2007 and 2008	F-34
Notes to Consolidated Financial Statements	F-35
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2008 and September 30, 2008	F-63
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended September 30, 2007 and 2008	F-64
Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the Six Months Ended September 30, 2007 and 2008	F-65
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2007 and 2008	F-66
Notes to Unaudited Condensed Consolidated Financial Statements	F-67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pantheon China Acquisition Corp.

We have audited the accompanying consolidated balance sheets of Pantheon China Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the amounts included in the cumulative columns in the consolidated statements of operations and cash flows for the period from April 10, 2006 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from April 10, 2006 (inception) to December 31, 2006 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such period is based solely on the report of such auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Pantheon China Acquisition Corp. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and for the amounts included in the cumulative columns in the statements of operations and cash flows for the period from April 10, 2006 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Pantheon China Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company may face a mandatory liquidation by September 30, 2009 unless a business combination is consummated or prior to September 30, 2009 under certain circumstances. The Company has a working capital deficiency without including funds held in trust. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address the Company’s ability to continue as a going concern are disclosed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGLADREY & PULLEN, LLP
McGladrey & Pullen, LLP
New York, New York
March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pantheon China Acquisition Corp.

We have audited the statements of operations and cash flows of Pantheon China Acquisition Corp. for the period from April 10, 2006 (inception) to December 31, 2006 (not separately presented herein) and the statement of stockholders’ equity for the period from April 10, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Pantheon China Acquisition Corp. for the period from April 10, 2006 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
Goldstein Golub Kessler LLP
New York, New York
March 29, 2007

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$18,863	$339,220
Short-term investments	—	145,270
Investments held in trust	28,839,727	33,659,431
Prepaid expenses	8,803	37,298
Current assets	28,867,393	34,181,219
Total assets	$28,867,393	$34,181,219
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$873,756	$23,713
Advances from Officers	213,166	38,910
Deferred underwriting discount and commission	345,000	345,000
Franchise tax payable	1,473	17,207
Deferred interest	330,600	182,265
Total liabilities	1,763,995	607,095
Commitments
Common stock subject to possible conversion of 1,149,425 shares at conversion value	6,546,225	6,546,225
Stockholders’ equity:
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value 25,000,000 shares authorized, 6,070,387 and 7,000,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively	607	700
Additional paid-in capital	21,315,719	26,631,712
Earnings (deficit) accumulated during the development stage	(759,153)	395,487
Total stockholders’ equity	20,557,173	27,027,899
Total liabilities and stockholders’ equity	$28,867,393	$34,181,219

See notes to consolidated financial statements

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	Period from April 10, 2006 (Inception) to December 31, 2008
Travel	$52,273	$185,422	$237,695
Consulting fees	—	58,157	58,157
Professional fees	1,227,594	65,244	1,292,838
Administrative management expense	90,045	90,000	184,545
Marketing expense	—	1,817	1,817
Other operating expenses	61,649	119,764	185,413
Insurance	26,204	27,903	54,107
Franchise taxes	25,540	30,187	77,068
Option related charges	245,600	—	245,600
Operating loss	(1,728,905)	(578,494)	(2,337,240)
Loss on investments	(28,014)	(50,980)	(78,994)
Dividend and interest income	8,633	24,895	33,769
Interest income on trust fund investment	593,646	997,744	1,623,312
(Loss) income before tax	(1,154,640)	393,165	(759,153)
Less: provision for income tax	—	—	—
Net (loss) income	$(1,154,640)	$393,165	$(759,153)
Weighted average shares outstanding	6,997,460	7,000,000
Basic and diluted net (loss) income per share	$(0.17)	$0.06

See notes to consolidated financial statements

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock Shares	Amount	Additional Paid-In Capital	Earnings (Deficit) Accumulated During the Development Stage	Stockholders’ Equity
Common shares issued April 10, 2006 at $0.02 per share	1,250,000	$125	$24,875	$—	$25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses (includes 1,149,425 shares subject to possible conversion)	5,750,000	575	31,903,339	—	31,903,914
Proceeds from issuance of insider warrants	—	—	1,250,000	—	1,250,000
Proceeds subject to possible conversion of 1,149,425 shares	—	—	(6,546,225)	—	(6,546,225)
Proceeds from issuance of additional underwriting purchase option	—	—	100	—	100
Net income for the period	—	—	—	2,322	2,322
Balance at December 31, 2006	7,000,000	700	26,632,089	2,322	26,635,111
Net income for the year ended December 31, 2007	—	—	—	393,165	393,165
Additional expenses of public offering	—	—	(377)	—	(377)
Balance at December 31, 2007	7,000,000	700	26,631,712	395,487	27,027,899
Net loss for the year ended December 31, 2008	—	—	—	(1,154,640)	(1,154,640)
Option related charges	—	—	245,600	—	245,600
Distribution to converting shareholders (see Note 1)	(929,613)	(93)	(5,561,593)	—	(5,561,686)
Balance at December 31, 2008	6,070,387	$607	$21,315,719	$(759,153)	$20,557,173

See notes to consolidated financial statements

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	Period from April 10, 2006 (Inception) to December 31, 2008
Cash flows from operating activities:
Net (loss) income	$(1,154,640)	$393,165	$(759,153)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Accrued interest income on investments held in trust	(741,982)	(1,172,034)	(1,953,913)
Loss on investments	28,014	50,980	78,994
Option related charges	245,600	—	245,600
Change in operating assets and liabilities:
Decrease (increase) in prepaid expenses	28,495	(16,798)	(8,803)
Increase in accrued expenses	850,044	19,213	873,756
Increase (decrease) in accrued franchise taxes	(15,735)	(4,134)	1,473
Increase in deferred interest	148,335	174,289	330,600
Net cash used in operating activities	(611,869)	(555,319)	(1,191,446)
Cash flows from investing activities:
(Purchase) sale of short-term investments, net	117,256	(196,250)	(78,994)
Investments held in trust fund		—	(32,747,500)
Disbursement of investments held in trust	5,561,686	—	5,561,686
Disbursement of interest earned on investments held in the trust	—	300,000	300,000
Net cash provided by (used in) investing activities	5,678,942	103,750	(26,964,808)
Cash flows from financing activities:
Proceeds from sale of shares of common stock to founding stockholders	—	—	25,000
Proceeds from notes payable to stockholders	—	—	100,000
Repayment of notes payable to stockholders	—	(37,000)	(100,000)
Proceeds from advances from Officers	174,256	38,910	213,166
Gross proceeds from initial public offering	—	—	34,500,000
Proceeds from sale of insider warrants	—	—	1,250,000
Proceeds from issuance of underwriting purchase option	—	—	100
Payment of costs associated with offering	—	(131,256)	(2,251,463)
Payment to converting shareholders	(5,561,686)	0	(5,561,686)
Net cash (used in) provided by financing activities	(5,387,430)	(129,346)	28,175,117
Net (decrease) increase in cash	(320,357)	(580,915)	18,863
Cash at beginning of period	339,220	920,135	—
Cash at end of period	$18,863	$339,220	$18,863
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting discount & commission			$345,000

See notes to consolidated financial statements

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

Pantheon China Acquisition Corp. (the “Company”) was incorporated in Delaware on April 10, 2006 as a blank check company whose objective is to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China.

There is substantial doubt about the Company’s ability to continue as a going concern as a result of the requirement that the Company complete a business combination by September 30, 2009 or prior as disclosed below and as a result of a working capital deficiency as of December 31, 2008, as discussed in the following paragraph.

Prior to Pantheon’s filing of an amendment to its certificate of incorporation on December 14, 2008, the Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company in the event that the Company did not consummate a Business Combination by December 14, 2008. On December 14, 2008 Pantheon held a special meeting of its stockholders to approve amending its Certificate of Incorporation to extend the deadline by which a business combination must be approved or Pantheon would be obligated to liquidate from December 14, 2008 to September 30, 2009, and provide conversion rights to the holders of up to 20% of its public shares (5,750,000 shares sold in the IPO) in connection with such vote to approve the amendment of its certificate of incorporation. At the special meeting, the holders of a total of 4,857,699 shares voted in favor of the amendment to its charter and the granting of such conversion rights and the holders of 929,613 of Pantheon’s public shares perfected their conversion rights in connection therewith and the converting shareholders received approximately $5.6 million in cash. Accordingly, on December 14, 2008 Pantheon filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the amendment approved by its stockholders. As a result, if the Company has not completed a Business Combination by September 30, 2009, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In addition pursuant to the Put and Call Option Agreement (see below), Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination with CCBS (see merger agreement below) is abandoned prior to exercise of either the Put and Call Option (see below) or if Modern elects not to extend the period of the call options. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3). The Company plans to address these matters by working toward completing a business combination (see merger agreement below) and funding its operations by obtaining advances from its Executive Officers and Directors and potentially from the Company with which it has signed a merger agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On December 10, 2008, Pantheon entered into a Put and Call Option Agreement with Modern Develop Limited and YA Global and a separate Put and Call Option Agreement with Modern Develop Limited and Victory Park. Modern Develop Limited, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stocks of Pantheon in the aggregate, through negotiated private transactions, at approximately $5.97 per share. Pantheon believes that the purchase prices reflected a $0.00 to $0.03 discount (varying from seller to seller) on the anticipated $5.97 per share liquidation amount, depending on, among other things, when the shares where transferred, the seller’s cost of capital and how long the liquidation of Pantheon would have been expected to take. Under the agreements with Pantheon’s selling stockholders, Pantheon’s representatives were granted such selling stockholders’ irrevocable proxy in voting for the Extension Proposal.

Pursuant to the Put and Call Option Agreements, Modern has the right to purchase an aggregate of 4,547,399 shares of common stock of Pantheon from YA Global and Victory Park at an exercise price of $5.97 per share. Modern’s call options have an initial term commencing on the date of the Agreements and

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

ending on June 30, 2009, which may be extended to September 30, 2009, or on the record date of a business combination if not exercised sooner. Modern paid an option fee for the initial term and in the event Modern elects to extend the call options it will be required to pay an additional extension option fee to YA Global and Victory Park, in each case pro rata to the number of shares held by the two investors. The option fee of $2,501,070 in the aggregate for the initial term is equivalent to approximately $0.55 per share. If Modern chooses to exercise its call option on or before June 30, 2009, Modern will pay a total of $29,649,042 for the 4,547,399 shares which is equivalent to approximately $6.52 per share. If Modern chooses to pay an additional extension option fee of $1,931,280 (which is equivalent to approximately $0.42 per share) and exercise the call options during the extension period, Modern will pay a total of $31,580,322 for the 4,547,399 shares or $6.94 per share. Due to the fact that none of YA Global, Victory Park nor Modern are obligated to vote in favor of the Redomestication or Business Combination, stockholders should not view these arrangements as indicative that the Redomestication or Business Combination will be approved. The percentage of the IPO shares remaining outstanding subject to the Put and Call Option Agreements is, however, approximately 94.3%, which correspondingly gives each of YA Global, Victory Park or Modern (to the extent it exercises its call option with YA Global or Victory Park) the ability to block the Redomestication and Business Combination should any of them seek to convert more than 1,149,999 of the shares subject to the Put and Call Option Agreements, and only 272,988 IPO shares remain outstanding that are not subject to such agreements. While Pantheon believes that it is unlikely that Modern would allow its pre-paid options to expire unexercised, and expects the transactions under the Put and Call Agreements will be consummated, it cannot predict whether Modern would vote in favor of the proposals to be considered at the Special Meeting or seek conversion if such transactions are consummated. Given the likelihood of Modern’s exercise of its options with YA Global and Victory Park, Pantheon does not expect Golden Meditech to be required to make any purchases of its stock pursuant to the obligation to do so contained in the Acquisition Agreement (as defined below).

In addition, Pantheon’s CEO transferred his rights, title and interest in 250,000 founder shares to Victor Park and YA Global. Pursuant to SEC Staff Accounting Bulletin Topic 5T, the Company recorded an expense of $245,600 with an offseting credit to additional paid-in capital in connection with this transaction based upon managements estimate of the fair value of the shares utilizing a probability method.

Pursuant to the Put and Call Option Agreements, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to the exercise of the call option or if Modern elects not to extend the period of the call options.

All activity from April 10, 2006 (inception) through December 20, 2006 relates to the Company’s formation and initial public offering described below. Subsequent to December 20, 2006, the Company has been seeking a business combination with an operating business as described below.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective December 14, 2006. The Company consummated the offering on December 20, 2006. Simultaneous to the consummation of the Offering, certain of the Company’s officers, directors and special advisors purchased an aggregate of 2,083,334 insider warrants from the Company in a private placement (the “Private Placement”) (Note 3). The insider warrants sold in the Private Placement were identical to the warrants underlying the units sold in the Offering, except that if the warrants are called for redemption, the insider warrants may be exercisable on a cashless basis, as described in Note 3 below. The Company received net proceeds from the Offering and the Private Placement of $33,153,914 (Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in the People’s Republic of China (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, including the over-allotment option, an amount of $32,747,500 of the net proceeds was deposited in an interest-bearing trust account (“Trust

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s Chairman of the Board, Chief Executive Officer and President has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that he will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition Pantheon was allowed to withdraw and did withdraw $300,000 of interest earned on the trust account on December 31, 2007, to fund working capital. Further, approximately $5.6 million was withdrawn from trust to pay shareholders electing to convert their shares in connection with the aforementioned special meeting of shareholders on December 14, 2008.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of outstanding shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares sold in the IPO may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the related interest earned has been classified as deferred interest in the accompanying December 31, 2008 and 2007 balance sheets.

Merger Agreement

On November 3, 2008, the Company entered into an agreement and plan of merger, conversion and share exchange (“Merger Agreement”) with China Cord Blood Services Corporation (“CCBS”) and certain shareholders of CCBS, including Golden Meditech Company Limited (“Golden Meditech”, Stock Code: 8180.HK) (collectively, the “Selling Shareholders”). Pursuant to the Merger Agreement, following receipt of stockholder approval by both Pantheon and closing conditions defined in the agreement, Pantheon will complete a corporate reorganization that will result in holders of Pantheon securities holding securities in Pantheon Cayman

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

Acquisition Corp. (“Pantheon Cayman”), a Cayman Islands exempted company formed as a result of a redomestication procedure, and the Selling Shareholders will exchange the outstanding shares of CCBS held by them for ordinary shares of Pantheon Cayman.

Shareholders owning approximately 94% of the outstanding shares of CCBS have entered into the Merger Agreement. Each remaining shareholder of CCBS may elect to participate in the proposed transactions on the same terms and conditions as the other Selling Shareholders. If all of the remaining shareholders of CCBS elect to participate in the proposed transaction, immediately after the closing of the proposed transaction, the Selling Shareholders will receive an aggregate of 57,851,240 Pantheon Cayman ordinary shares. In addition, pursuant to an earn-out provision in the Merger Agreement, Pantheon Cayman has agreed to issue, over a period of three years, warrants exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price on the date of issuance and has a term of five years.

Assuming no other CCBS shareholders elect to participate in the proposed transactions, immediately after the closing of the proposed transactions, Pantheon Cayman will have acquired 93.94% of the issued and outstanding ordinary shares of CCBS through the issuance of 54,345,104 Pantheon Cayman ordinary shares, or approximately 90% of the combined company. Following closing, Pantheon Cayman will change its name to China Cord Blood Corporation.

2 Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of Pantheon China Acquisition Corp. and its wholly owned subsidiary Pantheon Arizona Corp. (collectively referred to as the “Company”). All significant intercompany transactions and balances have been eliminated. The statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short term investments. All short term investments have been classified as trading securities and are recorded at market value.

Investments held in trust are invested in the UBS Selected Treasury Institutional Fund which is accounted for as a trading security and recorded at market value.

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and investments held in trust. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposit are held and the nature of investments held in trust.

The fair values of the Company’s assets and liabilities that are defined as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheets at December 31, 2008 and 2007.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of Significant Accounting Policies  – (continued)

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Pursuant to the provisions as prescribed in SFAS 157, the Company categorizes its financial instruments into a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priorty to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets recorded at fair value on the Company’s consolidated balance sheets are categorized as follows:

Level 1:  Unadjusted quoted prices for identical assets in an active market.

Level 2:  Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the assets. Level 2 inputs include the following:

•	Quoted prices for similar assets in active market,
•	Quoted prices for identical or similar assets in non-active markets,
•	Inputs other than quoted market prices that are observable, and
•	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

Level 3:  Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumption about the assumptions a market participant would use in pricing the asset.

The following table presents the Company’s hierarchy for its financial instruments measured at fair value on a recurring basis as of December 31, 2008:

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$28,839,727	$28,839,727	$—	$—

Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 11,500,000 outstanding warrants issued in connection with the initial public offering, and 2,083,334 outstanding warrants issued in connection with the private placement have not been considered in diluted income per share calculations since such warrants are contingently exercisable. The effects of the 500,000 units (representing 1,500,000 shares of common stock and equivalents) included in the underwriters’ option has not been considered in the calculation of diluted earnings per common share since the average market price of a unit through December 31, 2008 and 2007 was less than the exercise price per unit.

In December 2007, the FASB released SFAS 141(R), Business Combinations (revised 2007) ( “SFAS 141 (R)” ), which changes many well-established business combination accounting practices and significantly affects how acquisition transactions are reflected in the consolidated financial statements. Additionally, SFAS 141 (R) will affect how companies negotiate and structure transactions, model financial projections of acquisitions and communicate to stakeholders. SFAS 141 (R) must be applied prospectively to business combinations

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of Significant Accounting Policies  – (continued)

for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will apply the provisions of SFAS 141(R) to any acquisitions completed after January 1, 2009.

In December 2007, the FASB released SFAS 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), which established accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires consolidated net income to be reported at amounts that include the amount attributable to both the parent and the noncontrolling interests and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest was reported as an expense or other deduction in arriving at consolidated net income. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will apply the provisions of SFAS 160 to any acquisitions completed after January 1, 2009 that result in a non-controlling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its consolidated financial statements.

3. Initial Public Offering

On December 20, 2006, the Company sold 5,750,000 units (“Units”), including 750,000 Units relating to the underwriters’ over-allotment option, in the Offering at an offering price of $6.00. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or December 14, 2007 and expiring December 13, 2010. The Warrants will be redeemable, at the Company’s option, with the prior consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Initial Public Offering – (continued)

registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of 5.5% of the gross proceeds of the Offering and a non-accountable expense allowance of 0.5% of the gross proceeds of the Offering. However, the underwriters have agreed that 1.0% of the underwriting discount will not be payable unless and until the Company completes a Business Combination and has waived their right to receive such payment upon the Company's liquidation if it is unable to complete a Business Combination. Approximately $345,000 is being held in the Trust Account as deferred underwriting discount.

In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 500,000 Units at an exercise price of $6.60 per Unit. The Units issuable upon exercise of the Option are identical to the Units sold in the Offering. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as a cost of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Option is approximately $1,440,951 ($2.88 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 52.0%, (2) risk-free interest rate of 4.90% and (3) expected life of 5 years. The Option may be exercised for cash or on a `cashless` basis, at the holder's option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the Option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the Option or the Warrants underlying the Option. The holder of the Option will not be entitled to exercise the Option or the Warrants underlying the Option unless a registration statement covering the securities underlying the Option is effective or an exemption from registration is available. If the holder is unable to exercise the Option or underlying Warrants, the Option or Warrants, as applicable, will expire worthless. The Warrants underlying the Option Units are exercisable at the same price as the Public Warrants.

4. Private Placement

The Company’s directors and certain special advisors and their members purchased 2,083,334 Warrants (“Insider Warrants”) at $0.60 per Warrant (for an aggregate purchase price of approximately $1,250,000) privately from the Company. The purchase price of the Warrants was in excess of their estimated fair value. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the Warrants underlying the Units sold in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable, at the Initial Stockholders’ option, on a “cashless basis” so long as such securities are held by such Initial Stockholders or their affiliates. Additionally, such purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Investments Held in Trust

Reconciliation of investments held in trust as of December 31, 2008 is as follows:

	December 31, 2008	December 31, 2007	Period from April 10, 2006 (Inception) to December 31, 2008
Investments held in trust, beginning of period:	$33,659,432	$32,787,398	$—
Contribution to trust	$—	$—	$32,747,500
Interest income received	$741,981	$1,172,034	$1,953,913
Withdrawal to fund operations(a)	$—	$(300,000)	$(300,000)
Distribution to converting shareholders on extension vote(b)	$(5,561,686)	$—	$(5,561,686)
Withdrawals to fund estimated taxes	$—	$—	$—
Balance at end of period	$28,839,727	$33,659,432	$28,839,727

(a)	Amount is limited to $300,000.
(b)	For shareholders who elected to convert their shares in the special meeting held in December 14, 2008.

6. Notes Payable, Stockholders

The Company borrowed $100,000 from its Initial Stockholders, who are also officers and directors of the Company, in June 2006. The notes were non-interest-bearing and were paid following the consummation of the Offering from the net proceeds of the Offering.

7 Related Party Transactions

The advances from officers totalled $213,166 and $38,910 on December 31, 2008 and 2007, respectively. None of these advances are interest bearing. In November 2008, one of the Company’s directors advanced an aggregate of $115,482 to the Company, on a non-interest bearing basis, for payment of professional fees on the Company’s behalf. The director also advanced another $40,000, on a non-interest bearing basis, to the Company to fund its working capital.

8. Commitments

The Company presently occupies office space provided by Beijing Kiview Real Estate Agency Co., Ltd. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on December 14, 2006. The statement of income includes administrative management expense of $90,045 and $90,000 relating to this agreement for the years ended December 31, 2008 and December 31, 2007, respectively, and $184,545 for the cumulative period from April 10, 2006 (inception) to December 31, 2008.

Pursuant to letter agreements dated as of June 26, 2006 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company's liquidation.

The Initial Stockholders and holders of the Insider Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities), as the case may be. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments  – (continued)

demand that the Company register such securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Representative has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay the Representative a cash transaction fee equal to 1% of the total consideration paid in connection with the Business Combination, with a maximum fee to be paid of $300,000.

In connection with the Offering, the Company has agreed to pay the underwriters 1.0% of the underwriting discounts upon completion of its Business Combination, as described in Note 3 above. The Company has recorded the deferred underwriting fees payable to the underwriters as an expense of the public offering resulting in a charge directly to stockholders’ equity.

9. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

10. Common Stock

At December 31, 2008 and 2007, 15,083,334 shares of common stock were reserved for issuance upon exercise of the Warrants and the Option.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes

The components of the provision for income taxes are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Current:
Federal	$—	$—
Deferred:
Federal	—	—
Total provision for income taxes	$—	$—

The tax effect of temporary differences that give rise to the deferred tax assets is as follows:

	December 31, 2008	December 31, 2007
Net operating loss carryforward	$98,226	$8,974
Unrealized losses on short-term investments	9,525	17,333
Expenses deferred for income tax purposes	684,954	189,314
Less valuation allowance	(792,705)	(215,621)
Net deferred tax asset	$—	$—

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance.

The effective tax rate differs from the statutory rate due to the following:

	December 31, 2008	December 31, 2007
Statutory rate	34%	34%
Effect of tax free income	17%	(86)%
Decrease (increase) in valuation allowance	(51)%	52%
Effective tax rate	—	—

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$5,199	$18,863
Investments held in trust	28,853,895	28,839,727
Prepaid expenses	8,076	8,803
Current assets	28,867,170	28,867,393
Total assets	$28,867,170	$28,867,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$1,088,408	$873,756
Advances from Officers	279,598	213,166
Deferred underwriting discount and commission	345,000	345,000
Franchise tax payable	6,385	1,473
Deferred interest	333,978	330,600
Total liabilities	2,053,369	1,763,995
Commitments
Common stock subject to possible conversion of 1,149,425 shares at conversion value	6,546,225	6,546,225
Stockholders’ equity:
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value 25,000,000 shares authorized, 6,070,387 shares issued and outstanding as of March 31, 2009 and December 31, 2008	607	607
Additional paid-in capital	21,315,719	21,315,719
Deficit accumulated during the development stage	(1,048,750)	(759,153)
Total stockholders’ equity	20,267,576	20,557,173
Total liabilities and stockholders’ equity	$28,867,170	$28,867,393

The accompanying notes should be read in conjunction with these unaudited condensed consolidated financial statements.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008	Period from April 10, 2006 (Inception) March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)

Travel	$3,551	$5,595	$241,246
Consulting fees	—	—	58,157
Professional fees	254,300	89,199	1,547,138
Administrative management expense	22,500	22,500	207,045
Marketing expense	—	—	1,817
Other operating expenses	5,880	18,657	191,293
Insurance	7,770	7,800	61,877
Franchise taxes	6,385	7,500	83,453
Option related charges	—	—	245,600
Operating loss	(300,386)	(151,251)	(2,637,626)
Loss on investments	—	(8,979)	(78,994)
Dividend and interest income	—	4,502	33,769
Interest income on trust fund investment	10,789	194,300	1,634,101
(Loss) income before tax	(289,597)	38,572	(1,048,750)
Less: provision for income tax	—	—	—
Net (loss) income	$(289,597)	$38,572	$(1,048,750)
Weighted average shares outstanding	6,070,387	7,000,000
Basic and diluted net (loss) income per share	$(0.05)	$0.01

The accompanying notes should be read in conjunction with these unaudited condensed consolidated financial statements.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage
	Shares	Amount			Stockholders' Equity
Common shares issued April 10, 2006 at $0.02 per share	1,250,000	$125	$24,875	$—	$25,000
Sale of 5,750,000 units, net of underwriters' discount and offering expenses (includes 1,149,425 shares subject to possible conversion)	5,750,000	575	31,903,339	—	31,903,914
Proceeds from issuance of insider warrants	—	—	1,250,000	—	1,250,000
Proceeds subject to possible conversion of 1,149,425 shares	—	—	(6,546,225)	—	(6,546,225)
Proceeds from issuance of additional underwriting purchase option	—	—	100	—	100
Net income for the period	—	—	—	2,322	2,322
Balance at December 31, 2006	7,000,000	700	26,632,089	2,322	26,635,111
Net income for the year ended December 31, 2007	—	—	—	393,165	393,165
Additional expenses of public offering	—	—	(377)	—	(377)
Balance at December 31, 2007	7,000,000	700	26,631,712	395,487	27,027,899
Net loss for the year ended December 31, 2008	—	—	—	(1,154,640)	(1,154,640)
Option related charges	—	—	245,600	—	245,600
Distribution to converting shareholders (see Note 1)	(929,613)	(93)	(5,561,593)	—	(5,561,686)
Balance at December 31, 2008	6,070,387	607	21,315,719	(759,153)	20,557,173
Unaudited net loss for three months ended March 31, 2009	—	—	—	(289,597)	(289,597)
Balance at March 31, 2009	6,070,387	$607	$21,315,719	$(1,048,750)	$20,267,576

The accompanying notes should be read in conjunction with these unaudited condensed consolidated financial statements.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008	Period from April 10, 2006 (Inception) to March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(289,597)	$38,572	$(1,048,750)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Accrued interest income on investments held in trust	(14,168)	(242,845)	(1,968,081)
Loss on investments	—	8,979	78,994
Option related charges	—	—	245,600
Change in operating assets and liabilities:
Decrease (increase) in prepaid expenses	727	20,982	(8,076)
Increase in accrued expenses	214,652	50,178	1,088,408
Increase (decrease) in accrued franchise taxes	4,912	(9,707)	6,385
Increase in deferred interest	3,378	48,545	333,978
Net cash used in operating activities	(80,096)	(85,296)	(1,271,542)
Cash flows from investing activities:
Purchase of short-term investments, net	—	(65,169)	(78,994)
Investments held in trust fund	—	(99,000)	(32,747,500)
Disbursement of investments held in trust	—	—	5,561,686
Disbursement of interest earned on investments held in the trust	—	—	300,000
Net cash used in investing activities	—	(164,169)	(26,964,808)
Cash flows from financing activities:
Proceeds from sale of shares of common stock to founding stockholders	—	—	25,000
Proceeds from notes payable to stockholders	—	—	100,000
Repayment of notes payable to stockholders	—	—	(100,000)
Proceeds from (repayment of) advances from Officers	66,432	(25,382)	279,598
Gross proceeds from initial public offering	—	—	34,500,000
Proceeds from sale of insider warrants	—	—	1,250,000
Proceeds from issuance of underwriting purchase option	—	—	100
Payment of costs associated with offering	—	—	(2,251,463)
Payment to converting shareholders	—	—	(5,561,686)
Net cash provided by (used in) financing activities	66,432	(25,382)	28,241,549
Net (decrease) increase in cash	(13,664)	(274,847)	5,199
Cash at beginning of period	18,863	339,220	—
Cash at end of period	$5,199	$64,373	$5,199
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting discount & commission			$345,000

The accompanying notes should be read in conjunction with these unaudited condensed consolidated financial statements.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

Pantheon China Acquisition Corp. was incorporated in Delaware on April 10, 2006 as a blank check company whose objective is to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China.

The unaudited condensed consolidated financial statements include the accounts of Pantheon China Acquisition Corp. and its wholly owned subsidiary Pantheon Arizona Corp. (collectively referred to as the “Company”). All significant intercompany transactions and balances have been eliminated.

The condensed consolidated financial statements at March 31, 2009 and for the periods ended March 31, 2009 and 2008 are unaudited and have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2009, the results of its operations and its cash flows for the three months ended March 31, 2009, the three months ended March 31, 2008 and for the period from April 10, 2006 (inception) to March 31, 2009 and its changes in stockholders’ equity for the three months ended March 31, 2009 and for the period from April 10, 2006 (inception) through March 31, 2009. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the period ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 31, 2009, as amended on May 5, 2009. The December 31, 2008 balance sheet and the statement of stockholders’ equity for the period ended December 31, 2006 and the years ended December 31, 2007 and 2008 have been derived from these audited financial statements. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the December 31, 2008 audited financial statements.

All activity from April 10, 2006 (inception) through December 20, 2006 related to the Company’s formation and initial public offering described below. Subsequent to December 20, 2006, the Company has been seeking a business combination with an operating business. On November 3, 2008, the Company entered into a merger agreement, the details of which are described in further detail below.

There is substantial doubt about the Company’s ability to continue as a going concern as a result of the requirement that the Company complete a business combination by September 30, 2009 or prior as disclosed below and as a result of a working capital deficiency as of March 31, 2009, as discussed in the following paragraph.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on December 14, 2006. The Company consummated the offering on December 20, 2006. Concurrently with to the consummation of the Offering, certain of the Company’s officers, directors and special advisors purchased an aggregate of 2,083,334 insider warrants from the Company in a private placement (the “Private Placement”) (Note 3). The insider warrants sold in the Private Placement were identical to the warrants underlying the units sold in the Offering, except that if the warrants are called for redemption, the insider warrants may be exercisable on a cashless basis, as described in Note 3 below. The Company received net proceeds from the Offering and the Private Placement of $33,153,914 (Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in the People’s Republic of

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

China (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, including the over-allotment option, an amount of $32,747,500 of the net proceeds was deposited in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, such funds will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s Chairman of the Board, Chief Executive Officer and President has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that he will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition Pantheon was allowed to withdraw and did withdraw $300,000 of interest earned on the trust account on December 31, 2007, to fund working capital. Further, approximately $5.6 million was withdrawn from trust to pay shareholders electing to convert their shares in connection with the special meeting of shareholders on December 14, 2008 described below.

Prior to Pantheon’s filing of an amendment to its certificate of incorporation on December 14, 2008, the Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company in the event that the Company did not consummate a Business Combination by December 14, 2008. On December 14, 2008, Pantheon held a special meeting of its stockholders to approve amending its Certificate of Incorporation to extend the deadline by which a business combination must be approved or Pantheon would be obligated to liquidate from December 14, 2008 to September 30, 2009, and provide conversion rights to the holders of up to 20% of its public shares (5,750,000 shares sold in the IPO) in connection with such vote to approve the amendment of its certificate of incorporation. At the special meeting, the holders of a total of 4,857,699 shares voted in favor of the amendment to its charter and the granting of such conversion rights and the holders of 929,613 of Pantheon’s public shares perfected their conversion rights in connection therewith and the converting shareholders received approximately $5.6 million in cash. Accordingly, on December 14, 2008 Pantheon filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the amendment approved by its stockholders. As a result, if the Company has not completed a Business Combination by September 30, 2009, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In addition pursuant to the Put and Call Option Agreement (see below), Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination with CCBS (see merger agreement below) is abandoned prior to exercise of either the Put and Call Option (see below) or if Modern elects not to extend the period of the call options. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3). The Company plans to address these matters by working toward completing a business combination (see merger agreement below) and funding its operations by obtaining advances from its Executive Officers and Directors and potentially from the company with which it has signed a merger agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

On December 10, 2008, Pantheon entered into a Put and Call Option Agreement with Modern Develop Limited and YA Global and a separate Put and Call Option Agreement with Modern Develop Limited and Victory Park. Modern Develop Limited, YA Global and Victory Park are all independent third parties. YA Global and Victory Park acquired from several of Pantheon’s largest stockholders 4,547,399 shares of common stocks of Pantheon in the aggregate through negotiated private transactions. Under the relevant purchase agreements, Pantheon’s representatives were given proxies over such shares in voting for the Extension Proposal.

Pursuant to the Put and Call Option Agreements, Modern has the right to purchase an aggregate of 4,547,399 shares of common stock of Pantheon from YA Global and Victory Park at an exercise price of $5.97 per share. Modern’s call options have an initial term commencing on the date of the Agreements and ending on June 30, 2009, and may be extended to September 30, 2009 or on the record date of a business combination if not exercised sooner. Modern paid an option fee for the initial term and in the event Modern elects to extend the call options it will be required to pay an additional extension option fee to YA Global and Victory Park, in each case pro rata to the number of shares held by the two investors.

In addition, Pantheon’s CEO agreed to transfer his right, title and interest in 250,000 founder shares to Victory Park and YA Global. Pursuant to SEC Staff Accounting Bulletin Topic 5T, the Company recorded an expense of $245,600 with an offsetting credit to additional paid-in capital in connection with this transaction based upon management’s estimate of the fair value of the shares utilizing a probability method.

Pursuant to the Put and Call Option Agreements, Pantheon has agreed to effect a liquidation in accordance with Delaware law in the event the business combination is abandoned prior to the exercise of the call option or if Modern elects not to extend the period of the call options.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of outstanding shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares sold in the IPO may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the related interest earned (net of the amounts permitted to be withdrawn for working capital) has been classified as deferred interest in the accompanying March 31, 2009 and December 31, 2008 balance sheets.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

Merger Agreement

On November 3, 2008, the Company entered into an agreement and plan of merger, conversion and share exchange (“Merger Agreement”) with China Cord Blood Services Corporation (“CCBS”) and certain shareholders of CCBS, including Golden Meditech Company Limited (“Golden Meditech”, Stock Code: 8180.HK) (collectively, the “Selling Shareholders”). Pursuant to the Merger Agreement, following receipt of stockholder approval by both Pantheon and closing conditions defined in the agreement, Pantheon will complete a corporate reorganization that will result in holders of Pantheon securities holding securities in Pantheon Cayman Acquisition Corp. (“Pantheon Cayman”), a Cayman Islands exempted company formed as a result of a redomestication procedure, and the Selling Shareholders will exchange the outstanding shares of CCBS held by them for ordinary shares of Pantheon Cayman.

Shareholders owning approximately 94% of the outstanding shares of CCBS have entered into the Merger Agreement. Each remaining shareholder of CCBS may elect to participate in the proposed transactions on the same terms and conditions as the other Selling Shareholders. If all of the remaining shareholders of CCBS elect to participate in the proposed transaction, immediately after the closing of the proposed transaction, the Selling Shareholders will receive an aggregate of 57,851,240 Pantheon Cayman ordinary shares. In addition, pursuant to an earn-out provision in the Merger Agreement, Pantheon Cayman has agreed to issue, over a period of three years, warrants exercisable for up to 9,000,000 ordinary shares of Pantheon Cayman to CCBS’s senior management based on the percentage increase in the number of new subscribers during the relevant periods. Each warrant will be exercisable for one ordinary share of Pantheon Cayman at an exercise price equal to the lower of $5.00 and the market price on the date of issuance and has a term of five years.

Assuming no other CCBS shareholders elect to participate in the proposed transactions, immediately after the closing of the proposed transactions, Pantheon Cayman will have acquired 93.94% of the issued and outstanding ordinary shares of CCBS through the issuance of 54,345,104 Pantheon Cayman ordinary shares, or approximately 90% of the combined company. Following closing, Pantheon Cayman will change its name to China Cord Blood Corporation.

2. Summary of Significant Accounting Policies

Pursuant to the provisions as prescribed in SFAS 157, the Company categorizes its financial instruments into a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets recorded at fair value on the Company’s consolidated balance sheets are categorized as follows:

Level 1: Unadjusted quoted prices for identical assets in an active market.

Level 2: Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the assets. Level 2 inputs include the following:

•	Quoted prices for similar assets in active market,
•	Quoted prices for identical or similar assets in non-active markets,
•	Inputs other than quoted market prices that are observable, and
•	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Level 3: Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumption about the assumptions a market participant would use in pricing the asset.

The following table presents the Company’s hierarchy for its financial instruments measured at fair value on a recurring basis as of March 31, 2009:

	March 31, 2009
	Total	Level 1	Level 2	Level 3
Investments Held in Trust	$28,853,895	$28,853,895	$—	$—

Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 11,500,000 outstanding warrants issued in connection with the initial public offering, and 2,083,334 outstanding warrants issued in connection with the private placement have not been considered in diluted income per share calculations since such warrants are contingently exercisable. The effects of the 500,000 units (representing 1,500,000 shares of common stock and equivalents) included in the underwriters’ option has not been considered in the calculation of diluted earnings per common share since the average market price of a unit through March 31, 2009 and December 31, 2008 was less than the exercise price per unit.

In December 2007, the FASB released SFAS 141(R), Business Combinations (revised 2007) (“SFAS 141 (R)”), which changes many well-established business combination accounting practices and significantly affects how acquisition transactions are reflected in the consolidated financial statements. Additionally, SFAS 141 (R) will affect how companies negotiate and structure transactions, model financial projections of acquisitions and communicate to stakeholders. SFAS 141 (R) must be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will apply the provisions of SFAS 141(R) to any acquisitions completed after January 1, 2009.

In December 2007, the FASB released SFAS 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), which established accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires consolidated net income to be reported at amounts that include the amount attributable to both the parent and the noncontrolling interests and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest was reported as an expense or other deduction in arriving at consolidated net income. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will apply the provisions of SFAS 160 to any acquisitions completed after January 1, 2009 that result in a non-controlling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The adoption of EITF 07-5 did not have a material effect on its consolidated financial statements.

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

3. Initial Public Offering

On December 20, 2006, the Company sold 5,750,000 units (“Units”), including 750,000 Units relating to the underwriters’ over-allotment option, in the Offering at an offering price of $6.00. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or December 14, 2007 and expiring December 13, 2010. The Warrants will be redeemable, at the Company’s option, with the prior consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of 5.5% of the gross proceeds of the Offering and a non-accountable expense allowance of 0.5% of the gross proceeds of the Offering. However, the underwriters have agreed that a portion of the underwriting discount amounting to 1.0% of the gross proceeds of the offering will not be payable unless and until the Company completes a Business Combination and has waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. Approximately $345,000 is being held in the Trust Account as deferred underwriting discount.

In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 500,000 Units at an exercise price of $6.60 per Unit. The Units issuable upon exercise of the Option are identical to the Units sold in the Offering. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as a cost of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Option is approximately $1,440,951 ($2.88 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 52.0%, (2) risk-free interest rate of 4.90% and (3) expected life of 5 years. The Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Initial Public Offering  – (continued)

the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the Option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the Option or the Warrants underlying the Option. The holder of the Option will not be entitled to exercise the Option or the Warrants underlying the Option unless a registration statement covering the securities underlying the Option is effective or an exemption from registration is available. If the holder is unable to exercise the Option or underlying Warrants, the Option or Warrants, as applicable, will expire worthless. The Warrants underlying the Option Units are exercisable at the same price as the Public Warrants.

4. Private Placement

The Company’s directors and certain special advisors and their members purchased 2,083,334 Warrants (“Insider Warrants”) at $0.60 per Warrant (for an aggregate purchase price of approximately $1,250,000) privately from the Company. The purchase price of the Warrants was in excess of their estimated fair value. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the Warrants underlying the Units sold in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable, at the Initial Stockholders’ option, on a “cashless basis” so long as such securities are held by such Initial Stockholders or their affiliates. Additionally, such purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

5. Investments Held in Trust

Reconciliation of investments held in trust as of March 31, 2009 is as follows:

	For the Three Months Ended March 31, 2009		Period from April 10, 2006 (Inception) to March 31, 2009
Investments held in trust, beginning of period:		$28,839,727	$—
Contribution to trust		$—	$32,747,500
Interest income received		$14,168	$1,968,081
Withdrawal to fund operations(a)		$—	$(300,000)
Distribution to converting shareholders on extension vote(b)	$		$(5,561,686)
Withdrawals to fund estimated taxes		$—	$—
Balance at end of period		$28,853,895	$28,853,895

(a)	Amount is limited to $300,000.
(b)	For shareholders who elected to convert their shares in the special meeting held in December 14, 2008.

6. Related Party Transactions

The advances from officers totaled $279,598 and $213,166 on March 31, 2009 and December 31, 2008, respectively. None of these advances is interest bearing.

The CEO of Pantheon agreed to transfer his right, title and interest in 250,000 founder shares in connection with the option agreement (see Note 1).

PANTHEON CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Commitments

The Company presently occupies office space provided by Beijing Kiview Real Estate Agency Co., Ltd. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on December 14, 2006. The statement of income includes administrative management expense of $22,500 relating to this agreement for the three months ended March 31, 2009 and 2008, and $207,045 for the cumulative period from April 10, 2006 (inception) to March 31, 2009.

Pursuant to letter agreements dated as of June 26, 2006 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Initial Stockholders and holders of the Insider Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities), as the case may be. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register such securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Representative has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay the Representative a cash transaction fee equal to 1% of the total consideration paid in connection with the Business Combination, with a maximum fee to be paid of $300,000.

In connection with the Offering, the Company has agreed to pay the underwriters 1.0% of the underwriting discounts upon completion of its Business Combination, as described in Note 3 above. The Company has recorded the deferred underwriting fees payable to the underwriters as an expense of the public offering resulting in a charge directly to stockholders’ equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
China Cord Blood Services Corporation

We have audited the accompanying consolidated balance sheets of China Cord Blood Services Corporation (the “Company”) and subsidiaries (collectively the “Group”) as of March 31, 2007 and 2008, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2008, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Cord Blood Services Corporation and subsidiaries as of March 31, 2007 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2(k) to the consolidated financial statements, the Company established vendor-specific objective evidence of fair value for the undelivered cord blood storage services during the year ended March 31, 2008, and has begun to account for cord blood processing services and storage services as two separate units of accounting under the provisions of Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

The accompanying consolidated financial statements as of and for the year ended March 31, 2008 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2(b) to the consolidated financial statements.

/s/ KPMG
Hong Kong, China

May 31, 2008

CHINA CORD BLOOD SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS
As of March 31, 2007 and 2008

			March 31,
	Note		2007	2008	2008
			RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents			160,996,596	228,786,970	33,695,190
Accounts receivable, less allowance for doubtful accounts (March 31, 2007: RMB368,412, March 31, 2008: RMB1,239,239 (US$182,512))	3		7,608,680	23,334,221	3,436,607
Inventories	4		1,517,415	7,422,423	1,093,156
Prepaid expenses and other receivables	5		2,095,303	7,823,939	1,152,291
Deferred cord blood processing costs	8		1,616,704	—	—
Deferred tax assets	17		609,312	1,006,111	148,178
Total current assets			174,444,010	268,373,664	39,525,422
Property, plant and equipment, net	6		91,508,412	201,246,144	29,639,044
Non-current prepayments and other assets	7		65,341,268	15,727,824	2,316,356
Non-current accounts receivable, less allowance for doubtful accounts (March 31, 2007: RMBNil, March 31, 2008: RMB318,000 (US$46,834))	3		—	25,383,000	3,738,347
Inventories	4		22,130,909	25,963,087	3,823,780
Deferred cord blood processing costs	8		25,457,636	—	—
Intangible asset, net	9		—	28,238,991	4,158,970
Available-for-sale equity securities	10		—	37,810,603	5,568,654
Structured deposit	11		—	33,571,998	4,944,402
Deferred offering costs			—	7,776,388	1,145,288
Deferred tax assets	17		9,835,080	—	—
Total assets			388,717,315	644,091,699	94,860,263
LIABILITIES
Current liabilities
Accounts payable			1,215,761	3,695,845	544,315
Accrued expenses and other payables	12		2,380,092	11,925,846	1,756,410
Deferred revenue	8		15,306,596	14,758,030	2,173,527
Income tax payable			121,573	1,992,360	293,430
Amount due to related party	19	(b)	136,814	—	—
Total current liabilities			19,160,836	32,372,081	4,767,682
Deferred revenue	8		115,265,252	72,178,558	10,630,283
Other non-current liabilities			3,124,878	13,722,533	2,021,020
Deferred tax liabilities	17		—	4,847,660	713,952
Total liabilities			137,550,966	123,120,832	18,132,937
Commitments and contingencies	24
Minority interests			—	1,530,749	225,446
Redeemable ordinary shares, (March 31, 2007: China Stem Cells Holdings Limited – US$1 par value, 242,000 shares issued and outstanding (redemption value of US$23,201,508), March 31, 2008: China Cord Blood Services Corporation – US$0.01 par value, 40,898,000 shares issued and outstanding (redemption value of US$49,267,977))	13		159,185,455	361,681,667	53,267,598
Shareholders’ equity
Ordinary shares (March 31, 2007: China Stem Cells Holdings Limited – US$1 par value, 10,000,000 authorized, 1,210,000 shares issued and outstanding, March 31, 2008: China Cord Blood Services Corporation – US$0.01 par value, 1,000,000,000 authorized, 121,000,000 shares issued and outstanding)	14	(a)	9,578,663	9,578,663	1,410,722
Additional paid-in capital			128,009,717	131,200,508	19,322,892
Accumulated other comprehensive loss			(2,884,314)	(31,303,031)	(4,610,234)
Retained earnings/(deficit)			(42,723,172)	48,282,311	7,110,902
Total shareholders’ equity			91,980,894	157,758,451	23,234,282
Total liabilities, redeemable ordinary shares and shareholders’ equity			388,717,315	644,091,699	94,860,263

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended March 31, 2006, 2007 and 2008

			Year Ended March 31,
	Note		2006	2007	2008	2008
			RMB	RMB	RMB	US$
Revenues	15		6,032,265	12,721,628	233,081,230	34,327,638
Direct costs(a)	16		(5,150,734)	(7,634,545)	(60,735,358)	(8,944,956)
Gross profit			881,531	5,087,083	172,345,872	25,382,682
Operating expenses
Research and development			—	(1,500,000)	—	—
Sales and marketing	16		(8,877,842)	(11,697,797)	(26,580,131)	(3,914,657)
General and administrative(a)	16		(3,490,551)	(8,926,872)	(20,362,843)	(2,998,990)
Impairment losses and other operating expenses	6		(13,457,307)	—	—	—
Total operating expenses			(25,825,700)	(22,124,669)	(46,942,974)	(6,913,647)
Operating (loss)/income			(24,944,169)	(17,037,586)	125,402,898	18,469,035
Other income/(expense), net
Interest income			7,713	2,793,262	7,414,371	1,091,970
Exchange gain/(loss)			3,169,560	1,121,562	(2,864,939)	(421,941)
Others			110,667	184,637	5,749,596	846,786
Total other income, net			3,287,940	4,099,461	10,299,028	1,516,815
(Loss)/income before income tax and minority interests			(21,656,229)	(12,938,125)	135,701,926	19,985,850
Income tax benefit/(expense)	17		3,597,462	3,360,603	(17,807,566)	(2,622,655)
(Loss)/income before minority interests			(18,058,767)	(9,577,522)	117,894,360	17,363,195
Minority interests			—	—	(884,128)	(130,212)
Net (loss)/income			(18,058,767)	(9,577,522)	117,010,232	17,232,983
Other comprehensive income/(loss)
Net unrealized loss in available-for-sale equity securities, net of nil tax			—	—	(10,561,906)	(1,555,532)
Foreign currency translation gain/(loss), net of nil tax			1,747	(2,886,061)	(17,856,811)	(2,629,908)
			1,747	(2,886,061)	(28,418,717)	(4,185,440)
Total comprehensive (loss)/income			(18,057,020)	(12,463,583)	88,591,515	13,047,543
Net (loss)/income per share:	2	(r)
Attributable to ordinary shares
– Basic			(0.18)	(0.11)	0.57	0.08
– Diluted			(0.18)	(0.11)	0.55	0.08
Attributable to redeemable ordinary shares
– Basic			—	0.38	1.24	0.18
– Diluted			—	0.38	1.22	0.18

(a)	Includes the following expenses resulting from transactions with related parties (see note 19(a)):

	Year Ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Direct costs
– rental expenses	(1,670,400)	(1,670,400)	(1,670,400)	(246,012)
General and administrative expenses
– rental expenses	(417,600)	(417,600)	(417,600)	(61,503)

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended March 31, 2006, 2007 and 2008

			Ordinary Share Capital		Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings/ (Deficit)	Total Shareholders’ Equity
	Note		No. of Shares	Amount
				RMB	RMB	RMB	RMB	RMB
Balance as of April 1, 2005			100	828	39,281,355	—	(10,808,883)	28,473,300
Net loss			—	—	—	—	(18,058,767)	(18,058,767)
Net effect of foreign currency translation adjustment, net of nil tax			—	—	—	1,747	—	1,747
Balance as of March 31, 2006			100	828	39,281,355	1,747	(28,867,650)	10,416,280
Net loss			—	—	—	—	(9,577,522)	(9,577,522)
Net effect of foreign currency translation adjustment, net of nil tax			—	—	—	(2,886,061)	—	(2,886,061)
Conversion of loans to shares	14	(a)	21	166	95,567,031	—	—	95,567,197
Stock split in the form of a dividend	14	(a)	1,209,879	9,577,669	(9,577,669)	—	—	—
Accretion to redeemable ordinary shares redemption value	13		—	—	—	—	(4,278,000)	(4,278,000)
Share-based compensation expenses, net of nil tax	18		—	—	2,739,000	—	—	2,739,000
Balance as of March 31, 2007			1,210,000	9,578,663	128,009,717	(2,884,314)	(42,723,172)	91,980,894
Net income			—	—	—	—	117,010,232	117,010,232
Net effect of foreign currency translation adjustment, net of nil tax			—	—	—	(17,856,811)	—	(17,856,811)
Net unrealized loss in available-for-sale equity securities, net of nil tax	10		—	—	—	(10,561,906)	—	(10,561,906)
Accretion to redeemable ordinary shares redemption value	13		—	—	—	—	(26,004,749)	(26,004,749)
Share-based compensation expenses, net of nil tax	18		—	—	3,190,791	—	—	3,190,791
Effect of reorganization	14	(a)	119,790,000	—	—	—	—	—
Balance as of March 31, 2008			121,000,000	9,578,663	131,200,508	(31,303,031)	48,282,311	157,758,451
Balance as of March 31, 2008 – US$				1,410,722	19,322,892	(4,610,234)	7,110,902	23,234,282

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2006, 2007 and 2008

			Year Ended March 31,
	Note		2006	2007	2008	2008
			RMB	RMB	RMB	US$
Cash flow from operating activities
Net (loss)/income			(18,058,767)	(9,577,522)	117,010,232	17,232,983
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
– Loss on disposal of property, plant and equipment			—	97,278	269,852	39,743
– Depreciation of property, plant and equipment	16		3,071,268	3,217,579	4,659,989	686,312
– Amortization of intangible asset	9		—	—	890,054	131,085
– Deferred income taxes	17		(3,597,462)	(5,024,382)	10,648,696	1,568,314
– Impairment of construction-in-progress	6		13,457,307	—	—	—
– Unrealized gain on remeasurement of trading securities to fair value			(126,480)	—	—	—
– Unrealized gain on remeasurement of structured deposit to fair value	11		—	—	(5,742,388)	(845,725)
– Share-based compensation expenses	18		—	2,739,000	3,190,791	469,932
– Provision for doubtful accounts	3		220,005	148,407	1,188,827	175,087
Changes in operating assets and liabilities:
– Non-current prepayments and other assets			—	—	(14,442,981)	(2,127,127)
– Trading securities			—	726,480	—	—
– Accounts receivable			2,569,844	(3,500,405)	(42,297,368)	(6,229,454)
– Inventories			(2,424,297)	(1,480,017)	(5,874,556)	(865,190)
– Prepaid expenses and other receivables			461,625	(1,929,658)	(5,621,909)	(827,981)
– Accounts payable			(1,513,957)	51,662	2,480,084	365,260
– Accrued expenses and other payables			536,218	500,335	5,712,659	841,347
– Deferred cord blood processing costs			(7,962,875)	(13,772,199)	27,074,340	3,987,443
– Deferred revenue			32,806,806	70,382,105	(43,635,260)	(6,426,495)
– Other non-current liabilities			1,430,294	1,230,141	10,597,655	1,560,797
– Income tax payable			—	121,573	1,870,787	275,525
Net cash provided by operating activities			20,869,529	43,930,377	67,979,504	10,011,856
Cash flow from investing activities
Purchase of property, plant and equipment			(4,886,538)	(2,082,632)	(77,495,913)	(11,413,410)
Deposit for acquisition of property, plant and equipment			—	(32,410,700)	(1,284,843)	(189,229)
Proceeds from disposal of property, plant and equipment			37,077,688	40,074,000	115,149	16,959
Cash acquired from purchase of subsidiary			—	—	519,164	76,461
Loan to potential investee	7		—	(1,981,284)	(834,266)	(122,869)
Purchase of structured deposit	11		—	—	(30,173,520)	(4,443,882)
Investment in available-for-sale equity securities	10		—	—	(53,698,536)	(7,908,590)
Deposit for acquisition of subsidiary	7		—	(30,949,284)	—	—
Net cash provided by/(used in) investing activities			32,191,150	(27,349,900)	(162,852,765)	(23,984,560)
Cash flow from financing activities
Net proceeds from issuance of redeemable ordinary shares	13		—	154,907,455	176,491,463	25,993,235
Payment of deferred offering costs			—	—	(4,352,621)	(641,043)
Repayment of bank loan			(30,000,000)	—	—	—
Repayment to related parties			(23,578,874)	(9,961,962)	(136,814)	(20,150)
Net cash (used in)/provided by financing activities			(53,578,874)	144,945,493	172,002,028	25,332,042
Effect of foreign currency exchange rate change on cash			—	(5,122,507)	(9,338,393)	(1,375,336)
Net (decrease)/increase in cash and cash equivalents			(518,195)	156,403,463	67,790,374	9,984,002
Cash and cash equivalents:
At beginning of year			5,111,328	4,593,133	160,996,596	23,711,188
At end of year			4,593,133	160,996,596	228,786,970	33,695,190
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes			—	1,542,206	5,288,083	778,816
Non-cash transaction:
Conversion of loan from a related party to ordinary shares	14	(a)	—	95,567,197	—	—

See accompanying notes to the consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and basis of presentation

(a) Principal activities

China Cord Blood Services Corporation (the “Company”) and its subsidiaries (collectively “the Group”) are principally engaged in the provision of umbilical cord blood storage and ancillary services in its cord blood banks in the People’s Republic of China (“PRC”). As of March 31, 2008, the Group operates cord blood banks in the Beijing municipality and Guangdong, the PRC.

The Group provides cord blood testing, processing and storage services under the direction of subscribers for a cord blood processing fee and a storage fee. The Group also tests, processes and stores donated cord blood, and provides matching services to the public for a fee.

The operation of cord blood banks in the PRC is regulated by certain laws and regulations. Cord blood bank operators in the PRC are required to possess a Blood Station Operation License. The licensing process for a cord blood bank is stringent and lengthy. The Ministry of Health of the PRC and the local Departments of Health have granted Blood Station Operation Licenses to cord blood banks that provide cord blood banking services. Cord blood banks collecting cord blood units from donors and providing matching cord blood units to the public without a duly obtained Blood Station Operation License face the risk of being shut down by the government. Only six cord blood banking licenses have been issued by the relevant PRC authorities as of March 31, 2008, of which the Company holds two. Due to the lack of a consistent and well-developed regulatory framework, operation in the cord blood banking industry in the PRC involves significant ambiguities, uncertainties and risks. The industry is highly regulated and any unilateral changes in regulations by the authorities may have significant adverse impact on the Group’s results of operations.

(b) Reorganization

The Company was incorporated in the Cayman Islands in January 2008 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company was incorporated as part of the reorganization of China Stem Cells Holdings Limited (“CSC Holdings”).

In January 2005, a shareholder of Beijing Jiachenhong Biological Technologies Co., Limited (“Beijing Jiachenhong”) established CSC Holdings, a company incorporated in the Cayman Islands under the Cayman Islands Companies Law as an exempted company with limited liability. In March 2005, in consideration of the issuance of ordinary shares by CSC Holdings to the equity holders of Beijing Jiachenhong in proportion to each of their beneficial interest in Beijing Jiachenhong, the entire equity interest in Beijing Jiachenhong was acquired by CSC Holdings. Upon completion of these activities (the “Share Transfer”), Beijing Jiachenhong became a wholly-owned subsidiary of CSC Holdings. The proportionate ownership of CSC Holdings immediately after and Beijing Jiachenhong before the Share Transfer is substantially the same.

Further, a shareholder of CSC Holdings incorporated the Company in January 2008. On February 21, 2008, in consideration of the Company’s issuance of 100 ordinary shares to the shareholders of CSC Holdings for every one ordinary share of CSC Holdings, and the issuance of 100 redeemable ordinary shares to the holders of such shares for every redeemable ordinary share of CSC Holdings, the entire equity interest in CSC Holdings was acquired by the Company. Upon completion of these activities (the “Reorganization”), CSC Holdings and Beijing Jiachenhong became wholly-owned subsidiaries of the Company. The proportionate ownership of the Company immediately after and CSC Holdings before the Reorganization is substantially the same.

Beijing Jiachenhong was established under the laws of the PRC in June 2001 as a domestic limited liability company. It became a Sino-Foreign Investment Enterprise in September 2003 and became a Wholly Foreign Owned Enterprise (“WFOE”) in March 2005. Beijing Jiachenhong is engaged in the provision of umbilical cord blood storage and ancillary services in the Beijing municipality.

In May 2007, China Stem Cells (South) Company Limited, a 90% subsidiary of the Group, acquired the entire equity interest in Guangzhou Municipality Tianhe Nuoya Bio-engineering Co. Ltd (“Guangzhou Nuoya”), for consideration of RMB30,949,284 (US$4,558,135) (Note 23). Guangzhou Nuoya was established under the

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Principal activities, reorganization and basis of presentation  – (continued)

laws of the PRC in June 1997 as a domestic limited liability company. It became a WFOE in May 2007. Guangzhou Nuoya has been granted the right to operate cord blood banks in Guangdong Province, the PRC.

(c) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

As the Reorganization was completed for the sole purpose of establishing the legal structure of the Group, and as the shareholders’ proportionate equity interests in the Company upon consummation of the Reorganization were substantially identical to their proportionate equity interests in CSC Holdings just prior to the consummation of the Reorganization, the Reorganization has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements include the assets and liabilities of CSC Holdings at their historical carrying amounts. In addition, the accompanying consolidated financial statements present the results of the Group as if CSC Holdings was transferred to the Company as of the beginning of the earliest period presented.

Similarly, as the shareholders’ proportionate equity interests in CSC Holdings upon consummation of the Share Transfer were substantially identical to their proportionate equity interests in Beijing Jiachenhong just prior to the consummation of the Share Transfer, the Share Transfer has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements include the assets and liabilities of Beijing Jiachenhong at their historical carrying amounts. In addition, the accompanying consolidated financial statements present the results of the Group as if Beijing Jiachenhong was transferred to CSC Holdings as of the beginning of the earliest period presented.

Assets injected by the then majority shareholder as part of the contributed capital upon the incorporation of Beijing Jiachenhong were stated at their historical carrying amounts.

2 Summary of significant accounting policies

(a) Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Foreign currency transactions

The functional currency of Beijing Jiachenhong and Guangzhou Nuoya is Renminbi (“RMB”) and that of the Company is Hong Kong dollars (“HK$”). The reporting currency of the Company is RMB.

Transactions of Beijing Jiachenhong and Guangzhou Nuoya denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

Transactions of the Company denominated in currencies other than HK$ are translated into HK$ at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into HK$ using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

Assets and liabilities of the Company are translated into RMB using the exchange rate on the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. The gains and losses resulting from translation of financial statements of the Company are recorded as a separate component of accumulated other comprehensive loss within shareholders’ equity.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

Commencing from July 21, 2005, the PRC government moved the RMB into a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. The exchange rate of the U.S. dollar against the RMB was adjusted from approximately RMB8.28 per U.S. dollar on July 20, 2005 to RMB8.11 per U.S. dollar on July 21, 2005. The exchange rate has continued to fluctuate since the initial adjustment.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the PBOC or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.

For the convenience of the readers, the March 31, 2008 amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.7899, being the noon buying rate of U.S. dollars in effect on September 30, 2008 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on September 30, 2008 or at any other date.

(c) Use of estimates

The preparation of the consolidated financial statements, in accordance with US GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These include the establishment of vendor-specific objective evidence of the fair value of the undelivered deliverables in revenue arrangements with multiple deliverables, and the estimation of direct costs of the provision of donated cord blood for transplantation and research. Other significant items subject to estimates and assumptions include the carrying amount of property, plant and equipment, intangible asset and investment securities; valuation allowances for receivables, inventories and deferred income tax assets; and valuation of share-based compensation. Actual results could differ from those estimates.

(d) Cash and cash equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. None of the Group’s cash is restricted as to withdrawal. Cash and cash equivalents of the Group are mainly maintained in the PRC and are concentrated in a few currencies. As of March 31, 2007 and 2008, cash and cash equivalents maintained in the PRC amounted to RMB132,593,197 and RMB147,413,690 (US$21,710,731), respectively. The Group’s cash and cash equivalents are denominated in U.S. dollars, Renminbi and Hong Kong dollars as follows:

	March 31,
	2007	2008
U.S. dollars	16,592,338	11,859,489
Renminbi	32,951,237	141,612,080
Hong Kong dollars	62,384	3,653,414

(e) Investment securities

Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such designations at each reporting date.

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

A decline in the market value of any available-for-sale security that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Dividend and interest income are recognized in other income when earned.

(f) Accounts receivable

Accounts receivable represent amounts due from subscribers for cord blood processing and storage services, which are recognized in accordance with the Company’s revenue recognition policies (Note 2(k)). Installments receivable from subscribers which are due for repayment beyond one year under deferred payment options are classified as non-current accounts receivable. Accounts receivable are stated net of allowance for doubtful accounts.

The allowance for doubtful accounts is the Group’s best estimate of the amount of estimated losses in the Group’s existing accounts receivable. The Group determines the allowance based on historical write-off experience, customer specific facts and economic conditions.

The Group reviews its allowances for doubtful accounts monthly. Outstanding account balances are reviewed on a pooled basis by ageing of such balances. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group’s PRC subsidiaries are required to comply with local tax requirements on the write-offs of doubtful accounts, which allow for such write-offs only when the related account balances are aged over three years and sufficient evidence is available to prove the debtor’s inability to make payments. For financial reporting purposes, the Group’s PRC subsidiaries generally record write-offs of doubtful accounts at the same time the local tax requirements for the write-offs are met. As a result, there are generally time lags between the time when a provision for doubtful accounts is recorded and the time the doubtful accounts are written off against the related allowance. The Group does not have any off-balance-sheet credit exposure related to its customers.

(g) Inventories

The Group collects, tests, freezes and stores donated umbilical cord blood for future transplantation or research purposes by the public for a fee. Collection, testing and processing costs attributable to the processing of these donated umbilical cord blood are capitalized as inventories, stated at the lower of cost or market on a weighted-average basis, and recognized as direct costs when revenue is recognized upon shipment of the cord blood units. Cost comprises direct materials, direct labor and an allocation of production overheads. Such inventories are not expected to be realized within 12 months from the balance sheet date and are classified as non-current assets.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

(h) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.

Depreciation on property, plant and equipment is calculated based on the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the assets as follows:

Leasehold Improvements	Shorter of the Lease Term or Estimated Useful Lives
Machineries	5 – 10 years
Motor vehicles	5 years
Furniture, fixtures and equipment	5 years

No depreciation is provided in respect of construction-in-progress.

Interest expense incurred related to the construction of property, plant and equipment is capitalized. The capitalization of interest expense as part of the cost of a qualifying asset commences when expenditures for the asset have been made, activities that are necessary to get the asset ready for its intended use are in progress and interest cost is being incurred. The capitalization period ends when the asset is substantially complete and ready for its intended use.

Net interest expense capitalized as a component of construction-in-progress for the year ended March 31, 2006 was RMB1,454,498. The Company did not incur any interest costs for the years ended March 31, 2007 or 2008.

Depreciation of property, plant and equipment attributable to the processing of donated umbilical cord blood for future transplantation is capitalized as part of inventory, and expensed to direct costs upon shipment of the donated cord blood units.

(i) Intangible asset

The Group acquired an operating right for a cord blood bank in Guangdong province, the PRC, through the acquisition of Guangzhou Nuoya, a development stage entity. The operating right is stated at the estimated fair value on the date of acquisition determined using the excess earnings approach with a discount rate of 20%, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful life of the operating right of 30 years.

Given the environment in which the Group currently operates, it is reasonably possible that the estimated economic useful life of the asset or the Group’s estimate that it will recover its carrying amount from future operations could change in the future.

(j) Impairment of long-lived assets

Long-lived assets, including property, plant and equipment and intangible asset with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Fair value is measured by the asset’s discounted cash flows or market value, if readily determinable.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

(k) Revenue recognition

The Group receives fees for collecting, testing, freezing and storing of cord blood units. Once the cord blood units are collected, tested, screened and successfully meet all of the required attributes, the Company freezes the units and stores them in a cryogenic freezer. Under cord blood processing and storage agreements signed with subscribers, the Group charges separate processing fees and storage fees to subscribers and such agreements typically provide for a storage period of eighteen years represented by successive one-year renewal periods.

When evaluating multiple element arrangements, being cord blood processing services and storage services, the Group considers whether the components of the arrangement represent separate units of accounting as defined in Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 requires the following criteria to be met for an element to represent a separate unit of accounting:

(i)	The delivered items have value to a customer on a standalone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered items; and
(iii)	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is probable and within the control of the vendor.

Prior to September 2007, the Group did not offer comparable storage services on a standalone basis, and no such service was offered by third parties in the Company’s markets. Further, pursuant to the cord blood processing and storage agreement, subscribers who terminated the agreement prior to the end of the contract period of eighteen years were charged a penalty based on a certain percentage of the storage fees for the remaining unexpired contract term. Therefore, the annual contract renewal fee was not considered to be substantive. As a result, the Group could not establish vendor-specific objective evidence of the fair value of the “undelivered” storage services and the Group recognized revenues from cord blood processing and storage as a single unit of accounting in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements. Accordingly, the Group recognized processing and storage revenues on a straight-line basis over the eighteen-year contract period. The Group typically charges an initial processing fee which covers collection, testing and freezing of cord blood units. Unearned portions were recognized as deferred revenue in the consolidated balance sheet.

On September 25, 2007, the Group modified all the existing cord blood storage agreements prior to their expiry to waive the penalty chargeable to subscribers for early termination. The Group believes the modification, which results in an annual election by the subscriber to renew the contract for storage services, represents a substantive renewal option which establishes vendor-specific objective evidence of fair value of the “undelivered” storage services. The Group has also commenced the provision of standalone cord blood storage services for cord blood units transferred from other cord blood banks. The annual storage fee charged under such contracts is the same as the renewal fee that the Group offers to its existing subscribers. As the cord blood processing services have value to subscribers on a standalone basis, the criteria for processing services to represent a separate unit of accounting under EITF 00-21 are met. From September 25, 2007 onwards, processing fees are no longer deferred unless received prior to the completion of cord blood collection and testing services. Upon successful completion of such services and that the cord blood unit meets all the required attributes for storage, the Group recognizes processing fees as revenue. Total service fees that the Company charges for the processing of cord blood units and the first year’s storage services are allocated between processing fees and storage fees based on their relative fair value. For agreements signed with subscribers prior to September 25, 2007, deferred revenue of RMB136,509,809 (US$20,104,834) in the consolidated balance sheet is recognized as revenue in September 2007.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

The Group offers its subscribers three payment options:

(1)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period;
(2)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and prepayment of storage fees for multiple periods; and
(3)	Payment of the processing fee by installment over a period of 18 years and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period. The installment option would include an initial payment of RMB1,100 at the signing of the contract and an annual payment of RMB300 for a period of 17 years, representing a surcharge of RMB1,200 to the total amount of processing fees payable under payment options (1) and (2).

Under payment options (1) and (3), cord blood storage fees for subsequent one-year renewal periods are recognized as revenue ratably over the annual storage period.

Under payment option (3), installments due for payment beyond one year are classified as non-current accounts receivable. The incremental fee of RMB1,200 paid by customers under the installment plan is recognized as interest income using the effective interest method.

Under payment option (2), the customer is granted a discount for storage fees. The prepaid storage fees for subsequent one-year renewal periods are recognized as deferred revenue in the consolidated balance sheet and are recognized as revenues on a straight-line basis over the remaining contract period. This payment option is no longer offered to customers since January 1, 2008.

Subscribers may elect to pay the processing fee in full at the time of subscription, or a portion of that in installments, subject to a surcharge. The surcharge is recognized as interest income using the effective interest method.

The Group also stores umbilical cord blood donated by the public, and charges a matching fee when a cord blood unit is delivered to patients in need of transplants or for research purposes. The matching fee represents consideration for successful identification and retrieval of a matching cord blood unit suitable for transplantation or research purposes. The Group recognizes the matching fee when the cord blood unit is delivered and risk of loss is transferred to the recipient. The Group estimates the average number of cord blood units out of which one unit of cord blood will be matched over the period during which the cord blood units will remain active. Cost of that number of cord blood units is charged as direct cost upon the delivery of a cord blood unit for transplantation or research purposes.

In the PRC, business tax at a general rate of 5% on the invoice amount is collected on behalf of tax authorities in respect of the services rendered. Revenue is stated net of business tax.

(l) Deferred cord blood processing costs

Deferred cord blood processing costs are the incremental costs that are directly associated with the provision of cord blood processing services. Deferred costs mainly consist of cord blood collection fees, direct materials and direct labor. Deferred costs are amortized to the consolidated statements of operations over the same period during which the processing revenue is recognized. Amortization of deferred costs for the years ended March 31, 2006, 2007 and 2008 amounted to RMB548,446, RMB1,200,788 and RMB1,119,750 (US$164,914), respectively. Upon the establishment of vendor-specific objective evidence of fair value of the undelivered storage services in September 2007, deferred costs of RMB37,164,911 (US$5,473,558) related to previously deferred processing fees were recognized in the consolidated statement of operations.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

(m) Research and development costs

Research and development costs consist of research expenses on the use of cord blood stem cells in different medical treatments and cost of acquired in-process research and development, and are expensed as incurred. For the three-year period ended March 31, 2008, the Company’s research and development efforts have consisted entirely of payments made to acquire in-process research and development (Note 24(c)).

(n) Retirement and other postretirement benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the consolidated statements of operations as and when the related employee service is provided.

(o) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Effective April 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if any, that is more likely than not being sustained upon examination, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The initial adoption of FIN 48 did not have any impact on the Company’s consolidated financial position or results of operations. The Company has elected to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of operations.

(p) Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising and promotion costs included in sales and marketing expenses amounted to RMB2,806,188, RMB3,028,485 and RMB4,978,262 (US$733,186) for the years ended March 31, 2006, 2007 and 2008, respectively.

(q) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. The Group may consider many factors in making these assessments including past history and the specifics of each matter. As the Group has not become aware of any product liability claims since operations commenced, the Group has not recognized a liability for product liability claims.

(r) Earnings per share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and redeemable ordinary shares based on participating rights in undistributed earnings. Increases in the carrying amount of

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

redeemable ordinary shares are reflected as earnings to holders of redeemable ordinary shares. For the purpose of calculating earnings per share, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if the Share Transfer and the Reorganization as described in Note 1(b) and the stock split as described in Note 14(a) had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods.

The following table sets forth the computation of basic net income/(loss) per share:

	Year Ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Basic net (loss)/income per share:
Net (loss)/income	(18,058,767)	(9,577,522)	117,010,232	17,232,983
Accretion to redeemable ordinary shares redemption value	—	(4,278,000)	(26,004,749)	(3,829,916)
Net (loss)/income attributable to ordinary shareholders	(18,058,767)	(13,855,522)	91,005,483	13,403,067
Denominator:
– ordinary shares	100,000,000	112,427,400	121,000,000
– redeemable ordinary shares	—	8,619,200	38,890,590
	100,000,000	121,046,600	159,890,590
Allocation of undistributed (loss)/income:
– ordinary shares	(18,058,767)	(12,868,931)	68,869,991	10,143,005
– redeemable ordinary shares	—	(986,591)	22,135,492	3,260,062
	(18,058,767)	(13,855,522)	91,005,483	13,403,067
Allocation of net (loss)/income (numerator):
– ordinary shares	(18,058,767)	(12,868,931)	68,869,991	10,143,005
– redeemable ordinary shares	—	3,291,409	48,140,241	7,089,978
	(18,058,767)	(9,577,522)	117,010,232	17,232,983
Basic net (loss)/income per share:
– ordinary shares	(0.18)	(0.11)	0.57	0.08
– redeemable ordinary shares	—	0.38	1.24	0.18

Diluted net income/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of ordinary and dilutive potential ordinary shares outstanding during the year. There was no dilutive potential ordinary share during the year ended March 31, 2006. As of March 31, 2007 and March 31, 2008, there were 10,000,000 dilutive potential ordinary shares, being share options granted to the directors and executives of the Company. Diluted net income/(loss) per share for the year ended March 31, 2007 is the same as basic net income/(loss) per share as the dilutive potential shares have an anti-dilutive effect on net income/(loss) per share.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

Diluted net income per share for the year ended March 31, 2008 is computed as follows:

	Year ended March 31, 2008
	RMB	US$
Denominator:
– ordinary shares (including 5,742,514 dilutive potential shares)	126,742,514
– redeemable ordinary shares	38,890,590
	165,633,104
Allocation of undistributed income:
– ordinary shares	69,637,430	10,256,032
– redeemable ordinary shares	21,368,053	3,147,035
	91,005,483	13,403,067
Allocation of net income (numerator):
– ordinary shares	69,637,430	10,256,032
– redeemable ordinary shares	47,372,802	6,976,951
	117,010,232	17,232,983
Diluted net income per share:
– ordinary shares	0.55	0.08
– redeemable ordinary shares	1.22	0.18

(s) Share option plan

Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), Share-Based Payment, requires that all share-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award. Compensation expense is recognized based on the estimated grant-date fair value using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the same as the vesting period.

(t) Segment reporting

The Group has one operating segment, as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. All of the Group’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

(u) Recently issued accounting standards

(i) SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The Statement does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Group is required to adopt SFAS No. 157 beginning on April 1, 2008. The Statement is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. Subsequently in February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13, and FSP FAS 157-2, Effective Date of FASB Statement No. 157. FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

13. The FSP is effective on initial adoption of Statement 157. FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Group is currently evaluating the impact of adopting SFAS No. 157 on its results of operations and financial position.

(ii) SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the balance sheet, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The Group is required to adopt SFAS No. 159 beginning on April 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. The Group has not early adopted SFAS No.159. Although the Group will continue to evaluate the provisions of SFAS No. 159, the management currently does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s consolidated financial statements.

(iii) SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. Upon initial adoption, the Group will reclassify retroactively minority interests in the consolidated balance sheet within equity, separately from the Group’s equity. Net income or loss and comprehensive income or loss shall also be attributed to the Group and the noncontrolling interest. The Group is in the process of evaluating other impacts SFAS No. 160 will have on the Group’s financial statements upon adoption.

(iv) SFAS No. 141 (Revised)

In December 2007, the FASB issued SFAS No. 141 (Revised), Business Combinations. SFAS No. 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Group is in the process of evaluating the impact SFAS No. 141 (Revised) will have on the Group’s financial statements upon adoption.

(v) SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 introduces new or amended disclosures relating to derivative instruments and hedging activities. The Statement will become effective for the fiscal year beginning after November 15, 2008. The Group is in the process of evaluating the impact SFAS No. 161 will have on the Group’s financial statements upon adoption.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 Accounts receivable, net

Accounts receivable consist of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Accounts receivable	7,977,092	50,274,460	7,404,300
Less: Allowance for doubtful accounts	(368,412)	(1,557,239)	(229,346)
	7,608,680	48,717,221	7,174,954
Representing:
Current portion:
– processing fees	5,875,073	20,642,740	3,040,213
– storage fees	1,730,887	2,286,481	336,747
– others	2,720	405,000	59,647
	7,608,680	23,334,221	3,436,607
Non-current portion – processing fees	—	25,383,000	3,738,347
	7,608,680	48,717,221	7,174,954

The Group offered payment terms to its customers under which they are allowed to make deferred payment of cord blood processing fees in annual installments over eighteen years. Installments due for payment beyond one year are classified as non-current accounts receivable. Any incremental fees paid by customers under the installment plan are recognized as interest income using the effective interest method.

Non-current accounts receivable as of March 31, 2008 will be due for payment as follows:

	March 31, 2008
	RMB	US$
Fiscal year ending March 31,
2010	2,292,300	337,604
2011	2,292,300	337,604
2012	2,292,300	337,604
2013	2,292,300	337,604
2014 and thereafter	16,213,800	2,387,931
	25,383,000	3,738,347

An analysis of the allowance for doubtful accounts is as follows:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Balance at beginning of year	—	220,005	368,412	54,259
Charged to income	220,005	148,407	1,188,827	175,087
Balance at end of year	220,005	368,412	1,557,239	229,346

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 Inventories

Inventories consist of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Consumables and supplies	1,517,415	7,422,423	1,093,156
Donated umbilical cord blood processing costs	22,130,909	25,963,087	3,823,780
	23,648,324	33,385,510	4,916,936

Collection, testing and processing costs attributable to the processing of donated umbilical cord blood are capitalized as inventories. Management assesses the recoverability of such inventories with reference to future projections of matching fees, number of donated cord blood units of the Group, demand for cord blood units for transplantation and research purposes, and the probability of finding a match in light of the number of units held. Based on such assessments, the management considers that the cord blood processing costs capitalized are recoverable and no provision for inventories has been made as of March 31, 2007 and 2008.

5 Prepaid expenses and other receivables

Prepaid expenses and other receivables consist of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Prepaid expenses	1,084,822	6,517,595	959,896
Interest receivable	373,657	27,299	4,020
Other receivables	636,824	1,279,045	188,375
	2,095,303	7,823,939	1,152,291

6 Property, plant and equipment, net

Property, plant and equipment consist of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Leasehold improvements	15,242,138	15,242,138	2,244,825
Machineries	14,012,794	30,104,758	4,433,756
Motor vehicles	1,510,948	2,171,091	319,753
Furniture, fixtures and equipment	2,797,843	6,160,394	907,288
Construction-in-progress	66,763,603	160,850,713	23,689,703
	100,327,326	214,529,094	31,595,325
Less: Accumulated depreciation	(8,818,914)	(13,282,950)	(1,956,281)
	91,508,412	201,246,144	29,639,044

Leasehold improvements are depreciated over the term of the related lease of 10 years.

Construction-in-progress represents capital expenditures in respect of the construction of cord blood storage facilities.

During the year ended March 31, 2006, the Group terminated the construction of two cord blood banks following a change in state policy whereby cord blood banks could only be established in certain designated locations. As a result, the Group assessed the recoverable amount of these assets. Based on the assessment, the

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 Property, plant and equipment, net  – (continued)

entire carrying value of building materials capitalized to the respective cord blood banks under construction of RMB13,457,307 was written off (included in other operating expenses). No impairment or write-down was considered necessary for the remaining cord blood banks under construction.

7 Non-current prepayments and other assets

Included in non-current prepayments and other assets as of March 31, 2007 are deposits for the proposed acquisition of Guangzhou Nuoya of RMB30,949,284, loan receivable from Guangzhou Nuoya of RMB1,981,284 and deposits for the acquisition of properties of RMB32,249,000. Deposits for the proposed acquisition of Guangzhou Nuoya were applied against the purchase consideration upon completion of the acquisition in May 2007 (Note 23). Also during the year ended March 31, 2007, the Group provided Guangzhou Nuoya with an unsecured and interest-free loan which was not expected to be repaid within one year.

Including in non-current prepayments and other assets as of March 31, 2008 are prepaid property rentals of RMB14,442,981 (US$2,127,127) and deposits for purchases of plant and equipment of RMB1,284,843 (US$189,229).

8 Deferred revenue and deferred cord blood processing costs

(a) Deferred revenue consists of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Prepayments by subscribers prior to completion of cord blood processing services	2,265,461	2,644,884	389,532
Unearned processing and storage fees	128,306,387	84,291,704	12,414,278
	130,571,848	86,936,588	12,803,810

(b) An analysis of the unearned processing and storage fees is as follows:

	Year Ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Balance at beginning of year	26,460,112	58,622,782	128,306,387	18,896,654
Deferred revenue arising from new subscribers	37,895,685	82,124,983	188,350,763	27,739,843
Credited to income (Note 15)	(5,733,015)	(12,441,378)	(95,855,637)	(14,117,385)
Write-back of deferred revenue (Note 15)	—	—	(136,509,809)	(20,104,834)
Balance at end of year	58,622,782	128,306,387	84,291,704	12,414,278

(c) Deferred revenue written back in the year ended March 31, 2008 relates to cord blood storage agreements executed in the following periods:

	RMB	US$
Fiscal year ended March 31,
2004 and before	4,406,974	649,049
2005	11,193,583	1,648,564
2006	27,042,107	3,982,696
2007	53,960,009	7,947,099
2008	39,907,136	5,877,426
	136,509,809	20,104,834

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8 Deferred revenue and deferred cord blood processing costs  – (continued)

(d) Deferred cord blood processing costs

Deferred cord blood processing costs are the incremental costs that are directly associated with the provision of cord blood processing services. The amount is amortized on a straight-line basis as the related deferred cord blood processing revenue is recognized. An analysis of deferred cord blood processing costs is as follows:

	Year Ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Balance at beginning of year	5,339,266	13,302,141	27,074,340	3,987,443
Cord blood processing costs incurred during the year	8,511,321	14,972,987	11,210,321	1,651,029
Charged to income	(548,446)	(1,200,788)	(1,119,750)	(164,914)
Write-back of deferred costs	—	—	(37,164,911)	(5,473,558)
Balance at end of year	13,302,141	27,074,340	—	—

(e) Deferred cord blood processing costs written back in the year ended March 31, 2008 relate to cord blood storage agreements executed in the following periods:

	RMB	US$
Fiscal year ended March 31,
2004 and before	1,374,555	202,441
2005	3,184,659	469,029
2006	7,565,620	1,114,246
2007	14,141,154	2,082,675
2008	10,898,923	1,605,167
	37,164,911	5,473,558

9 Intangible asset, net

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Cord blood bank operating right	—	29,129,045	4,290,055
Less: Accumulated amortization	—	(890,054)	(131,085)
	—	28,238,991	4,158,970

Intangible asset represents the cord blood bank operating right in the Guangdong province, the PRC, acquired through the acquisition of Guangzhou Nuoya in May 2007. Amortization expenses are recognized on a straight-line basis over the estimated useful life of 30 years. Amortization of operating right was RMB890,054 (US$131,085) for the year ended March 31, 2008.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 Intangible asset, net  – (continued)

Estimated amortization expenses for the next five years are:

	March 31, 2008
	RMB	US$
Fiscal year ending March 31,
2009	970,968	143,002
2010	970,968	143,002
2011	970,968	143,002
2012	970,968	143,002
2013 and thereafter	24,355,119	3,586,962
Total amortization	28,238,991	4,158,970

10 Available-for-sale equity securities

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Listed equity securities, at market	—	37,810,603	5,568,654

On July 5, 2007, the Group acquired 11,730,000 ordinary shares of CordLife Limited at a total cost of RMB53,698,536 (US$7,908,590). CordLife Limited is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand, and is listed on the Australian Stock Exchange Limited.

Unrealized holding loss recognized in accumulated other comprehensive loss as of March 31, 2008 amounted to RMB10,561,906 (US$1,555,532).

11 Structured deposit

During the year ended March 31, 2008, the Group acquired a structured deposit issued by a financial institution which has a two-year term and carries interest based on changes in an interest rate index which varies inversely with changes in market interest rates in the United States. The interest that the deposit carries, which is payable upon the maturity of the structured deposit, has positive correlation with the interest rate index and will be nil should the interest rate index fall below a certain level on the maturity date. The embedded derivative could at least double the deposit’s initial rate of return and could also result in a rate of return that is at least twice what otherwise would be the market return for such a deposit, and is therefore considered not closely related to the host deposit. The structured deposit is stated at fair value with remeasurements to fair value recognized as other income/(expense). Fair value is measured as the sum of the value of a zero coupon bond and a call option on the interest rate index. Unrealized gain of RMB5,742,388 (US$845,725) has been credited to income for the year ended March 31, 2008.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12 Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Insurance premiums received on behalf of insurance company	432,600	896,931	132,098
Stamp duty, business tax and individual income tax payable	501,088	977,831	144,012
Accrued salaries, bonus and welfare expenses	989,991	2,739,552	403,475
Accrued consultancy and professional fees	—	1,777,457	261,780
Accrued deferred offering costs	—	3,423,767	504,244
Other payables	456,413	2,110,308	310,801
	2,380,092	11,925,846	1,756,410

The Group has an agreement with an insurance company under which the Group is granted the authority to receive insurance premiums on behalf of the insurance company from customers who store umbilical cord blood in the Group’s cord blood bank and are enrolled to the insurance scheme offered by the insurance company. The Group does not assume any credit risk in respect of the insurance premiums and has no obligations to its customers in respect of the insurance policies.

13 Redeemable ordinary shares

On November 9, 2006 and May 15, 2007, Subscription Agreements were entered into between CSC Holdings and subscribers, pursuant to which CSC Holdings issued new redeemable ordinary shares to the subscribers. Details of the redeemable ordinary shares issued are as follows:

Date of Issuance	November 22, 2006		May 15, 2007
Number of redeemable ordinary shares		242,000		166,980
Subscription price per share	$	US82.65	$	US137.74
Net proceeds received
– RMB		154,907,455		176,491,463
– US		$19,568,361		22,933,960

Under the terms of the Subscription Agreements, holders of the redeemable ordinary shares have the right to require CSC Holdings to redeem the shares if a “qualified IPO” has not occurred. For redeemable ordinary shares issued on November 22, 2006, a qualified IPO is defined as an initial public offering of CSC Holdings’s shares on a recognized stock exchange within 24 months from the date of share issuance that values CSC Holdings at no less than US$240,000,000 immediately prior to the initial public offering. For the redeemable shares issued on May 15, 2007, a qualified IPO is defined as an initial public offering of CSC Holdings’s shares on a recognized stock exchange within 20 months from the date of share issuance that values CSC Holdings at no less than US$400,000,000 immediately prior to the initial public offering. In the event of a redemption under this right, CSC Holdings shall redeem the shares at a redemption price equal to the original issue price of the shares, plus an amount which would have accrued on the original issue price at an uncompounded annual rate of 8% from the date of issuance up to and including the date on which such redemption price is paid.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13 Redeemable ordinary shares  – (continued)

Upon the consummation of the Reorganization, the Company acquired all the redeemable ordinary shares of CSC Holdings by the issuance of 100 redeemable ordinary shares of the Company for every redeemable ordinary share of CSC Holdings held by the shareholders, with their redemption rights substantively unchanged. As a result, the Company had a total of 40,898,000 redeemable ordinary shares outstanding as of March 31, 2008.

The accretion to the redemption value (net of related foreign exchange credits for the years ended March 31, 2007 and 2008 of RMB836,780 and RMB1,180,940 (US$173,926), respectively) is reflected as a charge against retained earnings as follows:

	Year ended March 31,
	2007	2008	2008
	RMB	RMB	US$
Redeemable shares issued on:
November 22, 2006	4,278,000	13,591,310	2,001,695
May 15, 2007	—	12,413,439	1,828,221
Total accretion to redemption value	4,278,000	26,004,749	3,829,916

Each redeemable ordinary share has voting rights and is entitled to dividends equivalent to an ordinary share, and rank pari passu in all respects with all ordinary shares of the Company.

14 Shareholders’ equity

(a) Share capital

Prior to the Share Transfer, the contributed capital of Beijing Jiachenhong was RMB38,957,558.

On January 12, 2005, CSC Holdings issued 1 ordinary share at par value of US$1 upon incorporation. In connection with the Share Transfer described in Note 1(b), on March 30, 2005, CSC Holdings issued 99 ordinary shares at par on a pro-rata basis to the shareholders of Beijing Jiachenhong as consideration for the acquisition of Beijing Jiachenhong. The excess of the contributed capital of Beijing Jiachenhong over the nominal value of ordinary shares issued, of RMB38,956,738 has been credited to additional paid-in capital.

Pursuant to an ordinary resolution passed on August 28, 2006, the authorized share capital of CSC Holdings was increased to 10,000,000 ordinary shares of US$1 each. On August 28, 2006, the majority shareholder of CSC Holdings assigned a loan due from Beijing Jiachenhong of RMB95,567,197 to CSC Holdings in exchange for CSC Holdings issuing 21 new ordinary shares to the shareholder. The excess of the loan assigned over the nominal value of ordinary shares issued of RMB166, of RMB95,567,031 was capitalized as additional paid-in capital.

On the same day and after the loan assignment, CSC Holdings announced a stock split in the form of a dividend on the basis of 9,999 new ordinary shares for every then existing ordinary share. The nominal value of new ordinary shares issued of RMB9,577,669 was charged against additional paid-in capital.

In connection with the Reorganization described in Note 1(b), on February 21, 2008, the Company issued 121,000,000 ordinary shares at par value of US$0.01 per share on a pro-rata basis to the shareholders of CSC Holdings as consideration for the acquisition of CSC Holdings.

(b) Statutory reserves

According to PRC rules and regulations and their Articles of Association, Beijing Jiachenhong and Guangzhou Nuoya are required to transfer 10% of net income, as determined in accordance with the relevant financial regulations applicable to Wholly Foreign Owned Enterprises as established by the Ministry of

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 Shareholders’ equity  – (continued)

Finance of the PRC (“PRC GAAP”), to a statutory surplus reserve until the reserve balance reaches 50% of their respective registered capital. The transfer to this reserve must be made before distribution of dividends to equity holders can be made.

The statutory surplus reserve is non-distributable but can be used to make good previous years’ losses, if any, and may be converted into issued capital in proportion to the respective equity holding of the equity holders, provided that the balance of the reserve after such conversion is not less than 25% of the registered capital.

Transfers of RMB807,515, RMB1,561,570 and RMB4,369,328 (US$643,504) have been made to the statutory surplus reserve by Beijing Jiachenhong for the years ended March 31, 2006, 2007 and 2008, respectively. Accumulated statutory surplus reserve as of March 31, 2007 and 2008 amounted to RMB2,369,085 and RMB6,738,413 (US$992,417), respectively.

15 Revenues

The Group’s revenues are primarily derived from the provision of umbilical cord blood storage and ancillary services.

In view of the fact that the Group operates and manages its business solely in the PRC and services were predominately provided to customers located in the PRC, no geographical segment information is provided.

The Group’s revenues can be analyzed as follows:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Cord blood processing fees	2,434,214	4,570,179	79,030,724	11,639,453
Cord blood storage fees	3,298,801	7,871,199	16,824,913	2,477,932
Write-back of deferred cord blood processing revenue (Note 8)	—	—	136,509,809	20,104,834
Fee derived from the provision of donated cord blood for transplantation and research	299,250	280,250	715,784	105,419
	6,032,265	12,721,628	233,081,230	34,327,638

16 Depreciation

Depreciation of property, plant and equipment is included in the following captions:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Direct costs	2,764,912	2,760,498	3,932,929	579,232
Sales and marketing	53,788	145,556	142,616	21,004
General and administrative	252,568	311,525	584,444	86,076
	3,071,268	3,217,579	4,659,989	686,312

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17 Income tax

(a) Cayman Islands Tax

Under the current Cayman Islands laws, the Company is not subject to tax on income or capital gains.

(b) PRC Tax

Beijing Jiachenhong is registered in the Beijing Economic and Technology Development Zone and was subject to an income tax rate of 15% up to December 31, 2007. In accordance with relevant rules and regulations in the PRC, it was fully exempted from PRC income tax for the two years ended December 31, 2004 and 2005, and is entitled to a 50% reduction of PRC income tax for the three years ending December 31, 2008.

In accordance with relevant rules and regulations in the PRC, Guangzhou Nuoya was subject to a PRC income tax rate of 33% up to December 31, 2007.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“the new tax law”) which will take effect on January 1, 2008. In connection with the new tax law, the State Council released Implementation Rules to the Corporate Income Tax Law on December 6, 2007 and Notice on the Implementation Rules of the Grandfathering Relief under the Corporate Income Tax Law, Guofa (2007) No. 39 on December 26, 2007, and the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly promulgated Notice on Issues Concerning the Implementation of the State Council’s Transitional Preferential Policies, Caishui (2008) No. 21 on February 4, 2008 (“the implementation rules”). According to the new tax law and the implementation rules, the income tax rate for Beijing Jiachenhong is expected to increase to the standard rate of 25% over a 5-year transition period and the 50% reduction of PRC income tax granted to Beijing Jiachenhong would be grandfathered and will continue to be granted to Beijing Jiachenhong until expiry on December 31, 2008. In the absence of other tax incentives or further changes to the tax law, the income tax rate for Beijing Jiachenhong is expected to be 9%, 20%, 22% and 24% for the years ending December 31, 2008, 2009, 2010 and 2011, respectively, and further increased to the standard rate of 25% thereafter.

According to the new tax law, Guangzhou Nuoya is subject to a reduced income tax rate of 25% commencing from January 1, 2008.

Amounts accrued in the balance sheet in respect of current tax payable have been assessed based on the new tax law and the implementation rules. Deferred taxes of Beijing Jiachenhong and Guangzhou Nuoya have been assessed based on the expected income tax rate in the periods during which the temporary differences are expected to reverse.

Under the new tax law and the implementation rules, a withholding tax at 10% will be applied on the gross amount of dividends received by the Company from Beijing Jiachenhong and Guangzhou Nuoya after January 1, 2008. However, under The Ministry of Finance and the State Administration’s Notice on Certain Preferential Corporate Income Tax Policies, Caishui (2008) No. 1, issued jointly by the MOF and the SAT on February 22, 2008, distributions of earnings by Beijing Jiachenhong and Guangzhou Nuoya attributable to periods prior to December 31, 2007 are exempted from withholding tax. The Company intends to reinvest the earnings of Beijing Jiachenhong and Guangzhou Nuoya indefinitely. As a result, no deferred tax liability has been recognized. As of March 31, 2008, the unremitted earnings from Beijing Jiachenhong and Guangzhou Nuoya that may be subject to the withholding tax amounted to RMB8,864,575 (US$1,305,553).

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17 Income tax  – (continued)

Income tax (benefit)/expense represents PRC income tax (benefit)/expense as follows:

	Current	Deferred	Total
	RMB	RMB	RMB
Year ended March 31, 2006	—	(3,597,462)	(3,597,462)
Year ended March 31, 2007	1,663,779	(5,024,382)	(3,360,603)
Year ended March 31, 2008	7,158,870	10,648,696	17,807,566
Year ended March 31, 2008 – US$	1,054,341	1,568,314	2,622,655

Income tax (benefit)/expense reported in the consolidated statements of operations and comprehensive income differs from the amount computed by applying the statutory tax rate of Beijing Jiachenhong, i.e. 15% for the years ended March 31, 2006 and 2007 and 25% thereafter, for the following reasons:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
(Loss)/income before income tax expense	(21,656,229)	(12,938,125)	135,701,926	19,985,850
Computed “expected” tax (benefit)/expense	(3,248,434)	(1,940,719)	33,925,482	4,996,463
Non-deductible staff costs	—	265,991	198,406	29,221
Non-deductible share-based compensation expenses	—	410,850	806,227	118,739
Non-deductible professional fees	—	—	1,353,360	199,319
Other non-deductible expenses	69,433	132,009	308,102	45,376
Non-taxable income	—	(317,877)	(2,983,510)	(439,404)
Effect of change in tax law	—	—	(11,405,771)	(1,679,814)
Income tax holiday	(418,461)	(1,910,857)	(4,394,730)	(647,245)
Actual income tax (benefit)/expense	(3,597,462)	(3,360,603)	17,807,566	2,622,655

All income of the Group arose from operations in the PRC.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17 Income tax  – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets/(liabilities) are presented below:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Deferred tax assets:
Accounts receivable	22,969	654,897	96,452
Deferred revenue and costs	10,583,924	—	—
Property, plant and equipment	—	393,804	57,998
Inventories	—	2,473,138	364,238
Others	252,355	430,714	63,435
	10,859,248	3,952,553	582,123
Deferred tax liabilities:
Deferred revenue	—	(162,500)	(23,933)
Property, plant and equipment	(414,856)	(571,855)	(84,221)
Intangible asset	—	(7,059,747)	(1,039,743)
	(414,856)	(7,794,102)	(1,147,897)
Net deferred tax assets/(liabilities)	10,444,392	(3,841,549)	(565,774)
Represented by:
Deferred tax assets
Current portion	609,312	1,006,111	148,178
Non-current portion	9,835,080	—	—
	10,444,392	1,006,111	148,178
Deferred tax liabilities
Non-current portion	—	(4,847,660)	(713,952)
	10,444,392	(3,841,549)	(565,774)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax carryforwards are utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that the deferred tax assets as of March 31, 2007 and March 31, 2008 are more likely than not to be realized and no valuation allowance needs to be made. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17 Income tax  – (continued)

Beijing Jiachenhong was fully exempted from PRC income tax for the two years ended December 31, 2004 and 2005, and is entitled to a 50% reduction of PRC income tax for the three years ending December 31, 2008. If Beijing Jiachenhong was not granted such tax incentives for the years ended March 31, 2006, 2007 and 2008 income tax (benefit)/expense and net (loss)/income per share amounts would be as follows:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Income tax (benefit)/expense	(3,179,001)	(1,449,746)	22,202,296	3,269,900
Basic net (loss)/income per share
– attributable to ordinary shares	(0.18)	(0.13)	0.54	0.08
– attributable to redeemable ordinary shares	—	0.37	1.21	0.18
Diluted net (loss)/income per share
– attributable to ordinary shares	(0.18)	(0.13)	0.52	0.08
– attributable to redeemable ordinary shares	—	0.37	1.19	0.18

Effective April 1, 2007, the Group adopted the provisions of FIN 48. As of the date of the adoption of FIN 48 and as of March 31, 2008, the Group had no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods and do not believe there will be any significant increases or decreases within the next twelve months. No interest or penalties have been accrued at the date of adoption. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years (i.e. calendar years 2005 to 2007 for the Group) if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years (i.e. calendar years 2003 to 2007 for the Group) under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is ten years (i.e. calendar years 1998 to 2007 for the Group). There is no statute of limitation in the case of tax evasion.

18 Share-based compensation

On September 21, 2006, CSC Holdings formally adopted a share option scheme (the “Scheme”) whereby the directors of CSC Holdings are authorized, at their discretion, to offer any employee (including any director) of CSC Holdings options to subscribe for shares in CSC Holdings to recognize their contribution to the growth of CSC Holdings. Each option gives the holder the right to subscribe for one ordinary share of CSC Holdings. The Scheme is valid and effective for a period of ten years ending on September 21, 2016.

On September 21, 2006, CSC Holdings formally granted several directors and employees options to purchase a total of 100,000 ordinary shares of CSC Holdings at an exercise price of HK$450 (US$58) per share. The options will become vested as follows:

—	30% of options granted vest immediately on the date of grant;
—	another 30% vest immediately after 12 months from the date of grant; and
—	the remaining 40% vest immediately after 18 months from the date of grant.

All the options granted are exercisable by the grantees upon vesting and will expire on August 27, 2016. No options were exercised, cancelled or lapsed during the years ended March 31, 2007 and 2008.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 Share-based compensation  – (continued)

The fair value of each option award is estimated on the date of grant using the Black-Scholes pricing model based on the following assumptions:

Fair value of shares on measurement date	HK$450 per share
Expected volatility	34.66% – 40.21%
Expected dividends	0%
Risk-free rate	1.83% – 2.19%

Up to the date of grant of the options, CSC Holdings’s shares were not publicly traded and did not have a quoted market price. As a result, for the purpose of share option valuation, the fair value of CSC Holdings’s shares was estimated based on the transaction price of a recent private placement of shares by a shareholder of CSC Holdings with unrelated third parties of HK$450 per share. The historical volatility of a combination of peer companies of similar nature and size was used to estimate the volatility of CSC Holdings’s shares. The Company uses historical data to estimate employee termination within the valuation model. The risk-free rate for periods within the contractual life of the options is based on the Hong Kong Exchange Fund Note in effect at the time of grant. Expected dividend yields are based on historical dividends. Changes in these subjective input assumptions could materially affect the fair value estimates.

The share options granted during the year ended March 31, 2007 have a weighted-average grant-date fair value of RMB62.6 per share option, and total grant-date fair value of RMB6,256,802.

Stock option activity during the years indicated is as follows:

	Number of share options	Weighted average exercise price	Weighted average remaining contractual term	Weighted average grant-date fair value
Balance at April 1, 2006	—	—
Granted during the year	100,000	HK$450
Balance at March 31, 2007 and 2008	100,000	HK$450	8.5 years	RMB 62.6
Exercisable at March 31, 2008	100,000	HK$450	8.5 years	RMB 62.6

The Company recognized share-based compensation expenses of RMB2,739,000 and RMB3,190,791 (US$469,932) for the years ended March 31, 2007 and 2008, respectively, for share options granted, with a corresponding increase in additional paid-in capital. As of March 31, 2008, the options are fully vested and there is no unrecognized compensation cost. As a result of the Reorganization, the Company has committed to adopt a share option scheme prior to the completion of the IPO and replace each share option of CSC Holdings with 100 options to acquire a share of the Company at HK$4.50 per share. The replacement awards will be accounted for in the same manner as the awards that were replaced.

19 Related party transaction

(a) The related party transaction is as follows:

	Year ended March 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Rental of properties	2,088,000	2,088,000	2,088,000	307,511

During the years ended March 31, 2006, 2007 and 2008, Beijing Jingjing Medical Equipment Co., Ltd. (“Beijing Jingjing”), a company under common control, leases a property to the Group under an operating lease for use as the Group’s cord blood bank, at a monthly rental of RMB174,000 (US$25,626). The lease runs for a period of ten years expiring in November 2014 and does not include contingent rentals.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19 Related party transaction  – (continued)

(b) Amount due to related party is as follows:

	March 31,
	2007	2008	2008
	RMB	RMB	US$
Golden Meditech Company Limited	136,814	—	—

The balance represents administrative expenses paid by Golden Meditech Company Limited, the ultimate holding company, on behalf of the Company. The balance is unsecured, interest-free and has no fixed terms of repayment.

20 Pension and other postretirement benefits

Pursuant to the relevant PRC regulations, Beijing Jiachenhong and Guangzhou Nuoya are required to make contributions for each employee at a rate of approximately 20% on a standard salary base as determined by the local Social Security Bureau, to a defined contribution retirement scheme organized by the local Social Security Bureau in respect of the retirement benefits for its employees. The total amount of contributions of RMB848,784, RMB1,405,659 and RMB2,440,977 (US$359,501) for the years ended March 31, 2006, 2007 and 2008, respectively, was charged to expense in the consolidated statements of operations. The Group has no other obligation to make payments in respect of retirement benefits of the employees.

21 Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial assets, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable and other payables, approximates their fair values.

22 Business and credit concentrations

All of the Group’s customers are located in the PRC. Revenues from and gross accounts receivable due from customers are individually immaterial.

The Group purchases raw materials from a few major suppliers which are located in the PRC. The following are purchases from suppliers that individually comprise 10% or more of gross purchases in the respective years:

	Year ended March 31,
	2006		2007		2008		2008
	RMB	%	RMB	%	RMB	%	US$	%
Baite Medical Consumables Trading (Shanghai) Co., Ltd	1,400,000	23	—	—	7,900,000	36	1,163,493	36
Hangzhou Baitong Biological Technology Co., Ltd	853,200	14	1,680,000	19	3,250,982	15	478,797	15
Beijing Guangjishi Pharmaceutical Technology Development Co., Ltd	—	—	3,459,999	40	—	—	—	—
	2,253,200		5,139,999		11,150,982		1,642,290

Amounts due to the suppliers as of the respective balance sheet dates are individually immaterial.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23 Acquisition of subsidiary

On May 8, 2007, a 90% subsidiary of the Group completed the acquisition of the entire equity interest in Guangzhou Nuoya, which has been granted the right to operate cord blood banks in Guangdong Province, the PRC, at a total consideration, including direct expenses, of RMB30,949,284 (US$4,558,135), satisfied in cash. On the date of acquisition, Guangzhou Nuoya has not yet commenced commercial operation and lacked several factors required to generate a revenue stream, including a sales and marketing team and collaboration with hospitals to gain access to subscribers, and strategic management processes for the operation of a commercial cord blood bank. As a result, the Company considers that the transferred set did not constitute a business on the acquisition date and the acquisition is treated as an acquisition of assets and liabilities.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

	RMB	US$
Current assets	5,208,075	767,033
Plant and equipment	4,854,841	715,009
Intangible asset	29,129,045	4,290,055
Total assets acquired	39,191,961	5,772,097
Current liabilities	(3,885,878)	(572,303)
Deferred tax liabilities	(4,356,799)	(641,659)
Total liabilities assumed	(8,242,677)	(1,213,962)
Net assets acquired	30,949,284	4,558,135

24 Commitments and contingencies

(a) Operating lease commitments

The Group leases properties mainly from a related company as disclosed in Note 19(a).

For the years ended March 31, 2006, 2007 and 2008, total rental expenses for obligations under operating leases were RMB2,088,000, RMB2,088,000 and RMB2,386,943 (US$351,543), respectively.

As of March 31, 2008, the total future minimum payments under non-cancellable operating leases are payable as follows:

	March 31, 2008
	RMB	US$
Fiscal year ending March 31,
2009	6,141,256	904,469
2010	5,816,610	856,656
2011	5,808,960	855,530
2012	5,808,960	855,530
2013	5,808,960	855,530
2014 and thereafter	59,294,400	8,732,735
Total payments	88,679,146	13,060,450

(b) Capital commitments

Capital commitments for construction for new cord blood banks and purchase of machineries as of March 31, 2008 amounted to RMB32,425,489 (US$4,775,547).

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24 Commitments and contingencies  – (continued)

(c) Contractual commitments

During the year ended March 31, 2007, the Group entered into an agreement with an institution for the acquisition of in-process research and development related to the development of medicines for treatments which make use of cord blood stem cells. Under the agreement, the Group would engage the institution in further research and development until the issue of New Medicine Certificates by the authorities. The Company incurred RMB1,500,000 for the transfer and registration of part of the in-process research and development results during the year ended March 31, 2007. No further transfers were made during the year ended March 31, 2008 and the transfers and registration of the remaining results are in progress. Commitments for the acquisition of the in-process research and development as of March 31, 2008 under this agreement amount to RMB2,500,000 (US$368,194).

In June 2006, the Group entered into a co-operation agreement with the Peking University People’s Hospital (“PUPH”). Pursuant to the agreement, PUPH provides technical consultancy services to the Group in relation to the operation of a cord blood bank, in return for a fixed annual advisory fee of RMB2,000,000 (US$294,555). The agreement has a term of twenty years commencing in October 2006.

Guangzhou Nuoya has entered into a co-operation agreement with the Guangdong Women and Babies Medical Centre (“GWBM”). Pursuant to the agreement, GWBM provides technical consultancy services to the Group in return for a fixed annual advisory fee of RMB700,000 (US$103,094). The agreement has a term of nineteen years commencing in September 2006.

As of March 31, 2008, the total future minimum payments under the co-operation agreements are payable as follows:

	March 31, 2008
	RMB	US$
Fiscal year ending March 31,
2009	2,700,000	397,649
2010	2,700,000	397,649
2011	2,700,000	397,649
2012	2,700,000	397,649
2013	2,700,000	397,649
2014 and thereafter	35,750,000	5,265,173
Total payments	49,250,000	7,253,418

25 Unaudited pro forma information

Pro Forma Net Income per Share

If a qualified IPO, which values the Company at no less than US$240,000,000 immediately prior to the initial public offering, is completed prior to November 21, 2008, the 24,200,000 redeemable ordinary shares issued by the Company upon the consummation of the Reorganization to acquire the 242,000 redeemable ordinary shares issued by CSC Holdings on November 22, 2006, will automatically convert into 24,200,000 ordinary shares as of the closing of the offering. Similarly, if a qualified IPO, which values the Company at no less than US$400,000,000 immediately prior to the initial public offering, is completed prior to January 14, 2009, the 16,698,000 redeemable ordinary shares issued by the Company upon the consummation of the Reorganization to acquire the 166,980 redeemable ordinary shares issued by CSC Holdings on May 15, 2007, will automatically convert into 16,698,000 ordinary shares as of the closing of the offering. The calculation of unaudited pro forma net income per share assumes the conversion of all redeemable ordinary shares which

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25 Unaudited pro forma information  – (continued)

were outstanding as of the respective year ends, into ordinary shares on a one-for-one basis as of the beginning of the respective period, or date of issuance by CSC Holdings, if later. The Company’s pro forma net income per share calculation for the year ended March 31, 2008 is as follows:

Pro forma basic net income per share

	RMB	US$
Numerator:
Net income	117,010,232	17,232,983
Denominator:
Weighted-average number of ordinary shares	121,000,000
Conversion of redeemable ordinary shares	38,890,590
	159,890,590
Pro forma basic net income per share	0.73	0.11

Pro forma diluted net income per share

Pro forma diluted net income per share for the year ended March 31, 2008 is as follows:

	RMB	US$
Numerator:
Net income	117,010,232	17,232,983
Denominator:
Weighted-average number of ordinary shares	126,742,514
Conversion of redeemable ordinary shares	38,890,590
	165,633,104
Pro forma diluted net income per share	0.71	0.10

CHINA CORD BLOOD SERVICES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31 and September 30, 2008

	Note	March 31, 2008	September 30, 2008	September 30, 2008
		RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents		228,786,970	197,422,144	29,075,854
Accounts receivable, less allowance for doubtful accounts (March 31, 2008: RMB1,239,239, September 30, 2008: RMB1,569,847 (US$231,203))	3	23,334,221	41,740,574	6,147,450
Inventories	4	7,422,423	7,619,735	1,122,216
Prepaid expenses and other receivables		7,823,939	8,485,092	1,249,664
Structured deposit	8	—	31,408,329	4,625,742
Deferred tax assets		1,006,111	1,164,112	171,448
Total current assets		268,373,664	287,839,986	42,392,374
Property, plant and equipment, net	5	201,246,144	230,201,726	33,903,552
Non-current prepayments		15,727,824	19,563,301	2,881,236
Non-current accounts receivable, less allowance for doubtful accounts (March 31, 2008: RMB318,000, September 30, 2008: RMB369,900 (US$54,478))	3	25,383,000	39,723,056	5,850,315
Inventories	4	25,963,087	25,222,648	3,714,731
Intangible asset, net	6	28,238,991	27,753,507	4,087,469
Available-for-sale equity securities	7	37,810,603	19,810,025	2,917,572
Structured deposit	8	33,571,998	—	—
Deferred offering costs	9	7,776,388	—	—
Total assets		644,091,699	650,114,249	95,747,249
LIABILITIES
Current liabilities
Accounts payable		3,695,845	5,076,401	747,640
Accrued expenses and other payables		11,925,846	14,493,476	2,134,564
Deferred revenue	10	14,758,030	15,819,573	2,329,868
Income tax payable		1,992,360	4,539,827	668,615
Amount due to related party	14	—	1,080,000	159,060
Total current liabilities		32,372,081	41,009,277	6,039,747
Deferred revenue	10	72,178,558	73,681,082	10,851,571
Other non-current liabilities		13,722,533	13,462,492	1,982,723
Deferred tax liabilities		4,847,660	4,853,195	714,767
Total liabilities		123,120,832	133,006,046	19,588,808
Commitments and contingencies	17
Minority interests		1,530,749	3,282,374	483,420
Redeemable ordinary shares – US$0.01 par value, 40,898,000 shares issued and outstanding as of March 31, 2008 and September 30, 2008 (redemption value of US$49,267,977 as of March 31, 2008 and September 30, 2008)	11	361,681,667	374,475,243	55,151,805
Shareholders’ equity
Ordinary shares – US$1 par value, 1,000,000,000 authorized, 121,000,000 shares issued and outstanding as of March 31, 2008 and September 30, 2008		9,578,663	9,578,663	1,410,722
Additional paid-in capital		131,200,508	131,200,508	19,322,893
Accumulated other comprehensive loss		(31,303,031)	(24,657,718)	(3,631,529)
Retained earnings		48,282,311	23,229,133	3,421,130
Total shareholders’ equity		157,758,451	139,350,586	20,523,216
Total liabilities, minority interests, redeemable ordinary shares and shareholders’ equity		644,091,699	650,114,249	95,747,249

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
For the Six Months Ended September 30, 2007 and 2008

		Six Months Ended September 30,
	Note	2007	2008	2008
		RMB	RMB	US$
Revenues	12	147,437,671	81,935,285	12,067,230
Direct costs		(38,884,421)	(22,175,674)	(3,265,979)
Gross profit		108,553,250	59,759,611	8,801,251
Operating expenses
Sales and marketing		(12,959,104)	(15,046,705)	(2,216,042)
General and administrative		(9,843,389)	(10,978,079)	(1,616,825)
Total operating expenses		(22,802,493)	(26,024,784)	(3,832,867)
Operating income		85,750,757	33,734,827	4,968,384
Other income/(expense), net
Interest income		4,599,789	1,911,383	281,504
Exchange loss		(1,703,238)	(80,622)	(11,874)
Write-off of deferred offering costs	9	—	(9,688,215)	(1,426,857)
Impairment loss on available-for-sale equity securities	7	—	(27,598,257)	(4,064,604)
Others		(125,275)	(1,146,042)	(168,787)
Total other income/(expense), net		2,771,276	(36,601,753)	(5,390,618)
Income/(loss) before income tax and minority interests		88,522,033	(2,866,926)	(422,234)
Income tax expense	13	(11,259,950)	(7,797,950)	(1,148,463)
Income/(loss) before minority interests		77,262,083	(10,664,876)	(1,570,697)
Minority interests		—	(1,594,726)	(234,867)
Net income/(loss)		77,262,083	(12,259,602)	(1,805,564)
Other comprehensive income/(loss)
Net unrealized gain/(loss) in available-for-sale equity securities, net of nil tax:
– Net unrealized gain/(loss) arising during the period		2,334,580	(17,036,351)	(2,509,072)
– Re-classification adjustment for loss recognized in net loss	7	—	27,598,257	4,064,604
		2,334,580	10,561,906	1,555,532
Foreign currency translation adjustments, net of nil tax		(4,663,538)	(3,916,593)	(576,826)
		(2,328,958)	6,645,313	978,706
Total comprehensive income/(loss)		74,933,125	(5,614,289)	(826,858)
Net income/(loss) per share:	2(d)
Attributable to ordinary shares
– Basic		0.41	(0.15)	(0.02)
– Diluted		0.40	(0.15)	(0.02)
Attributable to redeemable ordinary shares
– Basic		0.74	0.16	0.02
– Diluted		0.73	0.16	0.02

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Six Months Ended September 30, 2008

		Share Capital		Additional Paid-In Capital	Accumulated Other Comprehensive (Loss)/Income	(Accumulated Losses)/ Retained Earnings	Total Shareholders’ Equity
	Note	No. of Shares	Amount
			RMB	RMB	RMB	RMB	RMB
Balance as of April 1, 2007		121,000,000	9,578,663	128,009,717	(2,884,314)	(42,723,172)	91,980,894
Net income		—	—	—	—	77,262,083	77,262,083
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(4,663,538)	—	(4,663,538)
Net unrealized gain in available-for-sale equity securities, net of nil tax		—	—	—	2,334,580	—	2,334,580
Accretion to redeemable ordinary shares redemption value	11	—	—	—	—	(12,254,237)	(12,254,237)
Share-based compensation expenses, net of nil tax		—	—	2,051,407	—	—	2,051,407
Balance as of September 30, 2007		121,000,000	9,578,663	130,061,124	(5,213,272)	22,284,674	156,711,189
Balance as of April 1, 2008		121,000,000	9,578,663	131,200,508	(31,303,031)	48,282,311	157,758,451
Net loss		—	—	—	—	(12,259,602)	(12,259,602)
Net effect of foreign currency translation adjustment, net of nil tax		—	—	—	(3,916,593)	—	(3,916,593)
Net unrealized loss in available-for-sale equity securities, net of nil tax:
– Net unrealized loss arising during the period		—	—	—	(17,036,351)	—	(17,036,351)
– Reclassification adjustment for loss recognized in net loss	7	—	—	—	27,598,257	—	27,598,257
Accretion to redeemable ordinary shares redemption value	11	—	—	—	—	(12,793,576)	(12,793,576)
Balance as of September 30, 2008		121,000,000	9,578,663	131,200,508	(24,657,718)	23,229,133	139,350,586
Balance as of September 30, 2008 – US$			1,410,722	19,322,893	(3,631,529)	3,421,130	20,523,216

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended September 30, 2007 and 2008

		Six Months Ended September 30,
	Note	2007	2008	2008
		RMB	RMB	US$
Cash flow from operating activities
Net income/(loss)		77,262,083	(12,259,602)	(1,805,564)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
– Loss on disposal of property, plant and equipment		59,595	11,220	1,652
– Depreciation of property, plant and equipment		2,255,904	2,868,061	422,401
– Amortization of intangible asset	6	384,110	485,484	71,501
– Deferred income taxes		9,555,436	(152,466)	(22,455)
– Unrealized loss on remeasurement of structured deposit to fair value	8	181,041	1,418,416	208,901
– Equity-settled share-based compensation expenses		2,051,407	—	—
– Provision for doubtful accounts	3	479,795	382,508	56,335
– Impairment loss on available-for-sale equity securities	7	—	27,598,257	4,064,604
– Minority interests		—	1,594,726	234,867
– Write-off of offering costs	9	—	9,688,215	1,426,857
Changes in operating assets and liabilities:
– Non-current prepayments		(15,031,912)	—	—
– Accounts receivable		(16,557,111)	(33,128,917)	(4,879,147)
– Inventories		(1,031,136)	543,127	79,990
– Prepaid expenses and other receivables		(4,993,114)	(562,893)	(82,902)
– Accounts payable		(339,332)	1,380,556	203,325
– Accrued expenses and other payables		5,265,165	2,182,152	321,382
– Deferred cord blood processing costs		27,074,340	—	—
– Deferred revenue		(65,844,664)	2,564,067	377,630
– Other non-current liabilities		3,603,182	(260,041)	(38,298)
– Amount due to related party		—	1,080,000	159,060
– Income tax payable		428,011	2,547,467	375,185
Net cash provided by operating activities		24,802,800	7,980,337	1,175,324
Cash flow from investing activities
Purchase of property, plant and equipment		(51,372,317)	(31,834,775)	(4,688,548)
Deposit for acquisition of property, plant and equipment		(869,590)	(3,999,990)	(589,109)
Proceeds from disposal of property, plant and equipment		21,000	—	—
Cash acquired from purchase of subsidiary		519,164	—	—
Loan to potential investee		(834,266)	—	—
Purchase of structured deposit		(30,173,520)	—	—
Investment in available-for-sale equity securities		(53,698,536)	—	—
Net cash used in investing activities		(136,408,065)	(35,834,765)	(5,277,657)
Cash flow from financing activities
Net proceeds from issuance of redeemable ordinary shares	11	176,491,463	—	—
Payment of deferred offering costs		—	(1,642,751)	(241,940)
Advance from related parties		366,866	—	—
Net cash provided by/(used in) financing activities		176,858,329	(1,642,751)	(241,940)
Effect of foreign currency exchange rate change on cash		(2,822,721)	(1,867,647)	(275,063)
Net increase/(decrease) in cash and cash equivalents		62,430,343	(31,364,826)	(4,619,336)
Cash and cash equivalents:
– At beginning of period		160,996,596	228,786,970	33,695,190
– At end of period		223,426,939	197,422,144	29,075,854
Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes		1,276,503	5,402,950	795,733

See accompanying notes to the unaudited condensed consolidated financial statements.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 Reorganization, principal activities and basis of presentation

(a) Principal Activities

China Cord Blood Services Corporation (the “Company”) and its subsidiaries (collectively the “Group”) are principally engaged in the provision of umbilical cord blood storage and ancillary services in its cord blood banks in the People’s Republic of China (“PRC”). As of September 30, 2008, the Group operates two cord blood banks in the Beijing municipality and Guangdong, the PRC.

The Group provides cord blood testing, processing and storage services under the direction of subscribers for a cord blood processing fee and a storage fee. The Group also tests, processes and stores donated cord blood, and provides matching services to the public for a fee.

The operation of cord blood banks in the PRC is regulated by certain laws and regulations. Cord blood bank operators in the PRC are required to possess a Blood Station Operation License. The licensing process for a cord blood bank is stringent and lengthy. The Ministry of Health of the PRC and the local Departments of Health have granted Blood Station Operation Licenses to cord blood banks that provide cord blood banking services. Cord blood banks collecting cord blood units from donors and providing matching cord blood units to the public without a duly obtained Blood Station Operation License face the risk of being shut down by the government. Only six cord blood banking licenses have been issued by the authorities as of September 30, 2008, of which the Company holds two. Due to the lack of a consistent and well-developed regulatory framework, operation in the cord blood banking industry in the PRC involves significant ambiguities, uncertainties and risks. The industry is highly regulated and any unilateral changes in regulations by the authorities may have significant adverse impact on the Group’s results of operations.

(b) Reorganization

The Company was incorporated in the Cayman Islands in January 2008 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company was incorporated as part of the reorganization of China Stem Cells Holdings Limited (“CSC Holdings”).

In January 2005, a shareholder of Beijing Jiachenhong Biological Technologies Co., Limited (“Beijing Jiachenhong”) established CSC Holdings, a company incorporated in the Cayman Islands under the Cayman Islands Companies Law as an exempted company with limited liability. In March 2005, in consideration of the issuance of ordinary shares by CSC Holdings to the equity holders of Beijing Jiachenhong in proportion to each of their beneficial interest in Beijing Jiachenhong, the entire equity interest in Beijing Jiachenhong was acquired by CSC Holdings. Upon completion of these activities (the “Share Transfer”), Beijing Jiachenhong became a wholly-owned subsidiary of CSC Holdings. The proportionate ownership of CSC Holdings immediately after and Beijing Jiachenhong before the Share Transfer is substantially the same.

Further, a shareholder of CSC Holdings incorporated the Company in January 2008. On February 21, 2008, in consideration of the Company’s issuance of 100 ordinary shares to the shareholders of CSC Holdings for every one ordinary share of CSC Holdings, and the issuance of 100 redeemable ordinary shares to the holders of such shares for every redeemable ordinary share of CSC Holdings, the entire equity interest in CSC Holdings was acquired by the Company. Upon completion of these activities (the “Reorganization”), CSC Holdings and Beijing Jiachenhong became wholly-owned subsidiaries of the Company. The proportionate ownership of the Company immediately after and CSC Holdings before the Reorganization is substantially the same.

Beijing Jiachenhong was established under the laws of the PRC in June 2001 as a domestic limited liability company. It became a Sino-Foreign Investment Enterprise in September 2003 and became a Wholly Foreign Owned Enterprise (“WFOE”) in March 2005. Beijing Jiachenhong is engaged in the provision of umbilical cord blood storage and ancillary services in the Beijing municipality.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1 Reorganization, principal activities and basis of presentation  – (continued)

In May 2007, China Stem Cells (South) Company Limited, a 90% subsidiary of the Group, acquired the entire equity interest in Guangzhou Municipality Tianhe Nuoya Bio-engineering Co. Ltd (“Guangzhou Nuoya”), for consideration of RMB30,949,284. Guangzhou Nuoya was established under the laws of the PRC in June 1997 as a domestic limited liability company. It became a WFOE in May 2007. Guangzhou Nuoya has been granted the right to operate cord blood banks in Guangdong Province, the PRC.

(c) Basis of presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. Disclosures have been made in the unaudited condensed consolidated financial statements where events subsequent to the year ended March 31, 2008 have occurred which have a material impact on the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheets of the Company as of March 31, 2007 and 2008 and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years for the three years ended March 31, 2008, included elsewhere.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 2008 and the results of operations and cash flows for the six months ended September 30, 2007 and 2008, have been made.

For the convenience of the readers, the September 30, 2008 amounts included in the accompanying unaudited condensed consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.7899, being the noon buying rate of U.S. dollars in effect on September 30, 2008 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on September 30, 2008 or at any other date.

2 Summary of significant accounting policies

(a) Use of estimates

The preparation of the consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These include the establishment of vendor-specific objective evidence of the fair value of the undelivered deliverables in revenue arrangements with multiple deliverables, and the estimation of direct costs of the provision of donated cord blood for transplantation and research. Other significant items subject to estimates and assumptions include the carrying amount of property, plant and equipment, intangible asset and investment securities; valuation allowances for receivables, inventories and deferred income tax assets; and valuation of share-based compensation. Actual results could differ from those estimates.

(b) Revenue recognition

The Group receives fees for collecting, testing, freezing and storing of cord blood units. Once the cord blood units are collected, tested, screened and successfully meet all of the required attributes, the Company freezes the units and stores them in a cryogenic freezer. Under cord blood processing and storage agreements signed with subscribers, the Group charges separate processing fees and storage fees to subscribers and such agreements typically provide for a storage period of eighteen years represented by successive one-year renewal periods.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

When evaluating multiple element arrangements, being cord blood processing services and storage services, the Group considers whether the components of the arrangement represent separate units of accounting as defined in Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 requires the following criteria to be met for an element to represent a separate unit of accounting:

(i)	The delivered items have value to a customer on a standalone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered items; and
(iii)	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is probable and within the control of the vendor.

Prior to September 2007, the Group did not offer comparable storage services on a standalone basis, and no such service was offered by third parties in the Company’s markets. Further, pursuant to the cord blood processing and storage agreement, subscribers who terminated the agreement prior to the end of the contract period of eighteen years were charged a penalty based on a certain percentage of the storage fees for the remaining unexpired contract term. Therefore, the annual contract renewal fee was not considered to be substantive. As a result, the Group could not establish vendor-specific objective evidence of the fair value of the “undelivered” storage services and the Group recognized revenues from cord blood processing and storage as a single unit of accounting in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements. Accordingly, the Group recognized processing and storage revenues on a straight-line basis over the eighteen-year contract period. The Group typically charges an initial processing fee which covers collection, testing and freezing of cord blood units. Unearned portions were recognized as deferred revenue in the consolidated balance sheet.

On September 25, 2007, the Group modified all the existing cord blood storage agreements prior to their expiry to waive the penalty chargeable to subscribers for early termination. The Group believes the modification, which results in an annual election by the subscriber to renew the contract for storage services, represents a substantive renewal option which establishes vendor-specific objective evidence of fair value of the “undelivered” storage services. The Group has also commenced the provision of standalone cord blood storage services for cord blood units transferred from other cord blood banks. The annual storage fee charged under such contracts is the same as the renewal fee that the Group offers to its existing subscribers. As the cord blood processing services have value to subscribers on a standalone basis, the criteria for processing services to represent a separate unit of accounting under EITF 00-21 are met. From September 25, 2007 onwards, processing fees are no longer deferred unless received prior to the completion of cord blood collection and testing services. Upon successful completion of such services and that the cord blood unit meets all the required attributes for storage, the Group recognizes processing fees as revenue. Total service fees that the Company charges for the processing of cord blood units and the first year’s storage service are allocated between processing fees and storage fees based on their relative fair value. For agreements signed with subscribers prior to September 25, 2007, deferred revenue of RMB136,509,809 in the consolidated balance sheet was recognized as revenue in September 2007.

The Group offers its subscribers three payment options:

(1)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period;
(2)	Payment of the processing fee of RMB5,000 upon delivery of the cord blood unit to the Group’s premises for processing and prepayment of storage fees for multiple periods; and
(3)	Payment of the processing fee by installment over a period of 18 years and the annual storage fee of RMB500 in advance at the beginning of each one-year renewal period. The installment option would

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

include an initial payment of RMB1,100 at the signing of the contract and an annual payment of RMB300 for a period of 17 years, representing a surcharge of RMB1,200 to the total amount of processing fees payable under payment options (1) and (2).

Under payment options (1) and (3), cord blood storage fees for subsequent one-year renewal periods are recognized as revenue ratably over the annual storage period.

Under payment option (3), installments due for payment beyond one year are classified as non-current accounts receivable. The incremental fee of RMB1,200 paid by customers under the installment plan is recognized as interest income using the effective interest method.

Under payment option (2), the customer is granted a discount for storage fees. The prepaid storage fees for subsequent one-year renewal periods are recognized as deferred revenue in the consolidated balance sheet and are recognized as revenues on a straight-line basis over the remaining contract period. This payment option has been suspended for contracts signed since January 1, 2008. Starting from February 1, 2009, the customer can choose to prepay 18 years of storage fees but without any discount, together with the one-time processing fee of RMB5,000.

The Group also stores umbilical cord blood donated by the public, and charges a matching fee when a cord blood unit is delivered to patients in need of transplants or for research purposes. The matching fee represents consideration for successful identification and retrieval of a matching cord blood unit suitable for transplantation or research purposes. The Group recognizes the matching fee when the cord blood unit is delivered and risk of loss is transferred to the recipient. The Group estimates the average number of cord blood units out of which one unit of cord blood will be matched over the period during which the cord blood units will remain active. Cost of that number of cord blood units is charged as direct cost upon the delivery of a cord blood unit for transplantation or research purposes.

In the PRC, business tax at a general rate of 5% on the invoice amount is collected on behalf of tax authorities in respect of the services rendered. Revenue is stated net of business tax.

(c) Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. The Group may consider many factors in making these assessments including past history and the specifics of each matter. As the Group has not become aware of any product liability claim since operations commenced, the Group has not recognized a liability for product liability claims.

(d) Earnings per share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and redeemable ordinary shares based on participating rights in undistributed earnings. Increases in the carrying amount of redeemable ordinary shares are reflected as earnings to holders of redeemable ordinary shares. For the purpose of calculating earnings per share, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if the Share Transfer and the Reorganization as described in Note 1(b) and any stock splits had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

The following table sets forth the computation of basic net income/(loss) per share:

	Six Months Ended September 30,
	2007	2008	2008
	RMB	RMB	US$
Basic net income/(loss) per share:
Net income/(loss)	77,262,083	(12,259,602)	(1,805,564)
Accretion to redeemable ordinary shares redemption value	(12,254,237)	(12,793,576)	(1,884,207)
Net income/(loss) attributable to ordinary shareholders	65,007,846	(25,053,178)	(3,689,771)
Denominator:
– ordinary shares	121,000,000	121,000,000
– redeemable ordinary shares	36,883,200	40,898,000
	157,883,200	161,898,000
Allocation of undistributed income/(loss):
– ordinary shares	49,821,320	(18,724,348)	(2,757,676)
– redeemable ordinary shares	15,186,526	(6,328,830)	(932,095)
	65,007,846	(25,053,178)	(3,689,771)
Allocation of net income/(loss) (numerator):
– ordinary shares	49,821,320	(18,724,348)	(2,757,676)
– redeemable ordinary shares	27,440,763	6,464,746	952,112
	77,262,083	(12,259,602)	(1,805,564)
Basic net income/(loss) per share:
– ordinary shares	0.41	(0.15)	(0.02)
– redeemable ordinary shares	0.74	0.16	0.02

Diluted net income/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of ordinary and dilutive potential ordinary shares outstanding during the period. As of September 30, 2007 and 2008, there were 10,000,000 dilutive potential ordinary shares, being share options granted to the directors and executives of the Company. Diluted net loss per share for the six months ended September 30, 2008 is the same as basic net loss per share as the dilutive potential shares have an anti-dilutive effect on net loss per share.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies  – (continued)

Diluted net income per share for the six months ended September 30, 2007 is computed as follows:

Six Months Ended September 30, 2007
RMB
Denominator:
– ordinary shares (including 5,616,700 dilutive potential shares)	126,616,700
– redeemable ordinary shares	36,883,200
163,499,900
Allocation of undistributed income:
– ordinary shares	50,343,021
– redeemable ordinary shares	14,664,825
65,007,846
Allocation of net income (numerator):
– ordinary shares	50,343,021
– redeemable ordinary shares	26,919,062
77,262,083
Diluted net income per share:
– ordinary shares	0.40
– redeemable ordinary shares	0.73

3 Accounts receivable, net

Accounts receivable consist of the following:

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Accounts receivable	50,274,460	83,403,377	12,283,447
Less: Allowance for doubtful accounts	(1,557,239)	(1,939,747)	(285,682)
	48,717,221	81,463,630	11,997,765

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Representing:
Current portion:
– processing fees	20,642,740	37,231,385	5,483,348
– storage fees	2,286,481	3,604,189	530,816
– others	405,000	905,000	133,286
	23,334,221	41,740,574	6,147,450
Non-current portion – processing fees	25,383,000	39,723,056	5,850,315
	48,717,221	81,463,630	11,997,765

The Group offers payment terms to its customers under which they are allowed to make deferred payment of cord blood processing fees in annual installments over eighteen years, or earlier in the event that storage services are not renewed. Installments due for payment beyond one year are classified as non-current

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3 Accounts receivable, net  – (continued)

accounts receivable. Any incremental fees paid by customers under the installment plan are recognized as interest income using the effective interest method.

Non-current accounts receivable as of September 30, 2008 will be due for payment as follows:

	September 30, 2008
	RMB	US$
Fiscal year ending March 31,
2010	3,495,000	514,735
2011	3,495,000	514,735
2012	3,495,000	514,735
2013	3,495,000	514,735
2014 and thereafter	25,743,056	3,791,375
	39,723,056	5,850,315

An analysis of the allowance for doubtful accounts is as follows:

	Six Months Ended September 30,
	2007	2008	2008
	RMB	RMB	US$
Balance at beginning of period	368,412	1,557,239	229,346
Charged to income	479,795	382,508	56,335
Balance at end of period	848,207	1,939,747	285,681

4 Inventories

Inventories consist of the following:

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Consumables and supplies	7,422,423	7,619,735	1,122,216
Donated umbilical cord blood processing costs	25,963,087	25,222,648	3,714,731
	33,385,510	32,842,383	4,836,947

5 Property, plant and equipment, net

Property, plant and equipment consist of the following:

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Leasehold improvements	15,242,138	15,242,138	2,244,825
Machineries	30,104,758	35,837,937	5,278,125
Motor vehicles	2,171,091	2,837,152	417,849
Furniture, fixtures and equipment	6,160,394	6,854,835	1,009,564
Construction-in-progress	160,850,713	185,577,897	27,331,462
	214,529,094	246,349,959	36,281,825
Less: Accumulated depreciation	(13,282,950)	(16,148,233)	(2,378,273)
	201,246,144	230,201,726	33,903,552

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5 Property, plant and equipment, net  – (continued)

Leasehold improvements are depreciated over the term of the related lease of 10 years.

Construction-in-progress represents capital expenditures in respect of the construction of cord blood storage facilities.

6 Intangible asset, net

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Cord blood bank operating right	29,129,045	29,129,045	4,290,055
Less: Accumulated amortization	(890,054)	(1,375,538)	(202,586)
	28,238,991	27,753,507	4,087,469

Intangible asset represents the cord blood bank operating right in the Guangdong province, the PRC, acquired through the acquisition of Guangzhou Nuoya in May 2007. Amortization expenses are recognized on a straight-line basis over the estimated useful life of 30 years. Amortization of operating right was RMB384,110 and RMB485,484 (US$71,501) for the six months ended September 30, 2007 and 2008, respectively.

7 Available-for-sale equity securities

	March 31, 2008	September 30, 2008	September 30, 2008
	RMB	RMB	US$
Listed equity securities, at market	37,810,603	19,810,025	2,917,572

On July 5, 2007, the Group acquired 11,730,000 ordinary shares of CordLife Limited at a total cost of RMB53,698,536. CordLife Limited is a provider of cord blood banking services with operations in Singapore, Australia, Hong Kong, India, Indonesia, the Philippines and Thailand, and is listed on the Australian Stock Exchange Limited.

The market value of the Group’s investment in CordLife Limited has further declined during the six months ended September 30, 2008, resulting in additional unrealized holding loss of RMB17,036,351 (US$2,509,072). Having considered the significance of the accumulated decline in the fair value of the ordinary shares of CordLife Limited, the period of time during which market value of the shares had been below cost, and the current market conditions, the management considers that the impairment loss on the investment is no longer not other than temporary as of September 30, 2008. As a result, total accumulated impairment loss amounting to RMB27,598,257 (US$4,064,604) as of September 30, 2008 has been recognized in earnings.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8 Structured deposit

On September 14, 2007, the Group acquired a structured deposit issued by a financial institution which has a two-year term and carries interest based on changes in an interest rate index which varies inversely with changes in market interest rates. The interest that the deposit carries, which is payable upon the maturity of the structured deposit, has positive correlation with the interest rate index and will be nil should the interest rate index fall below a certain level on the maturity date. The embedded derivative could at least double the deposit’s initial rate of return and could also result in a rate of return that is at least twice what otherwise would be the market return for such a deposit, and is therefore considered not closely related to the host deposit. The structured deposit is stated at fair value with remeasurements to fair value recognized as other income/(expense). Fair value is measured as the sum of the value of a zero coupon bond and a call option on the interest rate index. Unrealized loss of RMB1,418,416 (US$208,901) has been charged to income for the six months ended September 30, 2008.

9 Deferred offering costs

During the six months ended September 30, 2008, the Company decided to seek alternative ways to achieve the listing of its shares instead of through an initial public offering. As a result, deferred offering costs amounting to RMB9,688,215 (US$1,426,857) as of September 30, 2008 have been recognized as a write-off of deferred offering costs.

10 Deferred revenue

(a) Deferred revenue consists of the following:

	March 31, 2008	September 30
		2008	2008
	RMB	RMB	US$
Prepayments by subscribers prior to completion of cord blood processing services	2,644,884	2,422,344	356,757
Unearned processing and storage fees	84,291,704	87,078,311	12,824,682
	86,936,588	89,500,655	13,181,439

(b) An analysis of the unearned processing and storage fees is as follows:

	Six Months Ended September 30
	2007	2008	2008
	RMB	RMB	US$
Balance at beginning of period	128,306,387	84,291,704	12,414,278
Deferred revenue arising from new subscribers	80,202,905	15,686,178	2,310,222
Credited to income (Note 12)	(10,734,131)	(12,899,571)	(1,899,818)
Write-back of deferred revenue (Note 12)	(136,509,809)	—	—
Balance at end of period	61,265,352	87,078,311	12,824,682

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10 Deferred revenue  – (continued)

(c) Deferred revenue written back in the six months ended September 30, 2007 relates to cord blood storage agreements executed in the following periods:

	RMB	US$
Fiscal year ending March 31,
2004 and before	4,406,974	649,049
2005	11,193,583	1,648,564
2006	27,042,107	3,982,696
2007	53,960,009	7,947,099
	96,602,673	14,227,408
Six months ended September 30, 2007	39,907,136	5,877,426
	136,509,809	20,104,834

11 Redeemable ordinary shares

On November 9, 2006 and May 15, 2007, Subscription Agreements were entered into between CSC Holdings and subscribers, pursuant to which CSC Holdings issued new redeemable ordinary shares to the subscribers. Details of the redeemable ordinary shares issued are as follows:

Date of Issuance	November 22, 2006	May 15, 2007
Number of redeemable ordinary shares	242,000	166,980
Subscription price per share	US$ 82.65	US$ 137.74
Net proceeds received
– RMB	154,907,455	176,491,463
– US$	19,568,361	22,933,960

Under the terms of the Subscription Agreements, holders of the redeemable ordinary shares have the right to require CSC Holdings to redeem the shares if a “qualified IPO” has not occurred. For redeemable ordinary shares issued on November 22, 2006, a qualified IPO is defined as an initial public offering of CSC Holdings’ shares on a recognized stock exchange within 24 months from the date of share issuance that values CSC Holdings at no less than US$240,000,000 immediately prior to the initial public offering. For the redeemable shares issued on May 15, 2007, a qualified IPO is defined as an initial public offering of CSC Holdings’ shares on a recognized stock exchange within 20 months from the date of share issuance that values the Company at no less than US$400,000,000 immediately prior to the initial public offering. In the event of a redemption under this right, CSC Holdings shall redeem the shares at a redemption price equal to the original issue price of the shares, plus an amount which would have accrued on the original issue price at an uncompounded annual rate of 8% from the date of issuance up to and including the date on which such redemption price is paid.

Upon the consummation of the Reorganization, the Company acquired all the redeemable ordinary shares of CSC Holdings by the issuance of 100 redeemable ordinary shares of the Company for every redeemable ordinary share of CSC Holdings held by the shareholders, with their redemption rights substantively unchanged. As a result, the Company had a total of 40,898,000 redeemable ordinary shares outstanding as of September 30, 2008.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11 Redeemable ordinary shares  – (continued)

The accretion to the redemption value (net of related foreign exchange credits for the six months ended September 30, 2007 and 2008 of RMB447,969 and RMB1,650,338 (US$243,058), respectively) is reflected as a charge against retained earnings as follows:

	Six Months Ended September 30,
	2007	2008	2008
	RMB	RMB	US$
Redeemable shares issued on:
– November 22, 2006	6,860,925	6,287,000	925,934
– May 15, 2007	5,393,312	6,506,576	958,273
Total accretion to redemption value	12,254,237	12,793,576	1,884,207

On November 3, 2008, the Company executed a share exchange agreement with a company listed on the OTCBB and the selling shareholders have waived the redemption rights of the redeemable ordinary shares conditionally (see note 19(b)).

12 Revenues

The Group’s revenues are primarily derived from the provision of umbilical cord blood storage and ancillary services.

In view of the fact that the Group operates and manages its business solely in the PRC and services were predominately provided to customers located in the PRC, no geographical segment information is provided.

The Group’s revenues can be analyzed as follows:

	Six Months Ended September 30,
	2007	2008	2008
	RMB	RMB	US$
Cord blood processing fees	4,001,583	68,081,031	10,026,809
Cord blood storage fees	6,732,548	12,899,571	1,899,818
Write-back of deferred cord blood processing revenue	136,509,809	—	—
Fee derived from the provision of donated cord blood for transplantation and research	193,731	954,683	140,603
	147,437,671	81,935,285	12,067,230

13 Income tax

Cayman Islands Tax

Under the current Cayman Islands laws, the Company is not subject to tax on income or capital gains.

PRC Tax

Beijing Jiachenhong is registered in the Beijing Economic and Technology Development Zone and was subject to an income tax rate of 15% up to December 31, 2007. In accordance with relevant rules and regulations in the PRC, it was fully exempted from PRC income tax for the two years ended December 31, 2004 and 2005, and is entitled to a 50% reduction of PRC income tax for the three years ending December 31, 2008.

In accordance with relevant rules and regulations in the PRC, Guangzhou Nuoya was subject to a PRC income tax rate of 33% up to December 31, 2007.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13 Income tax  – (continued)

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC (“the new tax law”) which took effect on January 1, 2008. In connection with the new tax law, the State Council released Implementation Rules to the Corporate Income Tax Law on December 6, 2007 and Notice on the Implementation Rules of the Grandfathering Relief under the Corporate Income Tax Law, Guafa (2007) No. 39 on December 26, 2007, and the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly promulgated Notice on Issues Concerning the Implementation of the State Council’s Transitional Preferential Policies, Caishui (2008) No. 21 on February 4, 2008 (“the implementation rules”). According to the new tax law and the implementation rules, the income tax rate for Beijing Jiachenhong is expected to increase to the standard rate of 25% over a 5-year transition period and the 50% reduction of PRC income tax granted to Beijing Jiachenhong would be grandfathered and will continue to be granted to Beijing Jiachenhong until expiry on December 31, 2008. In the absence of other tax incentives or further changes to the tax law, the income tax rate for Beijing Jiachenhong is expected to be 9%, 20%, 22% and 24% for the years ending December 31, 2008, 2009, 2010 and 2011, respectively, and further increase to the standard rate of 25% thereafter. Further, on December 24, 2008, Beijing Jiachenhong was determined as a high and new technology enterprise and such status will be valid for three years. As a result, Beijing Jiachenhong's income tax rate is expected to be reduced to 15% for the years ending December 31, 2009 and 2010.

According to the new tax law, Guangzhou Nuoya is subject to a reduced income tax rate of 25% commencing from January 1, 2008.

Amounts accrued in the balance sheet in respect of current tax payable have been assessed based on the new tax law and the implementation rules enacted as of the balance sheet date. Deferred taxes of Beijing Jiachenhong and Guangzhou Nuoya have been assessed based on the expected income tax rate in the periods during which the temporary differences are expected to reverse. The expected reduction in tax rate of Beijing Jiachenhong as a result of the high and new technology enterprise status granted on December 24, 2008 has not been taken into account in the determination of deferred taxes as of September 30, 2008.

Under the new tax law and the implementation rules, a withholding tax at 10% will be applied on the gross amount of dividends received by the Company from Beijing Jiachenhong and Guangzhou Nuoya after January 1, 2008. However, under The Ministry of Finance and the State Administration’s Notice on Certain Preferential Corporate Income Tax Policies, Caishui (2008) No. 1, issued jointly by the MOF and the SAT on February 22, 2008, distributions of earnings by Beijing Jiachenhong and Guangzhou Nuoya attributable to periods prior to December 31, 2007 are exempted from withholding tax. The Company intends to reinvest the earnings of Beijing Jiachenhong and Guangzhou Nuoya indefinitely. As a result, no deferred tax liability has been recognized for unremitted earnings. As of September 30, 2008, the unremitted earnings from Beijing Jiachenhong and Guangzhou Nuoya that may be subject to the withholding tax amounted to RMB39,613,244 (US$5,834,142).

As of September 30, 2008, the Group had no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods and do not believe there will be any significant increases or decreases within the next twelve months. No interest or penalties have been accrued. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years (i.e. calendar years 2005 to 2007 for the Group) if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years (i.e. calendar years 2003 to 2007 for the Group) under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is ten years (i.e. calendar years 1998 to 2007 for the Group). There is no statute of limitation in the case of tax evasion.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13 Income tax  – (continued)

Beijing Jiachenhong was fully exempted from PRC income tax for the two years ended December 31, 2004 and 2005, and is entitled to a 50% reduction of PRC income tax for the three years ending December 31, 2008. If Beijing Jiachenhong was not granted such tax incentives for the six months ended September 30, 2007 and 2008 income tax expense and net income/(loss) per share amounts would be as follows:

	Six Months Ended September 30
	2007	2008	2008
	RMB	RMB	US$
Income tax expense	13,380,881	9,173,260	1,351,015
Basic net income/(loss) per share
– attributable to ordinary shares	0.40	(0.16)	(0.02)
– attributable to redeemable ordinary shares	0.73	0.15	0.02
Diluted net income/(loss) per share
– attributable to ordinary shares	0.38	(0.16)	(0.02)
– attributable to redeemable ordinary shares	0.72	0.15	0.02

14 Related party transactions

During the six months ended September 30, 2007 and 2008, Beijing Jingjing Medical Equipment Co., Ltd. (“Beijing Jingjing”), a company under common control, leases a property to the Group under an operating lease for use as the Group’s cord blood bank, at a monthly rental of RMB174,000 (US$25,626). The lease runs for a period of ten years expiring in November 2014 and does not include contingent rentals. Total operating lease charges under the lease for the six months ended September 30, 2007 and 2008 amounted to RMB1,044,000 and RMB1,044,000 (US$153,758), respectively. As of September 30, 2008, the Group had an amount due to Beijing Jingjing of RMB1,080,000 (US$159,060), which represents unsettled rental payable.

15 Fair value disclosures

On April 1, 2008, the Group adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 establishes a hierarchy for inputs used in measuring fair value, as follows:

Level 1 —	Valuations are based on quoted market prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access. Since valuations are readily and regularly available, valuation of Level 1 assets and liabilities does not require a significant degree of judgment.
Level 2 —	Valuations are based on quoted prices for similar assets in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

The Group determined the fair value of the available-for-sale equity securities (see note 7) using quoted market prices based on the last trading value as of September 30, 2008. As the market in which those securities are traded is not considered active, Level 2 inputs are considered to be used in such valuations. Unrealized holding loss for the six months ended September 30, 2008 amounted to RMB17,036,351 (US$2,509,072). As the management considers that the impairment loss on the investment is no longer not other than temporary as of September 30, 2008, total accumulated impairment loss amounting to RMB27,598,257 (US$4,064,604) as of September 30, 2008 has been recognized in earnings.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15 Fair value disclosures  – (continued)

The Group determined the fair value of the structured deposit (see note 8) using inputs other than quoted prices that are observable for the asset, including interest rates and yield curves observable at commonly quoted intervals, which are considered Level 2 inputs. Unrealized loss recognized in the statement of operations during the six months ended September 30, 2008 amounted to RMB1,418,416 (US$208,901).

Level 3 —	Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. The Group had no instruments which were valued using Level 3 inputs as of March 31, 2008 and September 30, 2008.

16 Business and credit concentrations

All of the Group’s customers are located in the PRC. Revenues from and gross accounts receivable due from customers are individually immaterial.

The Group purchases raw materials from a few major suppliers which are located in the PRC. The following are purchases from suppliers that individually comprise 10% or more of gross purchases in the respective period:

	Six Months Ended September 30,
	2007		2008		2008
	RMB	%	RMB	%	US$	%
Baite Medical Consumables Trading (Shanghai) Co., Ltd	—	—	2,550,000	28	375,558	28
Hangzhou Baitong Biological Technology Co., Ltd	1,008,000	15	1,666,120	18	245,382	18
Beijing Guangjishi Pharmaceutical Technology Development Co., Ltd	1,500,000	23	—	—	—	—
Beijing Zhu You Ying Kang Technology Development Co., Ltd	1,026,420	15	1,254,032	14	184,691	14
Beijing Probe Biological Technology Co., Ltd	—	—	960,000	11	141,386	11
	3,534,420		6,430,152		947,017

Amounts due to the suppliers as of the respective balance sheet dates are individually immaterial.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17 Commitments and contingencies

(a) Operating lease commitments

As of March 31, 2008 and September 30, 2008, the total future minimum payments under non-cancellable operating leases are payable as follows:

	March 31, 2008	September 30, 2008
	RMB	RMB	US$
Fiscal year ending March 31,
– 2009	6,141,256	3,143,180	462,920
– 2010	5,816,610	5,896,410	868,409
– 2011	5,808,960	5,808,960	855,530
– 2012	5,808,960	5,808,960	855,530
– 2013	5,808,960	5,808,960	855,530
– 2014 and thereafter	59,294,400	61,154,880	9,006,741
Total payments	88,679,146	87,621,350	12,904,660

(b) Capital commitments

Capital commitments for construction for new cord blood banks and purchase of machineries as of March 31, 2008 and September 30, 2008 amounted to RMB32,425,489 and RMB8,791,161 (US$1,294,741), respectively.

(c) Contractual commitments

During the year ended March 31, 2007, the Group entered into an agreement with an institution for the acquisition of in-process research and development related to the development of medicines for treatments which make use of cord blood stem cells. Under the agreement, the Group would engage the institution in further research and development until the issue of New Medicine Certificates by the authorities. The Company incurred RMB1,500,000 (US$220,916) for the transfer and registration of part of the in-process research and development results during the year ended March 31, 2007. No further transfers were made during the year ended March 31, 2008 and six months ended September 30, 2008 and the transfers and registration of the remaining results are in progress. Commitments for the acquisition of the in-process research and development as of March 31, 2008 and September 30, 2008 under this agreement amounted to RMB2,500,000 (US$368,194).

In June 2006, the Group entered into a co-operation agreement with the Peking University People’s Hospital (“PUPH”). Pursuant to the agreement, PUPH provides technical consultancy services to the Group in relation to the operation of a cord blood bank, in return for a fixed annual advisory fee of RMB2,000,000 (US$294,555). The agreement has a term of twenty years commencing in October 2006.

Guangzhou Nuoya has entered into a co-operation agreement with the Guangdong Women and Babies Medical Centre (“GWBM”). Pursuant to the agreement, GWBM provides technical consultancy services to the Group in return for an annual advisory fee of RMB700,000, which is subject to a 10% upward adjustment when the number of umbilical cord blood stored in the Guangdong cord blood bank reaches a pre-agreed level. The fee has been adjusted to RMB770,000 (US$113,404) per annum starting from October 2008. The agreement has a term of nineteen years commencing in September 2006.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17 Commitments and contingencies  – (continued)

As of March 31, 2008 and September 30, 2008, the total future minimum payments under the co-operation agreements are payable as follows:

	March 31, 2008	September 30, 2008
	RMB	RMB	US$
Fiscal year ending March 31,
– 2009	2,700,000	1,385,000	203,979
– 2010	2,700,000	2,770,000	407,959
– 2011	2,700,000	2,770,000	407,959
– 2012	2,700,000	2,770,000	407,959
– 2013	2,700,000	2,770,000	407,959
– 2014 and thereafter	35,750,000	36,625,000	5,394,041
Total payments	49,250,000	49,090,000	7,229,856

18 Pro forma information

If a qualified IPO, which values the Company at no less than US$240,000,000 immediately prior to the initial public offering, is completed prior to November 21, 2008, the 24,200,000 redeemable ordinary shares issued by the Company upon the consummation of the Reorganization to acquire the 242,000 redeemable ordinary shares issued by CSC Holdings on November 22, 2006, will automatically convert into 24,200,000 ordinary shares as of the closing of the offering. Similarly, if a qualified IPO, which values the Company at no less than US$400,000,000 immediately prior to the initial public offering, is completed prior to January 14, 2009, the 16,698,000 redeemable ordinary shares issued by the Company upon the consummation of the Reorganization to acquire the 166,980 redeemable ordinary shares issued by CSC Holdings on May 15, 2007, will automatically convert into 16,698,000 ordinary shares as of the closing of the offering. On November 3, 2008, the Company executed a share exchange agreement with a company listed on the OTCBB and the selling shareholders have waived the redemption rights of the redeemable ordinary shares conditionally (Note 19(b)). The calculation of pro forma net loss per share assumes the conversion of all redeemable ordinary shares which were outstanding as of the period end, into ordinary shares on a one-for-one basis as of the beginning of the period, or date of issuance by CSC Holdings, if later. The Company’s pro forma net loss per share calculation for the six months ended September 30, 2008 is as follows:

Pro forma basic net loss per share

	RMB	US$
Numerator:
– Net loss	(12,259,602)	(1,805,564)
Denominator:
– Weighted-average number of ordinary shares	121,000,000
– Conversion of redeemable ordinary shares	40,898,000
	161,898,000
Pro forma basic net loss per share	(0.08)	(0.01)

Pro forma diluted net loss per share is the same as pro forma basic net loss per share as the dilutive potential shares have an anti-dilutive effect on pro forma net loss per share.

CHINA CORD BLOOD SERVICES CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19 Subsequent events

(a) Additional investments in CordLife Limited

On October 23, 2008, the Company acquired an additional 5,735,000 ordinary shares of CordLife Limited at a total consideration of AUD2,408,700 (equivalent to RMB11,063,601), satisfied in cash. The acquisition of additional ordinary shares led to an increase in the Company’s equity interest in CordLife Limited from 12.9% to 18.9%.

(b) Share exchange with Pantheon China Acquisition Corp.

On November 3, 2008, the Company and its shareholders executed a share exchange agreement with Pantheon China Acquisition Corp. (“Pantheon”), a company listed on the OTCBB. Pursuant to the share exchange agreement, shareholders holding 100% and 76% of the Company’s ordinary shares and redeemable ordinary shares (collectively the “Selling Shareholders”), respectively, agreed to sell their entire equity interests in the Company to Pantheon for a consideration of US$328,790,000 in the form of 54,345,104 shares of common stock of Pantheon (valued at US$6.05 per share of common stock) (“the Share Exchange”). Selling Shareholders who hold redeemable ordinary shares of the Company have also waived their redemption rights with respect to the redeemable ordinary shares as disclosed in note 11, on condition that the Share Exchange is completed by June 30, 2009.

Approval of the Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock voted at Pantheon’s special meeting of stockholders, provided that there is a quorum. In addition, the Share Exchange will only proceed if holders of shares purchased in Pantheon’s initial public offering representing less than 20% of the shares sold in Pantheon’s initial public offering exercise their conversion rights at the time of casting a vote against the Share Exchange.

Assuming no conversion rights of Pantheon’s shareholders are exercised, the 54,345,104 shares of common stock of Pantheon held by the Selling Shareholders represent 88.6% of the outstanding shares of Pantheon upon completion of the Share Exchange. Pantheon does not have any assets with operating substance except cash and the Share Exchange is expected to be accounted for as a capital transaction and the Company being the accounting acquirer.

Appendix A

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE
EXCHANGE

BY AND AMONG

PANTHEON CHINA ACQUISITION CORP.

PANTHEON ARIZONA CORP.

CHINA CORD BLOOD SERVICES CORPORATION

GOLDEN MEDITECH COMPANY LIMITED

AND

THE SELLING SHAREHOLDERS NAMED IN SCHEDULE I HERETO

Dated as of November 3, 2008

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE, dated as of November 3, 2008 (this “Agreement”), by and among PANTHEON CHINA ACQUISITION CORP., a corporation incorporated in the State of Delaware, USA (“Pantheon”), PANTHEON ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Pantheon (“Pantheon Arizona”), CHINA CORD BLOOD SERVICES CORPORATION, an exempted company incorporated in the Cayman Islands (the “Target”), GOLDEN MEDITECH COMPANY LIMITED, an exempted company incorporated in the Cayman Islands (“GM”), and the selling shareholders of the Target named in Schedule I hereto (each a “Selling Shareholder” and collectively the “Selling Shareholders”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Pantheon has formed a wholly-owned subsidiary, Pantheon Arizona, solely for the purposes of (1) the merger of Pantheon with and into Pantheon Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), in which Pantheon Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of Pantheon Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes (the “ARS”), (3) the registration and continuation of Pantheon Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law (the “Conversion”) and (4) the Share Exchange (as defined below). The Cayman Islands company will be named China Cord Blood Services Holdings Corporation or such other name as approved by the Target (“Pantheon Cayman,” and together with Pantheon and Pantheon Arizona, the “Pantheon Parties”).

The boards of directors of each of Pantheon and Pantheon Arizona have declared this Agreement advisable and approved the Transactions, and each of the boards of directors of Pantheon and Pantheon Arizona has adopted resolutions approving the Merger and providing that (i) each share of Common Stock outstanding immediately prior to the Merger Effective Time (as defined below) (“Pantheon Shares”) will be automatically converted at the Merger Effective Time into one share of common stock, par value US$0.001 per share, of Pantheon Arizona (“Pantheon Arizona Shares”); and (ii) all Warrants, Underwriters Purchase Option and other rights to purchase a Pantheon Share (“Pantheon Stock Rights,” and together with Pantheon Shares, “Pantheon Securities”) will be exchanged at the Merger Effective Time for substantially equivalent securities of Pantheon Arizona (“Pantheon Arizona Stock Rights,” and together with Pantheon Arizona Shares, “Pantheon Arizona Securities”).

The board of directors of Pantheon Arizona has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time (as defined below), each outstanding Pantheon Arizona Share will be automatically converted into one ordinary share, par value US$0.001 per share, of Pantheon Cayman (“Pantheon Cayman Shares”) and each Pantheon Arizona Stock Right will be automatically converted into equivalent securities of Pantheon Cayman (“Pantheon Cayman Stock Rights,” and together with Pantheon Cayman Shares, “Pantheon Cayman Securities”).

The Selling Shareholders are the direct owners of the number of ordinary shares of the Target appearing opposite their names on Schedule I hereto (all such shares of capital stock to be exchanged under this Agreement are referred to as the “Target Shares”).

The board of directors of Pantheon Arizona has approved the acquisition of the Target Shares from the Selling Shareholders through a share exchange transaction (the “Share Exchange”), pursuant to which Pantheon Cayman will issue to each of the Selling Shareholders a number of Pantheon Cayman Shares in exchange for the Target Shares held by such Selling Shareholder, calculated based on an issue price of US$6.05 per Pantheon Cayman Share, an implied valuation of US$350.0 million for the Target, and such Selling Shareholder’s equity interest in the Target. Subject to the Target’s future performance, Pantheon Cayman will issue to senior management up to an aggregate of 9,000,000 Earn-Out Warrants (as defined below).

The Merger and the Conversion require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock, and the Share Exchange requires the affirmative vote of the holders of a majority of the shares of Common Stock sold in the Pantheon Public Offering voted at the meeting, provided, that the Share Exchange will only proceed if holders of less than 20% of the shares of the Common Stock sold in the Pantheon Public Offering exercise their conversion rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding Pantheon Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding Pantheon Cayman Shares that are entitled to vote immediately prior to the Share Exchange, since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable laws).

The Merger, the Conversion and the Share Exchange are part of the same integrated transaction, such that none of the Merger, the Conversion or the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger.  At the Merger Effective Time (as defined in Section 1.2), Pantheon will be merged with and into Pantheon Arizona in accordance with Section 253 of the DGCL and this Agreement, and the separate corporate existence of Pantheon will thereupon cease. Pantheon Arizona (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Merger. The Merger will have the effects specified in the DGCL and the ARS.

Section 1.2 Filing of Certificate of Ownership and Merger; Merger Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIV, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Pantheon and Pantheon Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”). Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II

Conversion

Section 2.1 The Conversion.  The Conversion will take place immediately after the Merger Effective Time. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), Pantheon Arizona shall convert to Pantheon Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than an Arizona corporation. The Conversion shall have the effects specified in the relevant sections of the ARS and the Cayman Companies Law. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 2.2 Registration by Way of Continuation; Conversion Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIV, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Pantheon Cayman shall register by way of continuation as an exempted company under the Cayman Companies Law and file the relevant documents with the Arizona Corporation Commission in accordance with the relevant sections of the ARS. The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company with respect to Pantheon Cayman, and (2) the time of issuance of a certificate recognizing the Conversion by the Arizona Corporation Commission in accordance with the ARS (the “Conversion Effective Time”).

ARTICLE III

Charter Documents, Directors and Officers of Surviving Corporation and Pantheon Cayman

Section 3.1 Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of Pantheon Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.2 Bylaws of Surviving Corporation.  The bylaws of Pantheon Arizona in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.3 Directors of Surviving Corporation.  The directors of Pantheon immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4 Officers of Surviving Corporation.  The officers of Pantheon immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.5 Memorandum and Articles of Association of Pantheon Cayman.  The Memorandum and Articles of Association of Pantheon Cayman shall be as set forth in Exhibit A attached hereto. The Memorandum and Articles of Association of Pantheon Cayman shall, by resolution of Pantheon Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

Section 3.6 Directors of Pantheon Cayman.  The directors of Pantheon Arizona immediately prior to the Conversion Effective Time shall continue as the directors of Pantheon Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the Combined Board shall be established as provided for in Section 13.4 hereof.

Section 3.7 Officers of Pantheon Cayman.  The officers of Pantheon Arizona immediately prior to the Conversion Effective Time shall continue as the officers of Pantheon Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the officers of Pantheon Cayman shall be appointed by the Combined Board.

ARTICLE IV

Conversion and Exchange of Securities

Section 4.1 Conversion of Stock in the Merger.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Conversion of Pantheon Shares.  Each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable Pantheon Arizona Share to be delivered by Pantheon Arizona in accordance with Section 4.3 below.

(b) Cancellation of Pantheon Arizona Shares Owned by Pantheon.  Each issued and outstanding Pantheon Arizona Share that is owned by Pantheon immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Pantheon Stock Rights Become Pantheon Arizona Stock Rights.  All Pantheon Stock Rights then outstanding shall remain outstanding and shall be assumed by Pantheon Arizona and thereafter become Pantheon Arizona Stock Rights. Each Pantheon Stock Right by virtue of becoming a Pantheon Arizona Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such Pantheon Arizona Stock Rights, Pantheon Arizona Shares shall be issuable in lieu of Pantheon Shares. The number of Pantheon Arizona Shares issuable upon the exercise of a Pantheon Arizona Stock Right immediately after the Merger Effective Time and the exercise price of each such Pantheon Arizona Stock Right shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All Pantheon Arizona Stock Rights shall entitle the holder thereof to purchase Pantheon Arizona Shares in accordance with the terms of the documents governing the Pantheon Arizona Stock Rights.

Section 4.2 Conversion of Securities in the Conversion.  At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a) Conversion of Pantheon Arizona Shares.  Except as set forth in Section 4.1(b) above, each issued and outstanding Pantheon Arizona Share shall be automatically converted into one validly issued, fully paid and non-assessable Pantheon Cayman Share in accordance with Section 4.3.

(b) Conversion of Pantheon Arizona Stock Rights.  All Pantheon Arizona Stock Rights then outstanding shall remain outstanding and shall be assumed by Pantheon Cayman and thereafter become Pantheon Cayman Stock Rights. Each Pantheon Arizona Stock Right by virtue of becoming a Pantheon Cayman Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such Pantheon Cayman Stock Rights, Pantheon Cayman Shares shall be issuable in lieu of Pantheon Arizona Shares. The number of Pantheon Cayman Shares issuable upon the exercise of a Pantheon Cayman Stock Right immediately after the Conversion Effective Time and the exercise price of each such Pantheon Cayman Stock Right shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All Pantheon Cayman Stock Rights shall entitle the holder thereof to purchase Pantheon Cayman Shares in accordance with the terms of the documents governing the Pantheon Cayman Stock Rights.

Section 4.3 Certificates Representing Pantheon Securities.

(a) From and after the Merger Effective Time, all of the certificates which immediately prior to that time represented outstanding Pantheon Securities (the “Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the Pantheon Arizona Securities into which the Pantheon Securities represented by such Certificates have been converted as herein provided. No certificates for Pantheon Arizona Securities will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to Pantheon Arizona or its transfer agent in exchange for a certificate representing that number of Pantheon Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV. The registered owner on the books and records of Pantheon Arizona or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Pantheon Arizona Securities evidenced by such Certificate as above provided.

(b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the Pantheon Cayman Securities into which the Pantheon Arizona Securities represented by such Certificates have been converted as herein provided. The holders of those Certificates representing Pantheon Cayman Shares shall be entitled to be entered on the register of members of Pantheon Cayman as holders of that number of Pantheon Cayman Shares represented by the Certificates. The registered owner from time to time entered in the register of members of Pantheon Cayman or its transfer agent shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Pantheon Cayman Securities evidenced by such Certificate as above provided.

(c) At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Pantheon of the Pantheon Securities which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of Pantheon Arizona of the Pantheon Arizona Securities which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for Pantheon Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. If, after the Conversion Effective Time, Certificates are presented to Pantheon Cayman or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for Pantheon Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

(d) Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to Pantheon Cayman or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of Pantheon Cayman Securities which such holder has the right to receive pursuant to the provisions of this Article IV and be entitled to be entered on the register of members of Pantheon Cayman as the holder of that number of Pantheon Cayman Shares represented by the Certificate and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pantheon Securities which is not registered in the transfer records of Pantheon or a transfer of ownership of Pantheon Arizona Securities which is not registered in the transfer records of Pantheon Arizona, a certificate representing the proper number of Pantheon Cayman Securities may be issued to such a transferee if the Certificate representing such Pantheon Securities or Pantheon Arizona Securities is presented to Pantheon Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 4.4 Effect of the Conversion.  At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pantheon Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Pantheon Cayman, which shall include the assumption by Pantheon Cayman of any and all agreements, covenants, duties and obligations of Pantheon Arizona, as the Surviving Corporation, set forth in this Agreement to be performed after the Closing, and all securities of Pantheon Cayman issued and outstanding as a result of the Conversion under Section 4.2 hereof shall be quoted on the OTCBB, or such other public trading market on which the Pantheon Cayman Shares may be trading at such time.

ARTICLE V

Share Exchange

Section 5.1 Share Exchange.  The Share Exchange will take place immediately after the Conversion Effective Time. Upon the terms and subject to the conditions hereof, at the Closing, each Selling Shareholder shall sell, transfer, convey, assign and deliver to Pantheon Cayman free and clear of all Liens, all of the right, title and interest of such Selling Shareholder in and to the Target Shares appearing opposite the name of such Selling Shareholder on Schedule I. In exchange for such Target Shares, Pantheon Cayman shall sell, issue and deliver to each Selling Shareholder the number of Pantheon Cayman Shares (the “ Initial Equity Payment”) appearing opposite the name of such Selling Shareholder on Schedule I. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 5.2 CSC Employee Options.  Immediately after the Share Exchange, the terms of all stock options (“CSC Employee Options”) outstanding under the Rules of the Share Option Scheme (the “CSC

Option Scheme”) of China Stem Cells Holdings Limited, an exempted company incorporated in the Cayman Islands and wholly-owned subsidiary of the Target (“CSC”), shall be amended to become options to purchase Pantheon Cayman Shares governed by the Pantheon Cayman Option Scheme (as defined in Section 13.4(c) below) (such amendment to the terms of the outstanding CSC Employee Options, the “Amendment”). Pursuant to the Amendment, each option to purchase one ordinary share of CSC shall become an option to purchase 35.73314 Pantheon Cayman Shares (the “Option Exchange Rate ”) at an exercise price per Pantheon Cayman Share equal to the greater of (a) the quotient of (i) the exercise price of the CSC Employee Option for which it is exchanged divided by (ii) the Option Exchange Rate and (b) the par value of the Pantheon Cayman Shares, such that the number of Pantheon Cayman Shares exercisable under the CSC Employee Options immediately following the Amendment shall not be more than 3,573,314 in the aggregate, subject to rounding to avoid fractional shares.

Section 5.3 Registration Rights.  Upon the completion of the Share Exchange or as soon as practicable thereafter (including with respect to the requirements of Form S-8 with regard to the CSC Employee Options), Pantheon Cayman shall provide registration rights to the Selling Shareholders (and their successors and permitted assigns) in respect of the Pantheon Cayman Shares to be received by them pursuant to Section 5.1, to the holders of CSC Employee Options (and their successors and permitted assigns) in respect of the Pantheon Cayman Shares underlying the options described in Section 5.2, and to the holders of Earn-Out Warrants (and their successors and permitted assigns) in respect of the Pantheon Cayman Shares underlying the Earn-Out Warrants (if any) to be issued to them pursuant to Section 5.4, provided that the Selling Shareholders (and their successors and permitted assigns) shall be responsible for all the fees and expenses incurred by Pantheon Cayman in connection with the registration of their respective securities.

Section 5.4 Earn-Out Warrants.  Pantheon Cayman shall issue and deliver up to 9,000,000 Pantheon Cayman warrants, each warrant representing the right to purchase one Pantheon Cayman Share at an exercise price equal to the lower of (i) US$5.00, and (ii) the market price of a Pantheon Cayman Share on the date of the issuance of such warrant and having an expiration date on the fifth anniversary of the issuance date thereof (the “Earn-Out Warrants”) to the senior management. The number of Earn-Out Warrants to be awarded, if any, to individual senior management members shall be determined on a case-by-case basis by the compensation committee of Pantheon Cayman (or a majority of independent directors or another committee of the board performing similar functions) at the time the Earn-Out Warrants are issued. The Earn-Out Warrants shall be issuable without the payment of any additional consideration in the amounts and under the circumstance described below:

(a) 2,500,000 Earn-Out Warrants shall be issuable in the event the filing of the Pantheon Cayman annual report on Form 20-F (“Form 20-F”) for the fiscal year ending March 31, 2009 reflects that the Target has achieved not less than a 30% increase in the number of New Subscribers during the fiscal year ending March 31, 2009 as compared to the fiscal year ending March 31, 2008;

(b) 3,000,000 Earn-Out Warrants shall be issuable in the event the filing of the Pantheon Cayman Form 20-F for the fiscal year ending March 31, 2010 reflects that the Target has achieved not less than a 30% increase in the number of New Subscribers during the fiscal year ending March 31, 2010 as compared to the fiscal year ending March 31, 2009;

(c) 3,500,000 Earn-Out Warrants shall be issuable in the event the filing of the Pantheon Cayman Form 20-F for the fiscal year ending March 31, 2011 reflects that the Target has achieved not less than a 30% increase in the number of New Subscribers during the fiscal year ending March 31, 2011 as compared to the fiscal year ending March 31, 2010.

ARTICLE VI

The Closing

Section 6.1 Closing.  The Closing (the “Closing”) of the Merger, Conversion, Share Exchange and the other transactions contemplated hereby (the “Transactions”) shall take place at the offices of Loeb & Loeb LLP in New York, New York commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 6.2 Deliveries of the Parties.  At the Closing, (i) the Warrantors (directly and/or through their nominees) shall deliver to the Pantheon Parties the various certificates, opinions, instruments, agreements and documents referred to in Section 14.2 below, (ii) the Pantheon Parties shall deliver to the Warrantors, as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 14.1 below, (iii) the Selling Shareholders shall deliver to the Pantheon Parties certificates representing in the aggregate the right, title and interest in and to all the outstanding Target Shares free and clear of all Liens, (iv) GM BVI shall deliver to the Pantheon Parties a copy of resolutions of the board of directors of GM BVI authorizing the transfer of such Target Shares owned by it, (v) the Target shall deliver to the Pantheon Parties a duly certified copy of the updated register of members of the Target reflecting the acquisition by Pantheon Cayman of the Target Shares, and (vi) Pantheon Cayman shall deliver to the Selling Shareholders a duly certified copy of the register of members of Pantheon Cayman reflecting the issuance of the Initial Equity Payment to the Selling Shareholders.

Section 6.3 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII

Representations and Warranties of the Selling Shareholders

Each Selling Shareholder, severally but not jointly, represents and warrants to the Pantheon Parties as of the date hereof and as of the Closing as follows:

Section 7.1 Good Title.  Such Selling Shareholder is the registered and beneficial owner of the Target Shares appearing opposite its name on Schedule I and has good and marketable title to the Target Shares, with the right and authority to sell and deliver such Target Shares. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Pantheon Cayman as the new owner of such Target Shares in the share register of the Target, Pantheon Cayman will receive good title to such Target Shares, free and clear of all Liens.

Section 7.2 Organization and Standing.  Such Selling Shareholder that is an entity is duly organized, validly existing and in good standing (or such analogous concept as shall be applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or establishment.

Section 7.3 Authority; Execution and Delivery; Enforceability.  Such Selling Shareholder, if an entity, has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by such Selling Shareholder of this Agreement and the consummation by them of the Transactions have been duly authorized and no other corporate proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions. All action, corporate and otherwise, necessary to be taken by each such Selling Shareholder to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by such Selling Shareholder in connection with the Transactions has been duly and validly taken. Upon the fulfillment of the conditions set forth in Section 14.1(u), this Agreement and the Transaction Documents to which any such Selling Shareholder is a party have been duly executed and delivered by such party and constitute the valid, binding, and enforceable obligation of each of them, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4 No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by such Selling Shareholder and the consummation of the Transactions and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of the Target or any of its Subsidiaries under, any provision of any Target Constituent Instrument.

Section 7.5 Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with (“Selling Shareholders’ Required Approvals”), any third party or any Governmental Authority is required to be obtained or made by or with respect to such Selling Shareholder, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Selling Shareholders’ Required Approvals as may be required under applicable state securities laws and the securities laws of any foreign country; (b) in the case of GM BVI, approval by shareholders of GM; and (c) such other Selling Shareholders’ Required Approvals which, if not obtained or made, would not have a Material Adverse Effect on the Target and would not prevent, or materially alter or delay any of the Transactions contemplated by this Agreement.

Section 7.6 Access to Information.  Such Selling Shareholder has been supplied with or have had sufficient access to all information, including financial statements and other financial information of Pantheon Cayman.

Section 7.7 Intent; Accredited Investor; Non-U.S. Person.  Such Selling Shareholder has been advised that the offer and sale of Pantheon Cayman Shares has not been registered under the Securities Act or any other securities laws and, therefore, may not be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available. Such Selling Shareholder has not been formed solely for the purpose of making this investment and is purchasing the Pantheon Cayman Shares to be acquired by it hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Selling Shareholder represents that it is either (a) an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, or (b) not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act.

Section 7.8 Accuracy of Representations.  Such Selling Shareholder understands that the Pantheon Cayman Shares are being and will be sold in reliance on an exemption from the registration requirements of federal and state securities laws, and that Pantheon Cayman is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Selling Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of such Selling Shareholder to purchase the Pantheon Cayman Shares. The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by Pantheon Cayman, and such Selling Shareholder will notify Pantheon Cayman immediately of any material adverse change in any such representations and warranties which may occur prior to the Closing.

Section 7.9 Transfer Restrictions.  All offers and sales of the Pantheon Cayman Shares prior to the registration of the Pantheon Cayman Shares under the Securities Act or pursuant to an exemption from registration under the Securities Act shall be made only pursuant to such a registration or such exemption from registration.

Section 7.10 Legends.  Such Selling Shareholder agrees that the certificates representing the Pantheon Cayman Shares shall contain a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT

AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Section 7.11 Opinion.  Such Selling Shareholder will not transfer any or all of the Pantheon Cayman Shares absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Selling Shareholder’s Pantheon Cayman Shares, without first providing Pantheon Cayman with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Pantheon Cayman) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 7.12 Lock-Up.  Such Selling Shareholder irrevocably agrees with Pantheon that, during the six months following the Closing Date (such period, the “Restriction Period”), except with the written consent of Pantheon Cayman, it shall not offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Pantheon Cayman Shares, received on the Closing Date. Beneficial ownership shall be calculated in accordance with Rule 13d-3 under the Exchange Act. In order to enforce this covenant, Pantheon may impose, on or before the Closing Date, irrevocable stop-transfer instructions preventing its transfer agent from effecting any actions in violation of this Agreement through the end of the Restriction Period. Such Selling Shareholder acknowledges that the execution, delivery and performance of this Agreement is a material inducement to Pantheon to complete the Transactions and that Pantheon and the Target shall be entitled to specific performance of such obligations hereunder.

ARTICLE VIII

Representations and Warranties of the Warrantors

Subject to the exceptions set forth in the Disclosure Schedule of the Warrantors attached hereto as Schedule II (the “Target Disclosure Schedule”), each of the Target and GM (each a “Warrantor”), severally and jointly, represents and warrants to the Pantheon Parties as of the date hereof and as of the Closing as follows:

Section 8.1 Target Shares.

(a) [RESERVED].

(b) Capital Structure.  The registered capital of the Target and the total number of shares and type of all authorized, issued and outstanding capital stock of the Target and all shares of capital stock of the Target reserved for issuance under the Target’s various option and incentive plan, are set forth in Section 8.1(b) of the Target Disclosure Schedule. Except as set forth in Section 8.1(b) of the Target Disclosure Schedule: (i) no shares of capital stock or other voting securities of the Target are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of the Target are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Target Constituent Instruments or any Contract to which any of the Warrantors is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of the Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of the Target may vote (“Voting Target Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Target is a party or is bound (A) obligating the Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Target or any Voting Target Debt, (B) obligating the Target to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Target; and (v) as of the date of this Agreement, there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of the Target capital stock.

Section 8.2 Organization and Standing.  Each of the Target and its Subsidiaries is duly organized, validly existing and in good standing (or such analogous concept as shall be applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation. Each of the Target and its Subsidiaries is duly qualified to do business in each of the jurisdictions in which property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Target and its Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Governmental Authorities, as presently contemplated to be conducted. The Target has delivered to Pantheon true and complete copies of the Target Constituent Instruments.

Section 8.3 Authority; Execution and Delivery; Enforceability.  The Target has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by the Target of this Agreement and the consummation by it of the Transactions have been duly authorized and approved by the board of directors of the Target and no other corporate proceedings on the part of it are necessary to authorize this Agreement and the Transactions. All action, corporate and otherwise, necessary to be taken by the Target to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered the Target in connection with the Transactions has been duly and validly taken. Each of this Agreement and the Transaction Documents to which the Target is a party has been duly executed and delivered by it and constitutes the valid, binding, and enforceable obligation of it, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.4 Subsidiaries.  Section 8.4 of the Target Disclosure Schedule lists, as of the date hereof, all Subsidiaries of the Target and indicates as to each the type of entity, its jurisdiction of organization and, its stockholders or other equity holders. Except as set forth in Section 8.4 of the Target Disclosure Schedule, the Target does not directly or indirectly own any other equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 8.4 of the Target Disclosure Schedule, the Target is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by the Target free and clear of all Liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of the Target or otherwise obligating any Subsidiaries of the Target to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 8.5 No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by the Target and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of the Target and its Subsidiaries under, any provision of: (i) any Target Constituent Instrument; or (ii) any Material Contract to which the Target or any of its Subsidiaries is a party or to or by which it (or any of its assets and properties) is subject or bound; (b) subject to the filings and other matters referred to in Section 8.6, conflict with any material Judgment or Law applicable to the Target and its Subsidiaries, or their respective properties or assets, (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Target or its Subsidiaries; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which the Target or any of its Subsidiaries is a party; (e) cause the Target or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; or (f) cause any of the assets owned by the Target or any of its Subsidiaries to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (b), (c), (d), (e) and (f) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target.

Section 8.6 Consents and Approvals.  Except as set forth in Section 8.6 of the Target Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with (each, a “Consent”), or permit from any third party or any Governmental Authority is required to be obtained or made by or with respect to any Warrantor, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the Target and would not prevent, or materially alter or delay, any of the Transactions contemplated by this Agreement.

Section 8.7 Financial Statements.

(a) On or before December 31, 2008, the Target shall deliver to Pantheon its audited consolidated financial statements for the fiscal years ended March 31, 2006, 2007 and 2008 (collectively, the “Target Financial Statements”) prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated. The Target Financial Statements shall fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Target, as of the dates, and for the periods, indicated therein, and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm reasonably acceptable to Pantheon and qualified to practice before the Public Company Accounting Oversight Board. The Target does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to March 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Target Financial Statements, which, in both cases, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect on the Target.

(b) The Target does not have any Off-balance Sheet Arrangements except arrangements that do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect to the Target.

(c) To the extent that the Balance Sheet included in the Target Financial Statements (the “Target Balance Sheet”) reflects any outstanding loans to or from any stockholders of the Target, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof.

Section 8.8 Internal Accounting Controls.  The Target has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Officers of the Target have established disclosure controls and procedures for the Target and designed such disclosure controls and procedures to ensure that material information relating to the Target is made known to the officers by others within those entities. Officers of the Target have evaluated the effectiveness of the controls and procedures of the Target. Since March 31, 2008, there have been no significant changes in the internal controls of the Target or, to the Knowledge of the Warrantors, in other factors that could significantly affect the internal controls of the Target.

Section 8.9 [RESERVED].

Section 8.10 Absence of Certain Changes or Events.  Except as disclosed in the Target Financial Statements, from March 31, 2008 to the date of this Agreement, the Target and its Subsidiaries have conducted their respective businesses only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Target or any of its Subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Target;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of the Target or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Target;

(c) any waiver or compromise by the Target or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by the Target or any of its Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Target;

(e) any material change to a material Contract by which the Target or any of its Subsidiaries or any of their respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Target or any of its Subsidiaries, with respect to any of their respective material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair such entity’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Target or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the method of accounting, accounting practice or the identity of auditors of the Target or any of its Subsidiaries;

(i) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of the Target or any of its Subsidiaries or any purchase, redemption or agreements to purchase or redeem by the Target or any of its Subsidiaries of any shares of capital stock or other securities;

(j) any sale, issuance or grant, or authorization of the issuance of equity securities of the Target or any of its Subsidiaries, except pursuant to existing stock option plans of the Target or any of its Subsidiaries;

(k) any amendment to any Target Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Target or any of its Subsidiaries;

(l) any creation of any Subsidiary of the Target or acquisition by the Target or any of its Subsidiaries of any equity interest or other interest in any other Person;

(m) any material Tax election by the Target or any of its Subsidiaries;

(n) any commencement or settlement of any Actions (as defined below) by the Target or any of its Subsidiaries; or

(o) any negotiations, arrangement or commitment by the Target or any of its Subsidiaries to do any of the things described in this Section 8.10.

Section 8.11 No Undisclosed Liabilities.  Neither the Target nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Target) due after the date hereof, other than (a) those set forth or adequately provided for in the Target Balance Sheet, (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under U.S. GAAP, (c) those incurred in the ordinary course of business since the Target Balance Sheet date and not reasonably likely to result in a Material Adverse Effect to the Target, and (d) those incurred in connection with the execution of this Agreement.

Section 8.12 Litigation.  To the Knowledge of the Warrantors, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against or affecting the Target, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Target. To the Knowledge of the Warrantors, there is no Judgment imposed upon the Target, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Target. To the Knowledge of the Warrantors, neither the Target, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities laws of any Governmental Authority or a claim of breach of fiduciary duty.

Section 8.13 [RESERVED].

Section 8.14 Licenses, Permits, Etc.  The Target and its Subsidiaries possess or will possess prior to the Closing all Material Permits. Such Material Permits are described or set forth on Section 8.14 of the Target Disclosure Schedule. True, complete and correct copies of the Material Permits issued to the Target and its Subsidiaries have previously been delivered to Pantheon. All such Material Permits are in full force and effect. Unless otherwise stipulated herein, the Target, its Subsidiaries and each of their respective officers, directors, employees, representatives and agents have complied with all terms of such Material Permits, except where instances of such noncompliance, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Target, and they will take any and all actions reasonably necessary to ensure that all such Material Permits remain in full force and effect and that the terms of such Material Permits are not violated through the Closing Date. To the Knowledge of the Warrantors, neither the Target nor any of its Subsidiaries is in default under any of such Material Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Target and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to the business of the Target and its Subsidiaries.

Section 8.15 Title to Properties.

(a) Real Property.  Section 8.15(a) of the Target Disclosure Schedule contains an accurate and complete list and description of (i) all real properties with respect to which the Target directly or indirectly holds valid land use rights as well as any other real estate that is in the possession of or leased by the Target and its Subsidiaries and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed (the “Real Estate Leases”). Neither the Target nor any of its Subsidiaries is in default under any of the Real Estate Leases, except where such defaults, individually or in the aggregate, have not had and would not be reasonably expected to have, a Material Adverse Effect on the Target, and the officers of the Target are not aware of any default by any of the lessors thereunder.

(b) Tangible Personal Property.  The Target and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the tangible personal property reflected in the Target Financial Statements and material tangible personal property acquired since March 31, 2008 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. Neither Target nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property.

(c) Accounts Receivable.  The accounts receivable of the Target and each of its Subsidiaries reflected on the Target Financial Statements and created after March 31, 2008 but prior to the Closing Date are bona fide accounts receivable created in the ordinary course of business.

Section 8.16 Intellectual Property.  The Target and its Subsidiaries own or are validly licensing or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefore, trade secrets, computer software programs, and tangible or intangible proprietary information or material which are material to the conduct of their business taken as a whole (the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Warrantors, threatened that the Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Warrantors, no Person is infringing the rights of the Target or any of its Subsidiaries with respect to any Intellectual Property Right.

Section 8.17 Taxes.

(a) The Target and its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) the Target and its Subsidiaries were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate. To the Knowledge of the Warrantors, there are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, and none of their officers or directors, or the Selling Shareholders, or any of their officers or directors (if an entity), know of any basis for any such claim.

(b) Neither the Target nor any of its Subsidiaries has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period since January 1, 2002.

(c) The Target Financial Statements reflect an adequate reserve for all Taxes known to be payable by the Target and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Target or its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Target and its Subsidiaries currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Target or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(d) Neither the Target nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Neither the Target nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by the Target or any of its Subsidiaries concerning any Taxes or Tax Return.

(e) [RESERVED].

(f) Neither the Target nor any of its Subsidiaries (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) owns or has ever owned any United States real property interests described in Section 897 of the Code.

Section 8.18 Employment Matters.

(a) Benefit Plan.  Except as set forth in Section 8.18(a) of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Target or any such Subsidiary (collectively, the “ Target Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Target or any such Subsidiary. The consummation of the Transactions will not trigger any severance or termination agreements or arrangements between the Target or any of its Subsidiaries and any of their respective current or former employees, officers or directors, nor does the Target have any general severance plan or policy. Since March 31, 2008, there has not been any adoption or amendment in any material respect by the Target or any of its Subsidiaries of any Target Benefit Plan.

(b) Labor Matters.  Except for disputes, agreements and other matters that, individually or in the aggregate, do not have or are not expected to have a Material Adverse Effect, (a) there are no collective bargaining or other labor union agreements to which the Target or any of its Subsidiaries is a party or by which it is bound; (b) no labor dispute exists or, to the Knowledge of the Warrantors, is imminent with respect to the employees of the Target or any of its Subsidiaries; (c) there is no strike, work stoppage or other labor dispute involving the Target or any of its Subsidiaries pending or, to the Knowledge of the Warrantors, threatened; (d) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Knowledge of the Warrantors, threatened against the Target or any of its Subsidiaries; (e) no grievance is pending or, to the Knowledge of the Warrantors, threatened against the Target or any of its Subsidiaries; and (f) neither the Target nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authorities relating to employees or employment practices.

(c) Executive Officers.  Except as set forth in Section 8.18(c) of the Target Disclosure Schedule and other than any resignations required by The Rules Governing the Listing of Securities on the Growth Enterprise Market of the HKSE (the “HKSE Listing Rules”), no executive officer of the Target or any of its Subsidiaries has notified such entity in writing that such officer intends to leave the Target or any such Subsidiary or otherwise terminate such officer’s employment with the Target or such Subsidiary in connection with the consummation of the Transactions or within 60 days following the Closing Date.

Section 8.19 Transactions with Affiliates and Employees.  Except as disclosed in the Target Financial Statements or in Section 8.19 of the Target Disclosure Schedule, none of the officers, directors or employees of the Target and the Warrantors is presently a party, directly or indirectly, to any transaction with the Target or any of its Subsidiaries (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Knowledge of the Warrantors, any entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 8.20 Insurance.  The Target has made available to Pantheon, prior to the date of this Agreement, true and correct copies of all contracts of insurance or indemnification, as amended and supplemented to which the Target or any of its Subsidiaries is a party. All such insurance policies are in full force and effect, all premiums due thereon have been paid and, to the Knowledge of the Warrantors, the Target and any such Subsidiary has complied with the provisions of such policies. Neither the Target nor any such Subsidiary has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Target or any such Subsidiary under or in connection with any of their extant insurance policies. The Target and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and in the geographic areas where any of which engages in such businesses. The Warrantors have no reason to believe that the Target and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business on terms consistent with market for the Target’s or any of its Subsidiaries’ respective lines of business.

Section 8.21 Material Contracts.

(a) The Target is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it or any such Subsidiary is a party or by which they or any of their respective properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Target; and, to the Knowledge of the Warrantors, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target.

(b) Each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) neither the Target nor any of its Subsidiaries is in breach or default of any Material Contract to which it is a party in any material respect; (ii) to the Knowledge of the Warrantors, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit the Target or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iii) neither the Target nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (iv) there are no renegotiations of, or attempts to renegotiate, any material terms of any Material Contract. Since March 31, 2008, neither the Target nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Target.

Section 8.22 Compliance with Applicable Laws.  The Target and its Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target. Neither the Target nor any of its Subsidiaries has received any written communication during the past two years from a Governmental Authority alleging that the Target or any such Subsidiary is not in compliance in any material respect with any applicable Law. This Section 8.22 does not relate to matters with respect to Taxes, which are the subject of Section 8.17.

Section 8.23 Foreign Corrupt Practices.  None of the Warrantors, nor any of their respective Representatives, has, in the course of its actions for, or on behalf of, the Target or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Target or any such Subsidiary to any foreign or domestic government official or employee. None of the Warrantors, or any of their respective Representatives, has committed any acts or omissions which would constitute a breach of applicable criminal laws, including but not limited to corruption laws.

Section 8.24 Money Laundering Laws.  The Target and its Subsidiaries have conducted their business at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no proceeding involving the Target with respect to the Money Laundering Laws is pending or, to the Knowledge of the Warrantors, is threatened.

Section 8.25 Governmental Inquiry.  Neither the Target nor any of its Subsidiaries has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Authority.

Section 8.26 Records.  The books of account, minute books and shareholder records of the Target and its Subsidiaries made available to Pantheon are complete and accurate in all material respects, and there have been no material transactions involving the Target or any of its Subsidiaries which are required to be set forth therein and which have not been so set forth.

Section 8.27 Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Target or any of its Subsidiaries.

Section 8.28 Vote Required.  There is no vote of the shareholders of Target necessary to approve this Agreement and the Transactions contemplated hereby.

Section 8.29 Business Relationships.  To the Knowledge of the Warrantors, the execution of this Agreement and Transaction Documents and the consummation of the Transactions contemplated hereby and thereby will not materially adversely affect the relationships of the Target with its subscribers.

Section 8.30 OFAC.  None of the Target, any director or officer of the Target, or, to the Knowledge of the Warrantors, any agent, employee, affiliate or Person acting on behalf of the Target is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Target has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 8.31 Additional PRC Representations and Warranties.

(a) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Target and its Subsidiaries have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b) All filings and registrations with the PRC Governmental Authorities required in respect of the Target and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Target and its Subsidiaries have complied with all relevant PRC laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Authority.

(d) Neither the Target nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Target or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Target and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material Adverse Effect on the Target. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Target’s business which is subject to periodic renewal, the Warrantors have no Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities, except where such grounds does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.

(f) With regard to employment and staff or labor, the Target and its Subsidiaries have complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 8.32 Stamp Duty; Transfer Taxes.  No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Pantheon Parties to any Governmental Authority in Cayman Islands, Hong Kong, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of the Pantheon Parties where the net income of the Pantheon Parties is otherwise subject to taxation by the applicable jurisdiction) in connection with the Transactions.

Section 8.33 Environmental Matters.  To the Knowledge of the Warrantors after due inquiry, each of the Target and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law, and the Target does not have any basis to expect, nor has the Target and its Subsidiaries, nor any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Authority or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Target or any of its Subsidiaries, or failure by the Target or any of its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by the Target or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Target or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Target or any other Person for whose conduct the Target is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

Section 8.34 Disclosure.  All of the representations or warranties made by the Target herein, in the Target Disclosure Schedule or in any certificate furnished by the Target pursuant to this Agreement, are true and correct, and when all such documents are read together in their entirety, none of them contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 8.35 No Additional Agreements.  The Target does not have any agreement or understanding with Pantheon with respect to the Transactions contemplated by this Agreement other than as specified in this Agreement.

ARTICLE IX

Representations and Warranties of Pantheon

Except as set forth in the Disclosure Schedule of Pantheon attached hereto as Schedule III (the “Pantheon Disclosure Schedule”), each of the Pantheon Parties, jointly and severally, represents and warrants to the Warrantors and Selling Shareholders as follows:

Section 9.1 Capital Structure.

(a) Section 9.1(a) of the Pantheon Disclosure Schedule sets forth, as of the date hereof, the share capitalization of Pantheon and all the outstanding options, warrants or rights to acquire any share capital of Pantheon. Other than those set forth in Section 9.1(a) of the Pantheon Disclosure Schedule: (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of Pantheon or to subscribe to any increase of any share capital of Pantheon; and (ii) there are no disputes, arbitrations or litigation proceedings involving Pantheon with respect to the share capital of Pantheon.

(b) Except as set forth in Section 9.1(b) of the Pantheon Disclosure Schedule: (i) no shares of capital stock or other voting securities of Pantheon were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of Pantheon; (ii) all outstanding shares of the capital stock of Pantheon are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Pantheon Constituent Instruments (as defined below) or any Contract to which Pantheon is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of Pantheon to repurchase, redeem or otherwise acquire any shares of capital stock of Pantheon.

(c) Except as set forth in Section 9.1(c) of the Pantheon Disclosure Schedule, as of the date of this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of Pantheon having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting Pantheon Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Pantheon is a party or by which it is bound (A) obligating Pantheon to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Pantheon or any Voting Pantheon Debt, or (B) obligating Pantheon to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d) Except as set forth in Section 9.1(d) of the Pantheon Disclosure Schedule, Pantheon is not a party to any agreement granting any security holder of Pantheon the right to cause Pantheon to register shares of the capital stock or other securities of Pantheon held by such security holder under the Securities Act. The stockholder list provided to the Target is a current shareholder list generated by Pantheon’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Pantheon’s capital stock.

Section 9.2 Organization and Standing.  Pantheon is duly organized, validly existing and in good standing under the laws of the State of Delaware. Pantheon is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by Pantheon or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Pantheon. Pantheon has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Governmental Authorities, as presently contemplated to be conducted.

Pantheon has delivered to the Target true and complete copies of the certificate of incorporation of Pantheon, as amended to the date of this Agreement and the bylaws of Pantheon, as amended to the date of this Agreement (the “Pantheon Constituent Instruments”).

Section 9.3 Authority; Execution and Delivery; Enforceability.  Pantheon has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a Party and to consummate the Transactions. The execution and delivery by Pantheon of this Agreement and the consummation by Pantheon of the Transactions have been duly authorized and approved by the Pantheon Board and no other corporate proceedings on the part of Pantheon are necessary to authorize this Agreement and the Transactions. Other than the Shareholder Approval (as defined below), all action, corporate and otherwise, necessary to be taken by Pantheon to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Pantheon in connection with the Transactions has been duly and validly taken. Each of this Agreement and the Transaction Documents to which Pantheon is a Party has been duly executed and delivered by Pantheon and constitutes the valid, binding, and enforceable obligation of Pantheon, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 9.4 No Subsidiaries or Equity Interests.  Pantheon does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than its ownership interest in Pantheon Arizona prior to the Merger Effective Time.

Section 9.5 No Conflicts.  Except as set forth in Section 9.5 of the Pantheon Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by Pantheon and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of Pantheon under, any provision of: (i) any Pantheon Constituent Instrument; (ii) any Pantheon Material Contract (as defined in Section 9.23 hereof) to which Pantheon is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any Material Permit; (b) subject to the filings and other matters referred to in Section 9.6, conflict with any material Judgment or Law applicable to Pantheon, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to Pantheon; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which Pantheon is a party; or (e) cause any of the assets owned by Pantheon to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), (d) and (e) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon.

Section 9.6 Consents and Approvals.  Except as set forth in Section 9.6 of the Pantheon Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Pantheon in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of Articles of Merger with the Arizona Corporation Commission as provided in Section 1.2; (ii) the filings in connection with the Conversion as provided in Section 2.2; (iii) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a preliminary proxy statement/prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A and Schedule 14A under the Exchange Act, a registration statement under the Securities Act, and all other proxy materials for the Pantheon Stockholders Meeting (as defined in Section 12.1(a)) (the “Proxy Statement/Prospectus”) and the approval, among others, of this Agreement and the Transactions in such Pantheon Stockholders Meeting (the “Shareholder Approval”); (iv) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (v) any filings as required under applicable securities laws of the United States and the securities laws of any foreign country; (vi) any filing required by the OTCBB; and (vii) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Pantheon and would not prevent, or materially alter or delay, consummation of any of the Transactions.

Section 9.7 SEC Documents.  Pantheon has filed all reports, schedules, forms, statements and other documents required to be filed by Pantheon with the SEC since December 14, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Pantheon SEC Documents”). As of its respective filing date, each Pantheon SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Pantheon SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Pantheon SEC Document has been revised or superseded by a later filed Pantheon SEC Document, none of the Pantheon SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Pantheon included in the Pantheon SEC Documents (the “Pantheon Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Pantheon as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 9.8 Internal Accounting Controls.  Pantheon maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Pantheon’s officers have established disclosure controls and procedures for Pantheon and designed such disclosure controls and procedures to ensure that material information relating to Pantheon is made known to the officers by others within those entities. Pantheon’s officers have evaluated the effectiveness of Pantheon’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2. Since March 31, 2008, there have been no significant changes in Pantheon’s internal controls or, to Pantheon’s Knowledge, in other factors that could significantly affect Pantheon’s internal controls.

Section 9.9 [RESERVED].

Section 9.10 Absence of Certain Changes or Events.  Except as disclosed in Section 9.10 of the Pantheon Disclosure Schedule, from the date of the most recent audited financial statements included in the filed Pantheon SEC Documents to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to Pantheon’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on Pantheon;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Pantheon (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Pantheon;

(c) any material change to a material Contract by which Pantheon or any of its assets is bound or subject;

(d) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e) any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of Pantheon;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by Pantheon, with respect to any of its material properties or assets, except for Permitted Liens;

(g) any loans or guarantees made by Pantheon to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by Pantheon to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(h) any declaration, setting aside or payment or other distribution in respect of any of Pantheon’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Pantheon;

(i) any alteration of Pantheon’s method of accounting or the identity of its auditors;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Pantheon shares option plans; or

(k) any negotiations, arrangement or commitment by Pantheon to take any of the actions described in this Section 9.10.

Section 9.11 Undisclosed Liabilities.  Except as set forth in Section 9.11 of the Pantheon Disclosure Schedule, Pantheon has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those not required to be set forth on a balance sheet of Pantheon or in the notes thereto under U.S. GAAP. Section 9.11 of the Pantheon Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Pantheon) due after the date hereof.

Section 9.12 Litigation.  As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Pantheon. Neither Pantheon nor any director or officer thereof (in his or her capacity as such) is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 9.13 Compliance with Applicable Laws.  Except as set forth in Section 9.13 of the Pantheon Disclosure Schedule, Pantheon is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon. Except as set forth in Section 9.13 of the Pantheon Disclosure Schedule, Pantheon has not received any written communication during the past two (2) years from a Governmental Authority alleging that Pantheon is not in compliance in any material respect with any applicable Law.

Section 9.14 Sarbanes-Oxley Act of 2002.  Pantheon is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in Pantheon’s accounting policies since inception except as described in the notes to the Pantheon Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Pantheon’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Pantheon, nor, to the Knowledge of Pantheon, any Representative of Pantheon, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Pantheon or its internal accounting controls, including any complaint, allegation, assertion or claim that Pantheon has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Pantheon’s accounting or auditing practices, procedures methodologies or methods of Pantheon or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course of business in connection with the preparation and review of Pantheon’s financial statements and periodic reports. To the Knowledge of Pantheon, no attorney representing Pantheon, whether or not employed by Pantheon, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Pantheon or any of its officers, directors, employees or agents to the Pantheon Board or any committee thereof or to any director or officer of Pantheon. To the Knowledge of Pantheon, no employee of Pantheon has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 9.15 Certain Registration Matters.  Except as specified in Section 9.15 of the Pantheon Disclosure Schedule, and except for registration rights granted in connection with the Pantheon Public Offering, Pantheon has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Pantheon registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 9.16 Broker’s and Finders’ Fees.  Except as specified in Section 9.16 of the Pantheon Disclosure Schedule, Pantheon has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 9.17 Minute Books.  The minute books of Pantheon made available to the Target contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Pantheon since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 9.18 [RESERVED].

Section 9.19 Board Approval.  The Pantheon Board (including any required committee or subgroup of the Pantheon Board) has, as of the date of this Agreement, (i) adopted resolutions approving the Merger and setting forth the terms and conditions thereof, and declared the advisability of and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Pantheon, and (iii) determined that the fair market value of the Target is equal to at least 80% of Pantheon’s net assets.

Section 9.20 Over-the-Counter Bulletin Board Quotation.  The Common Stock and Warrants are quoted on the OTCBB. There is no Action pending or, to the Knowledge of Pantheon, threatened against Pantheon by FINRA with respect to any intention by such entities to prohibit or terminate the quotation of such securities on the OTCBB. The Common Stock and Warrants are registered pursuant to Section 12(g) of the Exchange Act and Pantheon has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has Pantheon received any notification that the SEC is contemplating terminating such registration.

Section 9.21 Trust Fund.  Section 9.21 of the Pantheon Disclosure Schedule sets forth as of June 30, 2008 the dollar amount (including an accrual for the earned but uncollected interest thereon) held in the trust account established in connection with Pantheon’s Public Offering for the benefit of its public shareholders (the “Trust Fund”) for use by Pantheon in connection with a business combination as set forth in the Pantheon Constituent Instruments. Section 9.21 of the Pantheon Disclosure Schedule sets forth as of June 30, 2008 the dollar amount of the Trust Fund that represents deferred underwriting commissions which will be paid to the underwriters of the Pantheon Public Offering at the Closing.

Section 9.22 Transactions with Affiliates and Employees.  Except as set forth in Section 9.22 of the Pantheon Disclosure Schedule, none of the officers or directors of Pantheon and, to the Knowledge of Pantheon, none of the employees of Pantheon is presently a party to any transaction with Pantheon that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Pantheon, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 9.23 Material Contracts.

(a) Pantheon has made available to the Target, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Pantheon receives or pays amounts in excess of US$100,000 (each a “Pantheon Material Contract”). A list of each such Pantheon Material Contract is set forth on Section 9.23 of the Pantheon Disclosure Schedule. As of the date of this Agreement, Pantheon is not in violation of or in default under (nor does there exist any condition which upon the passage of time, the giving of notice or both would cause such a violation of or default under) any Pantheon Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Pantheon; and, to the Knowledge of Pantheon, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Pantheon Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Pantheon, each Pantheon Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Pantheon is not in breach or default of any Pantheon Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Pantheon Material Contract; (B) permit Pantheon or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Pantheon Material Contract; or (iii) Pantheon has not received notice of the pending or threatened cancellation, revocation or termination of any Pantheon Material Contract to which it is a party. Since March 31, 2008, Pantheon has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Pantheon Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon.

Section 9.24 Taxes.

(a) Pantheon has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon, and the officers of Pantheon know of no basis for any such claim.

(b) Pantheon has not received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. Pantheon has made available to the Target copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Pantheon for and during fiscal years 2006 and 2007 (since inception).

(c) The Pantheon Financial Statements reflect an adequate reserve for all Taxes payable by Pantheon (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Pantheon is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and Pantheon currently has no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Pantheon, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon.

Section 9.25 Foreign Corrupt Practices.  Neither Pantheon, nor, to Pantheon’s Knowledge, any Representative of Pantheon has, in the course of its actions for, or on behalf of, Pantheon (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Pantheon.

Section 9.26 Money Laundering Laws.  The operations of Pantheon are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving Pantheon with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of Pantheon, is threatened.

ARTICLE X

Conduct Prior to The Closing

Section 10.1 Covenants of the Warrantors.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Warrantors agree that the Target and its Subsidiaries shall use commercially reasonable efforts to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Pantheon Parties), (i) carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, and (ii) use their commercially reasonable efforts consistent with past practice to keep available the services of their present executive officers and directors and use their commercially reasonable efforts consistent with past practice to preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that there shall not be a Material Adverse Effect in their ongoing businesses as of the Closing Date. The Warrantors agree to promptly notify Pantheon of any material event or occurrence not in the ordinary course of business that would have or reasonably be expected to have a Material Adverse Effect on the Target. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, none of the Warrantors shall do, allow, cause or permit any of the following actions to occur with respect to the Target without the prior written consent of Pantheon, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Cause or permit any amendments to any of the Target Constituent Instruments or any other equivalent organizational documents, except for such amendments made pursuant to a Legal Requirement or as contemplated by this Agreement;

(b) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c) Material Contracts.  Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior written consent of Pantheon;

(d) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e) Intellectual Property.  Transfer or license to any Person or entity any Intellectual Property Rights other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(f) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness.  Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of US$3,000,000 in the aggregate;

(h) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$3,000,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, as applicable;

(i) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed US$3,000,000 individually or in the aggregate;

(j) [RESERVED].

(k) Employment.  Except as required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(l) No Solicitation.  None of the Warrantors shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Warrantors to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than Pantheon: (i) relating to the acquisition of any capital stock or other voting securities of the Target or any of its Subsidiaries or any assets of the Target or any of its Subsidiaries other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to Warrantors or afford access to the assets and properties or books and records of Warrantors to any Person (other than as contemplated by Section 11.1) who any of the Warrantors (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to the Target or any of its

Subsidiaries; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby;

(m) Other Acquisition Proposals.  The Warrantors will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 10.1(l) above, if applicable. The Warrantors will promptly (i) notify Pantheon if any of the Warrantors receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify Pantheon of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal;

(n) Facility.  Open or close any facility or office except in the ordinary course of business;

(o) Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings; and

(p) Other.  Agree in writing or otherwise to take any of the actions described in Sections 10.1(a) through (o) above.

Section 10.2 Covenants of Pantheon.  From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Pantheon agrees that Pantheon shall use commercially reasonable efforts, and cause Pantheon Arizona to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Target), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing business as of the Closing Date. Pantheon agrees to promptly notify the Target of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on any of the Pantheon Parties. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 10.2 of the Pantheon Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Pantheon Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the Target, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents.  Cause or permit any amendments in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or OTCBB or as are contemplated by this Agreement (or such other applicable national securities exchange);

(b) Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by Pantheon, except for any such change made pursuant to a Legal Requirement or by a change in U.S. GAAP;

(c) SEC Reports.  Fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of Pantheon required under Section 13(d) or 16(a) of the Exchange Act provided their failure to file such documents does not have a Material Adverse Effect on Pantheon or the ability of Pantheon to consummate the Transactions);

(d) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(f) Material Contracts.  Enter into any new Pantheon Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Pantheon Material Contract, other than (i) contracts involving the payment or receipt by Pantheon of no more than US$100,000, individually, or in the aggregate, that, in Pantheon’s reasonable judgment, are necessary for the completion of the Transactions; or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of the Warrantors;

(g) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) Indebtedness.  Issue or sell any debt securities or guarantee any debt securities of others;

(i) Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of US$100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Pantheon Financial Statements, as applicable;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) [RESERVED].

(m) Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings; and

(n) Other.  Agree in writing or otherwise to take any of the actions described in Sections 10.2(a) through (m) above.

ARTICLE XI

Additional Covenants of the Warrantors

Section 11.1 Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Warrantor is subject, between the date of this Agreement and the Closing Date, subject to Pantheon’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the Target and its Subsidiaries against any disclosure, the Target and its Subsidiaries shall permit, upon reasonable request, Pantheon and its Representatives access at dates and times agreed upon by the applicable entity and Pantheon, to all of the books and records of the Target and its Subsidiaries which the Pantheon Parties determine are necessary for the preparation and amendment of the Proxy Statement/Prospectus and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC staff, Pantheon’s accountants and relevant Governmental Authorities; provided, however, that the Pantheon Parties may make a disclosure otherwise prohibited by this Section 11.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over Pantheon Parties.

Section 11.2 Interim Financial Information.  The Warrantors shall use their commercially reasonable efforts to deliver no later than December 31, 2008 to Pantheon the unaudited consolidated balance sheets as of

June 30, 2008 and the related consolidated statements of income and statements of cash flows of the Target for the period then ended (the “Target Interim Financial Statements”). The Target Interim Financial Statements for the quarter ended June 30, 2008, including the notes thereto, will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto). The Target Interim Financial Statements for the quarter ended June 30, 2008 will fairly present in all material respects the consolidated financial condition and operating results, change in stockholders’ equity and cash flow of the Target, as of the dates, and for the periods, indicated therein, subject to the normal, recurring year-end adjustments.

Section 11.3 Insurance.  Through the Closing Date, the Warrantors shall cause the Target and its Subsidiaries to maintain insurance policies providing insurance coverage for the businesses in which the Target and its Subsidiaries are engaged and the assets and properties of the Target and its Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where the Target and its Subsidiaries engage in such businesses.

Section 11.4 Fulfillment of Conditions.  The Warrantors shall use their commercially reasonable efforts to fulfill the conditions specified in Article XIV to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions contemplated hereby, (b) engaging in a road show, at mutually agreed times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their respective businesses in such manner that on the Closing Date the representations and warranties of the each of the Warrantors contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 11.5 Disclosure of Certain Matters.  From the date hereof through the Closing Date, each of the Warrantors shall give Pantheon prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Target, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 11.6 Regulatory and Other Authorizations; Notices and Consents.

(a) The Warrantors shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with Pantheon in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each Warrantor shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.

(c) Each of the Warrantors shall cooperate and use commercially reasonable efforts to assist the other in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions; provided, however, that such Warrantor shall have no obligation to give any guarantee or other consideration of any nature in connection with the seeking of such Consent or to consent to any change in the terms of any agreement or arrangement which such Warrantor in its reasonable discretion may deem adverse to the interests of Pantheon, Warrantors or the business of the Target.

(d) The Warrantors shall use their commercially reasonable efforts to obtain, prior to the date of the mailing of the proxy statement relating to the Pantheon Stockholders Meeting, (i) all necessary approvals from GM’s shareholders for the Transactions contemplated under this Agreement in accordance with the HKSE Listing Rules; (ii) all necessary approvals from HKSE for GM’s spin-off proposal in relation to the Transactions contemplated by this Agreement in accordance with the HKSE Listing Rules; (iii) all necessary approvals in order to terminate the CSC Option Scheme; and (iv) all necessary approvals in order to implement the provisions of Section 5.2.

Section 11.7 Related Taxes.  From the date hereof through the Closing Date, each of the Target and its Subsidiaries, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities subject to extensions permitted by law and properly granted by the appropriate authority; provided, that the Target shall promptly notify Pantheon that any of the Target and its Subsidiaries is availing itself of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns.

Section 11.8 Proxy Statement/Prospectus.  Each of the Warrantors shall use commercially reasonable efforts to provide promptly to Pantheon such information concerning the business affairs and consolidated financial statements of the Target as may reasonably be required for inclusion in the Proxy Statement/Prospectus (except that the Warrantors shall only be required to provide three (3) years of selected consolidated financial data of the Target in connection with the Proxy Statement/Prospectus, or in any amendments or supplements thereto), shall direct that its counsel cooperate with Pantheon’s counsel in the preparation of the Proxy Statement/Prospectus and shall request the cooperation of Pantheon’s auditors in the preparation of the Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Warrantors for inclusion or incorporate by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any information provided by the Warrantors is discovered or any event occurs with respect to any of the Warrantors, or any change occurs with respect to the other information provided by the Warrantors included in the Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Warrantors shall notify Pantheon promptly of such event.

Section 11.9 Covenant not to Sue.  In consideration of Pantheon’s entry into this Agreement, each of the Warrantors and the Selling Shareholders waives all right, title, interest or claim of any kind against the Trust Fund that any of the Warrantors or the Selling Shareholders may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pantheon, and will not seek recourse against the Trust Fund.

Section 11.10 Closing Date.  The Warrantors acknowledge that pursuant to the Pantheon Constituent Instruments Pantheon must consummate the Transactions contemplated by this Agreement no later than December 14, 2008 and, at the request of Pantheon, shall use their commercially reasonable efforts to assist Pantheon in seeking a required amendment to the Pantheon Constituent Instruments in order to consummate the Transactions contemplated by this Agreement.

Section 11.11 Share Purchases Prior to Closing Date.  To the extent necessary, practicable and permitted under the applicable Laws, GM shall purchase, or procure the purchase of, shares of Common Stock in the open market or in privately negotiated transactions for the purpose of assisting in the successful outcome of the Pantheon Stockholders Meeting referred to in Section 12.1 below; provided that such purchases shall not commence until the receipt by GM of all the required approvals for the Transactions contemplated under this Agreement (including approval by the shareholders of GM).

ARTICLE XII

Additional Covenants of Pantheon

Section 12.1 Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting.

(a) Pantheon shall cause a meeting of its stockholders (the “Pantheon Stockholders Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. The board of directors of Pantheon shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Pantheon Stockholders Meeting, Pantheon (a) shall use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement/Prospectus, (b) upon receipt of approval from the SEC, will mail to its stockholders the Proxy Statement/Prospectus and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby, and (d) will otherwise comply with all Legal Requirements applicable to the Pantheon Stockholders Meeting.

(b) Pantheon shall timely provide to the Target all correspondence received from and to be sent to the SEC and shall not file any amendment to the filings with the SEC without (i) providing the Target the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of the Target, which consent shall not be unreasonably delayed or withheld. In addition, Pantheon shall use commercially reasonable efforts to cause the SEC to permit the Target and/or its counsel to participate in the SEC conversations on issues related to Pantheon’s SEC filings together with Pantheon’s counsel.

Section 12.2 Fulfillment of Conditions.  From the date hereof to the Closing Date, Pantheon shall use its commercially reasonable efforts to fulfill the conditions specified in Article XIV. The foregoing obligation includes, without limitation, (a) executing and delivering documents necessary or desirable to consummate the Transactions, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of Pantheon in such manner that on the Closing Date the representations and warranties of Pantheon contained herein shall be accurate as though then made).

Section 12.3 Disclosure of Certain Matters.  From the date hereof through the Closing Date, Pantheon shall give the Warrantors prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Pantheon, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 12.4 Regulatory and Other Authorizations; Notices and Consents.  Pantheon shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and shall cooperate fully with the Target in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit the Target and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Pantheon’s counsel). Without limiting the foregoing, Pantheon shall use its commercially reasonable efforts to deliver to GM its audited consolidated financial statements (collectively, the “Pantheon IFRS Financial Statements”) for inclusion in a shareholders circular to be dispatched by GM in respect of the special shareholders meeting for the purpose of voting on the approval of, among others, the Transactions contemplated under this Agreement. The Pantheon IFRS Financial Statements shall (a) be accompanied by an unqualified opinion of an independent public accounting firm reasonably acceptable to GM and qualified to practice before the HKSE and (b) comply as to form in all material respects with applicable accounting requirements and the HKSE Listing Rules. The Pantheon IFRS Financial Statements shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 12.5 Exclusivity; No Other Negotiations.

(a) Pantheon shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Pantheon to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by Pantheon of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) Pantheon shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 12.5(a) above, if applicable. Pantheon shall promptly (i) notify the Warrantors if Pantheon receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Warrantors of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

Section 12.6 Related Taxes.  From the date hereof through the Closing Date, Pantheon, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse Effect on Pantheon, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Pantheon promptly notifies the Target that Pantheon is availing itself of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns.

Section 12.7 Valid Issuance of Pantheon Cayman Shares.  Pantheon shall ensure that the authorized share capital of Pantheon Cayman be sufficient to enable Pantheon Cayman to issue the Pantheon Cayman Shares to the Selling Shareholders pursuant to the Share Exchange and to meet its obligations under the CSC Employee Options and the Pantheon Cayman Stock Rights issued and outstanding as of such time. At the Closing, the Pantheon Cayman Shares to be issued to the Selling Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of Pantheon Cayman in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

ARTICLE XIII

Additional Agreements and Covenants

Section 13.1 Disclosure Schedules.  Each of the Parties shall, as of the Closing Date, have the obligation to supplement or amend its respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party. The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 13.2 Confidentiality.  Between the date hereof and the Closing Date, each of Pantheon and the Warrantors shall hold and shall cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by Pantheon or the Warrantors in their respective filings with the SEC as required by the applicable laws will not be a violation of this Section 13.2.

Section 13.3 Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, Pantheon and each of the Warrantors shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Pantheon (in the case of Warrantors) or any Warrantors (in the case of Pantheon), except as required by Law or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the Transactions public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 13.4 Organization Documents Amendments; Board Composition.

(a) Effective the Closing Date, Pantheon Cayman shall amend its Organization Documents to: (i) increase its authorized share capital to 1,000,000,000 shares of Common Stock; (ii) change its name as described in the preamble to this Agreement; and (iii) change the size of its board of directors to five (5) members.

(b) Effective the Closing Date, the current directors of Pantheon shall appoint (i) Albert Chen and Ting Zheng to serve as executive directors of Pantheon Cayman (ii) Mark Chen to serve as a non-executive director of Pantheon Cayman and (iii) certain other persons to be selected and nominated by the Target such that a majority of the Combined Board will consist of independent directors, of which one shall have U.S. GAAP experience. Simultaneously therewith, all other current directors of Pantheon shall resign as directors of the Pantheon Board.

(c) Effective the Closing Date or as soon as practicable thereafter, Pantheon Cayman shall adopt an employee stock option plan with terms and conditions substantially similar to the terms and conditions of the CSC Option Scheme (the “Pantheon Cayman Option Scheme”).

Section 13.5 Fees and Expenses.  Except as expressly provided in Article XVI, in the event that there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 13.6 Director and Officer Insurance.  As soon as practicable, Pantheon shall arrange with a reputable insurance company a tail liability insurance policy covering Persons who are currently covered by Pantheon’s directors and officers liability insurance policy (the “Tail Policy”) for subscription by Pantheon Cayman at Closing, to the extent that, in the opinion of Pantheon, the Tail Policy will serve the commercial needs of Pantheon Cayman.

ARTICLE XIV

Conditions to Closing

Section 14.1 Warrantors Conditions Precedent.  The obligations of the Warrantors and Selling Shareholders to enter into and complete the Closing are subject, at the option of the Target, to the fulfillment on or prior to the Closing Date of the following conditions by Pantheon, any one or more of which may be waived by the Target in writing:

(a) Representations and Covenants.  The representations and warranties of the Pantheon Parties contained in this Agreement shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Pantheon Parties and each of the Pantheon Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Pantheon Parties shall have delivered to the Target a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with the Transactions, or (ii) has or may have, in the reasonable opinion of the Target, a Material Adverse Effect on Pantheon.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Material Adverse Effect on Pantheon.

(d) Filing of Proxy Statement/Prospectus.  Pantheon shall have filed the definitive Proxy Statement with the SEC and mailed it to Pantheon’s stockholders.

(e) Approval by Pantheon Board.  The Merger shall have been approved by the Pantheon Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(f) Approval by Pantheon’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Pantheon’s initial public offering voted at the meeting in accordance with Pantheon Constituent Instruments, and the aggregate number of shares of Common Stock held by public stockholders of Pantheon who exercise their redemption rights with respect to their Common Stock in accordance with the Pantheon Constituent Instruments shall not constitute twenty percent (20%) or more of the Common Stock sold in the Pantheon Public Offering.

(g) Notice to Trustee.  Pantheon shall have, prior to the Closing, delivered to the trustee of the Trust Fund instructions to disburse on the Closing Date the monies in the Trust Fund in accordance with the documents governing the Trust Fund.

(h) Resignations.  Effective as of the Closing, the directors and officers of Pantheon who are not continuing directors and the officers of Pantheon Cayman shall have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to Pantheon Cayman, stating, among others, that they shall have no claim for employment compensation in any form from Pantheon except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) SEC Reports.  Each of Pantheon, Pantheon Arizona or Pantheon Cayman, as appropriate, shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(j) OTCBB Quotation.  Each of Pantheon, Pantheon Arizona or Pantheon Cayman, as appropriate, shall have maintained its status as a company whose common stock or ordinary shares, as the case may be, and warrants are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing.

(k) Secretary’s Certificate.  The Target shall have received a certificate from Pantheon, signed by its Secretary, certifying that the attached copies of the Pantheon Constituent Instruments and resolutions of the Pantheon Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(l) Deliveries.  The other deliveries required to be made by the Pantheon Parties in Article VI shall have been made by such parties.

(m) Governmental Approvals.  Each of Warrantors shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Cayman Islands Law and PRC Laws.

(n) Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Pantheon Parties.

(o) Merger and Conversion Documents.  The following documents shall have been executed and delivered by the Pantheon Parties: (i) Certificate of Merger to be filed in accordance with the DGCL as of the Merger Effective Time; (ii) Articles of Merger to be filed in accordance with the ARS as of the

Merger Effective Time; (iii) documents required for the transfer of domicile of Pantheon Arizona pursuant to the ARS; and (iv) documents required for the issuance of a certificate of registration by way of continuation pursuant to the Cayman Companies Law.

(p) Completion of the Merger and Conversion.  Each of the Merger and Conversion shall have been completed.

(q) Opinions. The Warrantors shall have received legal opinions of the Pantheon Parties’ legal counsel in Delaware, Arizona and Cayman Islands which opinions shall be in form and substance reasonably satisfactory to the Warrantors.

(r) Certificate of Good Standing.  The Warrantors shall have received a certificate of good standing under the applicable Law of each of the Pantheon Parties.

(s) Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Pantheon Party’s conduct or operation of the business of the Pantheon Parties following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(t) SEC Actions.  No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Pantheon Parties or any of their officers or directors.

(u) Approval by GM’s Shareholders.  All necessary approvals for (i) the Transactions contemplated under this Agreement shall have been obtained from GM’s shareholders in accordance with the HKSE Listing Rules; (ii) GM’s spin-off proposal in relation to the transactions contemplated under this Agreement shall have been approved by HKSE pursuant to the HKSE Listing Rules; (iii) the termination of the CSC Option Scheme shall have been obtained; and (iv) implementing the provisions of Section 5.2 shall have been obtained.

Section 14.2 Pantheon Conditions Precedent.  The obligations of Pantheon to enter into and complete the Closing are subject, at the option of Pantheon, to the fulfillment on or prior to the Closing Date of the following conditions by each of the Warrantors, any one or more of which may be waived by Pantheon in writing:

(a) Representations and Covenants.  The representations and warranties of the Warrantors contained in this Agreement shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Warrantors and each of the Warrantors shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Warrantors shall have delivered to Pantheon a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) has or may have, in the reasonable opinion of Pantheon, a Material Adverse Effect on the Target.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on any of the Warrantors.

(d) Approval by Pantheon Board.  The Merger shall have been approved by the Pantheon Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(e) Approval by Pantheon’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Pantheon’s initial public offering voted at the meeting in accordance with Pantheon Constituent Instruments, and the aggregate number of shares of Common Stock held by public stockholders of Pantheon who exercise their redemption rights with respect to their Common Stock in accordance with the Pantheon Constituent Instruments shall not constitute twenty percent (20%) or more of the Common Stock sold in the Pantheon Public Offering.

(f) Delivery of Target Interim Financial Statements.  The Target shall have furnished Pantheon the Target Interim Financial Statements for the quarter ended June 30, 2008, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.

(g) Opinions.  Pantheon shall have received legal opinions of the Target’s legal counsel in the PRC and the Cayman Islands, which opinions shall be in form and substance reasonably satisfactory to Pantheon.

(h) Officer’s Certificate.  Pantheon shall have received a certificate from each of the Warrantors signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(i) Certificate of Good Standing.  Pantheon shall have received a certificate of good standing or equivalent under the applicable Law of the Target.

(j) Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the Target’s conduct or operation of its business or the business of any of its Subsidiaries following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(k) Deliveries.  All other deliveries required to be made by the Warrantors in Article VI shall have been made by them.

(l) Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Warrantors.

(m) [RESERVED].

(n) [RESERVED].

(o) SEC Actions.  No formal or informal SEC investigation or proceeding shall have been initiated or sent by the SEC against any of the Pantheon Parties or any of their officers or directors.

ARTICLE XV

Indemnification

Section 15.1 Survival.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that (a) the representations and warranties contained in Article VII and in Sections 8.2, 8.3, 9.1(a), 9.2, and 9.3 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations, and (b) the representations and warranties contained in Section 8.17, 8.24, 8.32 and 9.24 shall survive the Closing for a period equal to any applicable statute of limitations (including any waivers or extensions thereof) plus 60 days. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 15.2 Indemnification by the Warrantors.  The Warrantors shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless Pantheon (which term, for the purposes of this Article XV shall include any of Pantheon’s successors) and permitted assigns (the “Pantheon Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any breach of any representation or warranty made by the Warrantors in Article VIII hereof or in any certificate delivered by the Warrantors pursuant to this Agreement; or (ii) any breach by any Warrantor of its covenants or obligations in this Agreement to be performed or complied with by such Warrantor at or prior to the Closing.

Section 15.3 Indemnification by the Selling Shareholders.  The Selling Shareholders shall, subject to the terms hereof, severally but not jointly, indemnify, defend and hold harmless the Pantheon Indemnified Parties from and against any Damages arising from: (i) any breach of any representation or warranty made by the Selling Shareholders in Article VII hereof or in any certificate delivered by the Selling Shareholders pursuant to this Agreement; and (ii) any breach by any Selling Shareholder of its covenants or obligations in this Agreement to be performed or complied with by such Selling Shareholder at or prior to the Closing.

Section 15.4 Indemnification by the Pantheon Parties.  The Pantheon Parties shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless the Warrantors and the Selling Shareholders (the “Shareholder Indemnified Parties”) from and against any Damages arising from any breach of any representation or warranty made by the Pantheon Parties in Article IX hereof or in any certificate delivered by the Pantheon Parties pursuant to this Agreement.

Section 15.5 Limitations on Indemnity.  Notwithstanding any other provision in this Agreement to the contrary, the Pantheon Indemnified Parties shall not be entitled to indemnification pursuant to Section 15.2, unless and until the aggregate amount of Damages to the Pantheon Indemnified Parties with respect to such matters under Section 15.2 or 15.3 collectively exceeds US$5,000,000 (the “Deductible”). The aggregate amount of Damages of the Warrantors under this Agreement shall not exceed US$17,000,000 (the “Cap”). The amount payable by any Selling Shareholder pursuant to Section 15.3 shall not exceed the market value of the Pantheon Cayman Shares received by the Selling Shareholder on the Closing Date.

Section 15.6 Defense of Third Party Claims.  If any Pantheon Indemnified Party or Shareholder Indemnified Party determines to make a claim for indemnification under Section 15.2, 15.3 or 15.4 (each an “Indemnitee”), Pantheon or GM, as applicable, shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article XV. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 15.7 Determining Damages.  The amount of Damages subject to indemnification under Section 15.2 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any reserves set forth in any of the Target Financial Statements or the Target Interim Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article XV as adjustments to the consideration received for the Target Shares.

Section 15.8 Right of Setoff.  To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article XV for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.

Section 15.9 Limitation on Recourse; No Third Party Beneficiaries.

(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) The provisions of this Article XV are for the sole benefit of the Parties and nothing in this Article XV, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XV.

ARTICLE XVI

Termination

Section 16.1 Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by either Pantheon or the Warrantors, if the Closing has not occurred by the later of (i) December 14, 2008, (ii) such other date as the shareholders of Pantheon may agree to extend the corporate existence of Pantheon or (iii) such other date that has been agreed by the Parties in writing;

(c) by the Warrantors, if there has been a breach by the Pantheon Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Warrantors at the Closing under Section 14.1(a) and such violation or breach has not been waived by the Warrantors or cured by the Pantheon Parties within ten (10) business days after written notice thereof from the Warrantors;

(d) by Pantheon, if there has been a breach by any Warrantor of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Pantheon Parties at the Closing under Section 14.2(a) and such violation or breach has not been waived by the Pantheon Parties or cured by the Warrantors within ten (10) business days after written notice thereof from the Pantheon Parties;

(e) by the Warrantors, if the Pantheon Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the Warrantors its approval or recommendation of this Agreement and the Transactions;

(f) by either Pantheon or the Warrantors, if, at the Pantheon Stockholders Meeting (including any adjournments thereof), the Merger shall fail to be approved by a majority of the outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL, and/or this Agreement and the Share Exchange contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares of Common Stock sold in the Pantheon Public Offering voted at the meeting in accordance with Pantheon Constituent Instruments, or the aggregate number of shares of Common Stock held by public stockholders of Pantheon who exercise their redemption rights with respect to their Common Stock in accordance with the Pantheon Constituent Instruments shall constitute twenty percent (20%) or more of the Common Stock sold in Pantheon Public Offering.

Section 16.2 Effect of Termination.

(a) In the event of termination and abandonment by either Pantheon or the Warrantors, or all of them, pursuant to Section 16.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Article XVI, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto shall destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 13.2 hereof, which shall survive such termination or abandonment. The following other provisions shall survive termination of this Agreement: Article XVI and Article XVII.

ARTICLE XVII

Miscellaneous

Section 17.1 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages and Schedule I hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 17.2 Amendments; Waivers; Additional Selling Shareholders.  No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. The Selling Shareholders named in Schedule I hereto who shall have executed and delivered a counterpart signature page to each other Party on the date hereof shall be the initial Selling Shareholders and Parties to this Agreement, shall at a minimum hold at least 50.25% of the total outstanding Target Shares and shall be indicated as Selling Shareholders in the appropriate column of Schedule I; provided however that each other Shareholder of Target who shall at any time after such date and prior to the Closing Date execute and deliver a counterpart signature page hereto shall become a Selling Shareholder and the appropriate indication shall be made in such column of Schedule I without affecting any of the rights, duties or obligations of the other Parties hereto, except solely insofar as such Selling Shareholder shall have become a Party hereto.

Section 17.3 No Fractional Shares.  No fractional shares of Pantheon Arizona Securities shall be issued in connection with the Merger and no fractional shares of Pantheon Cayman Securities shall be issued in connection with the Conversion. No certificates or scrip for any such fractional shares shall be issued. Any shareholder of Pantheon Securities who would otherwise be entitled to receive a fraction of a share of Pantheon Arizona Securities and/or Pantheon Cayman Securities (after aggregating all fractional shares of Pantheon Arizona Securities and/or Pantheon Cayman Securities issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Pantheon Cayman Securities on the OTCBB, or such other public trading market on which Pantheon Cayman Securities may be trading at such time, at the Conversion Effective Time.

Section 17.4 Lost, Stolen or Destroyed Certificates.  In the event any certificates representing the Pantheon Securities shall have been lost, stolen or destroyed, Pantheon Cayman shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of Pantheon Cayman Securities, as may be required pursuant to Article IV; provided, however, that Pantheon Cayman may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pantheon Cayman with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 17.5 Adjustments to Initial Equity Payment.  The Initial Equity Payment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pantheon Securities, occurring on or after the date hereof and prior to the Conversion Effective Time.

Section 17.6 Withholding Rights.  Pantheon Cayman shall be entitled to deduct and withhold from the number of shares of Pantheon Cayman Securities or Earn-Out Warrants otherwise deliverable under this Agreement, such amounts as Pantheon Cayman reasonably determines are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the Pantheon Cayman Securities or Earn-Out Warrants in respect of which such deduction and withholding was made by Pantheon Cayman. Notwithstanding the foregoing, Pantheon Cayman, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to Pantheon Cayman prior to the issuance of the Pantheon Cayman Securities or Earn-Out Warrants.

Section 17.7 Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 17.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 17.9 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 17.10 Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 17.11 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 17.12 Dispute Resolution.

(a) All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 17.12.

(b) Before any arbitration is commenced pursuant to this Section 17.12, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d) Any arbitration commenced pursuant to this Section 17.12 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Pantheon Representative, one chosen by the Warrantors and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration. Notwithstanding the foregoing, each Party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other Party in any court or other tribunal of competent jurisdiction.

During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 17.13 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Without limiting the generality of the foregoing, any covenants of Pantheon hereunder that are to be performed by Pantheon following the effective date of the Conversion are covenants that will be performed by Pantheon Cayman as the successor to Pantheon.

Section 17.14 Governing Language.  This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PANTHEON CHINA ACQUISITION CORP.
By: /s/ Mark D. Chen Name: Mark D. Chen Title: Chairman and CEO Address: Suite 10-64 #9 Jianguomenwai Avenue, Beijing, China, 100600
PANTHEON ARIZONA CORP.
By: /s/ Mark D. Chen Name: Mark D. Chen Title: Director Address: Suite 10-64 #9 Jianguomenwai Avenue, Beijing, China, 100600

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SIGNATURE PAGES FOR WARRANTORS FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLDEN MEDITECH COMPANY LIMITED
By: /s/ Yuen Kam Name: Yuen Kam Title: Chairman Address: 48/F Bank of China Tower 1 Garden Road, Central, Hong Kong
CHINA CORD BLOOD SERVICES CORPORATION
By: /s/ Yuen Kam Name: Yuen Kam Title: Chairman Address: 48/F Bank of China Tower 1 Garden Road, Central, Hong Kong

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SELLING SHAREHOLDERS FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLDEN MEDITECH STEM CELLS (BVI) COMPANY LIMITED
By: /s/ Yuen Kam Name: Yuen Kam Title: Chairman
TREASURE HOME INVESTMENTS LIMITED

By: /s/ Eric Yip Name: Eric Yip Title: Director
ATLANTIS CHINA FORTUNE FUND
By: /s/ G. Morrison Name: G. Morrison Title: Director
BETHELLA INVESTMENTS LIMITED
By: /s/ Michael Koping Shen Name: Michael Koping Shen Title: Director
CREDIT SUISSE MANAGEMENT LLC
By: Name: Title:

ESSEX WOODLANDS HEALTH VENTURES, FUND VII, LP
By: /s/ Immanuel Thangaraj Name: Immanuel Thangaraj Title: Managing Director
STATE STREET BANK AND TRUST COMPANY AS TRUSTEE FOR FIRST PLAZA GROUP TRUST II
By: /s/ Jason R. Butler Name: Jason R. Butler Title: Director
GAM TRADING (NO. 24) INC.
By: /s/ N. Khokhrai Name: N. Khokhrai Title: on behalf of GAM Trading (No. 24) Inc.
GREAT AVENUE INVESTMENTS LIMITED
By: /s/ Michael Koping Shen Name: Michael Koping Shen Title: Director
HTSS CAPITAL LIMITED
By: /s/ Elaine H. Wong Name: Elaine H. Wong Title: Director
INDUS OPPORTUNITY MASTER FUND, LTD
By: Name: Title:

INDUS ASIA PACIFIC MASTER FUND, LTD.
By: Name: Title:
JAYHAWK CHINA FUND (CAYMAN) LTD.
By: /s/ Kent C. McCarthy Name: Kent C. McCarthy Title: President
KTB/UCI CHINA VENTURES II LIMITED
By: /s/ Jimmy Yu Name: Jimmy Yu Title: Authorized Signatory
MEGASTAR MANAGEMENT (CHINA) LTD.
By: /s/ Cui Wen Li Name: Cui Wen Li Title: Director
MUARATI INVESTMENTS LIMITED
By: /s/ Wen Zheng Name: Wen Zheng Title: Director
NEW HORIZON CELLSTAR INVESTMENT CO., LIMITED
By: /s/ Jianming Yu Name: Jianming Yu Title: Director

STARR INTERNATIONAL INVESTMENTS LIMITED
By: /s/ Joseph Johnson Name: Joseph Johnson Title: Director
THE CHINA DEVELOPMENT CAPITAL PARTNERSHIP MASTER FUND LP acting by Martin Currie Investment Management Limited as its investment manager
By: /s/ Neil MacPherson Name: Neil MacPherson Title: Authorized Signatory
TIME REGION HOLDINGS LIMITED
By: /s/ Fang, Lei Name: Fang, Lei Title: Director
TIME GALAXY LIMITED
By: /s/ Lu, Yungang Name: Lu, Yungang Title: Director
WEIXIAO MEDICAL TECHNOLOGY LIMITED
By: /s/ Xiaodong Wu Name: Xiaodong Wu Title: Director

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ANNEX A

Definitions

“Acquisition Proposal” has the meaning set forth in Section 10.1(l) of the Agreement.

“Action” has the meaning set forth in Section 8.12 of the Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“ARS” has the meaning set forth in the background to the Agreement.

“Articles of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Basic Representations” has the meaning set forth in Section 15.1 of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in the United States and Hong Kong.

“Cap” has the meaning set forth in Section 15.5 of the Agreement.

“Cayman Companies Law” means the Companies Law (2007 Revision) of the Cayman Islands.

“Certificates” has the meaning set forth in Section 4.3(a) of the Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Closing” has the meaning set forth in Section 6.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 6.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Board” means the board of directors of Pantheon Cayman following the Closing.

“Common Stock” means the Common Stock of Pantheon, US$0.001 par value per share.

“Consent” has the meaning set forth in Section 8.6 of the Agreement.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Conversion” has the meaning set forth in the background to the Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.2 of the Agreement.

“Conversion Rights” means the right of holders of the Class B Common Stock voting against a business combination to convert their shares of Class B Common stock for a pro-rata share of the Trust Fund, if the business combination is approved and completed. Holders of the Class B Common Stock who exercise such Conversion Rights will continue to have the right to exercise any warrants they may hold.

“CSC” has the meaning set forth in Section 5.2 of the Agreement.

“CSC Option Scheme” has the meaning set forth in Section 5.2 of the Agreement.

“CSC Employee Options” has the meaning set forth in Section 5.2 of the Agreement.

“Damages” has the meaning set forth in Section 15.2 of the Agreement.

“Deductible” has the meaning set forth in Section 15.5 of the Agreement.

“DGCL” has the meaning set forth in the background to the Agreement.

“Disclosure Schedules” means the Target Disclosure Schedule and the Pantheon Disclosure Schedule.

“Earn-Out Warrants” has the meaning set forth in Section 5.4 of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Target or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Target or any of its Subsidiaries.

“FCPA” has the meaning set forth in Section 8.23 of the Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form 20-F” has the meaning set forth in Section 5.4(a) of the Agreement.

“GM” has the meaning set forth in the preamble of the Agreement.

“GM BVI” means Golden Meditech Stem Cells (BVI) Company Limited.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Material” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable law or regulations, including Environmental Laws, and (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority having jurisdiction over the Target and its Subsidiaries or any of their properties.

“HKIAC” has the meaning set forth in Section 17.12(d) of the Agreement.

“HKSE Listing Rules” has the meaning set forth in Section 8.18(c) of the Agreement.

“HKSE” means The Stock Exchange of Hong Kong Limited.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnitee” has the meaning set forth in Section 15.6 of the Agreement.

“Indemnitor” has the meaning set forth in Section 15.6 of the Agreement.

“Indemnification Notice” has the meaning set forth in Section 15.6 of the Agreement.

“Initial Equity Payment” has the meaning set forth in Section 5.1 of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 8.16 of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to any of the Warrantors, means the actual knowledge of its executive officers and members of its board of directors, and (ii) with respect to Pantheon, means the actual knowledge of its executive officers and the members of its board of directors.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Pantheon Securities are then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in the PRC economic conditions; (B) changes to the economic conditions affecting the industries in which the Target and its Subsidiaries operates; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, cooperators, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or policies or the interpretation thereof, or any change of the attitude of the competent authorities; (E) the failure to meet any projections or budgets; or (F) matters listed in the Disclosure Schedules.

“Material Contract” means a written Contract, as amended and supplemented to which the Target or any of its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, that is material to the Target’s business, properties, assets or condition (financial or otherwise) results of operations or prospects, including contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to the Target.

“Material Permits” means all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any Parties.

“Merger” has the meaning set forth in the background to the Agreement.

“Merger Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“Money Laundering Laws” has the meaning set forth in Section 8.24 of the Agreement.

“New Subscriber” means a customer who executes an umbilical cord blood stem cells storage agreement providing for the transportation of the subject umbilical cord blood stem cells for testing, processing and storage in a facility operated by CSC or its subsidiaries, affiliates or contractors; provided that such customer shall not be deemed to be a New Subscriber unless and until testing results have shown that such subject umbilical cord blood stem cells are suitable for storage.

“OTCBB” means the electronic Over-the-Counter Bulletin Board maintained by the FINRA.

“OFAC” has the meaning set forth in Section 8.30 of the Agreement.

“Off-balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Option Exchange Rate” has the meaning set forth in Section 5.2 of the Agreement.

“Pantheon” has the meaning set forth in the preamble to the Agreement.

“Pantheon Arizona” has the meaning set forth in the preamble to the Agreement.

“Pantheon Arizona Securities” has the meaning set forth in the background to the Agreement.

“Pantheon Arizona Share(s)” has the meaning set forth in the background to the Agreement.

“Pantheon Arizona Stock Right(s)” has the meaning set forth in the background to the Agreement.

“Pantheon Board” means the board of directors of Pantheon prior to the Merger.

“Pantheon Cayman” has the meaning set forth in the background to the Agreement.

“Pantheon Cayman Option Scheme” has the meaning set forth in Section 13.4(c) of the Agreement.

“Pantheon Cayman Securities” has the meaning set forth in the background to the Agreement.

“Pantheon Cayman Share(s)” has the meaning set forth in the background to the Agreement.

“Pantheon Cayman Stock Right(s)” has the meaning set forth in the background to the Agreement.

“Pantheon Cayman Warrants” means the securities (other than the Earn-Out Warrants) issuable by Pantheon Cayman that are equivalent to the Warrants and has the same terms and conditions of the Warrants as in effect immediately prior to the Conversion.

“Pantheon Constituent Instruments” has the meaning set forth in Section 9.2 of the Agreement.

“Pantheon Disclosure Schedule” has the meaning set forth in Article IX of the Agreement.

“Pantheon Financial Statements” has the meaning set forth in Section 9.7 of the Agreement.

“Pantheon IFRS Financial Statements” has the meaning set forth in Section 12.4 of the Agreement.

“Pantheon Indemnified Parties” has the meaning set forth in Section 15.2 of the Agreement.

“Pantheon Material Contract” has the meaning set forth in Section 9.23(a) of the Agreement.

“Pantheon Parties” has the meaning set forth in the background to the Agreement.

“Pantheon Public Offering” means the initial public offering of Pantheon completed on December 14, 2006, in which Pantheon sold 5,000,000 Units at a price of US$6.00 per unit and the related subsequent exercise of the over-allotment option.

“Pantheon Representative” means Mark Chen.

“Pantheon SEC Documents” has the meaning set forth in Section 9.7 of the Agreement.

“Pantheon Securities” has the meaning set forth in the background to the Agreement.

“Pantheon Stockholders Meeting” has the meaning set forth in Section 12.1 of the Agreement.

“Pantheon Share(s)” has the meaning set forth in the background to the Agreement.

“Pantheon Stock Right(s)” has the meaning set forth in the background to the Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the Target Disclosure Schedule.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to Pantheon stockholders in connection with the Pantheon Stockholders Meeting.

“Real Estate Leases” has the meaning set forth in Section 8.15 of the Agreement.

“Real Property” has the meaning set forth in Section 8.15 of the Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“Restriction Period” has the meaning set forth in Section 7.12 of the Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 9.14 of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Selling Shareholder” and “Selling Shareholders” have the meaning set forth in the preamble to the Agreement.

“Selling Shareholders’ Required Approvals” has the meaning set forth in Section 7.5 of the Agreement

“Share Exchange” has the meaning set forth in the background to the Agreement.

“Shareholder Approval” has the meaning set forth in Section 9.6 of the Agreement.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

“Survival Period” has the meaning set forth in Section 15.1 of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 13.6 of the Agreement.

“Tangible Personal Property” has the meaning set forth in Section 8.15(b) of the Agreement.

“Target” has the meaning set forth in the preamble to the Agreement.

“Target Balance Sheet” has the meaning set forth in Section 8.7(c) of the Agreement.

“Target Benefit Plans” has the meaning set forth in Section 8.18(a) of the Agreement.

“Target Constituent Instruments” means the memorandum and articles of association of the Target and each of its Subsidiaries together with its statutory registers, each as amended to the date of the Agreement.

“Target Disclosure Schedule” has the meaning set forth in Article VIII of the Agreement.

“Target Financial Statements” has the meaning set forth in Section 8.7 of the Agreement.

“Target Interim Financial Statements” has the meaning set forth in Section 11.2 of the Agreement.

“Target Shares” has the meaning set forth in the background to the Agreement.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” has the meaning set forth in Section 15.7 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” has the meaning set forth in Section 6.1 of the Agreement.

“Trust Fund” has the meaning set forth in Section 9.21 of the Agreement.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Underwriters Purchase Option” means the Option granted by Pantheon initially to the underwriters in its initial public offering, which entitles the registered holder to purchase one Unit at a price of US$6.60 per Unit.

“Unit” means the Unit of Pantheon which entitles the registered holder to one share of Common Stock and one Warrant.

“Voting Pantheon Debt” has the meaning set forth in Section 9.1(c) of the Agreement.

“Voting Target Debt” has the meaning set forth in Section 8.1(b) of the Agreement.

“Warrant” means the Warrant of Pantheon which entitles the registered holder to purchase one share of Common Stock at a price of US$5.00 per share, subject to adjustment at any time commencing on the completion of a business combination

“Warrantor” or “Warrantors” has the meaning set forth in the Article VIII of the Agreement.

SCHEDULE I

Selling Shareholder	Address	Number of Pantheon Cayman Shares to Be Received in Share Exchange	Number of Shares in Target	% Holdings	Selling Shareholder
Golden Meditech Stem Cells (BVI) Company Limited	P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	29,068,087	81,347,700	50.25%	|MR
Treasure Home Investments Limited	Offshore Incorporations Centre, P.O. Box 957 Road Town, Tortola British Virgin Islands	3,573,314	10,000,000	6.18%	|MR
Atlantis China Fortune Fund	Georges Court 54-62 Townsend Street Dublin 2	389,134	1,089,000	0.67%	|MR
Bethella Investments Limited	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	726,383	2,032,800	1.26%	|MR
Credit Suisse Management LLC	2711 Centerville Road Wilmington Delaware 19808 U.S.A.	1,815,958	5,082,000	3.14%
Essex Woodlands Health Ventures, Fund VII, LP	Essex Woodlands Health Ventures 435 Tasso Street, Suite 305 Palo Alto, CA 94301 USA	1,037,690	2,904,000	1.79%	|MR
State Street Bank and Trust Company as Trustee for First Plaza Group Trust II	[767 Fifth Avenue 15th Floor New York New York 10153 USA]	1,124,165	3,146,000	1.94%	|MR
GAM Trading (No.24) Inc.	Craigmuir Chambers P.O. Box 71, Road Town Tortola British Virgin Islands	648,557	1,815,000	1.12%	|MR
Great Avenue Investments Limited	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	2,801,478	7,840,000	4.84%	|MR
HTSS Capital Limited	Level 2, Nia Mall Vaea Street, Apia Samoa	1,807,382	5,058,000	3.12%	|MR
Indus Opportunity Master Fund, Ltd.	P.O. Box 896 GT Harbour Centre, 2nd Floor North Church Street Grand Cayman Cayman Islands	676,071	1,892,000	1.17%

Selling Shareholder	Address	Number of Pantheon Cayman Shares to Be Received in Share Exchange	Number of Shares in Target	% Holdings	Selling Shareholder
Indus Asia Pacific Master Fund, Ltd.	Indus Capital Partners LLC 152 West 57th Street 28th Floor New York, NY 10019 U.S.A.	1,014,107	2,838,000	1.75%
Jayhawk China Fund (Cayman) Ltd.	5410 West 61st Place, Suite 100, Mission KS 66205, U.S.A.	2,858,651	8,000,000	4.94%	|MR
KTB/UCI China Ventures II Limited	Portcullis TrustNet Chambers P.O. Box 3444, Road Town Tortola British Virgin Islands	1,297,113	3,630,000	2.24%	|MR
Megastar Management (China) Ltd.	Drake Chambers, Road Town Tortola British Virgin Islands	1,429,326	4,000,000	2.47%	|MR
Muaratai Investments Limited	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	389,134	1,089,000	0.67%	|MR
New Horizon Cellstar Investment Co., Limited	P.O. Box 3140 Road Town, Tortola British Virgin Islands	2,501,320	7,000,000	4.32%	|MR
Starr International Investments Limited	Bermuda Commercial Bank Building 19 Par Laville Road Hamilton HM11 Bermuda	964,116	2,698,100	1.67%	|MR
The China Development Capital Partnership Master Fund LP	Washington Mall I Phase I, 22 Church Street Hamilton HM 11 Bermuda	1,124,165	3,146,000	1.94%	|MR
Time Region Holdings Limited	3401, Block C 62G Conduit Road Hong Kong	409,216	1,145,200	0.71%	|MR
Time Galaxy Limited	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands	409,216	1,145,200	0.71%	|MR
Weixiao Medical Technology Limited	P.O. Box 3321 Road Town, Tortola British Virgin Islands	1,786,657	5,000,000	3.09%	|MR
Total No. of shares		57,851,240	161,898,000	100.00%

Appendix B

EFFECTIVE DATE: [•], 2009

CHINA CORD BLOOD CORPORATION

2009 SHARE OPTION SCHEME

RULES OF THE
SHARE OPTION SCHEME

JONES DAY

Solicitors and International lawyers
29th Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong

CHINA CORD BLOOD CORPORATION

2009 SHARE OPTION SCHEME

1.	PURPOSE OF THIS SCHEME

The purpose of the Scheme is to recognise the contribution of the executives, employees, Directors (including non-executive directors and independent non-executive directors), consultants, advisers and agents of the Company and its Affiliates by granting share options to them as incentives or rewards.

2.	DEFINITIONS AND INTERPRETATION
2.1	In these rules, unless the context otherwise requires, the following words and expressions shall have the respective meanings set out opposite them:

“Affiliate”	with respect to a person, (i) any entity directly or indirectly controlling, controlled by, or under common control with, such person or (ii) any other entity designated by the Company in which the Company or an Affiliate of the Company has an interest;
“Applicable Laws”	all laws, statutes, regulations, ordinances, rules or governmental requirements that are applicable to this Scheme or any Option granted pursuant to this Scheme, including but not limited to applicable laws of the PRC, the United States and the Cayman Islands, and the rules and requirements of any applicable national securities exchange;
“Auditors”	the auditors for the time being of the Company, or an independent financial adviser appointed by the Board;
“Board”	the board of Directors for the time being or a duly authorised committee thereof;
“Companies Law”	the Companies Law, Cap. 22 (Law 3 of 1961) of the Cayman Islands and includes any amendment, consolidation or re-enactment thereof from time to time;
“Company”	China Cord Blood Corporation, an exempted company incorporated in the Cayman Islands, the issued Shares of which are listed on the Stock Exchange;
“Compensation Committee”	the committee of the Board established to administer the Company’s policies, programs and procedures for compensating senior management and Directors of the Company;
“control”	with respect to a person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether by means of the ownership of equity interests of such person or one or more entities controlling such person or by means of a contractual arrangement or otherwise;
“Directors”	the directors of the Company from time to time;
“Effective Date”	the date on which the Shares of the Company are first listed on the Stock Exchange;
“Eligible Person”	any executive, employee, director (including non-executive director and independent non-executive director), consultant, adviser and agent of the Group at the time when an Offer is made;
“Group”	the Company and its Subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Offer”	an offer to grant an Option made in accordance with rule 3.1;
“Offer Date”	(save as modified in the context of particular rules) the date on which an Offer is made to an Eligible Person, which shall be a day on which the Shares are traded;
“Option”	an option to subscribe for Shares pursuant to the Scheme and for the time being subsisting;
“Option Holder”	a person holding an Option;
“Option Period”	the period during which an Option may be exercised as notified by the Board to an Eligible Person in the Offer, provided that such period shall not be longer than 10 years from the Offer Date;
“Option Price”	the price per Share payable on the exercise of an Option based on the 5 days average closing price immediately prior to the Offer Date;
“Relevant Event”	any variation in the share capital of the Company arising from any reduction, sub-division or consolidation of share capital, any rights issue or the issue of any share capital (including any securities convertible into share capital or warrants or options to subscribe for any share capital but excluding any Option granted pursuant to the Scheme or other share option schemes of the Group) by way of capitalisation of profits or reserves or in connection with an offer made pro rata to the Shareholders except where share capital is issued as consideration or part consideration in a transaction;
“Scheme”	the scheme in its present form or as from time to time amended in accordance with the provisions hereof;
“Scheme Period”	the period commencing on the Effective Date and expiring at the close of business on the business day immediately preceding the tenth anniversary thereof;
“Share”	an ordinary share of par value US$0.0001 each (or such other amount as such ordinary shares may be divided or consolidated or converted into) in the share capital of the Company;
“Shareholder”	the registered holder of an issued Share from time to time;
“Stock Exchange”	the New York Stock Exchange, NASDAQ Global Market or (if applicable) such other stock exchange on which the Shares are primarily listed;
“Subscription Price”	an amount equal to the Option Price multiplied by the relevant number of Shares in respect of which the Option is exercised; and
“Subsidiary”	any entity in which the Company owns, directly or indirectly, equity interests representing 50% or more of the combined voting power of the capital stock of such entity that have the right to vote generally on matters submitted to a vote of the shareholders of such entity.

2.2	References to the singular include the plural, references to any one gender include every gender, references to persons include bodies corporate and unincorporated; and (in each case) vice versa.
2.3	References to rules are to the rules constituting the Scheme.
2.4	Headings used in these rules are for convenience only and shall not affect their interpretation.
2.5	References to any statute or statutory provision or the rules of the Stock Exchange shall be construed as references to such statute or statutory provision or the rules of the Stock Exchange as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification) or regulatory bodies, and shall include any subsidiary legislation enacted under the relevant statute.
3.	OFFER OF GRANT OF OPTIONS
3.1	Subject to these rules and the Applicable Laws, the Board may during the Scheme Period at its absolute discretion (subject to any terms and conditions as it may think fit) make an Offer (in such form as the Board may from time to time determine but which shall in any event be in writing) to an Eligible Person. The eligibility of the Eligible Persons is determined by the Board with reference to the Eligible Person past and expected commitment and contribution to the Group.
3.2	Any proposed grant of Options to an Affiliate of the Company must be approved by the Compensation Committee (excluding any independent non-executive Director who is proposed to be a grantee of such Options).
3.3	An Offer must not be made after a price sensitive development concerning the Group has occurred or has been the subject of a decision, until such price sensitive information has been announced.
4.	MAXIMUM NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED
4.1	Subject to rule 4.2 below:
(a)	the total number of Shares which may be issued upon exercise of all Options to be granted under the Scheme shall not in aggregate exceed 15% of the Shares in issue on the Effective Date (the “Limit”), unless further Shareholders’ approval has been obtained pursuant to rule 4.1(b) and rule 4.1(c) below, provided that Options lapsed in accordance with the terms of this Scheme will not be counted for the purpose of calculating the Limit;
(b)	the Company may seek approval from Shareholders in general meetings to refresh the Limit provided that:
(i)	the Limit as refreshed shall not exceed 15% of the Shares in issue as at the date of approval of the refreshed Limit;
(ii)	Options previously granted (including those outstanding, cancelled, lapsed or exercised in accordance with the provisions of this Scheme or any other share option scheme of the Group) will not be counted for the purpose of calculating the Limit as refreshed; and
(iii)	a circular shall be dispatched to Shareholders together with the notice of the relevant general meeting in accordance with the Applicable Laws.
(c)	the Company may seek separate Shareholders’ approval in general meetings to grant Options beyond the Limit or refreshed Limit provided that the Options in excess of the Limit or refreshed Limit are granted only to such Eligible Persons specifically identified by the Company before such approval is sought, and a circular containing a generic description of the specified Eligible Persons, the number and terms of the Options to be granted, the purpose of granting Options to the specified Eligible Persons and how these Options serve such purpose shall be dispatched to Shareholders together with the notice of the relevant general meeting.
4.2	The total number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Scheme and any other share option schemes of the Group shall not exceed 30% of the Shares in issue from time to time.

5.	ACCEPTANCE OF OFFERS OF OPTIONS
5.1	An Offer may be accepted in whole or in part (provided that any partial acceptance shall be in respect of a board lot for dealing in the Shares on the Stock Exchange or an integral multiple thereof) by an Eligible Person returning to the secretary of the Company, by 5:00 p.m. on the date specified in the Offer as the latest date for acceptance, the duplicate of the Offer document or other instrument in writing, duly signed by the Eligible Person together with a remittance in favour of the Company of US$1.00 (or any nominal amount as the Company may in its discretion stipulate) by way of consideration for the grant thereof. The Board may (but shall not be obliged to) issue Option certificates to Option Holders in such form as it may determine from time to time.
5.2	Any Offer or Option shall be personal to the person to whom it was made or granted and shall not be transferable or assignable and no Eligible Person to whom an Offer was made or Option Holder shall sell, transfer, charge, mortgage, encumber or create any interest whatsoever in favour of any third party over or in relation to any Offer or Option or enter into any agreement so to do, except where the Board may permit the Options to be transferred to other persons or entities pursuant to such conditions and procedures as the Board may, in its sole discretion, establish in writing. Any permitted transfer shall be made in accordance with the Applicable Laws. The Company shall be deemed to have withdrawn any Offer made to an Eligible Person upon any breach of the foregoing. All outstanding unexercised Options granted to an Option Holder shall also lapse upon any breach by him of the foregoing.
5.3	Offers not accepted within the period for acceptance specified in the Offer shall lapse.
6.	EXERCISE OF OPTIONS
6.1	Subject to the provisions of these rules providing for the automatic lapse of Options, Options may be exercised in whole or in part at any time during the Option Period. In order for the exercise of an Option to be effective, the secretary of the Company must, prior to the expiry of the Option Period, have received:
(a)	a written notice exercising the Option, signed by or on behalf of the Option Holder and specifying the number of Shares in respect of which the Option is being exercised; and
(b)	payment in full of the Subscription Price.

Unless otherwise agreed between the Company and the Option Holder, Shares in respect of an Option are exercised shall be allotted and issued credited as fully-paid within 30 days of the date upon which exercise of an Option becomes effective (being the date of receipt by the Company of the notice given under rule 6.1(a)).

Notwithstanding anything herein to the contrary, in respect of any taxable event arising under the Scheme concerning any Option Holder (including the grant, vesting, transfer and exercise of Options), no Shares shall be delivered under the Scheme to such Option Holder until he/she has made arrangements acceptable to the Board for the satisfaction of any income and employment tax withholding obligations under all Applicable Laws. In connection therewith, the Company shall have the authority to take any action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, including withholding a specific amount from payments owed to such Option Holder and providing for the elective payment of a specific amount by the Option Holder. The amount to be withheld by the Company or paid by the Option Holder shall be determined based on the minimum statutory withholding rates for the relevant income and employment tax and may be in the form of cash, Shares, Options, other securities or otherwise.

6.2	No Option shall be capable of exercise in part (other than to the full extent outstanding) except in amounts or multiples, subject to adjustment on the occurrence of any Relevant Event, of board lots for Shares as for the time being traded on the Stock Exchange.

6.3	Shares issued upon the exercise of an Option shall not carry voting rights until the registration of the Option Holder as the holder thereof. If under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise of an Option becoming effective in the manner referred to in rule 6.1, a dividend or distribution is to be or is proposed to be paid or made to the Shareholders by reference to a record date prior to the date of exercise, the Shares to be issued upon the exercise will not rank for such dividend or distribution. Subject as aforesaid, Shares allotted upon the exercise of an Option shall rank pari passu in all respects with the Shares in issue on the date of the exercise.
6.4	By issuing a notice under rule 6.1(a), an Option Holder shall be deemed to represent to the Company that he has complied with all the Applicable Laws to which he is subject and obtained all necessary consents thereunder.
6.5	In the absence of any contrary provisions contained in the service agreement between the Option Holder and the Group, if any, if an Option Holder ceases to be an Eligible Person during any relevant Option Period:
(a)	by reason of ill-health, injury, disability or death (all evidenced to the satisfaction of the Board), or because his employing company ceases to be a member of the Group all his unvested Options shall vest immediately, and he or (as the case may be) his personal representative(s) may accept any outstanding Offers to him and/or exercise all his Options within a period of six months of such ill-health, injury, disability, death or cessation, failing which they shall lapse and terminate at the end of the relevant period;
(b)	by reason of retirement in accordance with his contract of employment or upon expiration of his term of directorship, then all his unvested Options shall vest immediately, and he may accept any outstanding Offers to him and/or exercise all his Options within six months after he so retires, failing which they shall lapse and terminate at the end of the relevant period;
(c)	by reason of voluntary resignation other than by reason of the circumstances set out in rules 6.5(a) and 6.5(b) or by termination of his employment for serious misconduct or in accordance with the termination provisions of his contract of employment by his employing company otherwise than by reason of redundancy or constructive termination or a change of control termination, any outstanding Offers to him and all his Options shall lapse and terminate on the date of the resignation or termination; and
(d)	for any reason other than as described in rules 6.5(a), 6.5(b) and 6.5(c), any outstanding Offers to him and/or any Options that remain exercisable at the date he ceases to be an Eligible Person may be accepted and/or exercised to the extent then exercisable under rule 6.1 within a period expiring on the earlier of six months from the date he so ceases or the expiration of the relevant Option Period(s) (but shall otherwise lapse and terminate); provided always that in each case the Board in its absolute discretion may decide that such Options shall not so lapse or terminate subject to such conditions or limitations as the Board may decide.
6.6	Notwithstanding anything in the Scheme to the contrary, an Option Period shall not be extended and, on expiry of an Option Period, all rights in respect of an Option shall terminate, except in so far as there has been an effective exercise of that Option prior thereto and the Company has not discharged all its duties under the Scheme in relation to the exercise. No Option may be exercised after the expiry of the Option Period to which it relates.
6.7	Any Options granted but not exercised may be cancelled if the Option Holder agrees in writing. Issuance of new Options to the same Option Holder may only be made if there are unissued Options available under the Scheme (excluding the cancelled Options) and in compliance with the terms of the Scheme.
7.	TAKEOVER OFFERS, LIQUIDATION AND RECONSTRUCTION
7.1	If a general offer (other than by way of scheme of arrangement pursuant to rule 7.2) is made to all Shareholders (other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional during the Option Period of the relevant Option, the Option Holder shall be entitled to exercise the Option (to the extent not already exercised) to its full extent or to the extent specified in the Option Holder’s notice to the Company in accordance with the provisions of rule 6.1 at any time thereafter and up to the close of such offer (or any revised offer). All outstanding Offers and unexercised Options shall lapse upon the close of such offer (or any revised offer).
7.2	If a general offer by way of scheme of arrangement is made to all Shareholders and has been approved by the necessary number of Shareholders at the requisite meetings, the Company shall forthwith give notice thereof to all Option Holders who may at any time thereafter and until such time as specified by the Company in such notice exercise their unexercised Options to its full extent or to the extent notified by the Company. All outstanding Offers and unexercised Options shall lapse upon expiry of the period specified by the Company in the notice.
7.3	If notice is duly given by the Company to its members to convene a general meeting at which a resolution will be proposed to voluntarily wind up the Company, the Company shall give notice thereof to all Option Holders on the same date (containing an extract of the provisions of this rule) as it dispatches such notice to each member of the Company, and thereupon each Option Holder or his or her legal personal representative shall be entitled to exercise all or any of his unexercised Options either to its full extent or to the extent specified in such notice at any time not later than two business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price whereupon the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot and issue the relevant Shares to the Option Holder, credited as fully paid, and register the Option Holder as holder thereof. If the resolution to wind up the Company is duly passed, all outstanding Offers and all Options, to the extent that they have not been exercised, shall lapse.
7.4	If under the Companies Law a compromise or arrangement between the Company and the Shareholders or between the Company and its creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Option Holders on the same date as it dispatches the notice which is sent to each Shareholder or creditor of the Company summoning the meeting to consider the compromise or arrangement, and thereupon each Option Holder (or where permitted his personal representatives) may by notice in writing to the Company accompanied by a remittance of the full amount of the Subscription Price (such notice and remittance to be received by the Company not later than two business days prior to the proposed meeting) exercise the Option (to the extent not already exercised) either to its full extent or to the extent specified in such notice, and the Company shall as soon as possible and in any event no later than the day immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Option Holder which are to be issued on such exercise of the Option, credited as fully paid, and register the Option Holder as holder thereof. Upon the compromise or arrangement becoming effective, all outstanding Offers and all Options, except insofar as exercised under this paragraph, shall lapse.
7.5	Subject to rules 7.1 to 7.4 above, all outstanding Offers and unexercised Options shall lapse on the date of commencement of winding up of the Company.
7.6	In no circumstances shall the lapse of Offers or Options under the terms of the Scheme entitle an Eligible Person or an Option Holder to any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or any Offers or otherwise in connection with the Scheme.
8.	ADJUSTMENTS
8.1	Upon the occurrence of any Relevant Event, the number or nominal amount of Shares comprised in each Option and/or the Option Price thereunder may be adjusted in any manner as the Board may deem appropriate provided always that:
(a)	any adjustments should give an Option Holder the same proportion of the share capital of the Company as that to which he was previously entitled prior to such adjustments;

(b)	no adjustments shall be made which will enable a Share to be issued at less than its par value; and
(c)	where the Relevant Event arises from an issue of Shares, reference herein to Options shall include references to Options that have been exercised prior to the date of the adjustment in respect of Shares which pursuant to rule 6.3 do not rank and are not entitled to participate in the issue.
8.2	Notice of any adjustments shall be given to the Option Holders by the Company, which may, but need not, call in Option certificates for endorsement or replacement.
9.	ADMINISTRATION
9.1	The Scheme shall be administered by the Board, which may from time to time delegate all or any part of its authority under the Scheme to the Compensation Committee (or a subcommittee thereof), as constituted from time to time, whose decision on all matters arising in relation to the Scheme, these rules or their interpretation or effect shall (save as otherwise provided herein) be final and binding on all persons who may be affected thereby.
9.2	The Board shall have power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with these rules and the Applicable Laws.
9.3	The costs of introducing and administering the Scheme shall be borne by the Company.
9.4	Notices or other communications required to be given to an Eligible Person or to an Option Holder shall either be delivered to him personally or sent to him by pre-paid post at his home address according to the records of the Group or sent to him by facsimile transmission at his place of work or to such facsimile number as provided from time to time. Notices or other communications to be given by any Eligible Person or Option Holder to the Company shall be delivered personally, or sent by pre-paid post or by facsimile transmission to its principal place of business in Hong Kong. Such notices or communications shall be deemed to have been received:
(a)	if by delivery in person, when delivered to the addressee;
(b)	if by post in the case of a letter, on the second business day following posting if the address is in Hong Kong and on the seventh business day following posting if the address is outside Hong Kong; and
(c)	if by facsimile transmission, on production of a transmission report by the machine from which the facsimile transmission was sent which indicates that the facsimile transmission was sent in its entirety to the facsimile number of the recipient notified for the purpose of this rule.
9.5	Option Holders shall be entitled to receive copies of all notices and documents sent by the Company to the Shareholders generally.
9.6	The Company shall at all times keep available for allotment enough unissued Shares of the Company to satisfy all Options for the time being unexercised and Offers which are outstanding.
10.	VARIATIONS AND TERMINATION
10.1	Subject to rule 10.3, the Board may from time to time in its absolute discretion waive or amend any of the rules as they deem desirable; provided that, except with the prior sanction of the Company in general meeting:
(a)	no alteration to the definition of “Eligible Person”; and
(b)	no alteration to the terms and conditions of the Scheme which are of a material nature or any change to the terms of Options granted may be made, except where the alterations take effect automatically under the existing terms of the Scheme;

and provided further that any amendment which must be approved by the Shareholders of the Company in order to comply with the Applicable Laws shall not be effective unless and until such approval has been obtained. Nothing herein shall be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without further shareholder approval.

10.2	No amendments to the Scheme shall be made which would have the effect of abrogating or altering adversely any of the subsisting rights of Option Holders except with any consent on their part as would be required under the provisions of the Company’s constitutional documents as if the Options constituted a separate class of share capital and as if the relevant provisions are applied mutatis mutandis.
10.3	Any change to the authority of the Board in relation to any alteration to the terms of the Scheme must be approved by the Shareholders in general meetings.
10.4	The Shareholders by an ordinary resolution in general meetings may at any time terminate the operation of the Scheme and in such event no further Offers will be made but in all other respects the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Scheme and Options granted prior to such termination shall continue to be valid and exercisable in accordance with these rules.
11.	GOVERNING LAW AND JURISDICTION

The Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.

12.	COMPLIANCE WITH LAW

The grant of awards and the issuance of Shares in connection with such awards under the Scheme shall be subject to compliance with the Applicable Laws. The Option may not be exercised if the issuance of Shares would constitute a violation of any such Applicable Laws. In addition, no Option may be exercised unless (a) a registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption or exception from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Option Holder to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with the Applicable Laws and to make any representation or warranty with respect thereto as may be requested by the Company.

Appendix C

THE COMPANIES LAW
EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF CHINA CORD BLOOD CORPORATION

Adopted by special resolution passed on [ ] 2009 and effective on [ ] 2009.

1.	The name of the Company is CHINA CORD BLOOD CORPORATION.
2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.
4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.
5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.
6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
7.	The liability of each member is limited to the amount from time to time unpaid on such member's shares.
8.	The share capital of the Company is US$25,100 divided into 251,000,000 shares of a nominal or par value of US$0.0001 each, of which 250,000,000 shall be Ordinary Shares, par value US$0.0001 each, and 1,000,000 shall be Preferred Shares, par value US$0.0001 each.
9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

The Companies Law (Revised)
Company Limited by Shares

THE AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

CHINA CORD BLOOD CORPORATION
(Adopted by way of a special resolution passed on • 2009)

TABLE A

1.  The regulations in Table A in the Schedule to the Companies Law (Revised) do not apply to the Company.

INTERPRETATION

2.  (1)  In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING
“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 124) hereof, or any successor audit committee.
“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.
“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.
“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.
“capital”	the share capital from time to time of the Company.
“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	China Cord Blood Corporation
“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.
“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.
“Designated Stock Exchange”	the exchange on which the Shares of the Company are traded.
“dollars” and “$”	dollars, the legal currency of the United States of America.
“Exchange Act”	the Securities Exchange Act of 1934, as amended.
“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.
“Law”	The Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.
“Member”	a duly registered holder from time to time of the shares in the capital of the Company.
“month”	a calendar month.
“NASD”	National Association of Securities Dealers.
“NASD Rules”	the rules set forth in the NASD Manual.
“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.
“Office”	the registered office of the Company for the time being.

WORD	MEANING
“ordinary resolution”	a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice has been duly given;
“paid up”	paid up or credited as paid up.
“Register”	the principal register and where applicable, any branch register of Members to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.
“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.
“SEC”	the United States Securities and Exchange Commission.
“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.
“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.
“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than three quarters (75%) of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given;
a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.
“Statutes”	the Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.
“year”	a calendar year.

(2)  In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a)	words importing the singular include the plural and vice versa;
(b)	words importing a gender include both gender and the neuter;

(c)	words importing persons include companies, associations and bodies of persons whether corporate or not;
(d)	the words:
(i)	“may” shall be construed as permissive;
(ii)	“shall” or “will” shall be construed as imperative;
(e)	expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;
(f)	references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;
(g)	save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;
(h)	references to a document being executed include references to it being executed under hand or under seal or by electronic signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not.

SHARE CAPITAL

3.   (1)  The share capital of the Company at the date on which these Articles come into effect shall be divided into shares of a par value of $0.0001 each.

(2)  Subject to the Law, the Company’s Memorandum and Articles of Association and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorised by these Articles for purposes of the Law.

(3)  No share shall be issued to bearer.

ALTERATION OF CAPITAL

4.  The Company may from time to time by ordinary resolution in accordance with the Law alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
(b)	consolidate and divide all or any of its capital into shares of larger amount than its existing shares;
(c)	without prejudice to the powers of the Board under Article 12, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;
(d)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s Memorandum of Association (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;
(e)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5.  The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6.  The Company may from time to time by special resolution, subject to any confirmation or consent required by the Law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7.  Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

8.  Subject to the provisions of the Law, the rules of the Designated Stock Exchange and the Company’s Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 12 hereof, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

9.  Subject to the Law, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by ordinary resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws.

VARIATION OF RIGHTS

10.  Subject to the Law and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be two or more persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value of the issued shares of that class;
(b)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and
(c)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

11.  The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

12.  (1)  Subject to the Law, these Articles and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

(2)  Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association.

(3)  The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

13.  The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Law. Subject to the Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

14.  Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

15.  Subject to the Law and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

16.  Every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal imprinted thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

17.  (1)  In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2)  Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

18.  Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled, without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.

19.  Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

20.  (1)  Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2)  The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

21.  If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

LIEN

22.  The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The

Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article.

23.  Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

24.  The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

25.  Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

26.  A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

27.  A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

28.  If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest wholly or in part.

29.  No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

30.  On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

31.  Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

32.  On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

33.  The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one (1) month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

34.  (1)  If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:

(a)	requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and
(b)	stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2)  If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

35.  When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.

36.  The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

37.  Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

38.  A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Directors shall in their discretion so require) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board determines. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

39.  A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

40.  Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

41.  The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

42.  The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

43.  (1)  The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;
(b)	the date on which each person was entered in the Register; and
(c)	the date on which any person ceased to be a Member.

(2)  The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

44.  The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or such other place at which the Register is kept in accordance with the Law or, if appropriate, upon a maximum payment of $1.00 or such other sum specified by the Board at the Registration Office. The Register including any overseas or local or other branch register of Members may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

45.  For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If corporate action without a general meeting is to be taken, the record date for determining the Members entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its head office. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

46.  Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47.  The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

48.  (1)  The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which the Company has a lien.

(2)  The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(3)  Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefor, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Law.

49.  Without limiting the generality of the last preceding Article, the Board may decline to recognise any instrument of transfer unless:

(a)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;
(b)	the instrument of transfer is in respect of only one class of share;
(c)	the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and
(d)	if applicable, the instrument of transfer is duly and properly stamped.

50.  If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

51.  The registration of transfers of shares or of any class of shares may, after notice has been given by advertisement in an appointed newspaper or any other newspapers or by any other means in accordance with the requirements of the Designated Stock Exchange to that effect be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

TRANSMISSION OF SHARES

52.  If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

53.  Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

54.  A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 75(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

55.  (1)  Without prejudice to the rights of the Company under paragraph (2) of this Article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2)  The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;
(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and
(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3)  To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

56.  An annual general meeting of the Company shall be held in each year other than the year of the Company’s incorporation at such time and place as may be determined by the Board or the Chairperson of the Board or any two directors or any Director and the Secretary.

57.  Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

58.  Only a majority of the Board or the Chairperson of the Board or Members together holding not less than seventy-five per cent. (75%) in nominal value of the issued Shares giving the right to attend and vote at any general meeting may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

NOTICE OF GENERAL MEETINGS

59.  (1)  An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Law, if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the issued shares giving that right.

(2)  The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

(3)  The nature of any special resolution to be proposed at any general meeting shall be set out in the notice convening such general meeting.

60.  The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.  (1)  All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of:

(a)	the declaration and sanctioning of dividends;
(b)	consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet;
(c)	the election of Directors;
(d)	appointment of Auditors (where special notice of the intention for such appointment is not required by the Law) and other officers;
(e)	the fixing of the remuneration of the Auditors, and the voting of remuneration or extra remuneration to the Directors;
(f)	the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the Company representing not more than twenty per cent. (20%) in nominal value of its existing issued share capital; and
(g)	the granting of any mandate or authority to the Directors to repurchase securities of the Company.

(2)  No business other than the appointment of a Chairperson of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, two (2) Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

62.  If within thirty (30) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

63.  The Chairperson of the Company shall preside as Chairperson at every general meeting. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as Chairperson, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as Chairperson if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the Chairperson chosen shall retire from the chair, the

Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be Chairperson.

64.  The Chairperson may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

65.  If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the Chairperson of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

66.  Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless voting by way of a poll is required by the rules of the Designated Stock Exchange or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a)	by the Chairperson of such meeting; or
(b)	by at least five Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or
(c)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and representing not less than one-third of the total voting rights of all Members having the right to vote at the meeting; or
(d)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-third of the total sum paid up on all shares conferring that right; or
(e)	if required by the rules of the Designated Stock Exchange, by any Director or Directors who, individually or collectively, hold proxies in respect of shares representing five per cent. (5%) or more of the total voting rights at such meeting.

A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member.

67.	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the Chairperson that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

68.  If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules of the Designated Stock Exchange.

69.  A poll demanded on the election of a Chairperson, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the Chairperson directs. It shall not be necessary (unless the Chairperson otherwise directs) for notice to be given of a poll not taken immediately.

70.  The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the Chairperson, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

71.  On a poll votes may be given either personally or by proxy.

72.  A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

73.  All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Law. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.

74.  Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

75.  (1)  A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.

(2)  Any person entitled under Article 53 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

76.  No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

77.  If:

(a)	any objection shall be raised to the qualification of any voter; or
(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the Chairperson of the meeting and shall only vitiate the decision of the meeting on any resolution if the Chairperson decides that the same may have affected the decision of the meeting. The decision of the Chairperson on such matters shall be final and conclusive.

PROXIES

78.  Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

79.  The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

80.  The instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

81.  Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

82.  A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

83.  Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

84.  (1)  Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2)  If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

(3)  Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

WRITTEN RESOLUTIONS OF MEMBERS

85.  (1)  Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2)  A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

(3)  A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(4)  A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

(5)  For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

BOARD OF DIRECTORS

86.  (1)  Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3). There shall be no maximum number of Directors unless otherwise determined from time to time by a resolution of the Directors. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and thereafter in accordance with Article 87 called for such purpose and who shall hold office for such term as the Members may determine or, in the absence of such determination, in accordance with Article 87 or until their successors are elected or appointed or their office is otherwise vacated.

(2)  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. Each class shall consist of as nearly equal numbers of directors as possible, and designated Class A, Class B, and Class C. The term of office of Class A shall expire at the first annual meeting of Members following the effectiveness of these Articles, and each third annual meeting of Members thereafter; the term of office of Class B shall expire at the second annual meeting of Members following the effectiveness of these Articles, and each third annual meeting of Members thereafter; and the term of office of Class C shall expire at the third annual meeting of Members following the effectiveness of these Articles, and each third annual meeting of Members thereafter. As soon as practicable following the effectiveness of these Articles, the Directors then in office shall by resolution of the Board of Directors select which of such Directors shall be Class A Directors, Class B Directors and Class C Directors. Directors added to the board of directors between annual meetings of Members by reason of an increase in the authorized number of directors shall belong to the class designated by the Board of Directors; provided however that the number of board seats designated to belong to Class A, Class B and Class C must be as nearly equal in number as possible. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

(3)  Commencing at the first annual general meeting, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

(4)  Subject to the Articles and the Law, the Company may by special resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board.

(5)  The Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board.

(6)  A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

(7)  No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(8)  Subject to any provision to the contrary in these Articles, a Director may be removed by way of a special resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

(9)  A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (8) above may be filled by the election or appointment by a special resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(10)  The Company may from time to time in general meeting by ordinary resolution increase or reduce the minimum number of Directors but so that the minimum number of Directors shall never be less than three (3).

RETIREMENT OF DIRECTORS

87.  (1)  Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not less than one-third) shall retire from office by rotation provided that every Director shall be subject to retirement at an annual general meeting at least once every three years.

(2)  A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires. The Directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any Director who wishes to retire and not to offer himself for re-election. Any further Directors so to retire shall be those of the other Directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

88.  No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a Notice signed by ten (10) Members (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a Notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the head office or at the Registration Office provided that the minimum length of the period, during which such Notice(s) are given, shall be at least seven (7) days and that the period for lodgment of such Notice(s) shall commence no earlier than the day after the despatch of the notice of the general meeting appointed for such election and end no later than seven (7) days prior to the date of such general meeting.

DISQUALIFICATION OF DIRECTORS

89.  The office of a Director shall be vacated if the Director:

(1)  resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2)  becomes of unsound mind or dies;

(3)  without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated;

(4)  becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5)  is prohibited by law from being a Director; or

(6)  ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

EXECUTIVE DIRECTORS

90.  The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

91.  Notwithstanding Articles 96, 97, 98 and 99, an executive director appointed to an office under Article 90 hereof shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

92.  Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if we were a Director, would cause him to vacate such office or if his appointerceases for any reason to be a

Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

93.  An alternate Director shall only be a Director for the purposes of the Law and shall only be subject to the provisions of the Law insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

94.  Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

95.  An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director PROVIDED always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

96.  The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director./The ordinary remuneration of the Directors shall from time to time be determined by the Company in general meeting and shall (unless otherwise directed by the resolution by which it is voted) be divided amongst the Board in such proportions and in such manner as the Board may agree or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office. Such remuneration shall be deemed to accrue from day to day.

97.  Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

98.  Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

99.  The Board shall obtain the approval of the Company in general meeting before making any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).

DIRECTORS’ INTERESTS

100.  A Director may:

(a)	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;
(b)	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;
(c)	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in NASD Rules or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

101.  Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 102 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.N of Form 20F promulgated by the SEC, shall require the approval of the Audit Committee.

102.  A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or
(b)	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

103.  Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by the Chairperson of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

104. (1)  The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2)  Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any one (1) Director acting on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

(3)  Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a)	to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;
(b)	to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and
(c)	to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Law.

105.  The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

106.  The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

107.  The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

108.  All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

109.  (1)  The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.

(2)  The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

110.  The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

111.  Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

112.  Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

113.  (1)  Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2)  The Board shall cause a proper register to be kept, in accordance with the provisions of the Law, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Law in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

114.  The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the Chairperson of the meeting shall have an additional or casting vote.

115.  A meeting of the Board may be convened by the Secretary on request of the Chairperson or a majority of the Board. The Secretary shall convene a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director in writing or verbally (including in person or by telephone) or via electronic mail or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by any Director.

116.  (1)  The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2). An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2)  Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3)  Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

117.  The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

118.  The Chairperson of the Board shall be the Chairperson of all meetings of the Board. If the Chairperson of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

119.  A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

120.  (1)  The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2)  All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

121.  The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

122.  A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

123.  All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

AUDIT COMMITTEE

124.  Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the NASD Rules and the rules and regulations of the SEC.

125.  (1)  The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

(2)  The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

126.  For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest. Specially, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties: (i) any shareholder owning an interest in the voting power of the Company or any subsidiary of the Company that gives such shareholder significant influence over the Company or any subsidiary of the Company, (ii) any director or executive officer of the Company or any subsidiary of the Company and any relative of such director or executive officer, (iii) any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by any person described in (i) or (ii) or over which such a person is able to exercise significant influence, and (iv) any affiliate (other than a subsidiary) of the Company.

OFFICERS

127.  (1)  The officers of the Company shall consist of the Chairperson of the Board, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Law and these Articles.

(2)  The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a Chairperson and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.

(3)  The officers shall receive such remuneration as the Directors may from time to time determine.

128.  (1)  The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2)  The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Law or these Articles or as may be prescribed by the Board.

129.  The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

130.  A provision of the Law or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

131.  The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Law or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Law.

MINUTES

132.  (1)  The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of officers;
(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;
(c)	of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2)  Minutes shall be kept by the Secretary at the Office.

SEAL

133.  (1)  The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The securities seal shall be imprinted on all securities issued by the Company. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article shall be deemed to be sealed and executed with the authority of the Board previously given.

(2)  Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

134.  Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

135.  (1)  The Company shall be entitled to destroy the following documents at the following times:

(a)	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;
(b)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;
(c)	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;
(d)	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and
(e)	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article to the destruction of any document include references to its disposal in any manner.

(2)  Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

136.  Subject to the Law, the Company in general meeting or the Board may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board.

137.  Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

138.  Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and
(b)	all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

139.  The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

140.  The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

141.  No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

142.  Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

143.  All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

144.  Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

145.  (1)  Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:
(i)	the basis of any such allotment shall be determined by the Board;
(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;
(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and
(iv)	the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or
(b)	that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:
(i)	the basis of any such allotment shall be determined by the Board;
(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;
(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and
(iv)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.
(2)	(a) The shares allotted pursuant to the provisions of paragraph (1) of this Article shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.
(b)	The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3)  The Company may upon the recommendation of the Board by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4)  The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5)  Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

146.  (1)  The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Law. The Company shall at all times comply with the provisions of the Law in relation to the share premium account.

(2)  Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

CAPITALISATION

147.  The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

148.  The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution under the last preceding Article and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE

149.  The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Law:

(1)	If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:
(a)	as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article) maintain in accordance with the provisions of this Article a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)	the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;
(c)	upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:
(i)	the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and
(ii)	the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and
(d)	if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.

(2)  Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3)  The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.

(4)  A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.

ACCOUNTING RECORDS

150.  The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

151.  The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

152.  Subject to Article 153, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 56 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

153.  Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 152 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

154.  The requirement to send to a person referred to in Article 152 the documents referred to in that article or a summary financial report in accordance with Article 153 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 152 and, if applicable, a summary financial report complying with Article 153, on the Company’s computer network or in any other permitted manner (including by sending any form of electronic communication), and that person has agreed or is deemed to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

AUDIT

155.  Subject to applicable law and rules of the Designated Stock Exchange:

(1)  At the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an auditor to audit the accounts of the Company and such auditor shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an auditor of the Company.

(2)  A person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less than fourteen (14) days before the annual general meeting and furthermore, the Company shall send a copy of any such notice to the retiring Auditor.

(3)  The Members may, at any general meeting convened and held in accordance with these Articles, by ordinary resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.

156.  Subject to the Law the accounts of the Company shall be audited at least once in every year.

157.  The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

158.  If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

159.  The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

160.  The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

161.  Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or communication and any such Notice and document may be served or delivered by the Company on or to any Member either personally or by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or, as the case may be, by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or address or website supplied by him to the Company for the giving of Notice to him or which the person transmitting the notice reasonably and bona fide believes at the relevant time will result in the Notice being duly received by the Member or may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or, to the extent permitted by the applicable laws, by placing it on the Company’s website and giving to the member a notice stating that the notice or other document is available there (a “notice of availability”). The notice of availability may be given to the Member by any of the means set out above. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

162.  Any Notice or other document:

(a)	if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)	if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day following that on which a notice of availability is deemed served on the Member;
(c)	if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission shall be conclusive evidence thereof; and
(d)	may be given to a Member either in the English language or the Chinese language, subject to due compliance with all applicable Statutes, rules and regulations.

163.  (1)  Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2)  A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3)  Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

SIGNATURES

164.  For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

165.  (1)  The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2)  A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

166.  (1)  Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2)  If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Law, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

(3)  In the event of winding-up of the Company in the People’s Republic of China, every Member who is not for the time being in the People’s Republic of China shall be bound, within fourteen (14) days after the passing of an effective resolution to wind up the Company voluntarily, or the making of an order for the winding-up of the Company, to serve notice in writing on the Company appointing some person resident in the People’s Republic of China and stating that person’s full name, address and occupation upon whom all summonses, notices, process, orders and judgements in relation to or under the winding-up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such Member to appoint some such person, and service upon any such appointee, whether appointed by the Member or the liquidator, shall be deemed to be good personal service on such Member for all purposes, and, where the liquidator makes any such appointment, he shall with all convenient speed give notice thereof to such Member by advertisement as he shall deem appropriate or by a registered letter sent through the post and addressed to such Member at his address as appearing in the register, and such notice shall be deemed to be service on the day following that on which the advertisement first appears or the letter is posted.

INDEMNITY

167.  (1)  The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall, to the fullest extent permitted by applicable Law, be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.

(2)  To the fullest extent permitted by applicable Law, each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action for monetary damages for breach of fiduciary duty as a Director or Officer or in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of:

(a)	breaching the duty of loyalty to the Company or the Members;
(b)	failing to act in good faith;
(c)	obtaining an improper personal benefit from the Company; or

(d)	paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

(3)  To the fullest extent permitted by applicable Law, the Company is mandated to make indemnification of Directors and Officers and advancement of expenses to defend claims against Directors and Officers.

(4)  The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION
AND NAME OF COMPANY

168.  Subject to the Law and any condition contained in the Memorandum of Association, no Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members provided, however, that such alteration or addition may be made by ordinary resolution if it is expressly permitted under these Articles. Subject to the Law and to the conditions contained in the Memorandum of Association, a special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

169.  No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

Appendix D

ARTICLES OF INCORPORATION
OF
PANTHEON ARIZONA CORP.,
an Arizona corporation

ARTICLE I
NAME

The name of the corporation is Pantheon Arizona Corp. (the “Corporation”).

ARTICLE II
KNOWN PLACE OF BUSINESS AND STATUTORY AGENT

The address of the known place of business of the Corporation in the State of Arizona is the address of its statutory agent. The name and address of its statutory agent is CGSB Service Entity LLC, 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Arizona Business Corporation Act (the “ABCA”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000, of which 25,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the ABCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

ARTICLE V
INCORPORATOR

The name and address of the incorporator of the Corporation is Samuel G. Coppersmith, whose address is 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004. All liability of the incorporator, as incorporator, shall cease with the filing of these Articles of Incorporation with the Arizona Corporation Commission.

ARTICLE VI
BOARD OF DIRECTORS

The Board of Directors shall be divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual

Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B, and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the ABCA may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE VII
MANAGEMENT

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of Directors.  Election of directors need not be by ballot unless the Bylaws of the Corporation so provide.

B. Bylaws.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation as provided in the Bylaws of the Corporation.

C. Ratification.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. Authority.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the Arizona Revised Statutes, of these Articles of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION

A. Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arizona Revised Statutes Section 10-202(B)(1), or (iv) for any transaction from which the director derived an improper personal benefit. If the ABCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. Indemnification.  The Corporation, to the full extent permitted by the ABCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE IX
RECEIVERSHIP MEETINGS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Arizona may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Arizona Revised Statutes 10-1432 or trustees or receiver or receivers appointed for this Corporation under Arizona law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X
INITIAL DIRECTOR

The name and address of the initial director of the Corporation is Mark D. Chen, whose address is Suite 10-64, Qi Jia Yuan, #9 Jian Guo Men Wai Da Jie, Chaoyang District, Beijing, China 100600.

DATED as of the 9th day of October, 2008.

/s/ Samuel G. Coppersmith
Samuel G. Coppersmith, Incorporator

Acceptance of appointment by statutory agent:

CGSB Service Entity LLC acknowledges and accepts appointment as statutory agent for Pantheon Arizona Corp., an Arizona corporation, effective October 9th, 2008.

CGSB Service Entity LLC, an Arizona limited liability company

By:	/s/ Samuel G. Coppersmith Samuel G. Coppersmith, Member

Appendix E

BYLAWS

OF

PANTHEON ARIZONA CORP.

ARTICLE I
OFFICES

1.1  Known Place of Business; Statutory Agent.  The known place of business of Pantheon Arizona Corp. (the “Corporation”) in the State of Arizona shall be established and maintained at the office of its statutory agent, 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona. CGSB Service Entity LLC shall be the initial statutory agent of the Corporation.

1.2  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Arizona as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1  Place of Meetings.  All meetings of the stockholders shall be held at such time and place, either within or without the State of Arizona, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2  Annual Meetings.  The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3  Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4  Quorum.  The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5  Organization.  The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6  Voting.  Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Articles of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after twelve (12) months from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7  Action of Stockholders Without Meeting.  Unless otherwise provided by the Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its known place of business in the State of Arizona, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s known place of business shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.8  Voting List.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9  Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10  Adjournment.  Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11  Ratification.  Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12  Judges.  All votes by ballot at any meeting of stockholders shall be conducted by two judges appointed for the purpose either by the directors or by the meeting. The judges shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III
DIRECTORS

3.1  Powers; Number; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Articles of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Articles of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Articles of Incorporation.

3.2  Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until the next annual meeting of stockholders at which his Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Articles of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3  Nominations.  Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the

Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4  Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Arizona. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5  Quorum.  Except as may be otherwise specifically provided by law, the Articles of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6  Organization of Meetings.  The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7  Actions of Board of Directors Without Meeting.  Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Board of Directors or committee.

3.8  Removal of Directors by Stockholders.  The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

3.9  Resignations.  Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11  Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12  Interested Directors.  In addition to the procedures under Sections 10-860 through 10-863 of the Arizona Revised Statutes, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13  Meetings by Means of Conference Telephone.  Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV
OFFICERS

4.1  General.  The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Articles of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2  Election.  The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3  Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4  Chief Executive Officer.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5  Chief Financial Officer.  The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6  Vice Presidents.  At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7  Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.9  Assistant Secretaries.  Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10  Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.11  Controller.  The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12  Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13  Vacancies.  The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14  Resignations.  Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15  Removal.  Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V
CAPITAL STOCK

5.1  Form of Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

5.2  Signatures.  Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.3  Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4  Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5  Fixing Record Date.  In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6  Registered Stockholders.  Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Arizona.

ARTICLE VI
NOTICES

6.1  Form of Notice.  Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2  Waiver of Notice.  Whenever any notice is required to be given under the provisions of law or the Articles of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Articles of Incorporation.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

7.3  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4  Any indemnification under sections 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the stockholders.

7.5  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6  The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8  For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

7.9  For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11  No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arizona Revised Statutes Section 10-202(B)(1), or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VIII
GENERAL PROVISIONS

8.1  Reliance on Books and Records.  Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2  Dividends.  Subject to the provisions of the Articles of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.3  Annual Statement.  The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

8.4  Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5  Fiscal Year.  The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6  Seal.  The corporate seal, if one is to be used, shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Arizona”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7  Amendments.  The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Articles of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.8  Interpretation of Bylaws.  All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Arizona Business Corporation Act, as amended, and as amended from time to time hereafter.

Appendix F

ARTICLES OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
PANTHEON ARIZONA CORP.,
an Arizona corporation

Pursuant to A.R.S. §10-1006, Pantheon Arizona Corp. submits these Articles of Amendment of Articles of Incorporation to the Arizona Corporation Commission:

1.  Name.  The name of the corporation is Pantheon Arizona Corp., an Arizona corporation, ACC file no. 1482551-6 (the “Corporation”).

2.  Amendment.  The Articles of Incorporation (the “Articles”) are amended to change the authorized capital stock of the Corporation by increasing the number of authorized shares of Common Stock. The first paragraph of Article IV of the Articles is amended to read in its entirety as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

3.  Date of Adoption.  The effective date of the adoption of the amendment by the Corporation is April 29, 2009. The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.  Duly Adopted.  The above amendments to the Articles were recommended by the Board of Directors of the Corporation and approved by the shareholders entitled to vote on the amendment. One hundred (100) shares of common stock of the Corporation were entitled to have votes cast on the question, and all one hundred (100) of those shares voted in favor of the amendment to the Articles.

DATED as of April 29, 2009.

Pantheon Arizona Corp.

By:	/s/ Mark D. Chen
Name:	Mark D. Chen
Its:	Chairman of the Board, Chief Executive Officer, and President

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Appendix G

ARTICLES OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
PANTHEON ARIZONA CORP.,
an Arizona corporation

Pursuant to A.R.S. §10-1006, Pantheon Arizona Corp. submits these Articles of Amendment of Articles of Incorporation to the Arizona Corporation Commission:

1.  Name.  The name of the corporation is Pantheon Arizona Corp., an Arizona corporation, ACC file no. 1482551-6 (the “Corporation”).

2.  Amendment.  The Articles of Incorporation (the “Articles”) are amended to change the authorized capital stock of the Corporation by increasing the number of authorized shares of Common Stock. The first paragraph of Article IV of the Articles is amended to read in its entirety as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 251,000,000, of which 250,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

3.  Date of Adoption.  The effective date of the adoption of the amendment by the Corporation is May 18, 2009. The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.  Duly Adopted.  The above amendments to the Articles were recommended by the Board of Directors of the Corporation and approved by the shareholders entitled to vote on the amendment. One hundred (100) shares of common stock of the Corporation were entitled to have votes cast on the question, and all one hundred (100) of those shares voted in favor of the amendment to the Articles.

DATED as of May 18, 2009.

Pantheon Arizona Corp.

By:	/s/ Mark D. Chen
Name:	Mark D. Chen
Its:	Chairman of the Board, Chief Executive Officer, and President

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